As filed with the Securities and Exchange Commission on December 19, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DYNCORP INTERNATIONAL LLC
(Exact name of registrant as specified in Its Charter)

Delaware	7389	52-2287126
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Bankruptcy Code Number)	(I.R.S. Employer Identification Number)

Co-Registrants
See Next Page
c/o DynCorp
International LLC
3190 Fairview Park Drive
Suite 700
Falls Church, Virginia 22042
(571) 722-0210
(Address, Including Zip Code, and
Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)	Curtis L. Schehr
General Counsel
3190 Fairview Park Drive
Suite 700
Falls Church, Virginia 22042
(571) 722-0210
(Name, Address, Including Zip Code,
and Telephone Number, Including
Area Code, of Agent For Service)

Copies to:

Michael R. Littenberg, Esq.
Benjamin M. Polk, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Ph: (212) 756-2000
Fax: (212) 593-5955

Approximate Date of Commencement of Proposed Offer to the Public:   As soon as practicable after this registration statement becomes effective.

If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	per Security	Offering Price(1)	Registration Fee(2)
9.50% Series B Senior Subordinated Notes due 2013	$125,090,000	100%	$125,090,000	$4,916.04

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act.

(2)	Calculated pursuant to Rule 457(f) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Co-Registrants

	State or Other	Primary Standard	I.R.S.
	Jurisdiction of	Industrial	Employer
	Incorporation or	Classification Code	Identification
Exact Name of Co-Registrant as Specified in Its Charter	Organization	Number	Number

DIV Capital Corporation (Co-Issuer)	Delaware	6719	72-1591534
DTS Aviation Services LLC (Guarantor)	Nevada	4581	43-2053132
DynCorp Aerospace Operations LLC (Guarantor)	Delaware	4581	54-1696542
DynCorp International Services LLC (Guarantor)	Virginia	7389	54-1108455
Dyn Marine Services LLC (Guarantor)	California	8744	62-1221029
Dyn Marine Services of Virginia LLC (Guarantor)	Virginia	8744	54-1741786
Global Linguist Solutions LLC (Guarantor)	Delaware	7389	20-5268575
Services International LLC (Guarantor)	Delaware	7389	41-2030325
Worldwide Humanitarian Services LLC (Guarantor)	Delaware	7389	52-2314506
Worldwide Recruiting and Staffing Services LLC (Guarantor)	Delaware	8741	68-0606520

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2008

DYNCORP INTERNATIONAL LLC
DIV CAPITAL CORPORATION

$125,090,000

OFFER TO EXCHANGE
9.50% Senior Subordinated Notes due 2013, Series B
for any and all outstanding
9.50% Senior Subordinated Notes due 2013, Series A

of
DynCorp International LLC and DIV Capital Corporation

The exchange offer will expire at 12:00 midnight, New York City time,
on          ,          , which is 20 business days after the commencement of the exchange offer, unless extended.

THE ISSUERS:

•	DynCorp International LLC, or DynCorp International, and DIV Capital Corporation. DIV Capital Corporation is a wholly owned subsidiary of DynCorp International with nominal assets, which conducts no business or operations. DynCorp International and DIV Capital Corporation are collectively referred to in this prospectus as the “issuers.”

THE OFFERING:

•	Offered securities: the securities offered by this prospectus are senior subordinated notes, which we refer to as the “New Notes”, which are being issued in exchange for (1) $125.0 million of senior subordinated notes sold by us in a private placement that we consummated on July 28, 2008, and (2) $90,000 of other Existing Notes, as defined below, that were not exchanged for new notes in a prior exchange offer. Unless otherwise indicated by the context, we refer to the foregoing as the “Old Notes.” The $125.0 million of Old Notes referred to above were issued as an “add on” to our existing 9.50% Senior Subordinated Notes due 2013, which we had issued in February 2005 in the aggregate principal amount of $320,000,000 and which we refer to in this prospectus as the “Existing Notes.” The New Notes are substantially identical to the Old Notes and are governed by the same indenture governing the Old Notes and the Existing Notes. Old Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof. The Old Notes, the New Notes and the Existing Notes are collectively referred to in this prospectus as the “Notes,” and they will be treated as a single class under the indenture governing them.

•	Each broker-dealer that receives New Notes pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. If the broker-dealer acquired the Old Notes as a result of market making or other trading activities, such broker-dealer must use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the New Notes.

•	Broker-dealers who acquired the Old Notes directly from the issuers must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act of 1933, or the Securities Act, in connection with secondary resales and cannot rely on the position of the Securities and Exchange Commission or SEC staff enunciated in the Exxon Capital Holding Corp. no-action letter (available May 13, 1988).

THE NEW NOTES:

•	Maturity: February 15, 2013.

•	Interest payment dates: semiannually on each February 15 and August 15, beginning on February 15, 2009.

•	Redemption: we may redeem the New Notes at any time on or after February 15, 2009 at the redemption prices set forth in this prospectus. In addition, prior to February 15, 2009, we may redeem all or a portion of the New Notes at a price equal to 100% of the principal amount thereof plus the make-whole premium described in this prospectus. We are required to redeem the New Notes under some circumstances involving a change of control and asset sales.

•	Ranking: the New Notes will be our general unsecured obligations, will be subordinated to our existing and future senior debt and will rank equally with our existing and future senior subordinated debt, including our Existing Notes. The guarantees will be general unsecured obligations of each guarantor and will be structurally subordinated to all of the existing and future senior debt of our guarantor subsidiaries and will rank equally with any of our guarantor subsidiaries’ senior subordinated debt. The New Notes will be structurally subordinated to all obligations of DynCorp International’s foreign subsidiaries, which will not guarantee the New Notes.

•	Neither an exchange of an Old Note for a New Note nor the filing of a registration statement with respect to the resale of the New Notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing.

See “Risk Factors,” beginning on page 11, for a discussion of some factors that should be considered by holders in connection with a decision to tender Old Notes in the exchange offer.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2008.

i

INFORMATION ABOUT THE TRANSACTION

This prospectus incorporates by reference important information about us that is not included in or delivered with this prospectus. This information is available without charge upon written or oral request directed to: Investor Relations, 13601 North Freeway, Forth Worth, TX 76177; telephone number: (571) 722-0210. To obtain timely delivery, you must request the information no later than five business days before,          , unless the exchange offer is extended.

MARKET DATA

In this prospectus, we refer to information regarding market data obtained from internal sources, market research, publicly available information and industry publications. Estimates are inherently uncertain, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption “Risk Factors” in this prospectus.

BACKLOG AND ESTIMATED CONTRACT VALUES

We refer to “backlog,” “estimated remaining contract value” and “estimated total contract value” in this prospectus when describing our contracts and operating results. Each of these terms is described below.

Backlog

We track backlog in order to assess our current business development effectiveness and to assist us in forecasting our future business needs and financial performance. Our backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options.

Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that customers have typically exercised contract options. Firm funding for our contracts is usually made for one year at a time, with the remainder of the contract period consisting of a series of one-year options. As is the case with the base period of our U.S. government contracts, option periods are subject to the availability of funding for contract performance. The U.S. government is legally prohibited from ordering work under a contract in the absence of funding. Our historical experience has been that the government has typically funded the option periods of our contracts.

Estimated Remaining Contract Value

Our estimated remaining contract value represents total backlog plus management’s estimate of future revenue under indefinite delivery, indefinite quantity, or “IDIQ,” contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from future task or delivery orders through the end of the term of such IDIQ contracts and is based on our experience under such IDIQ contracts and our estimates as to future performance. Although we believe our estimates are reasonable, there can be no assurance that our existing contracts will result in actual revenue in any particular period or at all. Our estimated remaining contract value could vary or even change significantly depending upon various factors, including government policies, government budgets and appropriations, the accuracy of our estimates of work to be performed under time and material contracts and whether we successfully compete with any multiple bidders in IDIQ contracts.

ii

Estimated Total Contract Value

The estimated total contract value represents amounts expected to be realized from the current award date to the current contract end date (i.e., revenue recognized to date plus estimated remaining contract value). For the reasons stated above and under the caption “Risk Factors,” the maximum contract value or ceiling value specified under a government contract or task order is not necessarily indicative of the revenue that we will realize under that contract.

iii

PROSPECTUS SUMMARY

The following summary contains basic information about us and this exchange offer. This summary likely does not contain all the information that may be important to you and should be read in conjunction with the other information included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to “we,” “our,” “the Company” or “us” refers, as applicable, to DynCorp International LLC, or DynCorp International, or its predecessors, and its consolidated subsidiaries. All references in this prospectus to the “issuers” are to DynCorp International and DIV Capital Corporation, or DIV Capital. We refer to The Veritas Capital Fund II, L.P. and its affiliates (other than DynCorp International Inc. and its subsidiaries) in this prospectus as “Veritas Capital” and we refer to DynCorp International Inc. in this prospectus as “our parent.” All references in this prospectus to fiscal years made in connection with our financial statements or operating results refer to the fiscal year ended on the Friday closest to March 31st of such year. For example, “fiscal 2008” or “fiscal year 2008” refers to our fiscal year ended March 28, 2008. All references to fiscal years of the U.S. government under “Business — Industry” refer to the fiscal year ended September 30th of each such year.

Our Company

We are a leading provider of specialized mission-critical professional and support services outsourced by the U.S. military, non-military U.S. governmental agencies and foreign governments. Our specific global expertise is in law enforcement training and support, security services, base and logistics operations, construction management, aviation services and operations, and linguist services. We also provide logistics support for all our services. We derived 95% of our fiscal 2008 revenue from the U.S. Department of State, or “DoS,” and the U.S. Army, Air Force, Navy and Marine Corps, which we collectively refer to as the “DoD.” As of October 3, 2008, we had approximately 23,000 employees in approximately 30 countries, approximately 47 active contracts ranging in duration from three to ten years and over 100 task orders. We have provided essential services to numerous U.S. government departments and agencies since 1951.

We conduct our operations through three business segments: International Security Services, or “ISS;” Maintenance and Technical Support Services, or “MTSS;” and Logistics and Construction Management, or “LCM.” The following table describes the key service offerings of these business segments:

MAINTENANCE AND TECHNICAL
INTERNATIONAL SECURITY SERVICES	SUPPORT SERVICES	LOGISTICS AND CONSTRUCTION MANAGEMENT

• Law enforcement and security • Specialty aviation and counter-drug operations • Global Linguist Solutions joint venture	• Aviation services and operations • Aviation engineering • Aviation ground equipment support • Ground vehicle maintenance	• Contingency and logistics operations • Operating maintenance and construction management • LOGCAP IV contract

Business Strengths

We believe that our core strengths include the following:

•	A significant recurring contract base;

•	Long-standing and strong prime customer relationships;

•	A leading market position;

•	Attractive cash flow dynamics;

•	Attractive industry fundamentals;

•	A global reach and fulfillment capability; and

•	An experienced management team with strong government relationships.

Business Strategy

Our objective is to increase our revenues and earnings through the following strategies:

•	Exploiting current business opportunities and backlog;

•	Capitalizing on industry trends;

•	Growing our recurring revenue base;

•	Continuing to enhance financial performance and operating efficiency; and

•	Pursuing foreign government opportunities.

Organizational Structure

The following chart shows our organizational structure. DIV Capital, an issuer of the New Notes, is our wholly owned subsidiary with nominal assets and no active business or operations. See “Security Ownership of Certain Beneficial Owners and Management” for additional information concerning the ownership of our company.

Corporate Information

We are a Delaware limited liability company. Our principal executive offices are located at 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042, and our telephone number is (571) 722-0210. Our website address is http://www.dyncorpinternational.com. We do not incorporate the information on our website into this prospectus, and you should not consider it part of this prospectus.

THE EXCHANGE OFFER

On July 28, 2008, we completed a private offering of an additional $125.0 million aggregate principal amount of our 9.50% Senior Subordinated Notes due 2013. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of these Old Notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer no later than the 45th business day after the date on which the registration statement, of which this prospectus forms a part, is declared effective by the Securities and Exchange Commission, or the “Commission” or “SEC.” The following is a summary of the terms of the exchange offer.

Old Notes	On July 28, 2008, we issued $125.0 million aggregate principal amount of 9.50% Senior Subordinated Notes due 2013. In addition, we previously issued $90,000 of Existing Notes that were not exchanged for new notes in a prior exchange offer.

Existing Notes	We issued the $125.0 million of Old Notes referred to above as an addition or “add on” to our existing 9.50% Senior Subordinated Notes due 2013, which we had issued in February 2005 in the aggregate principal amount of $320.0 million.

Expiration Date	12:00 midnight, New York City time, on , , which is 20 business days after the commencement of the exchange offer, unless we extend the exchange offer.

Exchange and Registration Rights	In an A/B exchange registration rights agreement dated July 28, 2008, the holders of the $125.0 million of Old Notes referred to above were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the Old Notes that you hold for the issuers’ 9.50% senior subordinated notes due 2013, series B, which are referred to in this prospectus as the “New Notes,” with substantially identical terms to those of the Old Notes and the Existing Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.

Accrued Interest on the New Notes and Old Notes	The New Notes will bear interest from August 15, 2008. Holders of Old Notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those Old Notes accrued to the date of issuance of the New Notes.

Conditions to the Exchange Offer	The exchange offer is conditioned upon some customary conditions, which we may waive, and upon compliance with securities laws. All conditions to which the exchange offer is subject must be satisfied or waived on or before the expiration of the offer.

Procedures for Tendering Old Notes	Each holder of Old Notes wishing to accept the exchange offer must:

• complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or

• arrange for DTC to transmit required information in accordance with DTC’s procedures for transfer to the exchange agent in connection with a book-entry transfer.

You must mail or otherwise deliver this documentation together with the Old Notes to the exchange agent. Old Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

Special Procedures for Beneficial Holders	If you beneficially own Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Old Notes, either arrange to have your Old Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures	You must comply with the applicable procedures for tendering if you wish to tender your Old Notes and:

• time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer; or

• you cannot complete the procedure for book-entry transfer on time; or

• your Old Notes are not immediately available.

Withdrawal Rights	You may withdraw your tender of Old Notes at any time by or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.

Failure to Exchange Will Affect You Adversely	If you are eligible to participate in the exchange offer and you do not tender your Old Notes, you will not have further exchange or registration rights, and you will continue to be restricted from transferring your Old Notes. Accordingly, the liquidity of the Old Notes will be adversely affected.

Federal Tax Considerations	We believe that the exchange of the Old Notes for the New Notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder’s holding period for New Notes will include the holding period for Old Notes, and the adjusted tax basis of the New Notes will be the same as the adjusted tax basis of the Old Notes exchanged.

Exchange Agent	Bank of New York Mellon, trustee under the indenture under which the New Notes will be issued, is serving as exchange agent.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

SUMMARY TERMS OF THE NEW NOTES

The summary below describes the principal terms of the New Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Issuers	DynCorp International and DIV Capital. DIV Capital is a wholly owned subsidiary of DynCorp International with nominal assets and which conducts no business or operations. DynCorp International and DIV Capital are collectively referred to in this prospectus as the “issuers.”

Securities Offered	The New Notes will be substantially identical to the Existing Notes. The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that:

• the New Notes will have the same CUSIP number as that of the Existing Notes and a CUSIP number different from that of any Old Notes that remain outstanding after the completion of the exchange offer;

• the New Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and

• you will not be entitled to any exchange or registration rights with respect to the New Notes.

The New Notes will evidence the same debt as the Old Notes. The New Notes offered hereby, together with the Existing Notes and any Old Notes that remain outstanding after the completion of the exchange offer, will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Maturity	February 15, 2013.

Interest	The New Notes will bear cash interest at the rate of 9.50% per annum (calculated using a 360-day year), payable semi-annually in arrears.

Payment frequency: every six months on February 15 and August 15.

First payment: February 15, 2009.

Guarantees	Each of our existing and future domestic subsidiaries will guarantee the New Notes. Our foreign subsidiaries will not guarantee the New Notes. See “Description of New Notes — The Subsidiary Guarantees.”

Ranking and Subordination	The New Notes will be our general unsecured obligations, will be subordinated to our existing and future senior debt and will rank equally with our existing and future senior subordinated debt, including the Existing Notes. The guarantees will be general unsecured obligations of each guarantor and will be structurally subordinated to all of the existing and future senior debt of our guarantor subsidiaries and will rank equally with any of our guarantor subsidiaries’ senior subordinated debt. The New Notes will be structurally subordinated to all obligations of DynCorp

International’s foreign subsidiaries, which will not guarantee the New Notes. For the fiscal year ended March 28, 2008 and the six months ended October 3, 2008, our non-guarantor subsidiaries represented 15.5% and 13.1% of our revenue, respectively, and, as of October 3, 2008, 4.9% of our total assets.

Because the New Notes are subordinated, in the event of bankruptcy, liquidation or dissolution, holders of the New Notes will not receive any payment until holders of senior indebtedness have been paid in full. As of October 3, 2008, after giving effect to the offering and sale of $125.0 million of the New Notes:

•   we would have had approximately $200,000,000 of senior indebtedness (consisting solely of borrowings under our senior secured credit facility); this amount does not include up to $187,600,000 of additional borrowings that are available under our senior secured credit facility, which gives effect to $12,400,000 in outstanding letters of credit;

• we would have had $417,032,000 of senior subordinated indebtedness, consisting of $292,032,000 of outstanding Existing Notes and $125,000,000 of New Notes;

• we would not have had any indebtedness that is subordinate to the New Notes; and

• our foreign subsidiaries, which will not guarantee the New Notes, would not have any indebtedness outstanding to third parties.

See “Description of New Notes — Subordination.”

Optional Redemption	Prior to February 15, 2009, we may redeem the New Notes, in whole or in part, at a price equal to 100% of the principal amount of the New Notes plus the make-whole premium described under “Description of New Notes — Optional Redemption,” plus accrued and unpaid interest and special interest, if any, to the redemption date.

After February 15, 2009, we may redeem the New Notes, in whole or in part, at the applicable redemption prices described under “Description of New Notes — Optional Redemption,” plus accrued and unpaid interest and special interest, if any, to the redemption date.

Mandatory Offer to Repurchase	If we sell certain assets without applying the proceeds in a specified manner, or experience certain change of control events, each holder of New Notes may require us to repurchase all or a portion of its New Notes at the purchase prices set forth in this prospectus, plus accrued and unpaid interest and special interest, if any, to the repurchase date. See “Description of New Notes — Repurchase at the Option of Holders.” Our senior secured credit facility may restrict us from repurchasing any of the New Notes, including upon any repurchase we may be required to make as a result of a change of control or certain asset sales. See “Risk Factors — Risks Relating to the New Notes — We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.”

Covenants	The indenture governing the New Notes contains covenants that will impose significant restrictions on our business. The restrictions that these covenants place on us and our restricted subsidiaries include limitations on our ability and the ability of our restricted subsidiaries to, among other things:

• incur additional indebtedness or issue disqualified stock or preferred stock;

• make investments;

• sell assets;

• create liens;

• consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

• enter into transactions with our affiliates; and

• designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under “Description of New Notes.”

Exchange Offer; Registration Rights	You have the right to exchange the Old Notes for New Notes with substantially identical terms.

This exchange offer is intended to satisfy that right. The New Notes will not provide you with any further exchange or registration rights.

Resales Without Further Registration	We believe that the New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

• you are acquiring the New Notes issued in the exchange offer in the ordinary course of your business;

• you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer; and

• you are not our “affiliate,” as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives New Notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of the New Notes. If the broker-dealer acquired the Old Notes as a result of market making or other trading activities, such broker-dealer must use the prospectus for the exchange offer, as supplemented or amended in connection with the resales of the New Notes. We do not intend to list the New Notes on any securities exchange.

Summary Consolidated Historical Financial Data

The summary consolidated historical financial data for fiscal 2006, 2007 and 2008 are derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the six month periods ended September 28, 2007 and October 3, 2008 have been derived from our unaudited consolidated financial statements which, in our opinion, have been prepared on the same basis as the financial statements and include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information included therein.

The information set forth below should be read in conjunction with the information under “Capitalization,”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes and the financial statements included elsewhere in this prospectus.

Year Ended	Year Ended	Year Ended	Six Months	Six Months
March 31,	March 30,	March 28,	Ended September 28,	Ended October 3,
2006	2007	2008	2007	2008
(Dollars in thousands)

STATEMENT OF OPERATIONS DATA:
Revenue	$1,966,993	$2,082,274	$2,139,761	$1,043,782	$1,495,945
Costs of services	(1,722,089)	(1,817,707)	(1,859,666)	(905,721)	(1,334,908)
Selling, general and administrative expenses	(97,520)	(107,681)	(117,919)	(51,463)	(53,845)
Depreciation and amortization	(46,147)	(43,401)	(42,173)	(20,991)	(20,565)

Operating income	101,237	113,485	120,003	65,607	86,627
Interest expense	(56,686)	(58,412)	(55,374)	(28,195)	(29,120)
Loss on early extinguishment of debt	—	(3,484)	—	—	(4,443)
Earnings from affiliates, net of dividends	—	2,913	4,758	2,067	2,670
Interest income	461	1,789	3,062	1,680	1,021
Other income	—	—	199	—	1,665

Income before income taxes	45,012	56,291	72,648	41,159	58,390
Provision for income taxes	(16,627)	(20,549)	(27,999)	(14,948)	(18,447)

Income before minority interest	28,385	35,742	44,649	26,211	39,943
Minority interest	—	—	3,306	—	(9,092)

Net income (loss)	$28,385	$35,742	$47,955	$26,211	$30,851

OTHER FINANCIAL DATA:
EBITDA(1)	$148,718	$163,438	$174,820	$90,986	$103,978
Purchases of property and equipment and software	6,180	9,317	7,738	3,378	3,515
Cash interest paid	57,464	49,090	53,065	27,234	30,054
Depreciation and amortization	47,020	45,251	43,492	21,632	21,087
Net cash provided by operating activities	55,111	93,533	42,361	49,910	37,953
Net cash used by investing activities	(6,231)	(7,595)	(11,306)	(3,220)	(19,718)
Net cash (used by) provided by financing activities	(41,781)	(4,056)	(48,131)	(39,083)	29,165
Ratio of earnings to fixed charges(2)	1.6	x	1.7	x	2.0	x	2.1	x	2.4	x
SELECTED OPERATING INFORMATION (at end of period):
Backlog(3)	$2,641,000	$6,132,011	$5,961,004	$2,718,145	$6,490,822
Estimated Remaining Contract Value(4)	5,727,000	8,991,150	7,484,516	5,360,053	10,057,022
BALANCE SHEET DATA (at end of period)
Cash and cash equivalents	$20,573	$102,455	$85,379	$110,062	$132,779
Working capital(5)	251,329	282,929	361,813	457,718	577,589
Total assets	1,239,089	1,362,901	1,402,709	1,359,790	1,548,717
Total debt (including current portion)	661,551	630,994	593,162	591,614	615,835
Members’ equity	326,159	379,674	424,285	405,725	466,703

(1)	We define EBITDA as GAAP net income before depreciation and amortization, interest expense, and income taxes. Our management uses EBITDA as a supplemental measure in the evaluation of our business and believes that EBITDA provides a meaningful measure of our operational performance on a consolidated basis because it eliminates the effects of period to period changes in taxes, costs associated with capital investments and interest expense and is consistent with one of the measures used by us to evaluate management’s performance for incentive compensation. EBITDA is not a financial measure calculated in accordance with GAAP. Accordingly, it should not be considered in isolation or as a substitute for net income or other financial measures prepared in accordance with GAAP. When evaluating EBITDA, investors should consider, among other factors, (i) increasing or decreasing trends in EBITDA, (ii) whether EBITDA has remained at positive levels historically, and (iii) how EBITDA compares to our debt outstanding. The non-GAAP measure of EBITDA has certain limitations. It does not include interest expense, which is a necessary and ongoing part of our cost structure resulting from debt incurred to expand operations. EBITDA also excludes depreciation and amortization expenses. Because these are material and recurring items, any measure that excludes them has a material limitation. To mitigate these limitations, we have policies and procedures in place to identify expenses that qualify as interest, taxes, depreciation and amortization and to segregate these expenses from other expenses to ensure that our EBITDA is consistently reflected from period to period. EBITDA excludes some items that affect net income and may vary among companies. EBITDA as presented by us may not be comparable to similarly titled measures of other companies. EBITDA does not give effect to the cash we must use to service our debt or pay income taxes and thus do not reflect the funds generated from operations or actually available for capital investments.

The following table presents a reconciliation of EBITDA to net income for the periods indicated.

	Year Ended	Year Ended	Year Ended	Six Months	Six Months
	March 31,	March 30,	March 28,	Ended September 28,	Ended October 3,
	2006	2007	2008	2007	2008
(Dollars in thousands)

Net income	$28,385	$35,742	$47,955	$26,211	$30,851
Income taxes	16,627	20,549	27,999	14,948	18,447
Interest expense and loss on early extinguishment of debt(a)	56,686	61,896	55,374	28,195	33,563
Depreciation and amortization	47,020	45,251	43,492	21,632	21,087

EBITDA	$148,718	$163,438	$174,820	$90,986	$103,978

(a)	Fiscal 2007 includes the premium associated with the redemption of a portion of the existing notes and write-off of deferred financing costs associated with the early retirement of a portion of the existing notes. The six months ended October 3, 2008 includes the write-off of deferred financing costs associated with our prior credit facility. These premiums and write-offs represent additional costs of financing and management of our capital structure.

(2)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes adjusted for equity investees and minority interest plus fixed charges. Fixed charges consist of total interest expense and estimated interest in rental expense.

(3)	Backlog data is as of the end of the applicable period. Our backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options.

(4)	“Estimated Remaining Contract Value” represents total backlog plus management’s estimate of future revenue under IDIQ contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from future task or delivery orders through the end of the term of such IDIQ contracts and is based on our experience under such IDIQ contracts and our estimates as to future performance.

(5)	Working capital is defined as current assets, net of current liabilities.

RISKS FACTORS

In addition to the other information set forth in this prospectus, you should carefully consider the following factors before tendering the Old Notes in exchange for the New Notes. The following risks could materially harm our business, financial condition or future results. If that occurs, the value of the New Notes could decline, and you could lose all or part of your investment.

Risks Relating to the Exchange Offer

If you fail to exchange Old Notes, existing transfer restrictions will remain in effect, and the market value of Old Notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange Old Notes for New Notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the Old Notes. In general, the Old Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Old Notes.

The tender of Old Notes under the exchange offer will reduce the principal amount of the currently outstanding Old Notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding Old Notes that you continue to hold following the completion of the exchange offer.

Risks Related to our Indebtedness

Our substantial level of indebtedness may make it difficult for us to satisfy our debt obligations and may adversely affect our ability to obtain financing for working capital, capitalize on business opportunities or respond to adverse changes in our industry.

As of October 3, 2008, we had $615.8 million of total indebtedness and $187.6 million of additional borrowing capacity under our senior secured credit facility (which gives effect to $12.4 million of outstanding letters of credit). Based on our indebtedness and other obligations as of October 3, 2008, we estimate our remaining contractual commitments, including interest associated with our indebtedness and other obligations, will be $903.1 million in the aggregate for the remaining period between October 3, 2008 through the end of fiscal 2013. Such indebtedness could have material consequences for our business, operations and liquidity position, including the following:

•	it may be more difficult for us to satisfy our debt obligations;

•	our ability to obtain additional financing for working capital, debt service requirements, general corporate or other purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay interest and principal on our indebtedness which will reduce the funds available for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions;

•	our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in our industry as compared to our competitors may be compromised due to the high level of indebtedness; and

•	our ability to refinance indebtedness may be limited.

Servicing our indebtedness requires a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations, which could adversely affect our financial condition.

Our ability to make payments on and to refinance our indebtedness depends on our ability to generate cash. This, to a certain extent, is subject to general economic, political, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our senior secured credit facility in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements, including our senior secured credit facility and the indenture governing the Notes, may restrict us from carrying out any of these alternatives. If we are unable to generate sufficient cash flow or refinance our debt on favorable terms, it could significantly adversely affect our financial condition.

Despite our current indebtedness level, we and our subsidiaries may incur substantially more debt, which could exacerbate the risks associated with our substantial leverage.

As of October 3, 2008, we had up to $187.6 million of additional availability under our senior secured credit facility (which gives effect to $12.4 million of outstanding letters of credit). The terms of the senior secured credit facility and the Notes do not fully prohibit us or our subsidiaries from incurring additional indebtedness. It is not possible to quantify the specific dollar amount of indebtedness we may incur because our senior secured credit facility does not provide for a specific dollar amount of indebtedness we may incur. Our senior secured credit facility and the Notes allow us to incur only certain indebtedness that is expressly enumerated in our senior secured credit facility and the indenture governing the Notes. If either we or our subsidiaries were to incur additional indebtedness, the related risks that we now face could increase.

The indenture governing the New Notes and our senior secured credit facility contain various covenants limiting the discretion of our management in operating our business.

Our indenture and senior secured credit facility contain various restrictive covenants that limit our management’s discretion in operating our business. These instruments limit our ability to engage in among other things the following activities, except as permitted by those instruments and as described under the captions “Description of Material Indebtedness” and “Description of New Notes”:

•	incur additional indebtedness or guarantee obligations;

•	repay indebtedness (including the New Notes) prior to stated maturities;

•	make interest payments on the New Notes and other indebtedness that is subordinate to our indebtedness under the senior secured credit facility;

•	pay dividends or make certain other restricted payments;

•	make investments or acquisitions;

•	create liens or other encumbrances; and

•	transfer or sell certain assets or merge or consolidate with another entity.

In addition, our senior secured credit facility also requires us to maintain certain financial ratios and limits our ability to make capital expenditures. These financial ratios include a minimum interest coverage ratio and a leverage ratio. The interest coverage ratio is the ratio of consolidated EBITDA (as defined in our senior secured credit facility) to cash interest expense for the preceding four quarters. The leverage ratio is a ratio of our debt to our consolidated EBITDA for the preceding four quarters. The senior secured credit facility also restricts the maximum amount of our capital expenditures during each year of the term of the senior secured credit facility. Subject to certain exceptions, our capital expenditures may not exceed, in any fiscal year, the greater of $15 million or 5% of our consolidated EBITDA for the preceding fiscal year during the term of our senior secured credit facility. Capital expenditures are expenditures that are required by generally accepted accounting principles to be classified as capital expenditures in a statement of cash flows.

If we fail to comply with the restrictions in the indenture or our senior secured credit facility or any other subsequent financing agreements, a default may allow the creditors under the relevant instruments, in certain circumstances, to accelerate the related debt and to exercise their remedies thereunder, which will typically include the right to declare the principal amount of such debt, together with accrued and unpaid interest and other related amounts immediately due and payable, to exercise any remedies such creditors may have to foreclose on any of our assets that are subject to liens securing such debt and to terminate any commitments they had made to supply us with further funds. Moreover, any of our other debt that has a cross-default or cross-acceleration provision that would be triggered by such default or acceleration would also be subject to acceleration upon the occurrence of such default or acceleration.

Our ability to comply with these covenants may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative or additional financings could be obtained, or if obtained, would be on terms acceptable to us. In addition, the holders of the New Notes will have no control over any waivers or amendments with respect to any debt outstanding other than the debt outstanding under the indenture.

In response to the requirements of the indenture, we recently delivered to the trustee certain officers’ certificates. Certain of these certificates were delivered after the required delivery dates under the indenture. Although no assurances are possible, we believe that, as a result of these deliveries, we are now in compliance with all provisions of the indenture.

Our ability to make payments under the New Notes and to service our other debt may depend on cash flow from our subsidiaries.

Although we are an operating company, our subsidiaries hold material assets. Consequently, we may depend on distributions or other intercompany transfers from our subsidiaries to make payments under the New Notes and our other debt. In addition, distributions and intercompany transfers to us from our subsidiaries will depend on:

•	their earnings;

•	covenants contained in our and their debt agreements, including the indenture relating to the Notes and our senior secured credit facility;

•	covenants contained in other agreements to which we or our subsidiaries are or may become subject;

•	business and tax considerations; and

•	applicable law, including laws regarding the payment of dividends and distributions and fraudulent transfer laws.

The operating results of our subsidiaries at any given time may not be sufficient to make distributions or other payments to us or to ensure that any distributions and/or payments will be adequate to pay any amounts due under the New Notes or our other indebtedness.

Risks Relating to the New Notes

Your right to receive payments on the New Notes is subordinated to our existing and future senior indebtedness, and the existing and future senior indebtedness of our subsidiary guarantors, including the senior secured credit facility.

The New Notes and the subsidiary guarantees will be subordinated in right of payment to the prior payment in full of our and our subsidiary guarantors’ respective current and future senior indebtedness, including our and their obligations under our senior secured credit facility. As a result of the subordination provisions of the New Notes, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets or the assets of the applicable subsidiary guarantor would be available to pay obligations under the New Notes and our other senior subordinated obligations only after all payments had been made on our senior indebtedness or the senior indebtedness of the applicable subsidiary guarantor. As more fully described under “Description of New Notes — Subordination,” all payments on the New Notes and the subsidiary guarantees will be prohibited in the event of a payment default on our senior indebtedness and, for limited periods, upon the occurrence of other defaults under our senior indebtedness.

In addition, we depend on our subsidiaries for substantially all of our cash flow. Pursuant to the terms of our senior secured credit facility, certain of our subsidiaries would be prohibited from paying dividends or making other distributions to us upon the occurrence of certain events of default under the senior secured credit facility. If any of our subsidiaries is not permitted to pay us dividends or other distributions, we may not have sufficient cash to fulfill our obligations under the New Notes.

The New Notes and the guarantees are unsecured and, therefore, our bank lenders and future secured creditors will have a prior claim on our assets to the extent of the value of the collateral securing their claims.

The New Notes and the guarantees will not be secured by any of our assets. Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the New Notes to the extent of the value of the assets securing such indebtedness. As of October 3, 2008, we had $200.0 million (which amount does not include $12.4 million of outstanding letters of credit) of secured indebtedness under our senior secured credit facility and up to $187.6 million of additional availability of revolving credit under our senior secured credit facility, which gives effect to $12.4 million of outstanding letters of credit. As more fully discussed under the caption “Description of Material Indebtedness,” borrowings under our senior secured credit facility are secured by substantially all of our and our subsidiaries’ assets and the assets of our parent. In addition, we and our subsidiaries may incur certain amounts of additional secured indebtedness in the future, as permitted by the indenture and the senior secured credit facility. Sufficient assets may not remain after all of these payments have been made to make any payments on the New Notes and our other senior subordinated obligations, including payments of interest when due.

Not all of our subsidiaries will guarantee the New Notes. The New Notes will be structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries.

None of our foreign subsidiaries will guarantee the New Notes. Revenues from our non-guarantor subsidiaries for fiscal 2008 and for the six months ended October 3, 2008 were $331.0 million and $195.5 million, respectively, or 15.5% and 13.1% of our revenue, respectively. As of October 3, 2008, assets associated with these operations were $75.3 million, or 4.9% of our total assets. As of October 3, 2008, the non-guarantor subsidiaries had no debt outstanding to third parties.

In the event that any of the non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of their indebtedness and their trade creditors will be entitled to payment on their claims from the assets of those subsidiaries before any such subsidiary would be able to distribute any of their assets to DynCorp International or any guarantor.

Consequently, your claims in respect of the New Notes are structurally subordinated to all of the existing and future indebtedness and other liabilities of the non-guarantor subsidiaries.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of a “change of control,” as defined in the indenture, we must offer to buy back the New Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest and special interest (as defined in the indenture), if any, to the date of the repurchase. Our failure to purchase, or give notice of purchase of, the New Notes would be a default under the indenture, which would also be a default under our senior secured credit facility. A change of control is generally defined in the indenture as:

•	the direct or indirect sale or other disposition (other than by merger or consolidation) of all or substantially all of our properties or assets to any “person” other than to Veritas Capital or its affiliates;

•	the adoption of a plan relating to our liquidation or dissolution;

•	the consummation of any transaction (including any merger or consolidation), that would result in any “person” other than Veritas Capital or any of its affiliates becoming the beneficial owner of more than 50% of our voting stock; or

•	the first day on which a majority of the members of our board of directors are not “continuing directors,” which generally means, as of the date of determination, any member of our board of directors who was a member on the date of the indenture; or was nominated for election or elected to our board of directors with the approval of a majority of our directors who were members of our board of directors at the time of the nomination or election.

If a change of control occurs, it is possible that we may not have sufficient assets at the time of the change of control to make the required repurchase of New Notes or to satisfy all obligations under our senior secured credit facility and the indenture. In order to satisfy our obligations, we could seek to refinance the indebtedness under our senior secured credit facility and the indenture or obtain a waiver from the lenders or the holders of the New Notes. We cannot assure you that we would be able to obtain a waiver or to refinance our indebtedness on terms acceptable to us, if at all.

Federal and state laws permit courts to void guarantees under certain circumstances.

The New Notes will be guaranteed by all of our domestic subsidiaries. The guarantees may be subject to review under U.S. federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of a guarantor’s unpaid creditors. Under these laws, a court could void the obligations under the guarantee, subordinate the guarantee of the New Notes to that guarantor’s other debt or take other action detrimental to holders of the New Notes and the guarantees of the New Notes, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors;

•	received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee;

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing indebtedness, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its indebtedness as it becomes due.

We cannot be sure as to the standard that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors’ other debt. If such a case were to occur, the guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

There is no established trading market for the New Notes. If an actual trading market does not develop for the New Notes, you may not be able to resell them quickly, for the price that you paid or at all.

There is no established trading market for the New Notes. We do not intend to apply for the New Notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. The initial purchasers of the Old Notes are not obligated to make a market in the New Notes and any market making in the New Notes may be discontinued at any time without notice. As a result, we cannot assure you as to the liquidity of any trading market for the New Notes.

We also cannot assure you that you will be able to sell the New Notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your notes at their fair market value, or at all. The liquidity of and trading market for the New Notes may also be adversely affected by, among other things:

•	changes in the overall market for high-yield debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes;

•	prevailing interest rates; and

•	any rating assigned to the Notes by a rating agency, and any downgrade, suspension or withdrawal of such rating.

Historically, and particularly in recent months, the market for non-investment-grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the New Notes. It is possible that the market for the New Notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Risks Relating to our Business

Current or worsening economic conditions could adversely impact our business.

Over the last several months, there has been a significant deterioration in the U.S. and global economy, which many economic observers expect to worsen and be prolonged. In addition, liquidity has contracted significantly and interest rates on new indebtedness have increased. We believe that our industry and customer base are less likely to be affected by many of the factors affecting business and consumer spending generally. Accordingly, we believe that we continue to be well positioned in the current economic environment as a result of historic demand factors affecting our industry, the nature of our contracts and our sources of liquidity. However, we cannot assure you that the economic environment or other factors will not adversely impact our business, financial condition or results of operations in the future. In particular, if the Federal government, due to budgetary considerations, accelerates the expected reduction in combat troops from Iraq, fails to implement expected troop increases in Afghanistan, otherwise reduces the DoD Operations and Maintenance budget or reduces funding for DoS initiatives in which we participate, our business, financial condition and results of operations could be adversely affected.

Furthermore, although we believe that our current sources of liquidity will enable us to continue to perform under our existing contracts and further grow our business, we cannot assure you that will be the case. A longer term credit crisis could adversely affect our ability to obtain additional liquidity or refinance existing indebtedness on acceptable terms or at all, which could adversely affect our business, financial condition and results of operations.

We rely on sales to U.S. government entities. A loss of contracts, a failure to obtain new contracts or a reduction of sales under existing contracts with the U.S. government could adversely affect our operating performance and our ability to generate cash flow to fund our operations.

We derive approximately 95% of our revenue from contracts and subcontracts with the U.S. government and its agencies, primarily the DoD and the DoS. The remainder of our revenue is derived from commercial contracts and contracts with foreign governments. We expect that U.S. government contracts, particularly with the DoD and the DoS, will continue to be our primary source of revenue for the foreseeable future. The continuation and renewal of our existing government contracts and new government contracts are, among other things, contingent upon the availability of adequate funding for various U.S. government agencies, including the DoD and the DoS. Changes in U.S. government spending could directly affect our operating performance and lead to an unexpected loss of revenue. The loss or significant reduction in government funding of a large program in which we participate could also result in a material decrease to our future sales, earnings and cash flows. U.S. government contracts are also conditioned upon the continuing approval by Congress of the amount of necessary spending. Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract periods of performance may extend over many years. Consequently, at the beginning of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years. Among the factors that could impact U.S. government spending and reduce our federal government contracting business include:

•	policy and/or spending changes implemented by the new Presidential administration;

•	a significant decline in, or reapportioning of, spending by the U.S. government, in general, or by the DoD or the DoS, in particular;

•	changes, delays or cancellations of U.S. government programs, requirements or policies;

•	the adoption of new laws or regulations that affect companies that provide services to the U.S. government;

•	U.S. government shutdowns or other delays in the government appropriations process;

•	curtailment of the U.S. government’s outsourcing of services to private contractors;

•	changes in the political climate, including with regard to the funding or operation of the services we provide; and

•	general economic conditions, including a slowdown in the economy or unstable economic conditions in the United States or in the countries in which we operate.

These or other factors could cause U.S. government agencies to reduce their purchases under our contracts, to exercise their right to terminate our contracts in whole or in part, to issue temporary stop-work orders, or decline to exercise options to renew, our contracts. The loss or significant curtailment of our material government contracts, or our failure to renew existing contracts or enter into new contracts could adversely affect our operating performance and lead to an unexpected loss of revenue.

Our U.S. government contracts may be terminated by the U.S. government at any time prior to their completion and contain other unfavorable provisions, which could lead to an unexpected loss of revenue and a reduction in backlog.

Under the terms of our contracts, the U.S. government may unilaterally:

•	terminate or modify existing contracts;

•	reduce the value of existing contracts through partial termination;

•	delay the payment of our invoices by government payment offices;

•	audit our contract-related costs and fees; and

•	suspend us from receiving new contracts pending the resolution of alleged violations of procurement laws or regulations.

The U.S. government can terminate or modify any of its contracts with us either for its convenience or if we default by failing to perform under the terms of the applicable contract. A termination arising out of our default could expose us to liability and adversely affect our operating performance and lead to an unexpected loss of revenue.

Our U.S. government contracts typically have an initial term of one year with multiple option periods, exercisable at the discretion of the government at previously negotiated prices. The government is not obligated to exercise any option under a contract. Furthermore, the government is typically required to compete all programs and, therefore, may not automatically renew a contract. In addition, at the time of completion of any of our government contracts, the contract is frequently required to be re-competed if the government still requires the services covered by the contract.

If the U.S. government terminates and/or materially modifies any of our contracts or if option periods are not exercised, our failure to replace revenue generated from such contracts would result in lower revenue and would likely adversely affect our earnings, which would have a material adverse effect on our financial condition and results of operations.

Our U.S. government contracts are subject to competitive bidding, both upon initial issuance and re-competition. If we are unable to successfully compete in the bidding process or if we fail to win recompetitions, it could adversely affect our operating performance and lead to an unexpected loss of revenue.

Substantially all of our U.S. government contracts are awarded through a competitive bidding process upon initial award and renewal, and we expect that this will continue to be the case. There often is significant competition and pricing pressure as a result of this process. The competitive bidding process presents a number of risks, including the following:

•	we may expend substantial funds and time to prepare bids and proposals for contracts that may ultimately be awarded to one of our competitors;

•	we may be unable to estimate accurately the resources and costs that will be required to perform any contract we are awarded, which could result in substantial cost overruns; and

•	we may encounter expense and delay if our competitors protest or challenge awards of contracts to us, and any such protest or challenge could result in a requirement to resubmit bids on modified specifications or in the termination, reduction or modification of the awarded contract. Additionally, the protest of contracts awarded to us may result in the delay of program performance and the generation of revenues while the protest is pending.

The government contracts for which we compete typically have multiple option periods, and if we fail to win a contract or a task order, we generally will be unable to compete again for that contract for several years. If we fail to win new contracts or to receive renewal contracts upon re-competition, it may result in additional costs and expenses and possible loss of revenue, and we will not have an opportunity to compete for these contract opportunities again until such contracts expire.

Because of the nature of our business, it is not unusual for us to lose contracts to competitors or to gain contracts once held by competitors during recompete periods. Additionally, some contracts simply end as projects are completed or funding is terminated.

Our operations involve considerable risks and hazards. An accident or incident involving our employees or third parties could harm our reputation, affect our ability to compete for business and, if not adequately insured or indemnified against, could adversely affect our results of operations and financial condition.

We are exposed to liabilities arising out of the services we provide. Such liabilities may relate to an accident or incident involving our employees or third parties, particularly where we are deployed on-site at active military installations or in locations experiencing political or civil unrest, or they may relate to an accident or incident involving aircraft or other equipment we have serviced or used in the course of our business. Any of these types of accidents or incidents could involve significant potential claims of injured employees and other third parties and claims relating to loss of or damage to government or third-party property.

We currently operate in countries such as Iraq, where our defensive use of force does not currently subject us or our employees to host country laws or liabilities. However, legislative initiatives are pending which, if adopted, could significantly alter our exposure and our employees’ exposure to such laws and liabilities. Such legislation could increase our costs of operations and make it more difficult to recruit employees willing to serve in such places.

We maintain insurance policies that mitigate risk and potential liabilities related to our operations. This insurance is maintained in amounts that we believe is reasonable. Our insurance coverage may not be adequate to cover those claims or liabilities and we may be forced to bear substantial costs from an accident or incident. Substantial claims in excess of our related insurance coverage could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Furthermore, any accident or incident for which we are liable, even if fully insured, may result in negative publicity which could adversely affect our reputation among our customers, including our government customers, and the public, which could result in us losing existing and future contracts or make it more difficult for us to compete effectively for future contracts. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Political destabilization or insurgency in the regions in which we operate could have a material adverse effect on our operating performance.

Certain regions in which we operate are highly unstable. Insurgent activities in the areas in which we operate may cause further destabilization in these regions. There can be no assurance that the regions in which we operate will continue to be stable enough to allow us to operate profitably or at all. For the fiscal year ended March 28, 2008 and for the six months ended October 3, 2008, revenue generated from our operations in the Middle East contributed 52% and 51% of our revenue, respectively. Insurgents in Iraq and Afghanistan have targeted installations where we have personnel and such insurgents have contributed to instability in these countries. This could impair our ability to attract and deploy personnel to perform services in either or both locations. In addition, we have been required to increase compensation to our personnel as an incentive to deploy them to these regions. To date, we have been able to recover this added cost under the contracts, but there is no guarantee that future increases, if required, will be able to be passed onto our customers through our contracts. To the extent that we are unable to pass through such increased compensation costs to our customers, our operating margins would be adversely impacted, which could adversely affect our operating performance. In addition, increased insurgent activities or destabilization, including civil unrest or a civil war in Iraq or Afghanistan, may lead to a determination by the U.S. government to halt our operations in a particular location, country or region and to perform the services using military personnel. Furthermore, in extreme circumstances, the U.S. government may decide to terminate all U.S. government activities including our operations under U.S. government contracts in a particular location, country or region and to withdraw all military personnel. The change of U.S. presidential administrations in January 2009 may lead to policy changes with respect to U.S. government activities in Iraq. Congressional pressure to reduce, if not eliminate, the number of U.S. troops in Iraq or Afghanistan, may also lead to U.S. government procurement actions that reduce or terminate the services and support we provide in that theater of conflict. Any of the foregoing could adversely affect our operating performance and may result in additional costs and expenses and loss of revenue.

We are exposed to risks associated with operating internationally.

A large portion of our business is conducted internationally. Consequently, we are subject to a variety of risks that are specific to international operations, including the following:

•	export regulations that could erode profit margins or restricted exports;

•	compliance with the U.S. Foreign Corrupt Practices Act;

•	the burden and cost of compliance with foreign laws, treaties and technical standards and changes in those regulations;

•	contract award and funding delays;

•	potential restrictions on transfers of funds;

•	foreign currency fluctuations;

•	import and export duties and value added taxes;

•	transportation delays and interruptions;

•	uncertainties arising from foreign local business practices and cultural considerations;

•	requirements by foreign governments that we make a minimum level of local investments as part of our contracts with them, which investments may not yield any return; and

•	potential military conflicts, civil strife and political risks.

While we have and will continue to adopt measures to reduce the potential impact of losses resulting from the risks of our foreign business, we cannot ensure that such measures will be adequate.

Our IDIQ contracts are not firm orders for services, and we may never receive revenue from these contracts, which could adversely affect our operating performance.

Many of our government contracts are IDIQ contracts, which are often awarded to multiple contractors. The award of an IDIQ contract does not represent a firm order for services. Generally, under an IDIQ contract, the government is not obligated to order a minimum of services or supplies from its contractor, irrespective of the total estimated contract value. Furthermore, under an IDIQ contract, the customer develops requirements for task orders that are competitively bid against all of the contract awardees, usually under a best-value approach. However, many contracts also permit the government customer to direct work to a specific contractor. Our Civilian Police, Contract Field Team and LOGCAP IV programs are three of our contracts performed under IDIQ contracts. We may not win new task orders under these contracts for various reasons, such as failing to rapidly deploy personnel or high prices, which would have an adverse effect on our operating performance and may result in additional expenses and loss of revenue. There can be no assurance that our existing IDIQ contracts will result in actual revenue during any particular period or at all. In fiscal 2008 and the six months ended October 3, 2008, 52% and 59% of our revenue, respectively, was attributable to IDIQ contracts.

Our cost of performing under time-and-materials and fixed-price contracts may exceed our revenue, which would result in a recorded loss on the contracts.

Our government contract services have three distinct pricing structures: cost-reimbursement, time-and-materials and fixed-price. With cost-reimbursement contracts, so long as actual costs incurred are within the contract funding and allowable under the terms of the contract, we are entitled to reimbursement of the costs plus a stipulated fixed fee and, in some cases, an incentive-based award fee. We assume additional financial risk on time-and-materials and fixed-price contracts, however, because we assume the risk of performing those contracts at the stipulated prices or negotiated hourly/daily rates. If we do not accurately estimate ultimate costs and control costs during performance of the work, we could lose money on a particular contract or have lower than anticipated margins. Also, we assume the risk of damage or loss to government property and we are responsible for third- party claims under fixed-price contracts. The failure to meet contractually defined performance standards may result in a loss of a particular contract or lower-than-anticipated margins. This could adversely affect our operating performance and may result in additional costs and expenses and possible loss of revenue.

A negative audit or other actions by the U.S. government could adversely affect our operating performance.

At any given time, many of our contracts are under review by the Defense Contract Audit Agency, or “DCAA,” and other government agencies. These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards. Such DCAA audits may include contracts under which we have performed services in Iraq and Afghanistan under especially demanding circumstances. The DCAA also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed. In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

Audits have been completed on our incurred contract costs through fiscal year 2005 and the Defense Contract Management Agency has approved these costs through fiscal year 2003. Audits and approvals are continuing for subsequent periods. We cannot predict the outcome of such audits and what, if any, impact such audits may have on our future operating performance. For further discussion, see “Business — Legal Proceedings”.

We are subject to investigation by the U.S. government, which could result in our inability to receive government contracts and could adversely affect our future operating performance.

As a U.S. government contractor, we must comply with laws and regulations relating to U.S. government contracts that do not apply to a commercial company. From time to time, we are investigated by government agencies with respect to our compliance with these laws and regulations. If we are found to be in violation of the law, we may be subject to civil or criminal penalties or administrative sanctions, including contract termination, the assessment of penalties and suspension or prohibition from doing business with U.S. government agencies. For example, many of the contracts we perform in the United States are subject to the Service Contract Act, which requires hourly employees to be paid certain specified wages and benefits. If the U.S. Department of Labor determines that we violated the Service Contract Act or its implementing regulations, we could be suspended from being awarded new government contracts or renewals of existing contracts for a period of time, which could adversely affect our future operating performance. We are subject to a greater risk of investigations, criminal prosecution, civil fraud, whistleblower lawsuits and other legal actions and liabilities than companies with solely commercial customers. In addition, if an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government.

Furthermore, our reputation could suffer serious harm if allegations of impropriety were made against us. If we were suspended or prohibited from contracting with the U.S. government, or any significant U.S. government agency, if our reputation or relationship with U.S. government agencies was impaired or if the U.S. government otherwise ceased doing business with us or significantly decreased the amount of business it does with us, it could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

U.S. government contractors like us that provide support services in theaters of conflict such as Iraq have come under increasing scrutiny by agency inspector generals, government auditors and congressional committees. Investigations pursued by any or all of these groups may result in adverse publicity for us and consequent reputational harm, regardless of the underlying merit of the allegations being investigated. As a matter of general policy, we have cooperated and expect to continue to cooperate with government inquiries of this nature.

The expiration of our collective bargaining agreements could result in increased operating costs or work disruptions, which could potentially affect our operating performance.

As of October 3, 2008, we had approximately 23,000 employees located in approximately 30 countries around the world. Of these employees, approximately 2,600 are represented by labor unions. As of October 3, 2008, we had approximately 73 collective bargaining agreements with these unions. These agreements expire between the current date and November 2011. There can be no assurance that we will not experience labor disruptions associated with the expiration or renegotiation of collective bargaining agreements or otherwise. We could experience a significant disruption of operations and increased operating costs as a result of higher wages or benefits paid to union members, which could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Proceedings against us in domestic and foreign courts could result in legal costs and adverse monetary judgments, adversely affect our operating performance and cause harm to our reputation.

We are involved in various claims and lawsuits from time to time. For example, we are a defendant in two consolidated lawsuits seeking unspecified damages brought by citizens and certain provinces of Ecuador. The basis for the actions, both pending in U.S. District Court for the District of Columbia, arises from our performance of a U.S. Department of State contract for the eradication of narcotic plant crops in Colombia. The lawsuits allege personal injury, property damage and wrongful death as a consequence of the spraying of narcotic crops along the Colombian border adjacent to Ecuador. In the event that a court decides against us in these lawsuits and we are unable to obtain indemnification from the government or from Computer Sciences Corporation, from whom our business was acquired in 2005, in one of the cases, or contributions from the other defendants, we may incur substantial costs, which could have a material adverse effect on our results. An adverse ruling in these cases also could adversely affect our reputation and have a material adverse effect on our ability to win future government contracts.

Other litigation in which we are involved includes wrongful termination and other adverse employment actions, breach of contract, personal injury and property damage actions filed by third parties. Actions involving third-party liability claims generally are covered by insurance; however, in the event our insurance coverage is inadequate to cover such claims, we will be forced to bear the costs arising from a judgment. We do not have insurance coverage for adverse employment and breach of contract actions and we bear all costs associated with such litigation and claims.

We are subject to certain U.S. laws and regulations that are the subject of rigorous enforcement by the U.S. government, and our noncompliance with such laws and regulations could adversely affect our future operating performance.

We may be subject to qui tam litigation brought by private individuals on behalf of the government under the Federal Civil False Claims Act, which could include claims for treble damages. Government contract violations could result in the imposition of civil and criminal penalties or sanctions, contract termination, forfeiture of profit, and/or suspension of payment, any of which could make us lose our status as an eligible government contractor. We could also suffer serious harm to our reputation. Any interruption or termination of our government contractor status could significantly reduce our future revenues and profits.

To the extent that we export products, technical data and services outside the United States, we are subject to U.S. laws and regulations governing international trade and exports, including but not limited to the International Traffic in Arms Regulations, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury. A failure to comply with these laws and regulations could result in civil and/or criminal sanctions, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts.

We do business in certain parts of the world that have experienced or may be susceptible to governmental corruption. Our corporate policy requires strict compliance with the U.S. Foreign Corrupt Practices Act and with local laws prohibiting payments to government officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment. Improper actions by our employees or agents could subject us to civil or criminal penalties, including substantial monetary fines, as well as disgorgement, and could damage our reputation and, therefore, our ability to do business.

Competition in our industry could limit our ability to attract and retain customers or employees, which could result in a loss of revenue and/or a reduction in margins, which could adversely affect our operating performance.

We compete with various entities across our geographic and business lines. Competitors of our ISS and LCM operating segments are various solution providers that compete in any one of the service areas provided by these business units. Competitors of our MTSS operating segment are typically large defense services contractors that offer services associated with maintenance, training and other activities. We compete on a number of factors, including our broad range of services, geographic reach, mobility and response time. Foreign competitors may obtain an advantage over us in competing for U.S. government contracts and attracting employees to the extent we are required by U.S. laws and regulations to remit to the U.S. government statutory payroll withholding amounts for U.S. nationals working on U.S. government contracts while employed by our foreign subsidiaries, since foreign competitors may not be similarly obligated by their governments.

Some of our competitors have greater financial and other resources or are otherwise better positioned than us to compete for contract opportunities. For example, original equipment manufacturers that also provide aftermarket support services have a distinct advantage in obtaining service contracts for aircraft that they have manufactured, as they frequently have better access to replacement and service parts as well as an existing technical understanding of the platform they have manufactured. In addition, we are at a disadvantage when bidding for contracts put up for re-competition for which we are not the incumbent provider, because incumbent providers are frequently able to capitalize on customer relationships, technical knowledge and pricing experience gained from their prior service.

In addition to the competition we face in bidding for contracts and task orders, we must also compete to attract the skilled and experienced personnel integral to our continued operations. We hire from a limited pool of potential employees, as military and law enforcement experience, specialized technical skill sets and security clearances are prerequisites for many positions. Our failure to compete effectively for employees, or excessive attrition among our skilled personnel, could reduce our ability to satisfy our customers’ needs and increase the costs and time required to perform our contractual obligations. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Loss of our skilled personnel, including members of senior management, may have an adverse effect on our operations and/or our operating performance.

Our continued success depends in large part on our ability to recruit and retain the skilled personnel necessary to serve our customers effectively, including personnel with extensive military and law enforcement training and backgrounds. The proper execution of our contract objectives depends upon the availability of quality resources, especially qualified personnel. Given the nature of our business, we have substantial need for personnel who are willing to work overseas, frequently in locations experiencing political or civil unrest, for extended periods of time and often on short notice. We may not be able to meet the need for qualified personnel as such need arises.

In addition, we must comply with provisions in U.S. government contracts that require employment of persons with specified work experience and security clearances. An inability to maintain employees with the required security clearances could have a material adverse effect on our ability to win new business and satisfy our existing contractual obligations, and could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

The loss of services of any of the members of our senior management could adversely affect our business until a suitable replacement can be found. There may be a limited number of personnel with the requisite skills to serve in these positions, and we may be unable to locate or employ such qualified personnel on acceptable terms.

If our subcontractors or joint venture partners fail to perform their contractual obligations, then our performance as the prime contractor and our ability to obtain future business could be materially and adversely impacted.

Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services we must provide to our customers. These subcontractors generally perform niche or specialty services for which they have more direct experience, such as construction, catering services or specialized technical services, or they have local knowledge of the region in which we will be performing and the ability to communicate with local nationals and assist in making arrangements for commencement of performance. Often, we enter into subcontract arrangements in order to meet government requirements to award certain categories of services to small businesses. A failure by one or more of our subcontractors to satisfactorily provide on a timely basis the agreed-upon supplies or perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Such subcontractor performance deficiencies could result in a customer terminating our contract for default. A default termination could expose us to liability and adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

We often enter into joint ventures so that we can jointly bid and perform on a particular project. The success of these and other joint ventures depends, in large part, on the satisfactory performance of the contractual obligations by our joint venture partners. If our partners do not meet their obligations, the joint ventures may be unable to adequately perform and deliver its contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. These additional obligations could result in reduced profits or, in some cases, significant losses for us with respect to the joint venture, which could also affect our reputation in the industries we serve.

Environmental laws and regulations may subject us to significant costs and liabilities that could adversely affect our operating performance.

We are subject to numerous environmental, legal and regulatory requirements related to our operations worldwide. In the U.S., these laws and regulations include those governing the management and disposal of hazardous substances and wastes and the maintenance of a safe workplace, primarily associated with our aviation services activities, including painting aircraft and handling substances that may qualify as hazardous waste, such as used batteries and petroleum products. In addition to U.S. federal laws and regulations, states and other countries where we do business have numerous environmental, legal and regulatory requirements by which we must abide. We could incur substantial costs, including clean-up costs, as a result of violations of, or liabilities under, environmental laws. This could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

We are subject to the Internal Control Evaluation and Attestation Requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in our annual report our assessment of the effectiveness of our internal control over financial reporting and our audited financial statements as of the end of each fiscal year. Furthermore, our independent registered public accounting firm is required to report on whether it believes we maintained, in all material respects, effective internal control over financial reporting as of the end of each fiscal year. In future years, if we fail to timely complete this assessment, or if our independent registered public accounting firm cannot timely attest to the effectiveness of our internal control over financial reporting, we could be subject to regulatory sanctions and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to timely meet our regulatory reporting obligations.

We are controlled by affiliates of Veritas Capital, whose interests may not be aligned with yours.

We are a direct wholly owned subsidiary of DynCorp International Inc., our parent, and an indirect subsidiary of DIV Holding LLC or “DIV Holding”. DIV Holding is our parent’s controlling stockholder. Veritas Capital, in turn, owns a controlling interest in the outstanding membership interests in DIV Holding. Through its interest in DIV Holding, Veritas Capital indirectly controls approximately 56.1% of our parent’s Class A common stock. So long as Veritas Capital continues to beneficially own a significant amount of the outstanding shares of our parent’s Class A common stock, it will continue to be able to strongly influence or effectively control our decisions, including potential mergers or acquisitions, asset sales and other significant corporate transactions. As a result, Veritas Capital is able to control the election of our parent’s directors, determine our and our parent’s corporate and management policies and determine, without the consent of our parent’s other stockholders, the outcome of any corporate transaction or other matter submitted to our parent’s stockholders for approval, including potential mergers or acquisitions, asset sales and other significant corporate transactions. Two of our parent’s thirteen directors are employees of Veritas Capital. Veritas Capital has sufficient voting power to amend our parent’s organizational documents. The interests of Veritas Capital may not coincide with the interests of other holders of our parent’s Class A common stock. Additionally, Veritas Capital is in the business of making investments in companies and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. Veritas Capital may also pursue, for its own account, acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, our parent’s bylaws provide that so long as Veritas Capital beneficially owns a majority of our parent’s outstanding Class A common stock, the advance notice procedures for stockholder proposals will not apply to it. Amendment of the provisions described above in our parent’s amended and restated certificate of incorporation generally will require an affirmative vote of our parent’s directors, as well as the affirmative vote of at least a majority of our parent’s then outstanding voting stock if Veritas Capital beneficially owns a majority of our parent’s outstanding Class A common stock, or the affirmative vote of at least 80% of our parent’s then outstanding voting stock if Veritas Capital beneficially owns less than a majority of our parent’s then outstanding Class A common stock. Amendments to any other provisions of our parent’s amended and restated certificate of incorporation generally will require the affirmative vote of a majority of our parent’s outstanding voting stock. In addition, because our parent is a controlled company within the meaning of the New York Stock Exchange rules, our parent’s board is exempt from the New York Stock Exchange requirements that it be composed of a majority of independent directors, and that its compensation and corporate governance committees be composed entirely of independent directors.

DIV Holding is a party to a registration rights agreement, which grants it rights to require our parent to effect the registration of its shares of common stock. In addition, if our parent proposes to register any of its common stock under the Securities Act, whether for its own account or otherwise, DIV Holding is entitled to include its shares of common stock in that registration.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains various forward looking statements. All statements other than statements of historical fact are forward looking statements. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward looking statements. Statements regarding the amounts of our backlog, estimated remaining contract values and estimated total contract values are other examples of forward looking statements. Forward looking statements involve risks and uncertainties. We caution that these statements are further qualified by important economic, competitive, governmental and technological factors that could cause our business, strategy or actual results or events to differ materially, or otherwise, from those in the forward looking statements. These factors, risks and uncertainties include, among others, the following:

•	our substantial level of indebtedness;

•	policy and/or spending changes implemented by the new Presidential administration;

•	termination of key U.S. government contracts;

•	changes in the demand for services that we provide;

•	pursuit of new commercial business and foreign government opportunities;

•	activities of competitors;

•	bid protests;

•	changes in significant operating expenses;

•	changes in availability of or cost of capital;

•	general political, economic and business conditions in the United States;

•	acts of war or terrorist activities;

•	variations in performance of financial markets;

•	the inherent difficulties of estimating future contract revenues;

•	anticipated revenue from IDIQ contracts;

•	expected percentages of future revenue represented by fixed-price and time-and-materials contracts; and

•	other risks detailed in this prospectus, including those under “Risk Factors.”

Accordingly, such forward looking statements do not purport to be predictions of future events or circumstances; therefore, there can be no assurance that any forward looking statement contained herein will prove to be accurate. We assume no obligation to update the forward looking statements.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of $125.0 million of Old Notes during July 2008. We will not receive any proceeds from the exchange offer. In consideration for issuing the New Notes, we will receive Old Notes with like original principal amount. The form and terms of the Old Notes are the same as the form and terms of the New Notes, except as otherwise described in this prospectus. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our outstanding debt.

The net proceeds from the offering of the Old Notes issued during July 2008, together with the proceeds from our senior secured credit facility entered into at the same time, were approximately $323.8 and were used to refinance our then existing senior secured credit facility, to pay related fees and expenses and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated on a consolidated historical basis, except as indicated below. For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes adjusted for equity investees and minority interest plus fixed charges. Fixed charges consist of total interest expense and estimated interest in rental expense.

							Six Months
	Fiscal Year Ended						Ended October 3,
	2004	2005		2006	2007	2008	2008

Ratio of earnings to fixed charges	8.9x	1.3x	(1)	1.6x	1.7x	2.0x	2.4x

(1)	The ratio of earnings to fixed charges for fiscal year 2005 has been calculated on a pro forma basis giving effect to the acquisition of our business from Computer Sciences Corporation and the financing transactions in connection with the acquisition.

CAPITALIZATION

The following table sets forth both our capitalization and cash and cash equivalents as of October 3, 2008. You should read this table together with our historical financial statements and the related notes thereto included elsewhere in this prospectus. For additional information regarding our outstanding indebtedness and the New Notes, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”, “Description of Material Indebtedness” and “Description of New Notes”.

As of
October 3,
(Dollars in thousands)	2008

Cash and cash equivalents	$132,779

Long-term debt, including current portion:
Senior secured credit facility
Revolving credit facility(1)	—
Term loan facility	200,000
Old Notes issued July 2008	123,800
Existing Notes	292,032

Total long-term debt, including current portion	615,835
Total equity	466,703

Total capitalization	$1,082,538

(1)	Excludes $12.4 million of outstanding letters of credit as of October 3, 2008.

(2)	Net of $1.2 million unamortized discount.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

On March 7, 2003, DynCorp International and its subsidiaries were acquired by Computer Sciences Corporation. The selected historical consolidated financial data as of and for the fiscal year ended April 2, 2004 and for the period from April 3, 2004 through February 11, 2005, the period of Computer Science Corporation’s ownership, are derived from our consolidated financial statements and that period is referred to as the “immediate predecessor” period.

On February 11, 2005, DynCorp International was sold by Computer Sciences Corporation to an entity controlled by Veritas Capital. The period that commenced on February 12, 2005 is referred to as the “successor” period. The selected historical consolidated financial data as of and for the period from February 12, 2005 through April 1, 2005 and as of and for the fiscal years ended March 31, 2006, March 30, 2007 and March 28, 2008 are derived from our audited consolidated financial statements included herein. The summary consolidated financial information as of and for the six month periods ended September 28, 2007 and October 3, 2008 have been derived from our unaudited consolidated financial statements which, in our opinion, have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the information included therein.

We report the results of our operations using a 52-53 week basis. In line with this reporting schedule, each quarter of the fiscal year contains 13 weeks, except for the infrequent fiscal years with 53 weeks. The fiscal year ended April 2, 2004 was a 53-week year. The fiscal years ended March 31, 2006, March 30, 2007 and March 28, 2008 were 52-week years.

This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus.

	Immediate Predecessor		Successor
	Fiscal Year	April 3, 2004	49 Days
	Ended	to	Ended	Fiscal Year Ended			Six Months Ended
	April 2,	Feb 11,	April 1,	March 31,	March 30,	March 28,	September 28,	October 3,
(Dollars in thousands)	2004	2005	2005	2006	2007	2008	2007	2008
STATEMENT OF OPERATIONS DATA:
Revenue	$1,214,289	$1,654,305	$266,604	$1,966,993	$2,082,274	$2,139,761	$1,043,782	$1,495,945
Cost of services	(1,106,571)	(1,496,109)	(245,406)	(1,722,089)	(1,817,707)	(1,859,666)	(905,721)	(1,334,908)
Selling, general and administrative expenses	(48,350)	(57,755)	(8,408)	(97,520)	(107,681)	(117,919)	(51,463)	(53,845)
Depreciation and amortization	(8,148)	(5,922)	(5,605)	(46,147)	(43,401)	(42,173)	(20,991)	(20,565)
Operating income	51,220	94,519	7,185	101,237	113,485	120,003	65,607	86,627
Interest expense	—	—	(8,054)	(56,686)	(58,412)	(55,374)	(28,195)	(29,120)
Loss on early extinguishment of debt	—	—	—	—	(3,484)	—	—	(4,443)
Earnings from affiliates, net of dividends	—	—	—	—	2,913	4,758	2,067	2,670
Interest income	64	170	7	461	1,789	3,062	1,680	1,021
Other income	—	—	—	—	—	199	—	1,665
Income before income taxes	51,284	94,689	(862)	45,012	56,291	72,648	41,159	58,390
Provision for income taxes	(19,924)	(34,956)	(60)	(16,627)	(20,549)	(27,999)	(14,948)	(18,447)
Income before minority interest	31,360	59,733	(922)	28,385	35,742	44,649	26,211	39,943
Minority interest	—	—	—	—	—	3,306	—	(9,092)
Net income (loss)	31,360	59,733	(922)	28,385	35,742	47,955	26,211	30,851
OTHER FINANCIAL DATA:
Purchases of property and equipment and software	$2,047	$8,473	$244	$6,180	$9,317	$7,738	$3,378	$3,515
Cash interest paid	—	—	322	57,464	49,090	53,065	27,234	30,054
Depreciation and amortization	8,148	5,922	5,605	47,020	45,251	43,492	21,632	21,087
Net cash provided (used) by operating activities	(6,756)	(2,092)	(31,240)	55,111	93,533	42,361	49,910	37,953
Net cash used by investing activities	(2,292)	(10,707)	(869,394)	(6,231)	(7,595)	(11,306)	(3,220)	(19,718)

	Immediate Predecessor				Successor
	Fiscal Year		April 3, 2004		49 Days
	Ended		to		Ended		Fiscal Year Ended						Six Months Ended
	April 2,		Feb 11,		April 1,		March 31,		March 30,		March 28,		September 28,		October 3,
(Dollars in thousands)	2004		2005		2005		2006		2007		2008		2007		2008
Net cash (used) provided by financing activities	$11,017		$14,325		$906,072		$(41,781)		$(4,056)		$(48,131)		$(39,083)		$29,165
Ratio of earnings to fixed charges(1)	8.9	x	26.2	x	0.9	x	1.6	x	1.7	s	2.0	x	2.1	x	2.4	x
SELECTED OPERATING INFORMATION (at end of period)
Backlog(2)	$2,164,000		N/A		$2,040,000		$2,641,000		$6,132,011		$5,961,004		$2,718,145		$6,490,822
Estimated remaining contract value(3)	2,812,000		N/A		4,413,000		5,727,000		8,991,150		7,484,516		5,360,053		10,057,022
BALANCE SHEET DATA (at end of period):
Cash and cash equivalents	$6,510		N/A		$13,474		$20,573		$102,455		$85,379		$110,062		$132,779
Working capital(4)	104,335		N/A		200,367		251,329		282,929		361,813		457,718		577,589
Total assets	579,829		N/A		1,148,193		1,239,089		1,362,901		1,402,709		1,359,790		1,548,717
Total debt (including current portion)	N/A		N/A		700,000		661,551		630,994		593,162		591,614		615,835
Members’ equity	396,573		N/A		223,908		326,159		379,674		424,285		405,725		466,703

(1)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes adjusted for equity investees and minority interest plus fixed charges. Fixed charges consist of total interest expense and estimated interest in rental expense. On a pro forma basis after giving effect to the acquisition of our business from Computer Sciences Corporation and the financing transactions in connection with the acquisition, our ratio of earnings to fixed charges for fiscal year 2005 was 1.3x.

(2)	Backlog data is as of the end of the applicable period. Our backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options.

(3)	“Estimated Remaining Contract Value” represents total backlog plus management’s estimate of future revenue under IDIQ contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from future task or delivery orders through the end of the term of such IDIQ contracts and is based on our experience under such IDIQ contracts and our estimates as to future performance.

(4)	Working capital is defined as current assets, net of current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements and the notes thereto and other data contained elsewhere in this prospectus. Please see “Risk Factors” and “Information Regarding Forward-Looking Statements” for a discussion of the risks, uncertainties and assumptions associated with these statements. Unless otherwise noted, all amounts discussed herein are consolidated.

Company Overview

We are a leading provider of specialized mission-critical professional and support services outsourced by the U.S. military, non-military U.S. governmental agencies and foreign governments. Our specific global expertise is in law enforcement training and support, security services, base and logistics operations, construction management, aviation services and operations, and linguist services. We also provide logistics support for all our services. As of October 3, 2008, we had approximately 23,000 employees in approximately 30 countries, approximately 47 active contracts ranging in duration from three to ten years and over 100 task orders. We have provided essential services to numerous U.S. government departments and agencies since 1951.

Change in Business Segments

On March 29, 2008, at the beginning of our 2009 fiscal year, we divided our Government Services reporting segment into two new business segments to enable us to better capitalize on business development opportunities and enhance our ongoing service. Our new Logistics and Construction Management, or “LCM,” reporting segment consists of our Contingency and Logistics Operations business unit and our Operations Maintenance and Construction Management business unit, and will include any work awarded under our LOGCAP IV contract. Our new International Security Services, or “ISS,” reporting segment consists of our Law Enforcement and Security business unit, our Specialty Aviation and Counter-Drug Operations business unit and Global Linguist Solutions, or “GLS,” our joint venture for the Intelligence and Security Command, or “INSCOM”, contract. Our third segment is our Maintenance and Technical Support Services segment, which has not changed. Our financial results and other data presented by segment have been recast to reflect the reorganization of our reporting segments.

Current Operating Conditions and Outlook

External Factors

Over most of the last two decades, the U.S. government has been increasing its reliance on the private sector for a wide range of professional and support services. This increased use of outsourcing by the U.S. government has been driven by a variety of factors, including: lean-government initiatives launched in the 1990s; surges in demand during times of national crisis; the increased complexity of missions conducted by the U.S. military and the DoS; the increased focus of the U.S. military on war-fighting efforts; and the loss of skills within the government caused by workforce reductions and retirements. These factors lead us to believe that the U.S. government’s growing mission and continued human capital challenges have combined to create a new market dynamic, one that is less directly reflective of overall government budgets and more reflective of the ongoing shift of service delivery from the federal workforce to competent, efficient private sector providers.

We believe the following industry trends will result in continued strong demand in our target markets for the types of outsourced services that we provide:

•	The continued transformation of military forces, leading to increased outsourcing of non-combat functions, including life-cycle asset management functions ranging from organizational to depot level maintenance;

•	An increase in the level and frequency of overseas deployments and peace-keeping operations for the DoS, DoD and United Nations;

•	Increased maintenance, overhaul and upgrade needs to support aging military platforms;

•	Increased outsourcing by foreign militaries of maintenance, supply support, facilities management and construction management-related services; and

•	The shift from single award to more multiple award IDIQ contracts, which may offer us an opportunity to increase revenues under these contracts by competing for task orders with the other contract awardees.

The $700 billion financial rescue plan, the possibility of Congress approving a second economic stimulus package and other initiatives undertaken by the Federal government in connection with the current economic crisis will likely have an eventual impact on the defense budget. We believe, however, that, within the defense budget, weapon system acquisitions will be the most likely initial target for budget reductions, and operations and maintenance budgets will remain robust, driven by (i) the need to reset equipment coming out of Iraq, (ii) the logistics and support chain associated with repositioning of forces and eventual draw down in Iraq and (iii) deployments into Afghanistan.

Subject to the outcome of negotiations between the U.S. and Iraqi governments, many industry observers believe that President-elect Obama will seek to withdraw troops from Iraq, specifically U.S. combat forces, by December 31, 2011, if not sooner, and that he will support an expanded presence in Afghanistan of approximately 20,000 additional U.S. troops. As a result, we expect our level of business involving Iraq to be relatively stable over the next few years, with demand remaining strong for logistics, equipment reset, training and mentoring of Iraqi forces and government agencies and translation services to support security and peacekeeping activities. In Afghanistan, we believe we are well positioned to capitalize on any increased U.S. government focus through many of our service offerings, including police training and mentoring, aircraft logistics and operations, infrastructure development, mine resistant and ambush protected, or “MRAP”, services, poppy eradication and logistics services under LOGCAP IV.

Current Economic Conditions

We believe that our industry and customer base are less likely to be affected by many of the factors affecting business and consumer spending generally. Accordingly, we believe that we continue to be well positioned in the current economic environment as a result of historic demand factors affecting our industry, the nature of our contracts and our sources of liquidity. However, we cannot be certain that the economic environment or other factors will not adversely impact our business, financial condition or results of operations in the future.

Furthermore, we believe that our current sources of liquidity will enable us to continue to perform under our existing contracts and further grow our business. However, a longer term credit crisis could adversely affect our ability to obtain additional liquidity or refinance existing indebtedness on acceptable terms or at all, which could adversely affect our business, financial condition and results of operations.

See “Risk Factors — Risks Relating to our Business — Current or worsening economic conditions could adversely impact our business.”

Results of Operations

Three and Six Months Ended October 3, 2008 Compared to Three and Six Months Ended September 28, 2007

Consolidated

The following tables set forth, for the periods indicated, our consolidated results of operations, both in dollars and as a percentage of revenues:

	Three Months Ended
	October 3, 2008		September 28, 2007
	(Dollars in thousands)

Revenue	$779,151	100.0%	$495,109	100.0%
Cost of services	(696,519)	–89.4%	(425,633)	–86.0%
Selling, general and administrative expenses	(25,994)	–3.3%	(24,928)	–5.0%
Depreciation and amortization expense	(10,005)	–1.3%	(10,601)	–2.1%

Operating income	46,633	6.0%	33,947	6.9%
Interest expense	(14,905)	–1.9%	(13,705)	–2.8%
Loss on early extinguishment of debt	(4,443)	–0.6%	—	0.0%
Earnings from affiliates	1,523	0.2%	1,176	0.2%
Interest income	677	0.1%	430	0.1%
Other income, net	960	0.1%	—	0.0%

Income before taxes	30,445	3.9%	21,848	4.4%
Provision for income taxes	(9,131)	—1.2%	(7,895)	–1.6%

Income before minority interest	21,314	2.7%	13,953	2.8%
Minority interest	(8,443)	–1.1%	—	0.0%

Net income	$12,871	1.7%	$13,953	2.8%

	Six Months Ended
	October 3, 2008		September 28, 2007
	(Dollars in thousands)

Revenue	$1,495,945	100.0%	$1,043,782	100.0%
Cost of services	(1,334,908)	–89.2%	(905,721)	–86.8%
Selling, general and administrative expenses	(53,845)	–3.6%	(51,463)	–4.9%
Depreciation and amortization expense	(20,565)	–1.4%	(20,991)	–2.0%

Operating income	86,627	5.8%	65,607	6.3%
Interest expense	(29,120)	–1.9%	(28,195)	–2.7%
Loss on early extinguishment of debt	(4,443)	–0.3%	—	0.0%
Earnings from affiliates	2,640	0.2%	2,067	0.2%
Interest income	1,021	0.1%	1,680	0.2%
Other income, net	1,665	0.1%	—	0.0%

Income before taxes	58,390	3.9%	41,159	3.9%
Provision for income taxes	(18,447)	–1.2%	(14,948)	–1.4%

Income before minority interest	39,943	2.7%	26,211	2.5%
Minority interest	(9,092)	–0.6%	—	0.0%

Net income	$30,851	2.1%	$26,211	2.5%

Revenues.  Revenues for the three and six months ended October 3, 2008 increased $284.0 million, or 57.4%, and $452.2 million, or 43.3%, respectively, as compared with the three and six months ended

September 28, 2007. The increase, as more fully described below in the results by segment, is primarily due to growth from new contracts such as the INSCOM contract.

Cost of services.  Cost of services are comprised of direct labor, direct material, subcontractor costs, other direct costs and overhead. Other direct costs include travel, supplies and other miscellaneous costs. Costs of services for the three and six months ended October 3, 2008 increased by $270.9 million, or 63.6% and $429.2 million, or 47.4%, respectively compared with the three and six months ended September 28, 2007 and was primarily a result of revenue growth. As a percentage of revenue, costs of services increased to 89.4% and 89.2%, respectively, for the three and six months ended October 3, 2008 as compared to 86.0% and 86.8%, respectively, for the three and six months ended September 28, 2007, primarily as a result of cost overruns by our Afghanistan construction contracts as further described below.

Selling, general and administrative, or “SG&A,” expenses.  SG&A primarily relates to functions such as management, legal, finance, accounting, contracts and administration, human resources, management information systems, purchasing and business development. SG&A for the three and six months ended October 3, 2008 increased $1.1 million, or 4.3%, and $2.4 million, or 4.6%, respectively, compared with the three and six months ended September 28, 2007. SG&A increased as a result of growth in our underlying business, various initiatives to improve organizational capability and compliance, systems improvements and severance costs, offset in part by implementing lean infrastructure initiatives which controlled SG&A growth relative to revenue growth during the six months ended October 3, 2008. SG&A as a percentage of revenue decreased to 3.3% and 3.6% for the three and six months ended October 3, 2008, respectively, compared to 5.0% and 4.9% for the respective three and six month periods ended September 28, 2007.

Depreciation and amortization.  Depreciation and amortization for the three and six months ended October 3, 2008 decreased $0.6 million, or 5.6%, and $0.4 million, or 2.0%, respectively, as compared with the three and six months ended September 28, 2007. The decrease was primarily attributed to a decrease in amortization related to intangibles becoming fully amortized during the first six months of fiscal year 2009. The decline in depreciation and amortization expense as a percentage of revenue was a result of revenue growth in contracts that are non-Company owned asset intensive.

Interest expense.  Interest expense for the three and six months ended October 3, 2008 increased by $1.2 million, or 8.8%, and $0.9 million, or 3.3%, respectively, as compared with the three and six months ended September 28, 2007. The interest expense incurred relates to our existing and prior senior secured credit facility, Notes and amortization of deferred financing fees. The increase in interest expense is primarily due to a higher average outstanding debt balance and higher average interest rates as a result of our new debt financing. In addition to the change in interest expense, deferred financing fees associated with our prior debt were also written-off as further discussed in Note 5 to our interim period financial statements. The impact of this write-off is separately disclosed in our consolidated statements of income.

Income tax expense.  Our effective tax rate of 30.0% and 31.6% for the three and six months ended October 3, 2008, respectively, decreased from 36.1% and 36.3% for the respective three and six months ended September 28, 2007. Our effective tax rate was impacted by the tax treatment of our GLS and DynCorp International Free Zone, or “DIFZ,” joint ventures which are not consolidated for tax purposes but rather are taxed as partnerships under the Internal Revenue Code.

Minority Interest.  Minority interest reflects the impact of our joint venture partners’ interest in our consolidated joint ventures, GLS and DIFZ. For the three and six months ended October 3, 2008, minority interest for GLS was $7.8 million and $8.5 million, respectively. Minority interest for DIFZ was $0.6 million for both the three and six months ended October 3, 2008.

Impact of our Afghanistan Construction Contracts

For the three and six months ended October 3, 2008, revenue from our Afghanistan construction contracts was $21.7 million and $44.4 million, respectively. There was no revenue from Afghanistan construction contracts for the three and six months ended September 28, 2007. Our expected remaining revenue through completion of these contracts in our third quarter of fiscal year 2010 is approximately $142.4 million.

As discussed in “— Current Operating Conditions and Outlook — Current Economic Conditions” above, our construction business encountered operational difficulties during the second quarter of fiscal year 2009, which resulted in higher delivery costs and contractual milestone delays. As a result, a contract loss reserve and associated provision, specific to a large construction project in Afghanistan, was estimated and recorded during the quarter which totaled $18.4 million. Additionally, revisions were made to the estimated margins on all other Afghanistan construction contracts within the Operations, Maintenance, and Construction Management strategic business unit of our LCM segment resulting in an additional reduction to gross profit of $6.1 million. These contracts are expected to operate with margins at or approaching zero over their remaining contract terms.

The contract loss provision and revisions to estimated margins are based on the best information currently available. However, although we believe that these amounts have been estimated appropriately, there can be no assurance that future events will not require us to revise these estimates.

Results of Operations by Reportable Segment

Three Months Ended October 3, 2008 Compared to Three Months Ended September 28, 2007

The following table sets forth the revenues and operating income for our ISS, LCM and MTSS operating segments, both in dollars and as a percentage of our consolidated revenues for segment revenue and as a percentage of our consolidated operating income for segment specific operating income, for the three months ended October 3, 2008 as compared to the three months ended September 28, 2007.

	Three Months Ended
	October 3, 2008		September 28, 2007
	(Dollars in thousands)

Revenues
International Security Services	$472,335	60.6%	$270,847	54.7%
Logistics and Construction Management	85,466	11.0%	47,623	9.6%
Maintenance and Technical Support Services	222,730	28.6%	176,794	35.7%
Other/elimination	(1,380)	–0.2%	(155)	0.0%

Consolidated	$779,151	100.0%	$495,109	100.0%

Operating Income and Margin
International Security Services	$49,949	6.4%	$32,975	6.7%
Logistics and Construction Management	(23,057)	–3.0%	(2,728)	–0.6%
Maintenance and Technical Support Services	19,741	2.5%	3,700	0.7%

Consolidated	$46,633	6.0%	$33,947	6.9%

International Security Services

The following table sets forth the revenue and operating income for the ISS operating segment for the three months ended October 3, 2008 as compared to the three months ended September 28, 2007.

	Three Months Ended
	October 3, 2008	September 28, 2007	Change
	(Dollars in thousands)

Revenue	$472,335	$270,847	$201,488
Operating income	49,949	32,975	16,974

Revenue.  Revenue for the three months ended October 3, 2008 increased $201.5 million, or 74.4%, as compared with the three months ended September 28, 2007. The increase primarily resulted from the following:

• Law Enforcement and Security.  Revenue increased $5.9 million, or 3.4%, primarily due to increases in our security services in Iraq, Palestine, Liberia, and Qatar, offset by a decline in security services in Afghanistan. Revenue from our civilian police services in Iraq increased $5.1 million, which was offset by a decline in civilian police services in Afghanistan of $7.4 million. The increase in Iraq was due to increased personnel levels during the quarter while the decline in Afghanistan was due to revenue recognized in the prior year associated with our construction of a camp facility, which was completed in August 2007. As a result of new contracts started in early fiscal year 2009, we provided civilian police and security services in Palestine and Haiti, which contributed $4.8 million and $0.7 million, respectively, in increased revenue for the period. Our worldwide personal protective services and our security guard services in Qatar also increased which accounted for $2.2 million and $0.7 million in increased revenue, respectively.

• Specialty Aviation and Counter-drug Operations.  Revenue decreased $6.3 million, or 6.4%, primarily due to a decline in our International Narcotics Law Enforcement programs resulting from scope reductions, offset by new contracts associated with security and drug eradication training in Afghanistan.

• Global Linguist Solutions.  Revenue was $201.3 million for the INSCOM contract through our GLS joint venture, which began in the fourth quarter of fiscal year 2008. Revenue benefited from the recognition of the GLS award fee of $14.4 million, which represents the award earned or accrued since the contract’s inception. The award fee is based on achieving specific contract performance criteria, such as operational fill rates. The second quarter of fiscal year 2009 is the first period in which we had sufficient basis to recognize the award fee for GLS. Based on our contract performance history to date, we anticipate the ability to accrue award fees through the remaining life of the contract.

Operating Income.  Operating income for the three months ended October 3, 2008 increased $17.0 million, or 51.5%, as compared with the three months ended September 28, 2007. The increase primarily resulted from the following:

• Law Enforcement and Security.  Operating income decreased $12.4 million, or 29.3%, due to declining margins, primarily in our civilian police services. This margin decline resulted from a shift in our contracts for these services from fixed price type contracts in the prior fiscal year to cost reimbursable type contracts in the current fiscal year.

• Specialty Aviation and Counter-drug Operations.  Operating income increased $6.2 million, or 176.2%, primarily due to higher margins on several new security and drug eradication training contracts in Afghanistan, offset by lower revenue for the fiscal quarter.

• Global Linguist Solutions.  Operating income was $17.2 million for GLS for the three months ended October 3, 2008. Operating income benefited from the accrual of the GLS award fee of $14.4 million, which represents the award earned or accrued since the contract’s inception. The award fee is based on achieving specific contract performance criteria, such as operational fill rates. The second fiscal quarter of fiscal year 2009 is the first period in which we had sufficient basis to recognize the award fee for GLS.

• General SG&A Factors.  SG&A expense declined for the three months ended October 3, 2008, as compared to the three months ended September 28, 2007. The decline in SG&A expense in the current period as compared to the prior period, is a result of prior period proposal costs associated with the INSCOM contract combined with improved SG&A cost management during the current period. This SG&A decline contributed positively to operating income growth for the fiscal quarter.

Logistics and Construction Management

The following table sets forth the revenue and operating income for the LCM operating segment for the three months ended October 3, 2008 as compared to the three months ended September 28, 2007.

	Three Months Ended
	October 3, 2008	September 28, 2007	Change
	(Dollars in thousands)

Revenue	$85,466	$47,623	$37,843
Operating income	(23,057)	(2,728)	(20,329)

Revenue.  Revenues for the three months ended October 3, 2008 increased $37.8 million, or 79.5%, as compared with the three months ended September 28, 2007. The increase primarily resulted from the following:

• Contingency and Logistics Operations.  Revenue increased by $21.8 million, or 94.3%, primarily due to support services performed in response to the severe flooding in Iowa which occurred during the summer of 2008. These services contributed $10.8 million of the increase in revenue. Our operations and peacekeeping services in Africa and the Philippines also contributed by adding $2.9 million and $6.1 million of increased revenue, respectively. Revenue was also positively impacted through an increase in our weapons removal and abatement program which increased $1.1 million.

• Operations Maintenance and Construction Management.  Revenue increased $15.5 million, or 63.1%, primarily due to our construction projects in Afghanistan, partially offset by the termination of a construction project in Africa. As discussed above in “— Results of Operations — Consolidated — Impact of our Afghanistan Construction Contracts,” due to significant challenges on several Afghanistan construction contracts resulting partly from the deteriorating security situation in that country, we have made a strategic decision to not bid any similar fixed-price contracts without revised terms and condition. This strategic decision is expected to impact future revenue in this segment by limiting the construction opportunities available to us.

Operating Income.  Operating income for the three months ended October 3, 2008 decreased $20.3 million as compared with the three months ended September 28, 2007. The decrease primarily resulted from the following:

• Contingency and Logistics Operations.  Operating income increased by $1.2 million, or 64.0%, for the three months ended October 3, 2008, as compared to the three months ended September 28, 2007. The increase was driven by revenue growth in our logistics support service and operations and peacekeeping services, offset by higher costs in the current quarter related to the ramp-up of our new LOGCAP IV contract, which was awarded in early fiscal year 2009. Currently, LOGCAP IV does not contribute significantly to revenue but incurs costs associated with contract set-up and other overhead costs. Additionally, several programs which contributed positively to revenue growth in the quarter did not contribute to operating income since we have not yet recognized award fees. We anticipate an increase in operating income associated with these projects once we have completed portions of the projects and recognize award fees as revenue in accordance with our policies.

• Operations Maintenance and Construction Management.  Operating income decreased by $21.6 million to an operating loss of $23.7 million, as compared to an operating loss of $2.1 million for the three months ended September 28, 2007. As discussed above in “— Results of Operations — Consolidated — Impact of our Afghanistan Construction Contracts,” the operating loss in the current period was the result of a contract loss provision associated with a specific construction project in Afghanistan and adjustment to our estimated margins on several other Afghanistan construction projects.

Maintenance and Technical Support Services

The following table sets forth the revenue and operating income for the MTSS operating segment for the three months ended October 3, 2008 as compared to the three months ended September 28, 2007.

	Three Months Ended
	October 3, 2008	September 28, 2007	Change
	(Dollars in thousands)

Revenue	$222,730	$176,794	$45,936
Operating income	19,741	3,700	16,041

Revenue.  Revenue for the three months ended October 3, 2008 increased $45.9 million, or 26.0%, as compared with the three months ended September 28, 2007. The increase primarily resulted from the following:

• Contract Logistics Support.  Revenue increased $12.5 million, or 28.2%, primarily due to higher deliveries of engines and other support equipment associated with our C-21 and Life Cycle Contractor Support, or “LCCS”, programs. We expect additional revenue growth for the remainder of the fiscal year due to scope increases from the U.S. government for spending related to the global war on terror.

• Field Service Operations.  Revenue increased $10.7 million, or 13.6%, primarily due to a new contract for logistics services at Fort Campbell which started in May 2008 and additional revenue from higher personnel levels in our Contract Field Teams, or “CFT,” program.

• Aviation & Maintenance Services.  Revenue increased $21.6 million, or 39.7%, primarily due to increased work associated with MRAP vehicles and increased revenue associated with our General Maintenance Corps contract. These increases were offset by a decline in our marine services and a decrease in threat management systems work.

Operating Income.  Operating income for the three months ended October 3, 2008 increased $16.0 million, to $19.7 million, as compared to $3.7 million for the three months ended September 28, 2007. The increase primarily resulted from the following:

• Contract Logistics Support.  Operating income for the three months ended October 3, 2008 increased by $3.6 million, to $2.4 million for the three months ended October 3, 2008, as compared to an operating loss of $1.1 million for the three months ended September 28, 2007. The positive results were primarily due to improved project management in several key programs.

• Field Service Operations.  Operating income increased $2.2 million, or 45.8%, for the three months ended October 3, 2008, as compared to the three months ended September 28, 2007, driven primarily by increased revenue.

• Aviation & Maintenance Services.  Operating income increased $11.4 million, or 358.2%, for the three months ended October 3, 2008, as compared to the three months ended September 28, 2007, primarily due to increased revenue in key high-margin service areas such as our MRAP program.

Six Months Ended October 3, 2008 Compared to Six Months Ended September 28, 2007

The following table sets forth the revenues and operating income for our ISS, LCM and MTSS operating segments, both in dollars and as a percentage of our consolidated revenues for segment revenue and as a percentage of our consolidated operating income for segment specific operating income, for the six months ended October 3, 2008 as compared to the six months ended September 28, 2007.

	Six Months Ended
	October 3, 2008		September 28, 2007
	(Dollars in thousands)

Revenues
International Security Services	$877,709	58.7%	$559,412	53.6%
Logistics and Construction Management	178,928	12.0%	110,751	10.6%
Maintenance and Technical Support Services	441,607	29.5%	373,619	35.8%
Other/elimination	(2,299)	–0.2%	—	0.0%

Consolidated	$1,495,945	100.0%	$1,043,782	100.0%

Operating Income and Margin
International Security Services	$75,378	5.0%	$57,134	5.5%
Logistics and Construction Management	(16,987)	–1.1%	(431)	–0.1%
Maintenance and Technical Support Services	28,236	1.9%	8,904	0.9%

Consolidated	$86,627	5.8%	$65,607	6.3%

International Security Services

The following table sets forth the revenue and operating income for the ISS operating segment for the six months ended October 3, 2008 as compared to the six months ended September 28, 2007.

	Six Months Ended
	October 3, 2008	September 28, 2007	Change
	(Dollars in thousands)

Revenue	$877,709	$559,412	$318,297
Operating income	75,378	57,134	18,244

Revenue.  Revenue for the six months ended October 3, 2008 increased $318.3 million, or 56.9%, as compared with the six months ended September 28, 2007. The increase primarily resulted from the following:

• Law Enforcement and Security.  Revenue decreased $4.3 million, or 1.2%, primarily due to decreases in our security services in Afghanistan and Iraq offset by increases in Palestine, Liberia and Qatar. Revenue from our civilian police services in Afghanistan and Iraq decreased $15.9 million and $8.9 million, respectively. The decline in Afghanistan was due to revenue recognized in the prior year associated with our construction of a camp facility, which was completed in August 2007. In Iraq, revenue was lower due to the transition of our operations from leased facilities to customer furnished facilities in May 2007. Both of these projects resulted in significant non-recurring billable costs in the first six months of fiscal year 2008. We also experienced a decline of $0.8 million in our personal protective services due to declines in personnel levels. These declines were offset by new contracts started in early fiscal year 2009, through which we provide civilian police and security services in Palestine, Liberia and Haiti. These contracts contributed $13.5 million, $2.2 million and $1.6 million, respectively, in increased revenue for the period. Our worldwide personal protective services and our security guard services in Qatar also increased, which accounted for $1.0 million and $2.6 million in increased revenue, respectively.

• Specialty Aviation and Counter-drug Operations.  Revenue increased $3.5 million, or 1.8%, primarily due to new contracts associated with security and drug eradication training in Afghanistan, offset by a decline in our International Narcotics Law Enforcement programs due to program scope reductions.

• Global Linguist Solutions.  Revenue was $319.7 million for the INSCOM contract, which we perform through our GLS joint venture. Revenue benefited from the recognition of the GLS award fee of $14.4 million, which represents the award earned or accrued since the contract’s inception. The award fee is based on achieving specific contract performance criteria, such as operational fill rates. The second quarter of fiscal year 2009 is the first period in which we had sufficient basis to recognize the award fee for GLS. Revenue for the first six months of fiscal year 2009 may not be indicative of revenue for the remaining six months of fiscal year 2009 due to the contract ramp-up period which occurred primarily in the first three months of fiscal year 2009.

Operating Income.   Operating income for the six months ended October 3, 2008 increased $18.2 million, or 31.9%, as compared with the six months ended September 28, 2007. The increase primarily resulted from the following:

• Law Enforcement and Security.   Operating income decreased $17.6 million, or 24.4%, primarily due to declining margins in our civilian police services. This margin decline resulted from a shift in our contracts for these services from primarily fixed price type contracts in the prior period to cost reimbursable type contracts in the current period.

• Specialty Aviation and Counter-drug Operations.   Operating income increased $10.1 million, or 101.1%, primarily due to higher margins on several new security and drug eradication training contracts in Afghanistan.

• Global Linguist Solutions.   Operating income was $19.0 million for GLS for the six months ended October 3, 2008. Operating income benefited from the accrual of the GLS award fee of $14.4 million, which represents the award earned or accrued since the contract’s inception. The award fee is based on achieving specific contract performance criteria, such as operational fill rates. The second fiscal quarter of fiscal year 2009 is the first period in which we had sufficient basis to recognize the award fee for GLS. Operating income for the first six months of fiscal year 2009 may not be indicative of operating income for the remaining six months of fiscal year 2009 due to the contract ramp-up period which occurred primarily in the first three months of fiscal year 2009.

• General SG&A Factors.   SG&A expense declined for the six months ended October 3, 2008, as compared to the six months ended September 28, 2007. The decline in SG&A expense in the current period as compared to the prior period, is principally a result of prior period proposal costs associated with the INSCOM contract combined with improved SG&A cost management during the current period. This SG&A decline contributed positively to operating income growth for the fiscal quarter.

Logistics and Construction Management

The following table sets forth the revenue and operating income for the LCM operating segment for the six months ended October 3, 2008 as compared to the six months ended September 28, 2007.

	Six Months Ended
	October 3, 2008	September 28, 2007	Change
	(Dollars in thousands)

Revenue	$178,928	$110,751	$68,177
Operating income	(16,987)	(431)	(16,556)

Revenue.   Revenues for the six months ended October 3, 2008 increased $68.2 million, or 61.6%, as compared with the six months ended September 28, 2007. The increase primarily resulted from the following:

• Contingency and Logistics Operations.  Revenue increased by $22.9 million, or 45.5%, for the six months ended October 3, 2008, as compared to the six months ended September 28, 2007. This increase was primarily due to the expansion of operations and peacekeeping services in Africa and the Philippines, which increased $2.6 million and $14.3 million, respectively. Our growth in Africa was primarily driven by our Africa Peacekeeping program which declined in the first quarter of fiscal year 2009 but had significant growth in the second quarter of the fiscal year 2009 due to a successful contract recompete. Support services performed in response to the severe flooding which occurred in Iowa during the summer of 2008 also contributed to the increase, adding $10.8 million in additional revenue as compared to the prior period. These increases were offset by a decline in our Cecom/CRS Response programs due to a decline in current work levels in these programs.

• Operations Maintenance and Construction Management.  Revenue increased $44.5 million, or 73.7%, for the six months ended October 3, 2008, as compared to the six months ended September 28, 2007, primarily due to our construction projects in Africa and Afghanistan. As discussed above in “— Results of Operations — Consolidated — Impact of our Afghanistan Construction Contracts,” due to significant challenges on several Afghanistan construction contracts resulting partly from the deteriorating security situation in that country, we have made a strategic decision to not bid on any similar fixed-price contracts without revised terms and condition. This strategic decision is expected to impact future revenue in this segment by limiting the construction opportunities available to us.

Operating Income.   Operating income decreased $16.6 million, to an operating loss of $17.0 million, for the six months ended October 3, 2008, as compared to the six months ended September 28, 2007. The decrease primarily resulted from the following:

• Contingency and Logistics Operations.  Operating income decreased $0.5 million, or 11.6%, for the six months ended October 3, 2008, as compared to the six months ended September 28, 2007. We experienced higher costs in the current period related to the ramp-up of our new LOGCAP IV contract, which was awarded in early fiscal year 2009. Currently, LOGCAP IV does not contribute significantly to revenue but incurs costs associated with contract set-up and other overhead costs. Additionally, several programs which contributed positively to revenue growth in the quarter did not contribute to operating income since we have not yet recognized award fees. We anticipate an increase in operating income associated with these projects once we have completed portions of the projects and recognize award fees as revenue in accordance with our policies.

• Operations Maintenance and Construction Management.  Operating loss was $17.7 million for the six months ended October 3, 2008, as compared to operating income of $0.5 million for the six months ended September 28, 2007. As discussed above in “— Results of Operations — Consolidated — Impact of our Afghanistan Construction Contracts,” the operating loss in the current period was the result of a contract loss provision associated with a specific construction project in Afghanistan and adjustment to our estimated margins on several other Afghanistan construction projects.

Maintenance & Technical Support Services

The following table sets forth the revenue and operating income for the MTSS operating segment for the six months ended October 3, 2008 as compared to the six months ended September 28, 2007.

	Six Months Ended
	October 3, 2008	September 28, 2007	Change
	(Dollars in thousands)

Revenue	$441,607	$373,619	$67,988
Operating income	28,236	8,904	$19,332

Revenue.   Revenue for the six months ended October 3, 2008 increased $68.0 million, or 18.2%, as compared with the six months ended September 28, 2007. The increase primarily resulted from the following:

• Contract Logistics Support.  Revenue increased $16.8 million, or 16.7%, primarily due to higher deliveries of engines and other support equipment associated with our C-21 and LCCS programs. We expect additional revenue growth for the remainder of the fiscal year due to scope increases from the U.S. government for spending related to the global war on terror.

• Field Service Operations.  Revenue increased $15.0 million, or 8.9%, for the six months ended October 3, 2008, as compared to the six months ended September 28, 2007, primarily due to a new contract for logistics services at Fort Campbell which started in May 2008 and additional revenue from higher personnel levels in our CFT program.

• Aviation & Maintenance Services.  Revenue increased $34.8 million, or 33.3%, for the six months ended October 3, 2008, as compared to the six months ended September 28, 2007, primarily due to increased work associated with MRAP vehicles and increased revenue associated with our

General Maintenance Corps contract. These increases were offset by declines in our marine services, Columbus Air Force Base support services and in our threat management systems work.

Operating Income.   Operating income for the six months ended October 3, 2008 increased $19.3 million, to $28.2 million, as compared to $8.9 million for the six months ended September 28, 2007. The increase primarily resulted from the following:

• Contract Logistics Support.   Operating income for the six months ended October 3, 2008 increased by $3.8 million, to $2.5 million as compared to a $1.3 loss for the six months ended September 28, 2007. The improved results were primarily due to improved project management in several key programs.

• Field Service Operations.   Operating income increased $2.1 million, or 18.4%, for the six months ended October 3, 2008, as compared to the six months ended September 28, 2007, primarily due to increased revenue.

• Aviation & Maintenance Services.   Operating income increased $15.3 million, or 238.6%, for the six months ended October 3, 2008, as compared to the six months ended September 28, 2007, primarily due to increased revenue and improved margins in our MRAP program.

Fiscal Year Ended March 28, 2008 Compared to Fiscal Year Ended March 30, 2007

Consolidated

The following table sets forth, for the periods indicated, our consolidated results of operations, both in dollars and as a percentage of revenue:

	Fiscal Year Ended
	March 28, 2008		March 30, 2007
	(Dollars in thousands)

Revenue	$2,139,761	100.0%	$2,082,274	100.0%
Cost of services	(1,859,666)	(86.9)%	(1,817,707)	(87.3)%
Selling, general and administrative expenses	(117,919)	(5.5)%	(107,681)	(5.2)%
Depreciation and amortization expense	(42,173)	(2.0)%	(43,401)	(2.1)%

Operating income	120,003	5.6%	113,485	5.4%
Interest expense	(55,374)	(2.6)%	(58,412)	(2.8)%
Loss on early extinguishment of debt	—	0.0%	(3,484)	(0.1)%
Earnings from affiliates, net of dividends	4,758	0.2%	2,913	0.1%
Interest income	3,062	0.1%	1,789	0.1%
Other income, net	199	0.0%	—	0.0%

Income before taxes	72,648	3.4%	56,291	2.7%
Provision for income taxes	(27,999)	(1.3)%	(20,549)	(1.0)%

Income before minority interest	44,649	2.1%	35,742	1.7%

Minority interest	3,306	0.2%	—	0.0%

Net income	$47,955	2.2%	$35,742	1.7%

Revenue.  Revenue for the fiscal year ended March 28, 2008 increased $57.5 million or 2.8% as compared with the fiscal year ended March 30, 2007, reflecting increased revenue in all reporting segments. See “— Results of Operations by Reportable Segment” below for more analysis of our revenue growth by reportable segment.

Cost of services.  Cost of services for fiscal 2008 increased $42.0 million or 2.3% primarily due to growth in operations. As a percentage of revenue, costs of services decreased to 86.9% for fiscal year ended March 28, 2008 from 87.3% for fiscal year ended March 30, 2007. The key factors contributing to the decrease in cost of services as a percentage of revenue were continued strong performance of fixed-price task orders combined with contract modifications for construction efforts completed in earlier periods within the GS segment.

Selling, general and administrative expenses.  SG&A for the fiscal year ended March 28, 2008 increased $10.2 million or 9.5% as compared with the fiscal year ended March 30, 2007. Factors contributing to the increased SG&A included: (i) litigation costs associated primarily with the Worldwide Network Services litigation, which is further described in “Business — Legal Proceedings,” (ii) costs incurred in fiscal 2008 related to our Sarbanes-Oxley compliance preparation, (iii) consulting costs related to proposal activity for potential new contracts; and (iv) general SG&A costs necessary to support the current and anticipated growth of our business. Offsetting these increases were (i) non-recurring severance costs incurred in fiscal 2007 for certain former executives, and (ii) bonus compensation incurred in fiscal 2007 associated with our parent’s equity offering.

Depreciation and amortization expense.  Depreciation and amortization for the fiscal year ended March 28, 2008 decreased $1.2 million, or 2.8% as compared to the fiscal year ended March 30, 2007, primarily due to the effects of acquired software becoming fully amortized during the fiscal year.

Interest expense.  Interest expense for the fiscal year ended March 28, 2008 decreased $3.0 million, or 5.2% as compared with the fiscal year ended March 30, 2007. The decrease was primarily due to lower average debt outstanding in the fiscal year ended March 28, 2008, as compared with the fiscal year ended March 30, 2007. The interest expense incurred relates to our then existing senior secured credit facility, the Existing Notes and amortization of deferred financing fees.

Interest income.  Interest income for the fiscal year ended March 28, 2008 increased $1.3 million, or 71.2% as compared with the fiscal year ended March 30, 2007 due to higher average balance of our cash sweep accounts.

Provision for income taxes.  Provision for income taxes for the fiscal year ended March 28, 2008 increased $7.5 million or 36.3% as compared to the fiscal year ended March 30, 2007 due to an increase in taxable income. The effective tax rate increased to 38.5% from 36.5% for the fiscal years ended March 28, 2008 and March 30, 2007, respectively.

Results of Operations by Reportable Segment

International Security Services

The following table sets forth the revenue and operating income for the ISS operating segment for the fiscal year ended March 28, 2008 as compared to the fiscal year ended March 30, 2007.

	Fiscal Year Ended
	March 28, 2008	March 30, 2007	Change
	(Dollars in thousands)

Revenue	$1,097,083	$1,086,481	$10,602
Operating income	89,588	89,130	458

Revenue.  Revenue for the fiscal year ended March 28, 2008 increased $10.6 million, or 1.0%, as compared to the fiscal year ended March 30, 2007. The increase primarily resulted from the following:

• Law Enforcement and Security.  Revenue decreased $49.3 million primarily due to a decline in revenue from our operations in Iraq of $84.4 million offset in part by an increase in Afghanistan of $35.0 million. An additional $0.6 million increase was attributable mainly to non-recurring work in other Middle Eastern nations. In Iraq, we experienced a $66.1 million decrease in our CIVPOL services due to the transition of our operations from leased facilities to customer furnished facilities. As we had operated these leased locations and earned revenue through task orders, this planned transition from these facilities negatively affected our CIVPOL revenue. Despite the decline from the relocation, our core CIVPOL personnel levels remained consistent in Iraq and were not a driver of the decrease. The remaining decrease in revenue from our operations in Iraq was driven primarily by declines in non-recurring work associated with our personal protection services of $18.3 million. The increase in revenue from our operations in Afghanistan was due largely to increased personnel levels as well as additional services associated with the Afghan Poppy Eradication Program.

• Specialty Aviation and Counter-drug Operations.  Revenue increased $56.5 million primarily due to a $45.1 million increase in drug eradication services and $11.4 million of increase in other services. Our drug eradication services continue to grow through increases in our scope of services for these projects. We experienced significant growth in Afghanistan, where our services have played a key role in reducing narcotics in that country. Growth in other services includes counter narcotics technologies and forestry support services.

• Global Linguist Solutions.  Revenue was $3.6 million for the new INSCOM contract through our GLS joint venture, which began in our fiscal fourth quarter.

Operating income.  Operating income for the fiscal year ended March 28, 2008 increased $0.5 million or 0.5%, as compared to the fiscal year ended March 30, 2007. The increase primarily resulted from the following:

• Law Enforcement and Security.  Operating income increased $31.0 million as a result of improved contract performance and elimination of non-recurring write-offs from contract losses that occurred in the prior year. Our improved contract performance was primarily a result of effective cost management strategies executed in fiscal 2008 which allowed us to improve operating income despite a decline in revenue for our services within this strategic business unit, or “SBU”.

• Specialty Aviation and Counter-drug Operations.  Operating income decreased $4.7 million due to charges related to non-fee bearing, unscheduled maintenance of aircraft during the fiscal year. While the nature of this incremental work had a positive and significant impact on revenue, its structure as a “cost reimbursable only” contract did not provide a benefit to operating income.

• Global Linguist Solutions.  Start-up costs associated with this contract contributed to a decrease in our operating income of $6.7 million in the fiscal year ended March 28, 2008.

• General SG&A Factors.  We incurred a decrease of $19.1 million in operating income related to SG&A expenses in the fiscal year ended March 28, 2008. The fluctuation was due primarily to additional expenses from proposal costs associated with INSCOM, specific contract litigation expenses associated with the WWNS litigation and increases in necessary support functions associated with our current and anticipated growth. These cost increases were offset by one-time costs incurred in the prior year period related to severance expenses for certain former executives and bonus compensation associated with our parent’s initial public offering.

Logistics and Construction Management

The following table sets forth the revenue and operating income for the LCM operating segment for the fiscal year ended March 28, 2008 as compared to the fiscal year ended March 30, 2007.

	Fiscal Year Ended
	March 28, 2008	March 30, 2007	Change
	(Dollars in thousands)

Revenue	$285,317	$266,050	$19,267
Operating income	10,854	13,227	(2,373)

Revenue.  Revenue for the fiscal year ended March 28, 2008 increased $19.3 million, or 7.2%, as compared to the fiscal year ended March 30, 2007. The increase primarily resulted from the following:

• Contingency and Logistics Operations.  Revenue decreased by $10.1 million primarily due to non-recurring revenue associated with Hurricane Katrina in fiscal 2007.

• Operations Maintenance and Construction Management.  Revenue increased $25.5 million due to the ramp-up in various construction projects in regions including Africa and Afghanistan. Our strategic focus has been on our construction services, where we are executing a strategy that includes capitalizing on our construction expertise and our global resources in these areas. Because of our focus on this aspect of the business, growth in construction has outpaced our other services within this SBU, such as equipment positioning and military logistics.

Operating income.  Operating income for the fiscal year ended March 28, 2008 decreased $2.4 million or 17.9%, as compared to the fiscal year ended March 30, 2007. The decrease primarily resulted from the following:

• Contingency and Logistics Operations.  Operating income decreased by $6.0 million primarily due to the decline in revenue for non-recurring projects as discussed above.

• Operations Maintenance and Construction Management.  Continued growth through the ramp-up of new construction projects helped increase our operating income by $2.4 million.

• General SG&A Factors.  We had an increase of $1.2 million in operating income related to SG&A expenses in the current fiscal year. The improvement in SG&A expense was primarily a result of one-time costs incurred in the prior year related to severance expenses for certain former executives and bonus compensation associated with our parent’s initial public offering offset by additional expenses from proposal costs associated with LOGCAP IV.

Maintenance and Technical Support Services

The following table sets forth the revenue and operating income for the MTSS operating segment for the fiscal year ended March 28, 2008 as compared to the fiscal year ended March 30, 2007.

	Fiscal Year Ended
	March 28, 2008	March 30, 2007	Change
	(Dollars in thousands)

Revenue	$757,361	$729,743	$27,618
Operating income	19,561	11,128	8,433

Revenue.  Revenue for the fiscal year ended March 28, 2008 increased $27.6 million, or 3.8%, as compared to the fiscal year ended March 30, 2007. The increase primarily resulted from the following:

• Contract Logistics Support.  Revenue increased $31.9 million due to escalating support requirements associated with our LCCS programs, which include various services such as overhauls, support personnel and equipment supply, primarily for deployments in Iraq and Afghanistan. The increase was driven by shorter time periods between field overhauls on engines and propellers, which are two of our key services. A trend of higher overhauls was noted during the year due to a combination of factors, including longer equipment deployments, higher flight volumes and the harsh desert conditions in those regions.

• Field Service Operations.  Revenue decreased $31.9 million due to a temporary decline in personnel and level of services provided resulting from longer deployment cycles of equipment in Iraq and Afghanistan. While the longer deployment cycles have benefited our Contract Logistics Support Strategic Business Area, or “SBA”, it created a temporary decline in our FSO as planes and equipment are not rotated out of the theatre as frequently for complete resetting overhauls.

• Aviation & Maintenance Services.  Revenue increased $27.6 million primarily due to increased work associated with mine resistant vehicles and new threat management systems, offset by normal occurrence of completed projects.

Operating income.  Operating income for the fiscal year ended March 28, 2008 increased $8.4 million or 75.8%, as compared to the fiscal year ended March 30, 2007. The increase primarily resulted from the following:

• Contract Logistics Support.  Operating income increased $12.7 million due to better margins realized on higher revenue associated with our LCCS programs primarily supporting deployments in Iraq and Afghanistan, in addition to non-recurring losses from fiscal 2007 associated with our Commercial Support Services, or “CSS,” program.

• Field Service Operations.  Operating income decreased $6.5 million due to lower revenue offset in part by lower operating costs. The decrease in revenue created an undesirable cost structure due to the nature of our services within this SBA.

• Aviation & Maintenance Services.  Operating income increased $0.1 million, which was a result of higher revenue offset by a decrease in margin from several high margin non-recurring projects in fiscal year 2007, in addition to no margin “cost reimbursement only” projects for aircraft maintenance in fiscal year 2008 which increased revenue but ultimately reduced operating margin percentages.

• General SG&A Factors.  We had an increase of $2.1 million in operating income related to SG&A expenses in the current fiscal year. The fluctuation was primarily due to one time costs incurred in the prior year related to severance expenses for certain former executives and bonus compensation associated with our parent’s initial public offering.

Fiscal Year Ended March 30, 2007 Compared to Fiscal Year Ended March 31, 2006

Consolidated

The following table sets forth, for the periods indicated, our consolidated results of operations, both in dollars and as a percentage of revenue:

	Fiscal Year Ended
	March 30, 2007		March 31, 2006
	(Dollars in thousands)

Revenue	$2,082,274	100.0%	$1,966,993	100.0%
Cost of services	(1,817,707)	(87.3)%	(1,722,089)	(87.5)%
Selling, general and administrative expenses	(107,681)	(5.2)%	(97,520)	(5.0)%
Depreciation and amortization expense	(43,401)	(2.1)%	(46,147)	(2.4)%

Operating income	113,485	5.4%	101,237	5.1%
Interest expense	(58,412)	(2.8)%	(56,686)	(2.9)%
Loss on early extinguishment of debt	(3,484)	(0.1)%	—	0.0%
Net earnings from affiliates	2,913	0.1%	—	0.0%
Interest income	1,789	0.1%	461	0.0%

Income before taxes	56,291	2.7%	45,012	2.2%
Provision for income taxes	(20,549)	(1.0)%	(16,627)	(0.8)%

Net income	$35,742	1.7%	$28,385	1.4%

Revenue.  Revenue in the fiscal year ended March 30, 2007 increased by $115.3 million, or 5.9%, as compared with the fiscal year ended March 31, 2006. The increase, as more fully described in the results by segment, was a result of revenue growth in each of our reportable segments. In our ISS segment, revenue growth was primarily a result of additional services provided under the Air-Wing drug eradication contract and a higher number of international police liaison officers deployed in the Middle East under the Civilian Police program. In our LCM segment, revenue growth was primarily the result of additional services provided under our African Peacekeeping program. In our MTSS segment, revenue growth was primarily the result of increased aviation maintenance services. See “— Results by Reportable Operating Segment” below for more analysis of our revenue growth by reportable segment.

Costs of services.  Costs of services in the fiscal year ended March 30, 2007 increased by $95.6 million, or 5.6%, compared with the fiscal year ended March 31, 2006. As a percentage of revenue, costs of services decreased to 87.3% for fiscal year ended March 30, 2007 from 87.5% for fiscal year ended March 31, 2006. The factors contributing to the decrease in cost of services as a percentage of revenue were: (i) continued strong performance of fixed-price task orders under the Civilian Police and Air-Wing programs; (ii) improved contract mix resulting from a larger proportion of higher-margin fixed-price and time-and-materials contracts; (iii) contract modifications for construction efforts in Afghanistan completed in earlier periods; and (iv) wage pass-through claims within the MTSS segment. These factors were offset by:

(i) operating costs in excess of contract funding to complete a base camp in Iraq in the second quarter of fiscal 2007; and (ii) the suspension of a security contract with a customer in Saudi Arabia.

Selling, general and administrative expenses.  SG&A in the fiscal year ended March 30, 2007 increased $10.2 million, or 10.4%, compared with the fiscal year ended March 31, 2006. In addition, as a percentage of revenue, SG&A increased slightly to 5.2% for the fiscal year ended March 30, 2007 from 5.0% for the fiscal year ended March 31, 2006. Factors contributing to the increase for the fiscal year ended March 30, 2007 include an increase in business development costs and an increase in corporate administrative costs, primarily the result of developing these functions as an independent company. In addition, fiscal 2007 SG&A includes $6.5 million related to severance expenses for certain former executives and bonus compensation associated with our parent’s equity offering. Offsetting these increases was a $7.0 million reduction in bad debt expense compared to fiscal 2006.

Depreciation and amortization.  Depreciation and amortization in the fiscal year ended March 30, 2007 decreased $2.7 million, or 6%, as compared with the fiscal year ended March 31, 2006.

Interest expense.  Interest expense in the fiscal year ended March 30, 2007 increased by $1.7 million, or 3.0%, as compared with the fiscal year ended March 31, 2006. The interest expense incurred relates to our then existing senior secured credit facility, the Existing Notes and amortization of deferred financing fees. The increase is due to the higher interest expense related to that senior secured credit facility from increasing variable interest rates during the fiscal year ended March 30, 2007. Partially offsetting the higher variable rate interest expense was lower interest incurred on the Existing Notes, which have a fixed interest rate of 9.5%, due to the partial redemption in connection with our parent’s equity offering.

Loss on debt extinguishment.  In conjunction with our parent’s equity offering in May 2006, we incurred: (i) a premium of $2.7 million related to the redemption of a portion of the Existing Notes; and (ii) the write-off of $0.8 million in deferred financing costs associated with the early retirement of a portion of the Existing Notes.

Income tax expense.  Income tax expense in the fiscal year ended March 30, 2007 increased $3.9 million or 23.6%, compared with the fiscal year ended March 31, 2006. The increase is consistent with the increase in net income before tax as the effective tax rate for both fiscal years was approximately 36.5%.

Results by Reportable Operating Segment

International Security Services

The following table sets forth the revenue and operating income for the ISS operating segment for the fiscal year ended March 30, 2007 as compared to the fiscal year ended March 31, 2006.

	Fiscal Year Ended
	March 30, 2007	March 31, 2006	Change
	(Dollars in thousands)

Revenue	$1,086,481	$1,039,650	$46,831
Operating income	89,130	91,816	(2,686)

Revenue.  Revenue for the fiscal year ended March 30, 2007 increased $46.8 million, or 4.5%, as compared with the fiscal year ended March 31, 2006. The increase primarily reflected the following:

•	increased aviation support services of drug eradication activities under the Air-Wing program in South America and Afghanistan — $85.8 million;

•	a higher net number of international police liaison officers deployed in the Middle East under the Civilian Police program — $16.0 million; and

•	new security service and specialty aviation contracts — $30.4 million;

partially offset by:

•	conclusion of five task orders under the World Wide Personal Protective Services program — $73.8 million; and

•	the suspension of a security contract with a customer located in the Middle East — $11.8 million.

Operating income.  Operating income for the fiscal year ended March 30, 2007 decreased $2.7 million, or 2.9%, as compared with the fiscal year ended March 31, 2006. The decrease primarily reflected the following:

•	the suspension of a security contract with a customer located in the Middle East — $7.8 million; and

•	lower contribution from the Worldwide Personal Protection Services programs, including the completion of task orders in Israel, Haiti, Afghanistan and central Iraq, unrealized investment in personnel training and cost in excess of contract funding to complete the construction of a base camp in Iraq for the DoS — $14.5 million;

partially offset by:

•	improved profitability on fixed-price task orders under the Air-Wing program due to strong performance and favorable contract changes — $11.4 million; and

•	a reduction in bad debt expense — $7.0 million.

Logistics and Construction Management

The following table sets forth the revenue and operating income for the LCM operating segment for the fiscal year ended March 30, 2007 as compared to the fiscal year ended March 31, 2006.

	Fiscal Year Ended
	March 30, 2007	March 31, 2006	Change
	(Dollars in thousands)

Revenue	$266,050	$218,711	$47,339
Operating income	13,227	6,080	7,147

Revenue.  Revenue for the fiscal year ended March 30, 2007 increased $47.3 million, or 21.6%, as compared with the fiscal year ended March 31, 2006. The increase primarily reflected the following:

•	additional contingency and logistics services provided under the Africa Peacekeeping contract — $43.4 million;

•	increased weapons removal and abatement services in Afghanistan — $6.9 million; and

•	construction management services progress in Africa — $9.3 million;

partially offset by:

•	non-recurring contingency and logistics services provided to FEMA after Hurricane Katrina — $11.6 million.

Operating income.  Operating income for the fiscal year ended March 30, 2007 increased $7.1 million, or 117.5%, as compared with the fiscal year ended March 31, 2006. The increase primarily reflected the following:

•	a contract modification for construction activities in Afghanistan completed in earlier periods — $7.6 million; and

•	increased logistic support services under the Africa Peacekeeping program with the DoS — $3.7 million;

partially offset by:

•	non-recurring contingency and logistics services provided to FEMA after Hurricane Katrina — $2.8 million; and

•	lower contribution from the Forward Operating Locations programs, primarily due to a lower number of vehicles purchased by the customer — $0.7 million.

Maintenance and Technical Support Services

The following table sets forth the revenue and operating income for the MTSS operating segment for the fiscal year ended March 30, 2007 as compared to the fiscal year ended March 31, 2006.

	Fiscal Year Ended
	March 30, 2007	March 31, 2006	Change
	(Dollars in thousands)

Revenue	$729,743	$708,632	$21,111
Operating income	11,128	3,341	7,787

Revenue.  Revenue for the fiscal year ended March 30, 2007 increased $21.1 million, or 3.0%, compared with the fiscal year ended March 31, 2006. The increase primarily reflected the following:

•	an increase in personnel and services provided under the Contract Field Teams program — $19.7 million;

•	increased domestic aviation services provided to the U.S. Air Force through a subcontract agreement under the C-21 Contractor Logistics Support program — $25.7 million;

•	revenue recorded in connection with wage pass-through claims — $10.4 million; and

•	new business and net growth in existing contracts — $24.5 million;

partially offset by:

•	reduced U.S. government funding for the Army Pre-Positioned Stocks Afloat program — $20.7 million;

•	the completion of the Fort Hood contract and Bell Helicopter contracts under the Domestic Aviation program — $31.4 million;

•	a decrease in services provided on the V-22 helicopter under the Contract Field Teams contract — $2.3 million; and

•	the cyclic nature of time between overhauls on engines and propellers performed under the LCCS program — $5.4 million.

Operating income.  Operating income for the fiscal year ended March 30, 2007 increased $7.8 million, or 233.1%, compared with the fiscal year ended March 31, 2006. The increase primarily reflected the following:

•	wage pass-through claims — $10.4 million;

•	various new business and net growth in existing contracts — $5.5 million;

•	increased domestic aviation services provided to the U.S. Air Force through a subcontract agreement under the C-21 Contractor Logistics Support program — $0.4 million; and

•	improved profitability on the Contract Field Teams program, which benefited from maintenance and repair activities performed on military equipment returning from Iraq and Afghanistan — $1.3 million;

partially offset by:

•	operating losses from services provided to the U.S. Army under the LCCS program and CSS program — $8.0 million; and

•	completion of the Fort Hood contract in July 2006 — $1.1 million.

Liquidity and Capital Resources

Cash generated by operations and borrowings available under our senior secured credit facility are our primary sources of short-term liquidity. Based on our current level of operations, we believe our cash flow from operations and our available borrowings under our senior secured credit facility will be adequate to meet our liquidity needs for the foreseeable future. However, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our senior secured credit facility in an amount sufficient to enable us to repay our indebtedness, including the Notes, or to fund our other liquidity needs.

Consolidated Cash Flows

The following table sets forth cash flow data for the periods indicated therein:

	Fiscal Year Ended			Six Months Ended
	March 31,	March 30,	March 28,	September 28,	October 3,
	2006	2007	2008	2007	2008
	(Dollars in thousands)

Net cash provided by (used in) operating activities	$55,111	$93,533	$42,361	$49,910	$37,953
Net cash used by investing activities	(6,231)	(7,595)	(11,306)	(3,220)	(19,718)
Net cash provided by (used by) financing activities	(41,781)	(4,056)	(48,131)	(39,083)	29,165

Cash provided by operating activities for the six months ended October 3, 2008 was $38.0 million, as compared to $49.9 million for the six months ended September 28, 2007. Our strong operating cash flow for the period was the result of higher cash generated from operations offset by a reduction in cash from an increase in our net working capital. Cash generated from operations benefited from our strong operational performance combined with seasonal payment cycles associated with our largest customers’ fiscal calendar. The change in net working capital was primarily due to increases in accounts payable and accrued liabilities and an increase in accounts receivable. Net of revenue growth, our accounts receivable actually declined due to improved collection efforts implemented during the six months ended October 3, 2008. As a result of these efforts, days sales outstanding, a key metric utilized by management to monitor collection efforts on accounts receivable, decreased from 73 days as of March 28, 2008 to 63 days as of October 3, 2008.

Operating cash flow, a key source of our liquidity, was $42.4 million for fiscal 2008, a decrease of $51.2 million, or 54.7%, as compared to the fiscal year 2007. The decrease in operating cash flow compared to fiscal 2007 was primarily attributable to changes in working capital, particularly in accounts receivable and prepaid expenses and other current assets of $92.1 million offset by a net release of restricted cash in the current year as compared to a net use of cash in fiscal 2007 which had a net impact of $29.1 million. The $12.2 million increase in net income also helped offset the decreases from working capital. The changes in working capital were due to the timing of collections along with business growth from new customers net of GLS expenditures in the fourth quarter.

Operating cash flow was $93.5 million for fiscal 2007, an increase of $38.4 million, or 70%, as compared to the fiscal year 2006. The increase in operating cash flow is primarily attributable to earnings growth of $7.4 million and cash flows provided by working capital of $37.2 million, particularly, accounts payable and accrued liability activities related to the timing of payroll processing, interest payments and customer advances. The timing for payroll processing, interest payments and customer advances can vary from quarter to quarter. Partially offsetting the increased operating cash flow was the payment of special cash bonuses subsequent to our parent’s equity offering of $3.1 million in the aggregate to our executive officers and certain other members of management. These bonuses rewarded management for their efforts in connection with the successful consummation of the equity offering.

Cash used in investing activities was $19.7 million for the six months ended October 3, 2008 as compared to cash used in investing activities of $3.2 million for the six months ended September 28, 2007. This use of cash from investing activities was the result primarily of changes in our cash restricted as collateral on letters of credit.

Net cash used in investing activities was $11.3 million in fiscal 2008 compared to $7.6 million in fiscal 2007. The increase in cash used by investing activities was primarily due to a permanent investment in an unconsolidated equity investee.

Cash flows related to investing consisted primarily of cash used for capital expenditures. Net cash used by investing activities was $7.6 million in fiscal 2007 compared to $6.2 million for the fiscal 2006. Capital spending related to the purchase of property and equipment increased $4.7 million in 2007 from 2006 levels to $7.0 million, primarily due to purchase of vehicles, equipment and for certain leasehold improvements. Capital expenditures are made primarily due to contractual requirements. We customarily lease our vehicles and equipment and intend to continue our practice of leasing our vehicles and equipment in the future.

Cash provided by financing activities was $29.2 million for the six months ended October 3, 2008, as compared to cash used of $39.1 million for the six months ended September 28, 2007. The cash provided by financing activities during the period was primarily from our new financing arrangements discussed below and borrowings under our financed insurance contracts. Cash used in financing activities for the six months ended September 28, 2007 was due primarily to repayments of borrowings under our term loans.

Cash used by financing activities was $4.1 million for the fiscal year ended March 30, 2007, compared to cash used of $41.8 million for the fiscal year March 31, 2006. Financing activities during the fiscal year 2007 included: (i) partial redemption of Existing Notes of $31.5 million, including redemption premium; (ii) transfers received from our parent; and (iii) borrowings under other financing arrangements. The cash used in financing activities during the fiscal year 2006 was due to the $35.0 million repayment of borrowings under our revolving credit facility, the $3.4 million scheduled repayment of our bank note borrowings, the $1.9 million payment of offering expenses and the $0.5 million purchase of an interest rate cap that limits our exposure to upward movements in variable rate debt.

Financings

On July 28, 2008, we entered into a new senior secured credit facility consisting of a revolving credit facility of $200 million (including a letter of credit sub facility of $125 million) and a term loan facility of $200 million. On that date, we borrowed $200 million under the term loan facility at the LIBOR rate plus the applicable margin then in effect to refinance certain existing indebtedness and pay certain transaction costs relating to the senior secured credit facility and the July 2008 offering of Old Notes. The maturity date of the revolving credit facility and the term loan facility is August 15, 2012. The senior secured credit facility contains various financial covenants, including a total leverage ratio, an interest coverage ratio, limitations on capital expenditures and certain limitations based upon eligible accounts receivable. See

“Description of Material Indebtedness” for additional information concerning the senior secured credit facility.

As of October 3, 2008, no balance was outstanding under our revolving credit facility and $200.0 million was outstanding under the term loan facility. Our available borrowing capacity under the revolving credit facility totaled $187.6 million at October 3, 2008, which gives effect to $12.4 million of outstanding letters of credit. The interest rate at October 3, 2008 for our borrowings under the senior secured credit facility was 5.96%.

We currently have in place interest rate swap agreements to hedge our exposure to interest rate increases on a notional principal amount of $200 million. See “— Quantitative and Qualitative Disclosure About Market Risk — Interest Rate Risk” and Note 10 to our condensed consolidated financial statements for the six months ended October 3, 2008.

On July 28, 2008, we issued $125 million in aggregate principal amount of Old Notes. These Old Notes were issued under the indenture pertaining to our Existing Notes. As of October 3, 2008, approximately $417 million of aggregate principal amount of Notes were outstanding. The Notes mature during February 2013. Interest accrues on the Notes at the rate of 9.5% per annum and is payable semi-annually. See “Description of Notes” for additional information concerning our Notes.

Contractual Commitments

The following table presents our contractual commitments associated with our debt and other obligations as of October 3, 2008:

	Fiscal
	2009	2010	2011	2012	2013	Thereafter	Total
	(Dollars in thousands)

Contractual obligations:
Term loan(1)	$—	$16,875	$50,625	$55,500	$77,000	$—	$200,000
Senior subordinated notes	—	—	—	—	417,032	—	417,032
Operating leases(2)	17,583	19,002	9,376	9,077	8,784	26,421	90,244
Interest on indebtedness(3)	25,438	51,451	50,026	46,351	41,262	—	214,528
Contractual indemnity(4)	2,268	—	—	—	—	—	2,268
Management fee(5)	300	300	300	300	300	300	1,800
FIN 48 liabilities(6)	—	2,547	1,437				3,983

Total contractual obligations	$45,589	$90,175	$111,764	$111,228	$544,378	$26,721	$929,855

(1)	As of October 3, 2008, there were no amounts outstanding under the revolving credit facility. It is therefore not included in this table. This table also excludes $22.1 million of letters of credit, $15.7 million of which were collateralized by restricted cash.

(2)	For additional information about our operating leases, see Note 7 to our consolidated financial statements for fiscal 2008.

(3)	Represents interest expense calculated using interest rates of: (i) 5.96% on the term loan facility; and (ii) 9.5% on the Notes.

(4)	Contracted statutory severance obligation for employees due at end of a specific U.S. federal government contract. Payment will be deferred if the contract is extended beyond the current term.

(5)	For additional information on the management fee, see Note 14 to our consolidated financial statements for fiscal 2008.

(6)	See “— Critical Accounting Policies — Deferred Taxes, Valuation Allowances and Tax Reserves” for further information concerning FIN 48.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements consist of letters of credit and operating lease obligations, which are excluded from the balance sheet in accordance with GAAP. Our letters of credit and lease obligations are described in Notes 6 and 7, respectively, in the notes to our consolidated financial statements for fiscal 2008 and in Notes 5 and 6, respectively, to our financial statements for the six month period ended October 3, 2008. In addition, the future operating lease expense is reflected in “— Contractual Commitments.”

Effects of Inflation

We have generally been able to anticipate increases in costs when pricing our contracts. Bids for longer-term fixed-price and time-and-materials type contracts typically include sufficient labor and other cost escalations in amounts expected to cover cost increases over the period of performance. Consequently, because costs and revenue include an inflationary increase commensurate with the general economy in which we operate, net income as a percentage of revenue has not been significantly impacted by inflation.

Quantitative and Qualitative Disclosures About Market Risk

The inherent risk in market risk sensitive instruments and positions primarily relates to potential losses arising from adverse changes in interest rates and foreign currency exchange rates. For further discussion of market risks we may encounter, see “Risk Factors.”

Interest Rate Risk

We have interest rate risk relating to changes in interest rates on our variable rate debt. Our policy is to manage interest rate exposure through the use of a combination of fixed and floating rate debt instruments. Borrowings under the senior secured credit facility bear interest at a rate per annum equal to, at our option, either (1) a base rate or (2) LIBOR, plus, in either case, an applicable margin determined by reference to the leverage ratio, as set forth in the senior secured credit agreement. The applicable margins for the base rate and LIBOR rate as of October 3, 2008 were 1.75% and 2.75%, respectively. On November 25, 2008, the applicable margins were reset in accordance with the terms of our senior secured credit facility. The applicable margins for the base rate and LIBOR rate as of November 25, 2008 were 1.5% and 2.5%. As of October 3, 2008, we had $615.8 million of indebtedness, including the Notes and excluding accrued interest thereon, of which $200.0 million was secured. On the same date, we had approximately $187.6 million available under our senior secured credit facility (which gives effect to $12.4 million of outstanding letters of credit). Each quarter point change in interest rates results in an approximately $0.5 million change in annual interest expense on the term loan facility.

The table below provides information about our fixed rate and variable rate long-term debt as of October 3, 2008.

								Average
	Expected Maturity as of Fiscal Year							Interest
	2009	2010	2011	2012	2013	Thereafter	Total	Rate
	(Dollars in thousands)

Fixed rate	$—	$—	$—	$—	$417,032	$—	$417,032	9.50%
Variable rate	—	16,875	50,625	55,000	77,500	—	200,000	5.96%

Total debt	$—	$16,875	$50,625	55,000	$494,532	$—	$617,032

The fair value of our term loan borrowings under the senior secured credit facility is approximately $200.0 million. The fair value of the Notes is approximately $410.8 million based on their quoted market value. The above table does not give effect to $28.1 million of outstanding letters of credit, $15.7 million of which were collateralized by restricted cash, or unamortized discount of $12 million on the Notes, in each case as of October 3, 2008.

During fiscal 2008, in order to mitigate interest rate risk related to our floating rate indebtedness, we entered into interest rate swap agreements with notional amounts totaling $275 million. The interest rate swaps effectively fixed the interest rate at 6.96%, including applicable margin of 2% at March 28, 2008, on the first $275 million of our floating rate debt. The interest rate on the notional amount of $75 million was effectively fixed through September 2008 and the interest rate on the remaining $200 million was effectively fixed through May 2010. We concluded that the interest rate swaps qualify as cash flow hedges under the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

Foreign Currency Exchange Rate Risk

We are exposed to changes in foreign currency rates. At present, we do not utilize any derivative instruments to manage risk associated with currency exchange rate fluctuations. The functional currency of certain foreign operations is the local currency. Accordingly, these foreign entities translate assets and liabilities from their local currencies to U.S. dollars using year-end exchange rates while income and expense accounts are translated at the average rates in effect during the year. The resulting translation adjustment is recorded as accumulated other comprehensive (loss) income. Management has determined that our foreign currency transactions are not material.

Critical Accounting Policies

The process of preparing financial statements in conformity with GAAP requires the use of estimates and assumptions to determine reported amounts of certain assets, liabilities, revenue and expenses and the disclosure of related contingent assets and liabilities. These estimates and assumptions are based upon information available at the time of the estimates or assumptions, including our historical experience, where relevant. These significant estimates and assumptions are reviewed quarterly by management with oversight by the Disclosure Control Committee, an internal committee comprised of members of senior management. The Disclosure Control Committee presents its views to the Audit Committee of our parent’s board of directors. Because of the uncertainty of factors surrounding the estimates, assumptions and judgments used in the preparation of our financial statements, actual results may differ from the estimates, and the difference may be material.

Our critical accounting policies are those policies that are both most important to our financial condition and results of operations and require the most difficult, subjective or complex judgments on the part of management in their application, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. We believe that the following represent our critical accounting policies. For a summary of all of our significant accounting policies, see Note 1 to our fiscal 2008 consolidated financial statements included in this prospectus. Our external auditors have discussed our critical accounting policies with the Audit Committee of our parent’s board of directors.

Revenue Recognition

We are predominantly a services provider and only include products or systems when necessary for the execution of the service arrangement and as such, systems, equipment or materials are not generally separable from services. Revenue is recognized when persuasive evidence of an arrangement exists, services or products have been provided to the client, the sales price is fixed or determinable, and collectability is reasonably assured. Each arrangement is unique and revenue recognition is evaluated on a contract by contract basis. Our contracts typically fall into four categories with the first representing the vast majority of our revenue. The contract types are federal government contracts, construction type contracts, software contracts and multiple arrangement type contracts. We apply the appropriate guidance consistently to similar contracts.

We expense pre-contract costs as incurred for an anticipated contract until the contract is awarded. Throughout the life of the contract, indirect costs, including general and administrative costs, are expensed as incurred. Management regularly reviews project profitability and underlying estimates. Revisions to estimates are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management.

Major factors we consider in determining total estimated revenue and cost include the basic contract price, contract options, change orders (modifications of the original contract), back charges and claims, and contract provisions for penalties, award fees and performance incentives. All of these factors and other special contract provisions are evaluated throughout the life of our contracts when estimating total contract revenue under the percentage-of-completion or proportional methods of accounting.

Federal Government Contracts — For all non-construction and non-software U.S. federal government contracts or contract elements, we apply the guidance in the AICPA Accounting and Auditing Guide, Federal Government Contractors, or “AAG-FGC.” We apply the combination and segmentation guidance in the AAG-FGC in analyzing the deliverables contained in the applicable contract to determine appropriate profit centers. Revenue is recognized by profit center using the percentage-of-completion method or completed contract method.

Projects under our U.S. federal government contracts typically have different pricing mechanisms that influence how revenue is earned and recognized. These pricing mechanisms are classified as cost plus fixed-fee, fixed-price, cost plus award fee, time-and-materials (including unit-price/level-of-effort contracts), or IDIQ. The exact timing and quantity of delivery for IDIQ profit centers are not known at the time of contract award, but they can contain any type of pricing mechanism.

Revenue on projects with a fixed-price or fixed-fee is generally recognized ratably over the contract period measured by either output or input methods appropriate to the services or products provided. For example, “output measures” can include period of service, such as for aircraft fleet maintenance; and units delivered or produced, such as aircraft for which modification has been completed. “Input measures” can include a cost-to-cost method, such as for procurement-related services.

Revenue on time and materials projects is recognized at contractual billing rates for applicable units of measure (e.g. labor hours incurred, units delivered).

The completed contract method is sometimes used when reliable estimates cannot be supported for percentage-of-completion method recognition or for short duration projects when the results of operations would not vary materially from those resulting from use of the percentage-of-completion method. Until complete, project costs are maintained in work in progress, a component of inventory.

Construction Contracts or Contract Elements — For all construction contracts or contract elements, revenue is recognized by profit center using the percentage-of-completion method.

Software Contracts or Contract Elements — It is our policy to review any arrangement containing software or software deliverables using applicable GAAP guidance for software revenue recognition to ensure accurate accounting of these arrangements as discussed further in Note 1 to our consolidated financial statements for fiscal 2008. We never sell software on a separate, standalone basis. As a result, software arrangements are typically accounted for as one unit of accounting and are recognized over the service period, including the period of post-contract customer support.

Other Contracts or Contract Elements — Our contracts with non-federal government customers are predominantly multiple-element. Multiple-element arrangements involve multiple obligations in various combinations to perform services, deliver equipment or materials, grant licenses or other rights, or take certain actions. We evaluate all deliverables in an arrangement to determine whether they represent separate units of accounting and arrangement consideration is allocated among the separate units of accounting based on their relative fair values. Fair values are established by evaluating vendor specific objective evidence, or “VSOE,” or third-party evidence if available. Due to the customized nature of our arrangements, VSOE and third-party evidence is generally not available resulting in applicable arrangements being accounted for as one unit of accounting.

Deferred Taxes, Tax Valuation Allowances and Tax Reserves

Our income tax expense, deferred tax assets and liabilities and reserves for uncertain tax positions reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in both the U.S. and numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating our ability to recover our deferred tax assets we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, we develop assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage the underlying businesses.

We recognize valuation allowances to reduce the carrying value of deferred tax assets to amounts that we expect are more likely than not to be realized. Our valuation allowances primarily relate to the deferred tax assets established for certain tax credit carryforwards and net operating loss carryforwards for U.S. and non-U.S. subsidiaries, and we evaluate the realizability of our deferred tax assets by assessing the related valuation allowance and by adjusting the amount of these allowances, if necessary. We assess such factors as our forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets in determining the sufficiency of our valuation allowances. Failure to achieve forecasted taxable income in the applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in our effective tax rate on future earnings. Implementation of different tax structures in certain jurisdictions could, if successful, result in future reductions of certain valuation allowances.

The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities, which often result in potential assessments. Significant judgment is required in determining income tax provisions and evaluating tax positions. We establish reserves for open tax years for uncertain tax positions that may be subject to challenge by various tax authorities. The consolidated tax provision and related accruals include the impact of such reasonably estimable losses and related interest and penalties as deemed appropriate.

On March 31, 2007, we adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” an Interpretation of Statement of Financial Accounting Standards No. 109, or “FIN No. 48,” which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN No. 48, we may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by the taxing authorities. The determination is based on the technical merits of the position and presumes that each uncertain tax position will be examined by the relevant taxing authority that has full knowledge of all relevant information.

The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

We believe we have adequately provided for any reasonably foreseeable outcome related to these matters, and our future results may include favorable or unfavorable adjustments to our estimated tax liabilities. To the extent that the expected tax outcome of these matters changes, such changes in estimate will impact the income tax provision in the period in which such determination is made.

Equity-Based Compensation Expense

We have adopted the provisions of and accounted for equity-based compensation in accordance with FASB No. 123 (revised 2004), “Share-Based Payment”, or “SFAS No. 123R.” Under the fair value recognition provisions, equity-based compensation expense is measured using the grant date fair value for equity awards or is revalued each accounting period for liability awards. See Note 10 of our audited consolidated financial statements for fiscal 2008 for further information regarding the SFAS No. 123(R) disclosures.

We currently have two types of share-based payment awards, restricted stock units, or “RSUs,” in our parent and Class B membership interests in DIV Holding, which we refer to as “Class B membership interests”. The “RSUs” are classified as liability awards under GAAP and are thus revalued based on our parent’s closing stock price at the end of each accounting period. The Class B membership interests are considered equity awards under GAAP and were valued at the grant date using the Black-Scholes model.

The determination of the fair value of the Class B membership interests is affected by our parent’s stock price as well as assumptions including volatility, the risk-free interest rate and expected dividends. We base the risk-free interest rate that we use in the pricing model on a forward curve of risk free interest rates based on constant maturity rates provided by the U.S. Treasury. Our parent has not paid and does not anticipate paying any cash dividends in the foreseeable future and we therefore used an expected dividend yield of zero in the pricing model.

We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate forfeitures and record stock-based compensation expense only for those awards that are expected to vest. Our share-based payment awards typically vest ratably over the requisite service periods, which differs from our recognition of compensation expense that is recognized on an accelerated basis over the awards’ requisite service periods.

Recent Accounting Pronouncements

Information regarding recent accounting pronouncements is included in Note 1 to our fiscal 2008 consolidated financial statements included in this prospectus.

THE EXCHANGE OFFER

General

The issuers issued and sold $125.0 million of Old Notes on July 28, 2008, or the “Closing Date,” in a transaction exempt from the registration requirements of the Securities Act. An additional $90,000 of Existing Notes were issued in a prior private placement and were not exchanged for new notes in a prior exchange offer. The initial purchasers of the Old Notes subsequently resold them to qualified institutional buyers in reliance on Rule 144A.

In connection with the sale of $125.0 million of Old Notes to the initial purchasers on July 28, 2008, the holders of those Old Notes became entitled to the benefits of an A/B exchange registration rights agreement, or “Registration Rights Agreement,” dated the Closing Date between the issuers, our domestic subsidiaries that guaranteed the Old Notes and the initial purchaser. The holders of the additional $90,000 of Existing Notes referred to above do not have any rights pursuant to the Registration Rights Agreement.

Under the Registration Rights Agreement, the issuers became obligated to file a registration statement in connection with an exchange offer within 180 days after the Closing Date and use their reasonable best efforts to cause an exchange offer registration statement to become effective within 270 days after the Closing Date. The exchange offer being made by this prospectus, if consummated within the required time periods, will satisfy the issuers’ obligations under the Registration Rights Agreement. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders known to the issuers.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, the issuers will accept all Old Notes properly tendered and not withdrawn on or prior to the expiration date, The issuers will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the exchange offer. Holders may tender some or all of their Old Notes pursuant to the exchange offer.

Based on no-action letters issued by the staff of the SEC to third parties, the issuers believe that holders of the New Notes issued in exchange for Old Notes may offer for resale, resell and otherwise transfer the New Notes, other than any holder that is an affiliate of the issuers within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the New Notes are acquired in the ordinary course of the holder’s business, the holder has no arrangement or understanding with any person to participate in the distribution of the New Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the New Notes. Each broker-dealer that receives New Notes pursuant to the exchange offer must deliver a prospectus in connection with the resale of the New Notes. If the broker-dealer acquired the Old Notes as a result of market-making or other trading activities, such broker-dealer must use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of New Notes. Broker-dealers who acquired the Old Notes directly from the issuers must, in the absence of an exemption from registration, comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resales and cannot rely on the position of the SEC staff enunciated in the Exxon Capital Holding Corp. no-action letter (available May 13, 1998). See “Plan of Distribution” for additional information. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the New Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

The issuers will be deemed to have accepted validly tendered Old Notes when, as and if they have given oral or written notice of the acceptance of those notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the New Notes from the issuers and delivering New Notes to those holders. Pursuant to Rule 14e-1(c) of the Exchange Act, the issuers will promptly deliver the New Notes upon consummation of the exchange offer or return the Old Notes if the exchange offer is withdrawn.

If any tendered Old Notes are not accepted for exchange because of an Invalid tender or the occurrence of the conditions set forth under “— Conditions” without waiver by the issuers, certificates or any of those unaccepted Old Notes will be returned, without expense, to the tendering holder of any of those Old Notes promptly upon expiration or termination of the exchange offer.

Holders of Old Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, in accordance with the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Old Notes, pursuant to the exchange offer. The issuers will pay all charges and expenses, other than taxes applicable to holders in connection with the exchange offer. See “— Fees and Expenses.”

Shelf Registration Statement

If (1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, the issuers are not permitted to effect the exchange offer; or (2) the exchange offer has not been completed within 310 days following the closing date; or (3) certain holders of the Old Notes are prohibited by law or SEC policy from participating in the exchange offer; or (4) in certain circumstances, certain holders of the registered New Notes so request; or (5) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws, then the issuers will, in lieu of or in addition to conducting the exchange offer, file a shelf registration statement covering resales of the Old Notes under the Securities Act as soon as reasonably practicable, but no later than 45 business days after the time of such obligation to file arises. The issuers agree to use all commercially reasonable efforts to (a) cause the shelf registration statement to become or be declared effective no later than 150 days after the shelf registration statement is filed and (b) use their reasonable best efforts to keep the shelf registration statement effective (other than during any blackout period) until the earlier of two years after the shelf registration becomes effective or such time as all of the applicable Old Notes have been sold thereunder.

The issuers will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the Old Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes. The issuers agree to supplement or make amendments to the shelf registration statement as and when required by the registration form used for the shelf registration statement or by the Securities Act or rules and regulations under the Securities Act for shelf registrations. The issuers agree to furnish to certain holders copies of any such supplement or amendment prior to its being used or promptly following its filing. A holder that sells Old Notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification rights and obligations).

Notwithstanding anything to the contrary in the Registration Rights Agreement, upon notice to the holders of the Old Notes, the issuers may suspend use of the prospectus included in any shelf registration statement in the event that and for a period of time, or blackout period, not to exceed an aggregate of 60 days in any twelve-month period (1) the issuers’ board of managers or board of directors, as applicable, or our parent’s board of directors determines, in good faith, that the disclosure of an event, occurrence or other item at such time could reasonably be expected to have a material adverse effect on the business, operations or prospects of us and our subsidiaries or (2) the disclosure otherwise relates to a material business transaction which has not been publicly disclosed and the issuers’ board of managers or board of directors, as applicable, or our parent’s board of directors determines, in good faith, that any such disclosure would jeopardize the success of the transaction or that disclosure of the transaction is prohibited pursuant to the terms thereof.

Special Interest

If the issuers fail to meet the targets listed in the three paragraphs immediately following this paragraph, then additional interest, which we refer to as Special Interest, shall accrue and become payable in respect of the notes at the rates set forth in the three numbered paragraphs immediately following this paragraph as follows (each event referred to in clauses (A) and (B) of each of the numbered paragraphs below constituting a registration default, and each period during which the registration default(s) has occurred and is continuing is a registration default period):

1. if (A) the exchange offer registration statement is not filed with the SEC on or prior to 180 days after the Closing Date or (B) notwithstanding that the issuers have consummated or will consummate an exchange offer, the issuers are required to file a shelf registration statement and such shelf registration statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such required filing date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period, and at a rate of 1.0% thereafter for the remaining portion of the registration default period; or

2. if (A) the exchange offer registration statement is not declared effective by the SEC on or prior to 270 days after the Closing Date or (B) notwithstanding that the issuers have consummated or will consummate an exchange offer, the issuers are required to file a shelf registration statement and such shelf registration statement is not declared effective by the SEC on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Special Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period, and at a rate of 1.0% thereafter for the remaining portion of the registration default period; or

3. if (A) the exchange offer has not been completed within 45 business days after the initial effective date of the exchange offer registration statement or (B) any exchange offer registration statement or shelf registration statement required under the Registration Rights Agreement is filed and declared effective but thereafter is either withdrawn by the issuers or becomes subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the Registration Rights Agreement and including any blackout period permitting therein), then Special Interest shall accrue on the principal amount of the notes at a rate of 0.25% per annum for the first 90 days of the registration default period, at a rate of 0.50% per annum for the second 90 days of the registration default period, at a rate of 0.75% per annum for the third 90 days of the registration default period, and at a rate of 1.0% thereafter for the remaining portion of the registration default period;

provided, however, (x) that the Special Interest rate on the notes may not accrue under more than one of the foregoing clauses (1) — (3) at any one time and at no time shall the aggregate amount of Special Interest accruing exceed 1.0% per annum and (y) Special Interest shall not accrue under clause 3(B) above during the continuation of a blackout period; provided, further, however, that (a) upon the filing of the exchange offer registration statement or a shelf registration statement (in the case of clause (1) above), (b) upon the effectiveness of the exchange offer registration statement or a shelf registration statement (in the case of clause (2) above), or (c) upon the exchange of New Notes for all Old Notes tendered (in the case of clause (3) (A) above), or upon the effectiveness of the shelf registration statement which had ceased to remain effective (in the case of clause (3) (B) above), Special Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

No Special Interest shall accrue with respect to notes that are not Registrable Notes, as defined in the Registration Rights Agreement.

Any amounts of Special Interest due pursuant to clause (1), (2) or (3) above will be payable in cash on the same original interest payment dates as the Notes.

Expiration Date; Extensions; Amendment

The term “expiration date” means 12:00 midnight, New York City time, on          ,          , which is 20 business days after the commencement of the exchange offer, unless the issuers extend the exchange offer, in which case, the term “expiration date” means the latest date to which the exchange offer is extended.

In order to extend the expiration date, the issuers will notify the exchange agent of any extension by oral or written notice and will issue a press release of the extension, each prior to 9:00 am., New York City time, on the next business day after the previously scheduled expiration date.

The issuers reserve the right:

(a) to delay accepting of any Old Notes, to the extent in a manner compliant with Rule 14e-1(c) of the Exchange Act, to extend the exchange offer or to terminate the exchange offer and not accept Old Notes not previously accepted if the exchange offer violates any applicable law or interpretation by the staff of the SEC and such conditions shall not have been waived by them, if permitted to be waived by them, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

(b) to amend the terms of the exchange offer in any manner deemed by them to be advantageous to the holders of the Old Notes.

The issuers will notify you as promptly as practicable of any delay in acceptance, extension, termination or amendment. If the exchange offer is amended in a manner determined by the issuers to constitute a material change, the issuers will promptly disclose the amendment in a manner intended to inform the holders of the Old Notes of the amendment. Depending upon the significance of the amendment, the issuers may extend the exchange offer if it otherwise would expire during the extension period. Any such extension will be made in compliance with Rule 14d-4(d) of the Exchange Act.

Without limiting the manner in which the issuers may choose to publicly announce any extension, amendment or termination of the exchange offer, the issuers will not be obligated to publish, advertise, or otherwise communicate that announcement, other than by making a timely release to an appropriate news agency.

Procedures for Tendering

To tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

•	have the signatures on the letter of transmittal guaranteed if required by instruction 3 of the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile in connection with a book-entry transfer, together with the Old Notes and any other required documents.

To be validly tendered, the documents must reach the exchange agent by or before 12:00 midnight, New York City time, on the expiration date. Delivery of the Old Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent on or prior to the expiration date.

The tender by a holder of Old Notes will constitute an agreement between that holder and the issuers in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their brokers, dealers, commercial banks, trust companies or nominees to effect the tender for those holders.

The method of delivery of Old Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of deliver by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent by or before 12:00 midnight, New York City time, on the expiration date. No letter of transmittal or Old Notes should be sent to the issuers.

Only a holder of Old Notes may tender Old Notes in the exchange offer. The term “holder” with respect to the exchange offer means any person in whose name Old Notes are registered on the issuers’ books or any other person who has obtained a properly completed bond power from the registered holder.

Any beneficial holder whose Old Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the holder’s name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States referred to as an “eligible institution,” unless the Old Notes are tendered: (a) by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Old Notes listed therein, those Old Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes that person to tender the Old Notes on behalf of the registered holder, in each case, signed as the name of the registered holder or holders appears on the Old Notes.

If the letter of transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, they should indicate that when signing and, unless waived by the issuers, submit evidence satisfactory to the issuers of their authority to act with the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Old Notes will be determined by the issuers in their sole discretion. This determination will be final and binding. The issuers reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes their acceptance of which, in the opinion of counsel for the issuers, would be unlawful. The issuers interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes, must be cured within such time as the issuers shall determine. None of the issuers, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give notification. Tenders of Old Notes will not be deemed to have been made until irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holders of Old Notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, the issuers reserve the right in their sole discretion to:

(a) purchase or make offers for any Old Notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offer in accordance with the terms of the Registration Rights Agreement; and

(b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

By tendering Old Notes pursuant to the exchange offer, each holder will represent to the issuers that, among other things,

(a) the New Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder;

(b) the holder is not engaged in and does not intend to engage in a distribution of the New Notes;

(c) the holder has no arrangement or understanding with any person to participate in the distribution of such New Notes; and

(d) the holder is not an “affiliate” of the issuers, as defined under Rule 405 of the Securities Act, or, if the holder is an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

Book-Entry Transfer

The issuers understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at the Depository Trust Company, or “DTC,” for the purpose of facilitating the exchange offer, and upon the establishment of those accounts, any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account with respect to the Old Notes in accordance with DTC’s procedures for transfers. Although delivery of the Old Notes may be effected through book-entry transfer into the exchange agent’s account at the DTC, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under the procedures. Delivery of documents to the DTC does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedures

Holders who wish to tender their Old Notes and

(a) whose Old Notes are not immediately available or

(b) who cannot deliver their Old Notes, the letter of transmittal or any other required documents to the exchange agent on or prior to the expiration date, may effect a tender if:

(1) the tender is made through an eligible institution;

(2) on or prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of the Old Notes and the principal amount of Old Notes tendered stating that the tender is being made thereby, and guaranteeing that, within three business days after the expiration date, the letter of transmittal, or facsimile thereof, together with the certificate(s) representing the Old

Notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

(3) the properly completed and executed letter of transmittal, or facsimile thereof, together with the certificate(s) representing all tendered Old Notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within three business days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of Old Notes may be withdrawn at any time by or prior to 12:00 midnight, New York City time, on the expiration date, unless previously accepted for exchange.

To withdraw a tender of Old Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus by 12:00 midnight, New York City time, on the expiration date. Any such notice of withdrawal must:

(a) specify the name of the depositor, who is the person having deposited the Old Notes to be withdrawn;

(b) identify the Old Notes to be withdrawn, including the certificate number or numbers and principal amount of the Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

(c) be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the depositor withdrawing the tender; and

(d) specify the name in which any such Old Notes are being registered if different from that of the depositor.

All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by the issuers, and their determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no New Notes will be issued with respect to the Old Notes withdrawn unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to their holder without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time on or prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, the issuers will not be required to accept for exchange, or exchange, any New Notes for any Old Notes, and may terminate or amend the exchange offer on or before the expiration date, if the exchange offer violates any applicable law or interpretation by the staff of the SEC.

If the issuers determine in their reasonable discretion that the foregoing condition exists, they may:

•	refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders;

•	extend the exchange offer and retain all Old Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered the Old Notes to withdraw their tendered Old Notes; or

•	waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Old Notes which have not been withdrawn.

If a waiver constitutes a material change to the exchange offer. the issuers will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the holders, and they will extend the exchange offer as required by applicable law.

Pursuant to the Registration Rights Agreement, the issuers are required to use their reasonable best efforts to file with the SEC a shelf registration statement with respect to the Old Notes on or prior to the 45th day after the time such obligation to file arises, as per Section 2(b) of the Registration Rights Agreement, and thereafter use their reasonable best efforts to cause the shelf registration statement declared effective on or prior to the 150th day after the shelf registration is filed, if:

(1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, the issuers are not permitted to effect the exchange offer; or

(2) the exchange offer has not been completed within 310 days following the Closing Date; or

(3) certain holders of the Old Notes are prohibited by law or SEC policy from participating in the exchange offer; or

(4) in certain circumstances, certain holders of the registered New Notes so request; or

(5) in the case of any holder that participates in the exchange offer, such holder does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws.

Exchange Agent

The Bank of New York has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the New Notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to The Bank of New York, addressed as follows:

For information by Telephone:
(212) 815-2742

By Mail:	By Hand or Overnight Delivery Service:
The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East New York, NY 10286 Attn: Ms. Diane Amoroso	The Bank of New York Mellon Corporate Trust Operations Reorganization Unit 101 Barclay Street, 7 East New York, NY 10286 Attn: Ms. Diane Amoroso

By Facsimile Transmission:
(212) 298-1915

(Telephone Confirmation)
(212) 815-2742

Fees and Expenses

The issuers have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. The issuers have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The issuers, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.

The issuers will pay the cash expenses to be incurred in connection with the exchange offer. These expenses include fees and expenses of The Bank of New York as exchange agent, accounting and legal fees, and printing costs, among others.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the Old Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the remaining term of the Notes.

Consequences of Failure to Exchange

Holders of Old Notes who are eligible to participate in the exchange offer but who do not tender their Old Notes will not have any further registration rights, and their Old Notes will continue to be restricted for transfer. Accordingly, such Old Notes may be resold only:

(a) to the issuers, upon redemption of the Old Notes or otherwise;

(b) so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States whom the seller reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A, in a transaction meeting the requirements of Rule 144A;

(c) in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to the issuers;

(d) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(e) under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

The issuers do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

Participation in the exchange offer is voluntary and holders of Old Notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

We are a leading provider of specialized mission-critical professional and support services outsourced by the U.S. military, non-military U.S. governmental agencies and foreign governments. Our specific global expertise is in law enforcement training and support, security services, base and logistics operations, construction management, aviation services and operations, and linguist services. We also provide logistics support for all our services. As of October 3, 2008, we had approximately 23,000 employees in approximately 30 countries, approximately 47 active contracts ranging in duration from three to ten years and over 100 task orders. We have provided essential services to numerous U.S. government departments and agencies since 1951.

Industry Overview

Over most of the last two decades, the U.S. government has been increasing its reliance on the private sector for a wide range of professional and support services. This increased use of outsourcing by the U.S. government has been driven by a variety of factors, including: the lean-government initiatives launched in the 1990s; surges in demand during times of national crisis; the increased complexity of missions conducted by the U.S. military and the DoS; the increased focus of the U.S. military on warfighting efforts; and the loss of skills within the government caused by workforce reductions and retirements. While the number of DoD employees dropped by 36% from fiscal 1989 through fiscal 2008, the DoD’s budget increased by 95% over the same period. According to the Government Accountability Office, or “GAO”, the DoD’s obligations on service contracts increased from approximately $85.1 billion in fiscal 1996 to more than $151.0 billion in fiscal 2006, an increase of approximately 78%. We believe that the U.S. government’s expansive mission and continued human capital challenges have combined to create a market dynamic promoting the ongoing shift of service delivery from the federal workforce to private sector providers.

The DoD budget for fiscal 2009, excluding supplemental funding relating to operations in Iraq and Afghanistan, has been proposed to Congress at $515.4 billion, a 74% increase over fiscal 2001. The DoD forecasts that its annual budget will continue to grow to over $548.9 billion (excluding supplemental funding) by fiscal 2013. The Operation and Maintenance, or “O&M”, portion of the DoD budget, which funds the majority of the services that we provide, is the largest segment of the DoD military spending. For fiscal 2009, the DoD proposed O&M spending of $179.8 billion, which represents 35% of the total DoD military budget and is 9.2% greater than the proposed fiscal 2008 O&M budget. Further, the O&M budget is forecasted by the DoD to increase to $197.2 billion by fiscal 2013. The fiscal 2009 DoS and International Assistance budget has been proposed to Congress at $38.3 billion, representing a 68% increase over fiscal 2001 and is forecasted by the Office of Management and Budget, or “OMB”, to reach $40.4 billion in 2013. Similarly, the U.S. Department of Homeland Security, or “DHS”, budget for fiscal 2009 has been proposed to Congress at $37.6 billion, which represents a 134% increase over the fiscal 2001 budget for the DHS and its predecessor entities and is forecasted by the OMB to reach $41.2 billion by fiscal 2013. The United Nations has also been expanding peacekeeping operations, with spending increasing from $2.6 billion in fiscal 2001 to an estimated $6.7 billion for fiscal 2008. Services reflected in these budgets include many that we provide, such as law enforcement training, eradication of international narcotics, temporary housing for victims of calamities, training and deployment of agents along national borders, and certain contingency and security services.

In addition to projected U.S. government budget growth, we believe the following industry trends will further increase demand for the services we provide in our target markets:

•	the continued transformation of military forces, leading to increased outsourcing of non-combat functions, including life-cycle asset management functions ranging from organizational to depot level maintenance;

•	an increase in the level and frequency of overseas deployments and peace-keeping operations for the DoS, DoD and United Nations;

•	increased maintenance, overhaul and upgrade needs to support aging military platforms;

•	increased outsourcing by foreign militaries of maintenance, supply support, facilities management and construction management-related services; and

•	the shift from single award to more multiple award IDIQ contracts, which may offer us an opportunity to increase revenues under these contracts by competing for task orders with the other contract awardees.

Business Strengths

We believe that our core strengths include the following:

Significant Recurring Contract Base.  We believe that the long-term and recurring nature of most of our principal contracts, coupled with our current backlog and new business pipeline under our existing contracts, enhances the predictability of our future operating results. We have a stable revenue base derived from approximately 47 active contracts and over 100 active task orders as of October 3, 2008. Our task orders under these contracts come from various agencies and departments of the U.S. government and are spread over a diverse mix of activities, services and platforms. The terms of our contracts generally range from three to ten years and, as of October 3, 2008, we had backlog of approximately $6.5 billion. From fiscal 2006 to fiscal 2008, we recognized an average of $2.1 billion of annual revenue and received, on average, annual additional estimated total contract value of approximately $3.4 billion. Over that same time period, approximately 75% of each fiscal year’s revenue was generated from backlog that existed at the beginning of the fiscal year, and management believes that this will continue to be the case in fiscal 2009.

Long-Standing and Strong Prime Customer Relationships.  We have a long history of serving our principal customers, which includes more than 56 years and 17 years of experience in serving the DoD and the DoS, respectively. We have provided services under our ten largest contracts, taking into account contract renewals, for approximately 14 years on average, and we have participated in the CFT program for over 56 years. In fiscal 2008, we generated approximately 97% of our revenue as a prime contractor. As a prime contractor, we manage the customer relationship and believe that we are therefore better positioned for further contract opportunities. We believe that the longevity and depth of our customer relationships has positioned us as a contractor of choice for our customers.

Leading Market Position.  We are one of the few providers with the ability to perform large-scale, complex programs in our targeted service areas. Our global presence and highly specialized personnel enable us to meet our customers’ specifications anywhere in the world. We were pioneers in the CFT program and believe that we are currently the largest provider of CFT services to the DoD. We are also the sole contractor under the DoS International Narcotics and Law Enforcement Air-Wing program.

Attractive Cash Flow Dynamics.  The services that we provide have low ongoing capital expenditure requirements, averaging approximately $5.1 million over the past three full fiscal years, which contributes to our ability to generate strong cash flow. We also generate strong cash flow through actively managing our working capital to reduce the days sales outstanding of our accounts receivable. We believe that our ability to generate strong cash flow provides us with a substantial degree of operating flexibility beyond servicing our debt, enabling us to fund our contract initiatives.

Attractive Industry Fundamentals.  For fiscal 2009, the DoD proposed O&M spending of $179.8 billion, which represents 35% of the total DoD military budget and is 9.2% greater than the proposed fiscal 2008 O&M budget. The O&M budget is forecasted by the DoD to increase further to $197.2 billion by fiscal 2013. The fiscal 2009 DoS and International Assistance budget has been proposed at $38.3 billion, 9.4% greater than the proposed fiscal 2008 budget and is forecasted by the OMB to reach $40.4 billion in 2013. The U.S. worldwide military presence and the war on terror have led to the deployment of over 350,000 troops in over 130 foreign countries. The global deployment and ongoing transformation of the U.S. military are straining existing government resources and shifting service delivery from government employees to more cost-effective commercial vendors. As a result, outsourcing to private contractors by the U.S. government has increased and is expected to continue.

Global Reach and Fulfillment Capability.  We have frontline sales and marketing and contract management personnel in the United States, Europe, the Middle East and Africa. Our extensive global reach allows us to meet our customers’ quick response requirements and shifting needs. As of October 3, 2008, we had approximately 23,000 employees located in approximately 30 countries. We believe that our global presence across multiple service offerings and our ability to offer an extensive suite of services distinguish us from most of our competitors and strategically position us to win new contracts and capture an increased amount of the growing government outsourcing market.

Experienced Management Team with Strong Government Relationships.  Our senior management team has extensive industry expertise, with an average of 32 years of industry experience. Many members of our management and our parent’s board of directors have high-ranking military and government experience and have long-standing relationships with U.S. military and U.S. government officials. Our parent’s board of directors includes three retired four-star generals and two retired four star admirals. Our President and CEO, William L. Ballhaus, also has extensive experience serving the U.S. defense, intelligence and homeland security markets.

Business Strategy

Our objective is to increase our revenues and earnings through the following strategies:

Exploit Current Business Opportunities and Backlog.  As of October 3, 2008, our backlog was approximately $6.5 billion, including $3.2 billion from INSCOM, one of our two recent significant contract awards. INSCOM, a 5-year contract with a maximum contract value of $4.6 billion for the management of translation and interpretation services to the U.S. Army, was awarded to GLS, a joint venture in which we own a 51% interest. Our joint venture partner is McNeil Technologies, which is controlled by Veritas Capital. In addition to servicing our backlog, we intend to leverage our existing contract base to expand the scope of our activities as a result of contract renewals, favorable contract modifications and new task orders. For example, we have taken our maintenance service capabilities developed in the United States and successfully expanded those to other countries, including the United Arab Emirates. We also plan to expand the scope of services we provide to our existing customers.

Capitalize on Industry Trends.  We intend to continue to capitalize on the U.S. government’s increasing reliance on outsourcing and increased spending on the types of services we provide. This increase has been driven in part by the DoD’s need to outsource services because of fewer U.S. military personnel available to support non-warfighting efforts, an increase in overseas operations by the U.S. military, the decrease in the size of the DoD’s civilian workforce and the DoD’s decision to increase reliance on contractors to provide support to troops worldwide. The DoS and DoD are increasingly depending on outsourced vendors with global operations to provide services for peacekeeping and other military and security operations. We believe that we are well positioned to benefit from these trends, given our breadth of services and experience, global reach and strong operating performance.

Grow Our Recurring Revenue Base.  We plan to maintain and grow our contractually recurring revenue base by winning recompetitions for our existing contracts and leveraging our deep customer relationships to create new business opportunities. Historically, a significant portion of our revenue has been under contract at the beginning of our fiscal year. We actively seek to expand our relationships to provide additional services and solutions to our customers as their needs evolve, as evidenced by our recent INSCOM and LOGCAP IV contract awards. These awards significantly expand our business with the DoD, and we believe our proven ability to perform large-scale, complex programs for customers in our targeted service areas will continue to create additional recurring revenue opportunities in the future.

Continue to Enhance Financial Performance and Operating Efficiency.  We believe a key element of our success has been our continued focus on growing our business and expanding our margins. We will seek to further increase our profitability by reducing operating costs and realizing improved efficiencies across our business. Furthermore, we believe that, by aligning ourselves with the right strategic partners, such as McNeil Technologies, our joint venture partner in GLS, and CH2M Hill and Taos Industries, Inc., our partners under LOGCAP IV, we will be well-positioned to meet our customers’ requirements and win future contract awards and task orders, leading over time to further revenue growth and enhanced profitability.

Pursue Foreign Government Opportunities.  We believe that there is significant potential to increase the business that we generate from foreign governments by leveraging the expertise that we have developed through our work with the U.S. government. In particular, certain oil- and natural gas-rich nations have indicated a desire to increase spending for security, logistics and aviation services expertise that is often unavailable domestically. We believe that our significant experience in the Middle East and other parts of the world will allow us to effectively compete for these contracts. For example, as we note above, in fiscal 2007, we were awarded a subcontract to provide the United Arab Emirates, Ministry of Defense depot-level maintenance, supply-chain management, maintenance training and facilities management for approximately 17,000 items of ground equipment. This subcontract has an estimated total contract value of approximately $164 million.

Our Segments

On March 29, 2008, we divided our GS reporting segment into two new business segments to enable us to better capitalize on business development opportunities and enhance our ongoing service. Our new International Security Services, or “ISS,” reporting segment consists of our Law Enforcement and Security strategic business unit, our Specialty Aviation and Counter-Drug Operations strategic business unit and GLS, our joint venture for the INSCOM contract described below. Our new Logistics and Construction Management, or “LCM,” reporting segment consists of our Contingency and Logistics Operations strategic business unit and our Operations Maintenance and Construction Management strategic business unit, and will include any work awarded under the LOGCAP IV contract. Our third segment is our Maintenance and Technical Support Services, or “MTSS,” segment, which has not significantly changed.

International Security Services

ISS provides outsourced services primarily to government agencies worldwide. ISS consists of the following operating units:

Law Enforcement and Security.  This operating unit provides international policing and police training, judicial support, immigration support and base operations. In addition, it provides security and personal protection for diplomats, designs, installs and operates security systems, security software, smart cards and biometrics for use by government agencies and commercial customers.

Specialty Aviation and Counter-drug Operations.  This operating unit provides services including drug eradication and host nation pilot and crew training.

Global Linguist Solutions.  This joint venture between DynCorp International and McNeil Technologies, in which we have a 51% ownership interest, provides rapid recruitment, deployment and on-site management of interpreters and translators in-theatre for a wide range of foreign languages.

Key ISS Contracts

Intelligence and Security Command.  In December 2006, GLS was awarded the INSCOM contract by the U.S. Army for the management of linguist and translation services in support of the military mission known as Operation Iraqi Freedom, or “OIF.” On March 13, 2008, the U.S. Army authorized GLS to resume performance on a contract for management of translation and interpretation services in support of OIF after a February 2008 protest of the contract award was withdrawn. This five year contract has a maximum value of $4.6 billion and a current awarded value of $3.5 billion.

Under the contract, GLS will provide rapid recruitment, deployment, and on-site management of interpreters and translators in-theater for a wide range of foreign languages. This effort will support the U.S. Army, unified commands, attached forces, combined forces, and joint elements executing the OIF mission, and other U.S. government agencies supporting the OIF mission. The foreign language interpretation and translation services provided by GLS under this contract will allow OIF forces to communicate with the local populace, gather information for force protection and interact with other foreign military units. We believe that, pursuant to this contract, GLS will employ up to 7,500 locally-hired translators and up to 1,500 U.S. citizens with security clearances who are fluent in the languages spoken in Iraq.

Civilian Police.  The Civilian Police contract was awarded to us by the DoS in February 2004. Our Civilian Police contract has an estimated total contract value of $2.94 billion over the five-year term of this program, through February 2009. Through the Civilian Police program, we have deployed civilian police officers from the United States to 12 countries to train and offer logistics support to the local police and assist them with infrastructure reconstruction. Our first significant deployment of civilian police personnel began in the Balkans in 1996, where we helped train local police and provided support during the height of the conflict. We remained in the region through 2004. In addition, we have been awarded multiple task orders under the Civilian Police program, including assignments in Iraq and Afghanistan.

International Narcotics Eradication and Law Enforcement.  In May 2005, the DoS awarded us a contract in support of the International Narcotics and Law Enforcement Air-Wing, or “INL,” program to aid in the eradication of illegal drug operations. We are the sole awardee of this contract, which has an estimated contract value of $1.09 billion for the first three years of the nine-year term. The contract expires in October 2014. This program has been ongoing since 1991 in cooperation with multiple Latin American countries. A similar program in Afghanistan began in 2006.

California Department of Forestry.  We have been helping to fight fires in California since December 2001. We maintain 55 aircraft, providing nearly all types and levels of maintenance — scheduled, annual, emergency repairs, and even structural depot level repair. McClelland Field in Sacramento is home base for 77 DynCorp International mechanics, data entry staff, and quality control inspectors. In addition, we have 50 pilots who operate these aircraft.

The following table sets forth certain information for our principal ISS contracts, including estimated total contract values of the current contracts as of October 3, 2008:

Estimated
			Current	Total
		Initial/Current	Contract	Contract
Contract	Principal Customer	Award Date	End Date	Value(1)

INSCOM/GLS	U.S. Army	Mar. 2008	Apr. 2013	$3.5 billion(2)
Civilian Police Program	DoS	Feb. 1994/Feb 2004	Feb. 2009	$2.94 billion(3)
INL	DoS	Jan. 1991/May 2005	Oct. 2014	$1.09 billion(3	)(4)
California Department of Forestry	State of California	Jan. 2002/July 2008	Dec. 2014	$138 million

(1)	Estimated total contract value has the meaning indicated in “Backlog and Estimated Contract Values — Estimated Total Contract Value”, except as described in footnote 4 to this table.

(2)	Awarded to GLS, a joint venture of DynCorp International (which owns a 51% majority interest) and McNeil Technologies (which owns the remaining interest).

(3)	This contract is an IDIQ contract. For more information about IDIQ contracts see “— Contract Types.” Also, for a discussion of how we define estimated remaining contract value for IDIQ contracts, see “Backlog and Estimated Contract Values — Estimated Remaining Contract Value.”

(4)	We are the sole awardee of this contract, which has an estimated contract value of $1.03 billion for the first three years of this nine-year contract through October 2014. In January 2007, we were awarded the fourth year of this nine year award term contract.

Logistics and Construction Management

LCM provides technical support services to government agencies and commercial customers worldwide. LCM consists of the following operating units:

Contingency and Logistics Operations.  This operating unit provides peace-keeping support, humanitarian relief, de-mining, worldwide contingency planning and other rapid response services. In addition, it offers inventory procurement and tracking services, equipment maintenance, property control, data entry and mobile repair services.

Operations Maintenance and Construction Management.  This operating unit provides facility and equipment maintenance and control and custodial and administrative services. In addition, it provides civil, electrical, infrastructure, environmental and mechanical engineering and construction management services.

Key LCM Contracts

Logistics Civil Augmentation Program.  On April 17, 2008, we were advised that we were one of three prime contractors selected to provide logistics support under the LOGCAP IV contract. LOGCAP IV is the Army component of the DoD’s initiative to award contracts to U.S. companies with a broad range of logistics capabilities to support U.S. and allied forces during combat, peacekeeping, humanitarian and training operations. The contract has a term of up to ten years and an annual ceiling value to us and our subcontractors of approximately $5 billion, depending on the number of individual task orders that are awarded under the contract. The LOGCAP IV objective is to use civilian contractors to perform selected services in a theater of operations to augment U.S. Army forces and release military units for other missions or to fill U.S. Army resource shortfalls.

War Reserve Materiel.  Through our War Reserve Materiel program, we provide management of the U.S. Air Force Southwest Asia War Reserve Materiel Pre-positioning program, which includes operations in Oman, Bahrain, Qatar, Kuwait and two locations in the United States: Albany, Georgia; and Shaw Air Force base, South Carolina. We store, maintain and deploy assets such as tents, generators, vehicles, kitchens and medical supplies to deployed forces in the global war on terror. During Operation Enduring Freedom and OIF, we sent teams into the field to assist in the setup of tent cities prior to the arrival of the deployed forces. The War Reserve Materiel program continues to partner with the U.S. Central Command Air Force in the development of new and innovative approaches to asset management.

Africa Peacekeeping.  We have taken on increasing responsibilities in Africa through our Africa peacekeeping contract operations, supporting the DoS in Ethiopia, Liberia, Nigeria, Senegal, Somalia, and Sudan. Our experience in logistics and contingency operations is a valuable asset to many efforts such as peacekeeping, humanitarian aid, and national reconstruction. We arrange transportation, manage construction and provide security and equipment training. We also provide advisors and serve as a liaison with the DoS.

The following table sets forth certain information for our principal LCM contracts, including estimated total contract values of the current contracts as of October 3, 2008:

Estimated
			Current	Total
		Initial/Current	Contract	Contract
Contract	Principal Customer	Award Date	End Date	Value(1)

LOGCAP IV	DoD	Apr. 2008	Apr. 2018	$50 billion
War Reserve Materiel	U.S. Air Force	May 2000	Sep. 2013	$419 million
Africa Peacekeeping	DoS	May 2003	May 2009	$287 million

(1)	Estimated total contract value has the meaning indicated in “Backlog and Estimated Contract Values — Estimated Total Contract Value.”

Maintenance and Technical Support Services

MTSS offers the following services:

Aviation Services and Operations.  Our aviation services and operations include aircraft fleet maintenance, depot augmentation, aftermarket logistics support, aircrew services and training, ground equipment maintenance and modifications, quality control, Federal Aviation Administration, or “FAA,” certification, facilities and operations support, aircraft scheduling and flight planning and the provisioning of pilots, test pilots and flight crews. Services are provided from both the main base locations and forward operating locations.

Aviation Engineering.  Our aviation engineering technicians manufacture and install aircraft modification programs for a broad range of weapons systems and aircraft engines. In addition, we provide services such as engineering design, kit manufacturing and installation, field installations, configuration management, avionics upgrades, cockpit and fuselage redesign and technical data, drawings and manual revisions.

Aviation Ground Equipment Support.  Our aviation ground equipment support services include ground equipment support, maintenance and overhaul, modifications and upgrades, corrosion control, engine rebuilding, hydraulic and load testing and serviceability inspections. We provide these services worldwide and offer both short- and long-duration field teams. As of October 3, 2008, we employed over 850 mechanics, technicians and support personnel who perform depot level overhaul of ground support equipment for U.S. Navy and U.S. Coast Guard programs and provide depot level ground support equipment at 20 worldwide locations.

Ground Vehicle Maintenance.  Our ground vehicle maintenance services include vehicle maintenance, overhaul and corrosion control and scheduling and work flow management. We perform maintenance and overhaul on wheeled and tracked vehicles for the U.S. Army and U.S. Marine Corps, in support of their pre-positioning programs and for the UAE military, working in conjunction with a UAE government agency. We also provide overall program management, logistics support, tear down and inspection of equipment cycled off of pre-positioned ships.

Key MTSS Contracts

Contract Field Teams.  Contract Field Teams is the most significant program in our MTSS segment. We have provided this service for over 55 consecutive years. This program deploys highly mobile, quick-response field teams to customer locations to supplement a customer’s workforce. The services we provide under the Contract Field Teams program generally include mission support to aircraft and weapons systems and depot-level repair. The principal customer for our Contract Field Teams program is the DoD. Our Contract Field Teams contract is up for re-competition in September 2015. This contract has a $10.1 billion estimated total contract value for multiple awardees over a seven year term through September 2015.

Life Cycle Contractor Support.  This MTSS program consists of contracts with the U.S. Army and the U.S. Navy. Under the Life Cycle Contractor Support-Army contracts, we provide aircraft maintenance and logistics for 165 C-12/RC-12 and 27 UC-35 aircraft, as well as services for a major avionics suite upgrade of 39 aircraft for Global Air Traffic Management compliance. Under our Life Cycle Contractor Support-Navy contracts, we provide aircraft maintenance and logistics for the U.S. Navy’s 6 UC-35 aircraft. We entered into the Life Cycle Contractor Support-Army and Life Cycle Contractor Support-Navy contracts in August 2000 and the Global Air Traffic Management portion of our Army contract in March 2003. The Life Cycle Contractor Support-Army and Life Cycle Contractor Support-Navy contracts are up for re-competition in January 2010. These contracts have estimated total contract values of $1.172 billion and $58 million for Life Cycle Contractor Support-Army and Life Cycle Contractor Support-Navy, respectively.

Andrews Air Force Base.  Under the Andrews Air Force Base contract, we perform aircraft maintenance and base supply functions, including full back shop support, organizational level maintenance, fleet fuel services and supply, launch and recovery and FAA repair services. Our principal customer under this contract is the U.S. Air Force. We entered into this contract in January 2001 and it is up for re-competition in December 2011. This contract has a $363 million estimated total value.

Columbus Air Force Base.  We provide aircraft and equipment maintenance functions for T-37, T-38, T-1 and T-6 training aircraft in support of the Columbus AFB Specialized Undergraduate Pilot Training Program in Columbus, Mississippi. Our customer under this program is the U.S. Air Force — Air Education and Training Command and specifically the 14th Flying Training Wing. This contract provides for a firm fixed price incentive fee with an incentive award fee. The total awarded value was $245 million. The current estimated total contract value stands at $286 million. The performance period started October 2005 and runs through September 2012. We have completed a transition from the old T-37 primary trainer to the new T-6 turbo prop. Additionally, the 14th Flying Training Wing has one additional squadron of T-38s dedicated to fighter lead in training.

Army Prepositions Stocks Afloat.  We perform organizational and intermediate level maintenance and support services on U.S. Army equipment at Army Field Support Battalion Afloat located in Charleston, South Carolina and aboard ships. The customer is the Army Sustainment Command; Army Field Support — Afloat. The contract terms provide for a cost plus / fixed fee and includes an award fee. The contract has an estimated total contract value of $252 million. The recompete process for this contract has commenced as it expires in fiscal 2009. There are approximately 450 of our employees on this contract.

UAE General Maintenance Corporation.  In December 2007, the UAE Ministry of Defense selected us to provide maintenance, training, supply chain management, and facilities management for its fleet of 17,000 military and commercial ground vehicles. This is a seven-year contract with an estimated total contract value of $164 million, with an option to renew for an additional five years. The contract is under the authority of the UAE Land Forces’ General Maintenance Corporation.

C-21 Contractor Logistics Support.  Under the C-21A CLS Program, we perform organizational, intermediate and depot level maintenance, together with supply chain management, for 56 C-21A (Lear 35A) aircraft operated by the U.S. Air Force at seven main operating bases and one deployed location.

The following table sets forth certain information for our principal MTSS contracts, including estimated total contract values of the current contracts as of October 3, 2008:

Estimated
			Current	Total
		Initial/Current	Contract	Contract
Contract	Principal Customer	Award Date	End Date	Value(1)

Contract Field Teams	DoD	Oct. 1951/Jul. 2008	Sept. 2015	$2.3 billion	(2)
Life Cycle Contractor Support	U.S. Army and U.S. Navy	Aug. 2000	Jan. 2010	$1.23 billion
Andrews Air Force Base	U.S. Air Force	Jan. 2001	Dec. 2011	$363 million
Columbus Air Force Base	U.S. Air Force	Oct. 1998/Jul. 2005	Sep. 2012	$286 million
Army Prepositions Stocks Afloat	U.S. Army	Feb. 1999	Jul. 2009	$252 million
UAE General Maintenance Corp.	United Arab Emirates Armed Forces	Dec. 2006	Dec. 2013	$164 million
C-21 Contractor Logistics Support	U.S. Air Force	Sept. 2006	Sept. 2011	$184 million

(1)	Estimated total contract value has the meaning indicated in “Backlog and Estimated Contract Values — Estimated Total Contract Value.”

(2)	This contract is an IDIQ contract. For more information about IDIQ contracts see “— Contract Types.” Also, for a discussion of how we define estimated remaining contract value for IDIQ contracts, see “Backlog and Estimated Contract Values — Estimated Remaining Contract Value.” This contract has a $10.1 billion estimated total contract value for multiple awardees.

Contract Types

Our contracts typically have a term of three to ten years consisting of a base period of one year with multiple one-year options. Our contracts typically are awarded for an estimated dollar value based on the forecast of the work to be performed under the contract over its maximum life. In addition, we have historically received additional revenue through increases in program scope beyond that of the original contract. These contract modifications typically consist of “over and above” requests derived from changing customer requirements and are reviewed by us for appropriate revenue recognition. The U.S. government is not obligated to exercise options under a contract after the base period. At the time of completion of the contract term of a government contract, the contract is re-competed to the extent that the service is still required.

Contracts between us and the U.S. government or the government’s prime contractor (to the extent that we are a subcontractor) generally contain standard, unilateral provisions under which the customer may terminate for convenience or for default. U.S. government contracts generally also contain provisions that allow the U.S. government to unilaterally suspend us from obtaining new contracts pending resolution of alleged violations of procurement laws or regulations, reduce the value of existing contracts, issue modifications to a contract and control and potentially prohibit the export of our services and associated materials.

Our business generally is performed under fixed-price, time-and-materials or cost-reimbursement contracts. Each of these is described below.

•	Fixed-Price Type Contracts. In a fixed-price contract, the price is not subject to adjustment based on costs incurred, which can favorably or adversely impact our profitability depending upon our execution in performing the contracted service. Our fixed-price contracts include firm fixed-price, fixed-price with economic adjustment and fixed-price incentive.

•	Time-and-Materials Type Contracts. A time-and-materials type contract provides for acquiring supplies or services on the basis of direct labor hours at fixed hourly/daily rates plus materials at cost.

•	Cost-Reimbursement Type Contracts. Cost-reimbursement type contracts provide for payment of allowable incurred costs, to the extent prescribed in the contract, plus a fixed-fee, award-fee or incentive-fee. Award-fees or incentive-fees are generally based upon various objective and subjective criteria, such as aircraft mission capability rates and meeting cost targets.

Any of these three types of contracts discussed above may be executed under an IDIQ contract, which are often awarded to multiple contractors. An IDIQ contract does not represent a firm order for services. Our Civilian Police and Contract Field Teams programs are two examples of IDIQ contracts. In fiscal 2008 and the six months ended October 3, 2008, 52% and 59% of our revenue, respectively, were attributable to IDIQ contracts. When a customer wishes to order services under an IDIQ contract, the customer issues a task order request for proposal to the contractor awardees. The contract awardees then submit proposals to the customer and task orders are typically awarded under a best-value approach. However, many IDIQ contracts permit the customer to direct work to a particular contractor. In some instances, the contractor may identify specific projects and propose to perform the service for a customer within the scope of the IDIQ contract, although the customer is not obligated to order the services.

Our historical contract mix by type for the last three fiscal years and the six months ended October 3, 2008, as a percentage of revenue, is indicated in the table below.

				Six Months
				Ended
	Fiscal Year			October 3,
Contract Type	2006	2007	2008	2008

Fixed-price	33%	41%	37%	40%
Time-and-materials	38%	36%	33%	35%
Cost-reimbursement	29%	23%	30%	24%

Total	100%	100%	100%	100%

The INSCOM contract is a cost-reimbursement type contract and we expect that the majority of the task orders issued under the LOGCAP IV contract will be cost-reimbursement type task orders. We therefore anticipate that cost-reimbursement type contracts will represent a greater percentage of our revenue in the foreseeable future. With this shift to cost-reimbursement type contracts, our consolidated operating margin percentage could be lower, as cost-reimbursement type contracts typically carry lower margins than other contract types, but also carry lower risk of loss.

Under many of our contracts, we rely on subcontractors to perform all or a portion of the services we are obligated to provide to our customers. We often enter into subcontract arrangements in order to meet government requirements that certain categories of services be awarded to small businesses. We use subcontractors primarily for specialized technical labor and certain functions such as construction and catering. For fiscal 2008 and the six months ended October 3, 2008, we paid our subcontractors approximately $219.1 million and $221.4 million, respectively.

Backlog

We track backlog in order to assess our current business development effectiveness and to assist us in forecasting our future business needs and financial performance. Our backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts actually appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the actual dollar value of unexercised priced contract options.

Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years. These priced options may or may not be exercised at the sole discretion of the customer. Historically, it has been our experience that the customer has typically exercised contract options. Firm funding for our contracts is usually made for one year at a time, with the remainder of the contract period consisting of a series of one-year options. As is the case with the base period of our U.S. government contracts, option periods are subject to the availability of funding for contract performance. The U.S. government is legally prohibited from ordering work under a contract in the absence of funding. Our historical experience has been that the government has typically funded the option periods of our contracts.

The following table sets forth our approximate backlog as of the dates indicated.

	March 31,	March 30,	March 28,	October 3,
	2006	2007	2008	2008
	(Dollars in millions)

ISS:
Funded backlog	$455	$727	$464	$696
Unfunded backlog	582	3,758	4,030	3,718

Total ISS backlog	$1,037	$4,485	$4,494	$4,414

LCM:
Funded backlog	$175	$149	$140	$132
Unfunded backlog	161	91	59	619

Total LCM backlog	$336	$240	$199	$751

MTSS:
Funded backlog	$394	$526	$560	$502
Unfunded backlog	874	882	708	824

Total MTSS backlog	$1,268	$1,407	$1,268	$1,326

Total consolidated:
Funded backlog	$1,024	$1,402	$1,164	$1,330
Unfunded backlog	1,617	4,730	4,797	5,161

Total consolidated backlog	$2,641	$6,132	$5,961	$6,491

Estimated Remaining Contract Value

Our estimated remaining contract value represents total backlog plus management’s estimate of future revenue under IDIQ contracts for task or delivery orders that have not been awarded. Future revenue represents management’s estimate of revenue that will be recognized from the end of current task orders until the end of the IDIQ contract term and is based on our experience and performance under our existing contracts and management judgments and estimates with respect to future task or delivery order awards. Although we believe our estimates are reasonable, there can be no assurance that our existing contracts will result in actual revenue in any particular period or at all. Our estimated remaining contract value could vary or even change significantly depending upon various factors, including government policies, government budgets and appropriations, the accuracy of our estimates of work to be performed under time and material contracts and whether we successfully compete with any multiple bidders in IDIQ contracts.

The following table sets forth our estimated remaining contract value as of the dates indicated.

	March 31,	March 30,	March 28,	October 3,
	2006	2007	2008	2008
	(Dollars in millions)

ISS estimated remaining contract value	$3,650	$7,249	$5,976	$5,796
LCM estimated remaining contract value	388	335	241,	776
MTSS estimated remaining contract value	1,689	1,407	1,268	3,485

Total estimated remaining contract value	$5,727	$8,991	$7,485	$10,057

Regulatory Matters Relating to Our Contracts

Contracts with the U.S. government are subject to certain regulatory requirements. Under U.S. government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes and calculation of contract reimbursement rates under cost-reimbursement contracts. The U.S. government also regulates the methods by which allowable costs may be allocated under U.S. government contracts.

Our government contracts are subject to audits at various points in the contracting process. Pre-award audits are performed at the time a proposal is submitted to the U.S. government for cost-reimbursement contracts. The purpose of a pre-award audit is to determine the basis of the bid and provide the information required for the U.S. government to negotiate the contract effectively. In addition, the U.S. government may perform a pre-award audit to determine our capability to perform under a contract. During the performance of a contract, the U.S. government may have the right to examine our costs incurred in the contract, including any labor charges, material purchases and overhead charges. Upon a contract’s completion, the U.S. government performs an incurred cost audit of all aspects of contract performance for cost-reimbursement contracts to ensure that we have performed the contract in a manner consistent with our proposal. The government also may perform a post-award audit for proposals that are subject to the Truth in Negotiations Act, which are proposals in excess of $600,000, to determine if the cost proposed and negotiated was accurate, current and complete as of the time of negotiations.

The DCAA performs these audits on behalf of the U.S. government. The DCAA also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. The DCAA has the right to perform audits on our incurred costs on all contracts on a yearly basis. We have DCAA auditors on site to monitor our billing and back office operations. An adverse finding under a DCAA audit could result in the disallowance of our costs under a U.S. government contract, termination of U.S. government contracts, forfeiture of profits, suspension of payments, fines and suspension and prohibition from doing business with the U.S. government. In the event that an audit by the DCAA recommends disallowance of our costs under a contract, we have the right to appeal the findings of the audit under applicable dispute resolution provisions. Approval of submitted yearly contract incurred costs can take from one to three years from the date of submission of the contract costs. All of our contract incurred costs for U.S. government contracts completed through fiscal year 2003 have been audited by the DCAA and approved by the Defense Contract Management Agency. The audits for such costs during subsequent periods are continuing. See “Risk Factors — Risks Relating to Our Business — A negative audit or other actions by the U.S. government could adversely affect our operating performance”.

At any given time, many of our contracts are under review by the DCAA and other government agencies. We cannot predict the outcome of such ongoing audits and what, if any, impact such audits may have on our future operating performance.

Sales and Marketing

We market our services to U.S. and foreign governments, including their military branches. We also market our services to commercial entities in the United States and abroad. We position our sales and marketing personnel to cover key accounts such as the DoS and the United Nations as well as market segments that we believe hold the most promise for aggressive growth. Our sales and marketing personnel are positioned globally to establish a local presence in select market segments. We also participate in national and international tradeshows, particularly as they apply to aviation services, logistics, humanitarian services, contingency support, and law enforcement and security.

We also seek to form strategic partnerships with large systems and platform based companies to augment their capabilities in the areas of logistics and construction management, leveraging our experience and capability in providing value added and complementary services to companies that require support in remote and hazardous regions of the globe.

Intellectual Property

We hold an exclusive, perpetual, irrevocable, worldwide, royalty-free and fully paid license to use the “Dyn International” and “DynCorp International” names in connection with aviation services, security services, technical services and marine services. We do not own any trademarks or patents and do not believe our business is dependent on trademarks or patents.

Environmental Matters

Our operations include the use, generation and disposal of petroleum products and other hazardous materials. We are subject to various U.S. federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. We believe we have been and are in substantial compliance with environmental laws and regulations, and we have no liabilities under environmental requirements that would have a material adverse effect on our business, results of operations or financial condition. We have not incurred, nor do we expect to incur, material costs relating to environmental compliance.

Competition

We compete with various entities across geographic and business lines based on a number of factors, including services offered, experience, price, geographic reach and mobility. Most activities in which we engage are highly competitive and require that we have highly skilled and experienced technical personnel to compete. Some of our competitors have greater financial and other resources than we do or are better positioned than we are to compete for certain contract opportunities. Our competitors include Civilian Police International, Science Applications International Corporation, ITT Corporation, KBR, Inc., IAP Worldwide Services, Inc., Blackwater, Triple Canopy, Lockheed Martin Corporation, United Technologies Corporation, L-3 Holdings, Aerospace Industrial Development Corporation, Al Salam Aircraft Company Ltd. and Serco Group Plc. We believe that the primary competitive factors for our services include reputation, technical skills, past contract performance, experience in the industry, cost competitiveness and customer relationships.

Employees

As of October 3, 2008, we had approximately 23,000 employees in approximately 30 countries, of which approximately 2,600 are represented by labor unions.

Properties and Facilities

We have our headquarters in Falls Church, Virginia with major administrative offices in Dallas-Fort Worth, Texas. As of October 3, 2008, we leased 204 commercial facilities in 23 countries used in connection with the various services rendered to our customers. Lease expirations range from month-to-month to ten years. Upon expiration of our leases, we do not anticipate any difficulty in obtaining renewals or alternative space. Many of the current leases are non-cancelable. We do not own any real property.

The following locations represent our major facilities as of October 3, 2008.

Location	Description	Size (sq ft)

Fort Worth, TX	Executive offices — finance and administration	194,335
Falls Church, VA	Executive offices — headquarters	113,366
Kabul, Afghanistan	Offices and residence	47,000
McClellan, CA	Warehouse — California Fire Program	18,800
Dubai, UAE	Executive offices — finance and administration	15,700
Herndon, VA	Offices — GLS recruiting center	11,400
San Diego, CA	Offices — GLS recruiting center	9,400

We believe that substantially all of our property and equipment is in good condition, subject to normal wear and tear, and that our facilities have sufficient capacity to meet the current and projected needs of our business.

Legal Proceedings

General Legal Matters

We and our subsidiaries and affiliates are involved in various lawsuits and claims that have arisen in the normal course of business. In most cases, we have denied, or believe we have a basis to deny, any liability. Related to these matters, we have recorded a reserve of approximately $20.5 million for pending litigation and claims. While it is not possible to predict with certainty the outcome of litigation and other matters discussed below, it is the opinion of our management that recorded reserves are sufficient to cover known matters based on information available as of the date hereof.

Pending Litigation and Claims

On May 14, 2008, a jury in the Eastern District of Virginia found against us in a discrimination case brought by a former subcontractor, Worldwide Network Services, or “WWNS,” on two State Department contracts, in which WWNS alleged racial discrimination, tortious interference and certain other claims. The jury awarded WWNS approximately $15.7 million in compensatory and punitive damages and awarded us approximately $200,000 on a counterclaim. In addition to the jury award, the court awarded WWNS approximately $3.0 million in connection with certain contract claims. On September 22, 2008, WWNS was awarded approximately $1.8 million in attorneys’ fees. We have filed a notice of appeal with respect to this matter. We believe we have adequate reserves recorded for this matter.

On April 24, 2007, March 14, 2007, December 29, 2006 and December 4, 2006, four lawsuits were served, seeking unspecified monetary damages against us and several of our former affiliates in the U.S. District Court for the Southern District of Florida, concerning the spraying of narcotic plant crops along the Colombian border adjacent to Ecuador. Three of the lawsuits, filed on behalf of the Providences of Esmeraldas, Sucumbíos, and Carchi in Ecuador, allege violations of Ecuadorian law, international law, and the statutes and common law of Florida, including negligence, trespass, and nuisance. The fourth lawsuit, filed on behalf of citizens of the Ecuadorian provinces of Esmeraldas and Sucumbíos, alleges personal injury, various counts of negligence, trespass, battery, assault, intentional infliction of emotional distress, violations of the Alien Tort Claims Act, and various violations of international law. The four lawsuits were consolidated and, based on our motion granted by the court, the case was subsequently transferred to the U.S. District Court for the District of Columbia. On March 26, 2008, a First Amended Consolidated Complaint was filed that identified 3,266 individual plaintiffs. The amended complaint does not demand any specific monetary damages; however, a court decision against us, although believed by us to be remote, could have a material adverse effect on our results of operations and financial condition. The aerial spraying operations were and continue to be managed by us under a DoS contract in cooperation with the Colombian government. The DoS contract provides indemnification to us against third-party liabilities arising out of the contract, subject to available funding.

A lawsuit filed on September 11, 2001, and amended on March 24, 2008, seeking unspecified damages on behalf of twenty-six residents of the Sucumbíos Province in Ecuador, was brought against us and several of our former affiliates in the U.S. District Court for the District of Columbia. The action alleges violations of the laws of nations and United States treaties, negligence, emotional distress, nuisance, battery, trespass, strict liability, and medical monitoring arising from the spraying of herbicides near the Ecuador-Colombia border in connection with the performance of the DoS, International Narcotics and Law Enforcement contract for the eradication of narcotic plant crops in Colombia. The terms of the DoS contract provide that the DoS will indemnify us against third-party liabilities arising out of the contract, subject to available funding. We are also entitled to indemnification by Computer Sciences Corporation in connection with this lawsuit, subject to certain limitations. Additionally, any damage award would have to be apportioned between the other defendants and us. We believe that the likelihood of an unfavorable judgment in this matter is remote and that, even if that were to occur, the judgment is unlikely to result in a material adverse effect on our results of operations or financial condition as a result of the third party indemnification and apportionment of damages described above.

U.S. Government Investigations

We also are occasionally the subject of investigations by various agencies of the U.S. government. Such investigations, whether related to our U.S. government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, or could lead to suspension or debarment from future U.S. government contracting.

On January 30, 2007, the Special Inspector General for Iraq Reconstruction, or “SIGIR,” issued a report on one of our task orders concerning the Iraqi Police Training Program. Among other items, the report raises questions about our work to establish a residential camp in Baghdad to house training personnel. Specifically, the SIGIR report recommends that DoS seek reimbursement from us of $4.2 million paid by the DoS for work that the SIGIR maintains was not contractually authorized. In addition, the SIGIR report recommends that the DoS request the DCAA to review two of our invoices totaling $19.1 million. On June 28, 2007, we received a letter from the DoS contracting officer requesting our repayment of approximately $4.0 million for work performed under this task order, which the letter claims was unauthorized. We responded to the DoS contracting officer in letters dated July 7, 2007 and September 4, 2007, explaining that the work for which we were paid by DoS was appropriately performed and denying DoS’ request for repayment of approximately $4.0 million. By letter dated April 30, 2008, the DoS contracting officer responded to our July 7, 2007 and September 4, 2007 correspondence by taking exception to the explanation set forth in our letters and reasserting the DoS’ request for a refund of approximately $4.0 million. On May 8, 2008, we replied to the DoS letter dated April 30, 2008 and provided additional support for our position.

On September 17, 2008, the U.S. Department of State Office of Inspector General, or “OIG”, served us with a records subpoena for the production of documents relating to our Civilian Police Program in Iraq. Among other items, the subpoena seeks documents relating to our business dealings with a former subcontractor, Corporate Bank. We are cooperating with the OIG’s investigation and, based on information currently known to management, do not believe this matter will have a material adverse effect on our operating performance.

U.S. Government Audits

Our contracts are regularly audited by the DCAA and other government agencies. These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed. In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

The Defense Contract Management Agency, or “DCMA,” formally notified us of non-compliance with Cost Accounting Standard 403, Allocation of Home Office Expenses to Segments, on April 11, 2007. We issued a response to the DCMA on April 26, 2007 with a proposed solution to resolve the non-compliance, which related to the allocation of corporate general and administrative costs between our divisions. On August 13, 2007, the DCMA notified us that additional information would be necessary to justify the proposed solution. We issued responses on September 17, 2007 and April 28, 2008 and the matter is pending resolution. In management’s opinion and based on facts currently known, the above described matters will not have a material adverse effect on our consolidated financial condition, results of operations or liquidity.

Contract Matters

During the first fiscal quarter, we terminated for cause a contract to build the Akwa Ibom International Airport for the State of Akwa Ibom in Nigeria. Consequently, we terminated certain subcontracts the customer advised us it did not want to assume. Based on our experience with this particular Nigerian state government customer, we believe it likely the customer will challenge our termination of the contract for cause and initiate legal action against us. Our termination of certain subcontracts not assumed by the customer, including our actions to recover against advance payment and performance guarantees established by the subcontractors for our benefit, is being challenged in certain instances.

MANAGEMENT

The following table sets forth certain information regarding our executive officers and the members of our parent’s board of directors, as of December 3, 2008. Our parent owns all of our membership interests, and the sole member of our board of managers is Robert B. McKeon. Mr. McKeon is the sole director of DIV Capital, the co-issuer of the notes. Each of the individuals set forth below has served in the respective positions since the dates indicated below in their biographical data.

Name	Age	Position

Robert B. McKeon	54	Sole member of the board of managers of DynCorp International, sole Director of DIV Capital and Chairman and Director of our parent
William L. Ballhaus	41	President and Chief Executive Officer and Director of our parent
William D. Cavanaugh	55	Senior Vice President, Business Development
Natale S. (Chris) DiGesualdo	69	President, Maintenance & Technical Support Services segment
Robert B. Rosenkranz	69	President, International Security Services segment
Curtis L. Schehr	50	Senior Vice President and General Counsel
Michael J. Thorne	51	Senior Vice President and Chief Financial Officer
Richard M. Walsh	64	Acting President, Logistics and Construction Management segment
General Anthony C. Zinni (USMC Ret.)	65	Executive Vice President
Michael J. Bayer	61	Director of our parent
General Richard E. Hawley (USAF Ret.)	66	Director of our parent
Herbert J. Lanese	63	Director of our parent
General Barry R. McCaffrey (USA Ret.)	66	Director of our parent
Ramzi M. Musallam	40	Director of our parent
Admiral Joseph W. Prueher (USN Ret.)	66	Director of our parent
Charles S. Ream	64	Director of our parent
Mark H. Ronald	67	Director of our parent
Admiral Leighton W. Smith, Jr. (USN Ret.)	69	Director of our parent
William G. Tobin	70	Director of our parent
General Peter J. Schoomaker (USA Ret.)	62	Director of our parent

Robert B. McKeon, age 54, has been a director of our parent and the Chairman of our parent’s board of directors, the sole member of our board of managers and the sole director of DIV Capital since 2005. Mr. McKeon is the Chairman of the Executive and Compensation Committees of the board of directors of our parent and a member of the Corporate Governance and Nominating Committee of the board of directors of our parent. Mr. McKeon is the President of Veritas Capital, which he founded in 1992. Mr. McKeon is on the Board of Trustees of Fordham University, a member of the Board of Fellows of Trinity College, Hartford, Connecticut, a member of the Council on Foreign Relations and a director of several private companies. Mr. McKeon holds a Bachelor’s degree from Fordham University and a Master’s degree in business administration from Harvard Business School.

William L. Ballhaus, age 41, has been our President and Chief Executive Officer and a director of our parent since May 19, 2008. From March 2007 to May 2008, he was president of the Network Systems business for the Electronics & Integrated Solutions Operating Group of BAE Systems Inc. From 2003 to 2007, he was president of BAE Systems Inc.’s National Security Solutions and Mission Solutions businesses. He holds a Bachelor’s degree in mechanical engineering from the University of California at Davis, and Master’s and Doctorate degrees in aeronautics and astronautics from Stanford University, as well as a Master’s degree in business administration from the Anderson Graduate School of Management at UCLA.

He serves on the United States Geospatial Intelligence Foundation Board of Directors. He is an Associate Fellow of the American Institute of Aeronautics and Astronautics and a Fellow of the British American Project.

William D. Cavanaugh, age 55, has served as Senior Vice President, Business Development since December 2006. He was the Senior Vice President, Business Development of our Government Services division from February 2006 until December 2006. He was an independent business consultant during 2003 and from 2004 until 2006. He was the Chief Operating Officer of Kelly, Andersen & Associates (government consulting) from 2003 to 2004 and Vice President, Business Development, Fluor Corporation Federal Services from 1999 to 2002. He holds a Bachelor’s degree in marketing and advanced degrees in business and education.

Natale S. (Chris) DiGesualdo, age 69, is the President of our Maintenance & Technical Support Services segment. He is responsible for the operations and financial management for more than 5,000 employees worldwide. Mr. DiGesualdo has more than 45 years of experience applicable to aviation maintenance and maintenance management, of which more than 40 years are with DynCorp International Contract Field Teams operations. He has served in various positions, ranging from Avionics Technician to Supervisor, rising to his current position as President, Maintenance & Technical Support Services. Mr. DiGesualdo attended Wichita State University and earned credit toward a Bachelor’s degree in Business Administration. Mr. DiGesualdo has been employed by DynCorp International and its predecessors since 1961.

Robert B. Rosenkranz, age 69, is the President of our International Security Services segment. The segment provides law enforcement services, counter-narcotics support, contingency and logistic support services, facility operations, infrastructure development and security services. He graduated from the United States Military Academy, holds a Masters degree from the University of Pennsylvania and retired from the U.S. Army with the rank of major general. He served as Senior Vice President for range and logistics services of our predecessor from 1995 to 2001; as Vice President of business development for MPRI/L-3 from 2001 to 2003; as General Manager of Beamhit for MPRI/L-3 from 2003 to 2004, and as a Vice President of business development for KEI Pearson, Inc. from January to August 2005. Mr. Rosenkranz joined DynCorp International in his current capacity in August 2005.

Curtis L. Schehr, age 50, has served as Senior Vice President & General Counsel since October 2006. He was elected Secretary of our parent in May 2007. Prior to joining us, Mr. Schehr was Senior Vice President, General Counsel & Secretary of Anteon International Corporation for approximately ten years. At Anteon, Mr. Schehr was part of the corporate leadership team that spearheaded the company’s growth and acquisition strategy, including an initial public offering in early 2002. From 1991-1996, he was Associate General Counsel of Vitro Corporation. Prior to that, Mr. Schehr was Corporate Legal Counsel at Information Systems and Networks Corporation and served in several legal and contracts positions at Westinghouse Electric Corporation’s defense group. Mr. Schehr holds a J.D. degree, with honors, from the George Washington University Law School and two B.A. degrees from Lehigh University, where he was elected to Phi Beta Kappa.

Michael J. Thorne, age 51, has served as Senior Vice President and Chief Financial Officer since 2005. Before assuming this position, he was Vice President of Contracts and a director for joint ventures in the United Kingdom, Saudi Arabia and Puerto Rico. Mr. Thorne’s other responsibilities have included financial forecasts, forward pricing rates, incurred cost submissions, disclosure statements, and program/contract pricing. He joined our company in 2001, after 22 years of service with Lockheed Martin in various key financial positions. Mr. Thorne graduated from the University of Georgia with a BBA degree in Finance and subsequently earned his MBA in Finance.

Richard M. Walsh, age 64, has been the Acting President of our Logistics and Construction Management segment since November, 2008. The segment provides technical support services to government agencies and commercial customers worldwide. He was our Senior Vice President & Chief Information Officer from November 2007 to October 2008 and was Vice President for Operations in our Government Services segment from December 2005 to November 2007. Prior to that, he was an independent business consultant from 2001 to 2005. He holds a Bachelor’s degree in history from Seton Hall

University and a Master’s degree in international relations from Lehigh University. He is a graduate of the U.S. Army War College and U.S. Army Command and General Staff College. He retired from the U.S. Army in 1995, following 29 years of service.

General Anthony C. Zinni (USMC Ret.), age 65, has been our Executive Vice President since July 2007. He served as a director of our parent’s board of directors from 2005 until he became an employee in 2007. He was the President, International Operations, of M.I.C. Industries, Inc. (a manufacturer of specialty equipment) from March 2006 to July 2007. General Zinni retired from the U.S. Marine Corps in 2000, after 39 years of service. He served as Commanding General, First Marine Expeditionary Force, from 1994 to 1996, and as Commander in Chief, U.S. Central Command, from 1997 to 2000. He has participated in numerous humanitarian operations and presidential diplomatic missions. In November 2001, he was appointed senior adviser and U.S. envoy to the Middle East by Secretary of State Colin Powell. General Zinni holds a Bachelor’s degree in Economics from Villanova University and Master’s degrees in International Relations from Central Michigan University and in Management and Supervision from Salve Regina University. He is a director of BAE Systems Inc. and MHI Hospitality Corporation.

Michael J. Bayer, age 61, has been a member of our parent’s board of directors since September 2006 and is a member of the Audit Committee and Corporate Governance and Nominating Committee of our parent’s board of directors. Since 2003, he has been a private consultant in the energy and national security sectors and, from 2006 to 2007, the President and Chief Executive Officer of Dumbarton Strategies LLC, an energy and national security consulting firm. He is the Chairman of the U.S. Department of Defense’s Business Board and a member of the Sandia National Laboratory’s National Security Advisory Panel, the U.S. Department of Defense’s Science Board and the Chief of Naval Operations’ Executive Panel. He is a director of Willbros Group, Inc.

General Richard E. Hawley (USAF Ret.), age 66, has been a member of our parent’s board of directors since 2005. Since 1999, General Hawley has been an independent consultant to the U.S. government and various aerospace companies. He retired in July 1999 after a 35-year career in the U.S. Air Force, where he served as Commander, Air Combat Command from 1996 to 1999 and as Commander, Allied Air Forces Central Europe and Commander, U.S. Air Forces Europe from 1995 to 1996. General Hawley holds a Bachelor’s degree from the U.S. Air Force Academy and a Master’s degree in Economics from Georgetown University. He is a director of the Astronautics Corporation of America and McNeil Technologies, Inc., an affiliate of Veritas Capital, and a member of the Board of Advisors of Christopher Newport University’s School of Business.

Herbert J. Lanese, age 63, served as our President and Chief Executive Officer from July 2006 to May 2008 and has been a member of our parent’s board of directors since March 2006. Mr. Lanese was an independent businessman and private investor for the five years before becoming our President and Chief Executive Officer. He is a former President of McDonnell Douglas Aerospace Company. Mr. Lanese also held positions as Executive Vice President and Chief Financial Officer at McDonnell Douglas Corporation. Prior to joining McDonnell Douglas, he served as Corporate Vice President of Tenneco, Inc., where he was responsible for strategic planning, capital structure, accounting and information systems. Earlier, he held positions as Vice President & CFO of Tenneco Inc.’s Newport News Shipbuilding business and Vice President of Finance of Tenneco Chemicals. He began his career in Engineering and Production Management at General Motors Corporation before becoming Director, U.S. Chemical Operations, at BF Goodrich Company. Mr. Lanese holds a Bachelor’s degree in Business and Mathematics and a Master’s degree in Business Administration from Bowling Green State University.

General Barry R. McCaffrey (USA Ret.), age 66, has been a member of our parent’s board of directors since 2005. General McCaffrey was Director, White House Office of National Drug Control Policy, from February 1996 to January 2001, serving as a member of the President’s Cabinet and the National Security Council. During his career in the U.S. Army, he served as Commander in-Chief, U.S. Southern Command, from 1994 to 1996. General McCaffrey holds a Bachelor’s degree in General Engineering from the U.S. Military Academy and a Master’s degree in Civil Government from American University. General

McCaffrey is the President of BR McCaffrey Associates LLC (a private consulting firm). He is also a member of the boards of several private companies.

Ramzi M. Musallam, age 40, has been a member of our parent’s board of directors since 2005. He is a member of the Compensation Committee and Executive Committee of the board of directors of our parent. Mr. Musallam is a partner at Veritas Capital, with which he has been associated since 1997. He is also a director of several private companies. Mr. Musallam holds a Bachelor’s degree from Colgate University with a double major in Economics and Mathematics and a Master’s degree in Business Administration from the University of Chicago Graduate School of Business.

Admiral Joseph W. Prueher (USN Ret.), age 66, has been a member of our parent’s board of directors since 2005 and is the Chairman of the Corporate Governance and Nominating Committee of the board of directors of our parent. Admiral Prueher served as U.S. Ambassador to the People’s Republic of China from November 1999 to May 2001. His diplomatic post followed a 35-year career in the U.S. Navy, where he served as Commander in Chief, U.S. Pacific Command from January 1996 to February 1999. Admiral Prueher holds a Bachelor’s degree in Naval Science from the U.S. Naval Academy and a Master’s degree in International Relations from George Washington University. He is a consulting professor at Stanford and Harvard Universities and a trustee of The Nature Conservancy of Virginia. He is a director of Emerson Electric Co., Fluor Corporation, Merrill Lynch & Co, Inc. and New York Life Insurance Company.

Charles S. Ream, age 64, has been a member of our parent’s board of directors since March 2006 and is the Chairman of the Audit Committee and a member of the Compensation Committee of the board of directors of our parent. Mr. Ream served as the Executive Vice President and Chief Financial Officer of Anteon International Corporation from 2003 to 2006. Mr. Ream also served as Senior Vice President and CFO of Newport News Shipbuilding Inc. from 2000 to 2001. Previously he served as Senior Vice President, Finance of Raytheon Systems Company and Senior Vice President and CFO at Hughes Aircraft Company. He was formerly a partner at Deloitte & Touche LLP. Mr. Ream holds a Master of Accountancy degree from the University of Arizona and is a Certified Public Accountant. He is a director of The Allied Defense Group, Inc., Stanley, Inc. and Vangent, Inc., an affiliate of Veritas Capital.

Mark H. Ronald, age 67, has been a member of our parent’s board of directors since January 2007. He is a member of the Corporate Governance and Nominating Committee of the board of directors of our parent. He is an independent consultant specializing in management and mergers and acquisitions. He was president and chief executive officer of BAE Systems Inc. from 2000 to 2006 and was chief operating officer and a director of BAE Systems plc from 2002 to 2006. He holds the title of Honorary Commander of the Most Excellent Order of the British Empire (CBE), awarded in recognition of the valuable services he has rendered to furthering transatlantic cooperation in the U.S.-U.K. defense industries. He is a director of Alliant Techsystems Inc. and Cobham plc. He is a member of the U.S. Department of Defense’s Business Board and a trustee of Polytechnic University. He received a Bachelor’s degree in electrical engineering from Bucknell University and a Master’s degree in electrical engineering from Polytechnic University.

Admiral Leighton W. Smith, Jr. (USN Ret.), age 69, has been a member of our parent’s board of directors since 2005 and is a member of the Audit Committee of the board of directors of our parent. Admiral Smith was appointed to four-star rank in April 1994, became Commander in Chief, Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in 1996. Admiral Smith has served as a Senior Fellow at the Center for Naval Analysis and as a Senior Advisor to the Institute for Defense Analysis. Admiral Smith holds a Bachelor’s degree in Naval Science from the U.S. Naval Academy and a Master’s degree in Personnel Counseling from Troy State University. He is a director of Billing Services Group Limited, a U.K.-registered public company, and a member of the boards of several private companies.

William G. Tobin, age 70, has been a member of our parent’s board of directors since 2005 and is a member of the Compensation Committee of the board of directors of our parent. Mr. Tobin is a consultant. He was a Managing Director and Chairman of the Defense & Aerospace practice of Korn/Ferry International from 1986 until his retirement in 2004. From 1961 to 1981, Mr. Tobin was a military officer serving in a variety of command and staff positions worldwide. Mr. Tobin holds a Bachelor’s degree in Engineering from the U.S. Military Academy and advanced degrees from George Washington University and Long Island University.

General Peter J. Schoomaker (USA Ret.), age 62, has been a member of our parent’s board of directors since November 2007. He is an individual consultant on defense matters. He served as Chief of Staff of the U.S. Army from 2003 until his second retirement in 2007 and as Commander in Chief, U.S. Special Operations Command from 1997 to 2000, when he retired from the U.S. Army for the first time. He was the president of Quiet Pros, Inc. (defense consulting) from 2000 to 2003. General Schoomaker holds a Bachelor of Science degree in Education from the University of Wyoming and a Master’s degree in Management and Supervision from Central Michigan University. He is a member of the boards of several non-profit and private companies.

Committees of our Parent’s Board of Directors

The standing committees of our parent’s board of directors consist of (1) an Audit Committee, (2) a Compensation Committee and (3) a Corporate Governance and Nominating Committee. The board of directors of our parent also has an Executive Committee established pursuant to its bylaws. In addition, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee.  The Audit Committee oversees our financial reporting process on behalf of the board of directors. It is directly responsible for the appointment, compensation and oversight of our parent’s and our independent auditors. Charles A. Ream is the Chairman of the Audit Committee, and Michael J. Bayer and Leighton W. Smith Jr. are the other members. Our parent’s board of directors has determined that Mr. Ream is an “audit committee financial expert” as defined by SEC rules.

Compensation Committee.  The Compensation Committee is responsible for making recommendations to the board of directors concerning the compensation of the Chief Executive Officer, or “CEO”, and other executive officers, including the appropriateness of salary, incentive compensation, equity-based compensation plans and other benefit plans. The Compensation Committee evaluates the performance of the CEO and executive officers in setting their compensation levels and considers the Company’s performance and relative stockholder return and competitive market data, as well as other factors deemed appropriate by the Compensation Committee. The Compensation Committee occasionally engages an independent consulting firm to review and evaluate various elements of the CEO’s and other executive officers’ total compensation program. Robert B. McKeon is the Chairman of the Compensation Committee, and the other members are Ramzi S. Musallam, Charles S. Ream and William G. Tobin.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is responsible for making recommendations to the board of directors regarding the size of the board of directors, qualifications of directors, selection of director nominees and director compensation. It assists the board of directors in fulfilling its role in the corporate governance process, including development of the Corporate Governance Guidelines, and oversees the annual board of directors and committee self-evaluation processes. Joseph W. Prueher is the Chairman of our Corporate Governance and Nominating Committee, and the other members are Michael J. Bayer, Robert B. McKeon and Mark H. Ronald.

Executive Committee.  The Executive Committee possesses all the powers of the board of directors not otherwise reserved to the board of directors by law and acts on behalf of the board of directors in the interim periods between regular or special meetings of the board of directors. Robert. B. McKeon is the Chairman of the Executive Committee, and Ramzi M. Musallam is the other member.

Director Independence

A majority of the directors of our parent, and all the members of the Audit Committee of our parent, have been determined by the board of directors of our parent to be independent directors under the rules of the New York Stock Exchange, or “NYSE.” The rules of the NYSE provide that a director must have no material relationship, either directly or as a partner, shareholder or officer of an organization that has a relationship with our parent in order to be an “independent director.” The rules of the NYSE further require that all the members of the Audit Committee of our parent must be independent. Because more than 50% of the voting power in our parent is held by DIV Holding, our parent is a “controlled company” under the NYSE rules. Therefore, under the NYSE rules our parent is not subject to the requirements that a majority of its board of directors be composed of independent directors or that all the members of its Corporate Governance and Nominating Committee and its Compensation Committee be independent. DIV Holding conducts no operations and was established for the primary purpose of holding our parent’s equity.

The directors of our parent, upon recommendation of our parent’s Corporate Governance and Nominating Committee and written submissions by the directors of our parent, has determined that the following directors and nominees for director do not have any material relationship with our parent, other than their roles as directors, and therefore are “independent” under the NYSE rules:

Michael J. Bayer
Barry R. McCaffrey
Richard E. Hawley
Joseph W. Prueher
Charles S. Ream
Mark H. Ronald
Peter J. Schoomaker
Leighton W. Smith, Jr.
William G. Tobin

Compensation Discussion and Analysis

Overview

All references to the Board, our stockholders and our common stock in this Compensation Discussion and Analysis section refer to the board of directors of our parent, stockholders of our parent and common stock of our parent. This Compensation Discussion and Analysis discusses the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we address and analyze each element of the compensation program. Following this section is a series of tables containing specific information about the compensation awarded to, earned by or paid to our Named Executive Officers, or “NEOs,” for fiscal 2008. The NEOs as of such date were:

Herbert J. Lanese, former President & Chief Executive Officer;
Anthony C. Zinni, Executive Vice President;
Robert B. Rosenkranz, President of our International Security Services segment;
Curtis L. Schehr, Senior Vice President, and General Counsel; and
Michael J. Thorne, Senior Vice President, Chief Financial Officer & Treasurer.

Mr. Ballhaus became a NEO during fiscal 2009 and Mr. Lanese ceased to be a NEO during that fiscal period.

Executive Compensation Oversight

Our executive compensation program is administered by the Compensation Committee of our parent’s board. As reflected in its charter, the Compensation Committee is charged with reviewing and approving goals and objectives relevant to the performance of the NEOs. In addition, no less than annually, the Compensation Committee will appraise the performance of the NEOs in light of these goals and objectives and set compensation levels based on this evaluation. In setting the NEOs’ compensation, the

Compensation Committee considers our performance and relative stockholder return, the compensation of executive officers at comparable companies and other factors deemed appropriate.

From time to time, the Compensation Committee engages an independent consulting firm to review and evaluate various elements of the NEOs’ total compensation program. During the fiscal year ended March 28, 2008, the Compensation Committee engaged Frederic W. Cook & Co. to review the long-term compensation paid to our executive officers and to identify competitive levels of compensation and appropriate compensation elements. We have also engaged Hewitt Associates LLC to study compensation and benefits throughout our company, including the compensation and benefits of the NEOs.

Data to determine the competitive positioning of our senior executives was obtained from the proxy statements of a custom peer group. The peer group was developed by the compensation consultants with input from our management, with ultimate approval by the Compensation Committee. The public comparator companies utilized in the peer group selection were of similar size and engaged in similar lines of business. In order to assemble a sufficient number of comparators, companies from similar, though not exact, industries were included. The companies comprising our compensation peer groups are:

•	Alliant Techsystems Inc.
•	Armor Holdings, Inc.
•	CACI International Inc.
•	DRS Technologies, Inc.
•	Hexcel Corporation
•	ITT Corporation
•	L-3 Communications Holdings, Inc.
•	Rockwell Collins, Inc.
•	SAIC, Inc.
•	Teledyne Technologies Incorporated

When deliberating on executive compensation levels, the Compensation Committee gave consideration to the competitive market data obtained from the compensation consultants, the performance and tenure of the individual executive and the relative importance of the executive’s role within our company.

Executive Compensation Philosophy

The Compensation Committee believes that compensation paid to executive officers should assist us in attracting, motivating and retaining superior talent. Our compensation programs are intended to motivate the NEOs to achieve our business objectives and to align their financial interests with those of our stockholders. Based on this philosophy, the compensation of our NEOs includes a combination of salary, cash bonuses, long-term equity-based awards and other employment benefits. Salary and cash bonuses are utilized so that management focuses on short-term goals. Additionally, long-term equity-based compensation is used so that management focuses on long-term goals and performance.

As discussed above, we retained the services of professional compensation consultants who were assigned responsibility for conducting a competitive review of our executive compensation program. In this competitive review, the existing executive compensation program was reviewed relative to market practices. Findings were subsequently reported in the form of a survey analysis that summarized competitive total compensation, which was based on the following sub-elements: base annual salary, target annual incentive, target total cash compensation (the sum of base salary and target annual incentive), grant date present value of long-term incentives, and total direct compensation (the sum of total cash compensation plus the grant date present value of long-term incentives).

Our compensation philosophy is to provide pay opportunities that are slightly above the median results of the market analysis and a compensation program which provides us with the ability to attract and retain a quality executive team focused on maximizing shareholder value. In determining the adequacy of the executive compensation package, consideration is given to total cash compensation and total direct compensation compared to the median results of the market analysis. When deliberating executive compensation levels, the Compensation Committee gave consideration to both the total cash compensation and total direct compensation market analysis findings and gave consideration to the performance and tenure of the individual executive and the relative importance of the executive’s role within our company.

The policies applicable to the compensation of the individual NEOs, except for Mr. Lanese and Gen. Zinni, did not differ. Differences in compensation are driven either by scope of the NEO’s services or by contractual terms applicable for the NEO’s first year of service. For example, Mr. Lanese’s bonus for fiscal year 2007 was a contractually stated amount, as fiscal year 2007 was his first year of service as an employee and was reasonably consistent with what his bonus would have been if based on a percentage formula like our other NEOs. For fiscal year 2008, Gen. Zinni also received an agreed upon amount which was equal to 100% of his salary. Fixed bonus amounts during the first year of service are not uncommon and are an attempt to provide appropriate compensation levels to new executives during their initial year of service. As a specific example, Mr. Lanese’s fiscal 2008 year bonus was based on 125% of his applicable base salary, which is consistent with our philosophy, as he was no longer a new employee for the 2008 fiscal year.

Our philosophy regarding equity compensation of the individual NEOs does not differ and is used so that management focuses on long-terms goals for our company. As further described below under “— Long-Term Incentive Compensation Plan and Other Equity-Based Awards”, our equity compensation is based on two different types of awards, plan-based awards and Class B Interests of DIV Holding. All of our NEOs have been granted Class B Interests. General Zinni is our only NEO to receive plan-based awards to date. The basis for this difference is due to the level of Class B Interests received by General Zinni as compared to the other NEOs. General Zinni had originally received Class B Interests because of his service as a director on our parent’s board; however the level of Class B Interests was not comparable to the level of Class B Interests received by our other NEOs as employees. To supplement the equity compensation received by General Zinni, we issued restricted stock units or “RSUs,” align his total equity compensation with that of our other NEOs. No RSUs have been granted to our other NEOs, as their equity compensation levels from their Class B Interests were at a sufficient level based on our compensation philosophy.

With regards to total compensation, our philosophy is consistent with general market practice which compensates individuals based on factors such as experience, duties and position within the organization. The disparity in Mr. Lanese’s compensation as compared to that of the other NEOs existed because of his years of experience, the scope of his duties and the fact that in the general marketplace chief executive officers are compensated at a higher rate than are other executive officers.

We have employment agreements with certain of our NEOs and other executive officers which provide for termination payments. These employment agreements are discussed further below, under “— Employment Agreements”.

Elements of our Executive Compensation Program

The primary elements of our executive compensation, including compensation of the NEOs, for the fiscal years ended March 28, 2008 and March 30, 2007 were:

•	base salary;
•	an annual incentive bonus, paid in cash;
•	a long-term incentive compensation plan;
•	long-term equity-based awards from our controlling stockholder;
•	a tax-qualified savings plan with matching company contributions; and
•	perquisites and other personal benefits.

In evaluating overall compensation, we initially consider each element independently of the others. An overall assessment is made on the aggregate compensation to determine if overall compensation is consistent with our philosophy. Further specifics with regards to each element of compensation are discussed below.

Base Salary

Salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. Competitive and performance data are reviewed by the Compensation Committee in order to make compensation decisions that will maintain a competitive level of remuneration for each executive officer but not place them outside a reasonable range of compensation for comparable positions in the defense services industry. Salaries are set based on a review of competitive market data, consideration of individual performance, compensation relative to other executive officers and the importance to stockholders of the individual’s continued service. While market data is compared against external factors, individual performance is assessed through our annual employee evaluation process, which compares performance against specific job duties based on their positions within our company. Salaries earned by the NEOs during fiscal year 2008 are reflected in column (c) of the Summary Compensation Table below.

Incentive Bonus Compensation

We have established an Amended and Restated Executive Incentive Plan, or “EIP,” in which our NEOs and other senior executives are eligible to participate. The purpose of the EIP is to provide additional compensation to eligible participants for their contribution to the achievement of our objectives, to encourage and stimulate superior performance and to assist in attracting and retaining highly qualified executives. Under the EIP, and consistent with our employment agreements with the NEOs, target bonus amounts for the fiscal years ended March 28, 2008 and March 30, 2007 were based on a percentage of base salary varying by the NEO level and overall job responsibilities or, in the case of General Zinni, the amount of $500,000. This method of assigning actual awards is consistent with our compensation philosophy and is based on market data we use from our compensation consultants as discussed in more detail within “— Executive Compensation Philosophy” above.

Specific target bonus percentages are set forth in the following table.

			Target		Target
	Fiscal	Base	Bonus		Bonus
Covered NEO	Year	Salary	Percentage		Amount

Mr. Lanese	2008	$850,000	125%		$1,062,500
	2007	$800,000	N/A	(1)	$1,000,000
General Zinni	2008	$500,000	N/A	(2)	$500,000
Mr. Schehr	2008	$355,000	50%		$177,500
Mr. Rosenkranz	2008	$408,000	60%		$244,800
	2007	$370,000	50%		$185,000
Mr. Thorne	2008	$380,000	60%		$228,000
	2007	$362,000	60%		$217,200

(1)	Mr. Lanese’s bonus for FY 2007 was a fixed amount of $1,000,000.

(2)	General Zinni’s bonus for FY 2008 was a fixed amount of $500,000.

Bonuses are paid under the EIP based on the attainment of certain financial and non-financial performance criteria that were approved by the Compensation Committee.

For the fiscal years ended March 28, 2008 and March 30, 2007, the financial performance criteria for our NEOs related to days sales outstandings, or “DSO.” We rewarded effective management of DSO as part of our bonus criteria because of its impact on cash flow. We established EBITDA as a key financial measure to assess our operating performance in fiscal year 2008 and utilized Adjusted EBITDA, which adjusted for unusual non-recurring items such as severance and IPO bonuses in fiscal year 2007, because these metrics exclude items that have been deemed by management to have little or no bearing on our day-to-day operating performance and are therefore helpful in highlighting trends in our overall business. Our determination to utilize EBITDA in fiscal year 2008 as opposed to Adjusted EBITDA was based on our expectation that significant, unusual one-time items would not occur during the 2008 fiscal year. For the fiscal year ended March 28, 2008, we also established revenues as a key measure, as it measures gross sales to our customers and is consistent with our long-term strategic plan.

Bonuses earned by the NEOs under the EIP or otherwise for performance during fiscal years 2008 and 2007 are reflected in column (g) of the Summary Compensation Table below.

On May 31, 2007, the parent board authorized the Compensation Committee to adopt the EIP. On June 11, 2007, the Compensation Committee adopted the EIP described further above under “— Incentive Bonus Compensation”, which was approved by our stockholders on August 8, 2007. The principal differences from the prior executive incentive plan are as follows:

•	an increased number of available financial performance criteria have been established;
•	the maximum target award has been increased from 100% of annual base salary to 200% of annual base salary, but not to exceed $2,000,000;
•	the Compensation Committee has discretionary authority to reduce, but not increase an individual award as to a “covered employee” within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or the “Code”, as discussed below; and
•	the EIP is designed to meet the requirements of Code Section 162(m).

Bonuses are paid under the EIP based on the attainment of certain financial criteria that are approved by the Compensation Committee. For the fiscal years ended March 28, 2008 and March 30, 2007, our financial performance criteria, as outlined in the table below, represented 70% of an individual’s target incentive compensation. The remaining 30% of an individual’s target incentive compensation was based upon achievement of personal goals tied to their positions within our company, which are established during our yearly performance evaluation process. The EIP provides that the target award percentages, performance criteria and performance targets will be established annually during the first 90 days of the plan year.

Our consolidated financial performance targets and actual results for the fiscal years ended March 28, 2008 and March 30, 2007 were as follows:

		Performance	Weighting of	Actual Results
	Performance	Targets for Fiscal	Performance	(for the Fiscal
Fiscal Year Ended	Metric	Year	Metrics	Year)

March 28, 2008	EBITDA	$205 million	50%	$175 million
	Revenues	$2.400 billion	25%	2.140 billion
	DSO	74 days	25%	79 days
March 30, 2007	Adjusted EBITDA	$170 million	75%	$174 million
	DSO	77 days	25%	75 days

Actual compensation under the EIP may differ from targeted compensation based on the achievement of our company and personal results or through discretionary action by our Compensation Committee. Results are applied consistently for all NEOs, with the exception of General Zinni whose payout was contractually determined for fiscal year 2008.

Long-Term Incentive Compensation Plan

On May 31, 2007, the Board authorized the Compensation Committee to adopt the DynCorp International 2007 Omnibus Incentive Plan, or “OIP.” On June 11, 2007, the Compensation Committee adopted the OIP, which was approved by our stockholders on August 8, 2007. We had not previously adopted a long-term incentive compensation plan. The principal features of the OIP are as follows:

•	equity-based and cash-based awards;
•	executives, other employees and directors are eligible;
•	stock options will have a maximum 10-year term, will be priced at 100% of fair market value on date of grant and may not be re-priced without stockholder consent;

•	stock appreciation rights will have a base price at 100% of fair market value of common stock on the grant date, may not be re-priced without stockholder consent and will result in a cash payment equal to the excess of the market price of our common stock on the exercise date over the base price;
•	performance awards will be cash payments or equity grants based on company performance metrics over a pre-established period;
•	restricted stock grants may be in the form of actual shares or share units;
•	other share-based awards primarily apply to grants of deferred stock for director compensation;
•	there are maximum individual award limits; and
•	awards may vest in the event of a change in control.

Restricted Stock Units

The OIP provides for the grant of RSUs. In December 2007, the Compensation Committee approved the grant of RSUs to certain of our key employees, referred to below as “Participants,” including General Zinni. For a discussion of the rationale for the award to General Zinni, see “— Executive Compensation Philosophy” above. No RSU grants were made to the other NEOs during the fiscal year ended March 28, 2008. The grants were made pursuant to the terms and conditions of the OIP and are subject to award agreements between us and each Participant. Participants vest in RSUs ratably over the corresponding service term, generally one to three years. The RSUs have assigned value equivalent to our parent’s common stock and may be settled in cash or shares of our parent’s common stock at the discretion of the Compensation Committee. Compensation related to RSUs is reflected in column (e) of the Summary Compensation Table below.

Other Equity-Based Awards

Each of the NEOs has been granted Class B Interests. Under the terms of the operating agreement of DIV Holding, holders of Class B Interests are entitled to receive proportional shares of distributions made by DIV Holding, provided that the holders of Class A membership interests in DIV Holding have received an 8% per annum internal rate of return on their invested capital. The Class B Interests are subject to either five-year or four-year vesting schedules, with any unvested interests reverting to the holders of Class A membership interests in the event the Class B Interests are forfeited or repurchased. Class B Interests are granted with no exercise price or expiration date.

The NEOs were granted the Class B Interests by the manager of DIV Holding. Mr. Lanese’s Class B Interests were limited to the unvested portion of his Class B Interests at the date of his termination, of which the common stock equivalent of the unvested portion was 392,960 shares. The Class B Interests awarded to the NEOs during fiscal year 2007, including Mr. Lanese, were intended to provide a long-term incentive for the performance of their duties as senior management of our company. The Class B Interests have no dilutive effect on our parent’s common stock. In addition, payments made upon vesting and liquidation will be funded by DIV Holding and will not affect our available working capital. Because these Class B Interests are accounted for as compensation in our consolidated financial statements, they are considered by our parent’s Compensation Committee when considering grants of equity-based awards under the OIP.

During the fiscal year ended March 28, 2008, General Zinni was the only NEO to receive an award of Class B Interests. As part of General Zinni’s transition from a director on our parent’s Board to an employee, which occurred during fiscal year 2008, the Class B Interest awards General Zinni had previously received as a director technically forfeited. In order to correct this forfeiture, DIV Holding re-granted Class B Interests to General Zinni with terms that in substance were designed as if no forfeiture of the Class B Interests had occurred. This new award qualified as a modification under accounting principles generally accepted in the United States of America. No other NEO received any Class B Interest grants during fiscal year 2008. Aggregate Class B Interests awarded to the NEOs are reflected below under “— Other Equity-Based Awards”.

Savings Plan

Each of the NEOs is eligible to participate in our tax-qualified 401(k) plan on the same basis as all other eligible employees. We provide a company matching contribution under the 401(k) plan on a non-discriminatory basis. The matching contributions paid by us on behalf of the NEOs are reflected in column (i) of the Summary Compensation Table. Details of the plan are discussed in Note 6 to our audited financial statements for the fiscal year ended March 28, 2008.

Discretionary Cash Bonuses

The parent board may award discretionary cash bonuses from time to time. In recognition of efforts required to successfully complete our parent’s initial public offering of common stock in May 2006, cash bonuses were paid to certain NEOs during fiscal year 2007 and are reflected in column (d) of the Summary Compensation Table below.

Perquisites and Other Personal Benefits

We maintain medical and dental insurance, accidental death insurance and disability insurance programs for our employees, as well as customary vacation and other similar policies. The NEOs are eligible to participate in these programs on the same basis as our other U.S.-based salaried employees.

The Compensation Committee adopted an Executive Benefits Plan for designated executives effective January 1, 2008, including the NEOs, under which they will be reimbursed up to $15,000 per year in the aggregate for annual physical examinations not covered by group health plans, personal income tax services and estate planning services. Payments under the Executive Benefits Plan will be grossed up to compensate for income taxes on the payments. For the fiscal year ended March 28, 2008, no payments were made to the NEOs under this plan.

Messrs. Lanese, Rosenkranz and Zinni were also provided with a special travel accident policy in the benefit payout amounts of $10,800,000, $3,240,000 and $6,000,000, respectively. The NEO’s respective shares of the premium for such insurance are reflected in column (i) of the Summary Compensation Table below.

We formerly provided certain of the NEOs with an automobile allowance, which was terminated in February 2007 and is reflected in column (i) of the Summary Compensation Table below.

The cost we incurred in providing term life insurance benefits to each of our NEOs is reflected in column (i) of the Summary Compensation Table below.

Tax Implications of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Code Section 162(m), which limits the deduction for a publicly held corporation for otherwise deductible compensation to any “covered employee” to $1,000,000 per year. A covered employee includes the CEO and the four highest-compensated employees as of the close of the taxable year (other than the CEO) whose compensation is required to be disclosed to stockholders in our parent’s proxy statement. The compensation limitation does not apply to privately held companies. If a company becomes publicly held in connection with an initial public offering and has a compensation plan or plans that were adopted when the company was privately held, and the terms of such plans were adequately disclosed in the company’s offering prospectus, then such company is considered in “transition”, and, so long as the plans are not materially modified during the transition period, any payments made under the terms of such plans are excluded from the $1,000,000 limit. Generally, the transition period extends to the first regularly scheduled meeting of the shareholders that occurs after the close of the third calendar year following the calendar year in which the company becomes publicly held. Any grants made prior to the end of the transition period are exempt from the Code Section 162(m) compensation limit. If a covered employee receives compensation pursuant to an agreement made subsequent to the adoption of the plans that either accelerates the timing of or increases the amount of compensation otherwise payable under the terms of the previously adopted plans, then a “material modification” is deemed to have occurred, and any compensation paid pursuant thereto is not exempt from the $1,000,000 limit. Our parent became publicly held in May 2006. In addition, if a company adopts a compensation plan or plans after it becomes public and such plan or plans meet all the requirements of performance based compensation as set forth in Code Section 162(m)(C), which we refer to as “Performance Based Compensation,” and the regulations adopted thereunder, then such compensation is also exempt from the $1,000,000 limit. Our parent adopted the EIP in fiscal year 2008, and it was approved by its shareholders at the August 8, 2007 annual meeting. We believe the bonus grants issued under the EIP qualify as Performance Based Compensation. Our parent also adopted the OIP in fiscal year 2008, which was approved by its shareholders at the August 8, 2007 annual meeting and from which a grant of RSUs has made to one of the covered employees. The grants of the RSUs do not qualify as Performance Based Compensation. We believe, therefore, that all compensation paid to our executives other than Messrs. Lanese and Schehr, with the exception of the one grant of RSUs to General Zinni, is exempt from the Code Section 162(m) limitation, because it was paid either pursuant to compensation plans that were adopted at a time when our parent was privately held or qualifies as Performance Based Compensation. We believe that a portion of the compensation payable to Messrs. Lanese and Schehr with respect to their Class B Interests is not exempt, since the terms of their employment agreements constitute a material modification to those grants. Therefore, for fiscal year 2008, Mr. Lanese received compensation that is in excess of the Code Section 162(m) limit. The Compensation Committee may approve compensation that will be in excess of the Code Section 162(m) limitation, in order to ensure competitive levels of total compensation for our executive officers.

Accounting Implications of Executive Equity-Based Compensation

During the fiscal year ended March 28, 2008 or during prior periods, certain members of our management and our parent’s outside directors were granted Class B Interests in DIV Holding.

We have retained an independent party, Value Incorporated, to conduct a fair-value analysis of the Class B Interests granted to management and outside directors. Based on this analysis, the aggregate grant-date fair value, as of March 28, 2008, of the Class B Interests granted to members of management and outside directors from November 25, 2005 through March 28, 2008, net of forfeitures, has been determined to be $13,248,543. In accordance with SFAS No. 123(R), we recorded compensation expense based on the grant-date fair value and commensurate with our graded vesting schedules.

General Zinni also received a grant of RSUs. RSU grants are valued equal to the closing price of our parent’s common stock on the date of the grant.

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation for the fiscal years ended March 28, 2008 and March 30, 2007 awarded to, earned by or paid to our NEOs.

					Non-Equity
					Incentive	All
				Stock	Plan	Other
				(Equity)	Compen-	Compen-
Name and Principal	Fiscal	Salary	Bonus	Awards	sation	sation	Total
Position	Year	($)	($)(3)	($)(4)	($)(5)	($)(7)	($)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Herbert J. Lanese	2008	834,616	—	8,309	327,300	172,706	1,342,932
President & Chief	2007	553,846	—	851,509	1,000,000	107,636	2,512,991
Executive Officer(1)
Anthony C. Zinni	2008	322,116	24,038	36,428	500,000	64,200	946,782
Executive Vice President(2)(6)
Robert B. Rosenkranz	2008	396,554	—	407,034	75,400	49,545	928,533
President, Government	2007	358,746	25,000	50,447	260,000	55,323	749,516
Services segment
Curtis L. Schehr	2008	350,385	—	317,528	54,700	20,302	742,915
Senior Vice President, General Counsel & Secretary(6)
Michael J. Thorne	2008	374,462	—	151,343	70,200	39,699	635,703
Senior Vice President,	2007	349,942	125,000	151,342	221,340	51,474	899,098
Chief Financial Officer & Treasurer

(1)	Mr. Lanese served as our President & Chief Executive Officer until May 19, 2008. His date of hire was July 17, 2006, and this table only reflects compensation for his services as an officer and employee following such date.

(2)	General Zinni’s date of hire was July 16, 2007, and this table only reflects compensation for his services as an officer and employee following such date. His compensation for services as a director prior to that date is reflected in the table below under the heading “Director Compensation”.

(3)	The amounts reported in column (d) for fiscal year 2008 represent a sign-on bonus associated with General Zinni’s employment contract. The fiscal year 2007 amounts represent the portion of cash bonuses earned during fiscal year 2007 by our NEOs related to our initial public offering of common stock in May 2006.

(4)	The amounts reported in column (e) reflect vesting from equity-based awards which comprise RSUs (General Zinni only) and vesting of Class B Interests. Assumptions used in the calculation of these awards are discussed in Note 11 to our audited financial statements for the fiscal year ended March 28, 2008. Further information is provided under “— Grants of Plan-Based Awards” and “— Other Equity-Based Awards”.

(5)	The amounts reported in column (g) represent cash bonuses that were earned in fiscal years 2007 and 2008 pursuant to our EIP, which is discussed above under “— Long-Term Incentive Compensation Plan”. Bonuses were paid out on June 11, 2007 and June 10, 2008.

(6)	Prior year information is not included for General Zinni or Mr. Schehr, as they are new NEOs for fiscal year 2008.

(7)	The amount of each component of All Other Compensation reported in column (i) for each NEO is set forth below.

All Other Compensation

The following table outlines perquisites and personal benefits provided by us in fiscal years 2008 and 2007.

		401(k)			Paid	Cost of	Total
		Matching	Relocation	Car	Time	Insurance	Other
	Fiscal	Contributions	Allowance	Allowance	Off	Policies	Compensation
Name	Year	($)	($)	($)	($)(1)	($)(2)	($)

Mr. Lanese	2008	10,000	45,314	—	—	117,392	172,706
	2007	10,461	—	—	—	97,175	107,636
Gen. Zinni	2008	7,452	—	—	—	56,748	64,200
Mr. Rosenkranz	2008	10,000	—	—	—	39,545	49,545
	2007	9,755		9,554	—	36,014	55,323
Mr. Schehr	2008	10,000	—	—	—	10,302	20,302
Mr. Thorne	2008	10,000	—	—	15,315	14,384	39,699
	2007	11,126		10,615	26,934	2,799	51,474

(1)	Represents compensation paid out during the fiscal year in lieu of unused vacation and personal time.

(2)	Represents our cost of the NEOs health care benefits, the cost of company-paid term-life insurance policies for the NEOs and the NEOs’ share of premiums for special business travel accident policies, including tax gross-up amounts paid to the NEOs, for the benefit of Messrs. Lanese, Zinni and Rosenkranz.

Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to the NEOs in fiscal year 2008. No plan-based equity awards were granted in fiscal year 2007. Each award is shown separately for each NEO, with the corresponding vesting schedule for each equity award in the footnotes following this table.

		Estimated Future Payouts under			Estimated Future Payouts under
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards

									All Other
								All Other	Option Awards:		Grant Date
								Stock Awards:	Number of	Exercise or	Fair Value
								Number of	Securities	Base Price	of Stock
								Shares of	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or Units	Options	Awards	Awards
Name	Date	($)(1)	($)(1)	($)(1)	($)(3)	($)(3)	($)(3)	(#)	(#)	($/Sh)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Mr. Lanese	6/28/07	329,880	1,062,500	2,125,000	—	—	—	—	—	—	—
Gen. Zinni(2)	12/3/07	—	—	—	317,850	317,850	317,850	15,000	—	—	—
	7/16/07	500,000	500,000	1,000,000	—	—	—	—	—	—	—
Mr. Rosenkranz	6/28/07	76,004	244,800	489,600	—	—	—	—	—	—	—
Mr. Schehr	6/28/07	55,109	177,500	355,000	—	—	—	—	—	—	—
Mr. Thorne	6/28/07	70,788	228,000	456,000	—	—	—	—	—	—	—

(1)	Threshold, target and maximum amounts are calculated based on the weighted average of the respective performance measure as defined by the EIP, which is discussed further above under “— Incentive Bonus Compensation”.

(2)	As further discussed above under “— Executive Compensation Philosophy,” General Zinni received a guaranteed 100% payout under the EIP for fiscal year 2008 and was the only NEO granted RSUs in fiscal year 2008.

(3)	Amount represents grant-date fair value of the RSU awards. RSUs are accounted for as liability awards in accordance with SFAS 123(R) and are subsequently re-measured at each reporting period.

The following table provides information about the vesting of equity awards granted to the NEOs in fiscal year 2008. No plan-based awards were issued in fiscal year 2007 and no option awards have been issued. Each award is shown separately for each NEO, with the corresponding vesting schedule for each equity award in the footnotes following this table.

Outstanding Equity Awards at Fiscal Year End

	Option awards					Stock awards

Equity Incentive
			Equity					Plan Awards:
			Incentive				Market	Number of	Equity Incentive
	Number of	Number of	Plan Awards:			Number of	Value of	Unearned Shares,	Plan Awards: Market
	Securities	Securities	Number of			Shares or	Shares or	Units or	or Payout Value of
	Underlying	Underlying	Securities			Units of	Units of	Other	Unearned Shares,
	Unexercised	Unexercised	Underlying	Option	Option	Stock that	Stock that	Rights that	Units or Other
	Options	Options	Unexercised	Exercise	Expiration	have not	have not	have	Rights that have
	(#)	(#)	Unearned options	Price	Date	Vested(1)	Vested(1)	not Vested	not Vested
Name	exercisable	unexercisable	(#)	($)		(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Mr. Lanese	—	—	—	—	—	—	—	—	—
Gen. Zinni(2)	—	—	—	—	—	15,000	248,400	—	—
Mr. Rosenkranz	—	—	—	—	—	—	—	—	—
Mr. Schehr	—	—	—	—	—	—	—	—	—
Mr. Thorne	—	—	—	—	—	—	—	—	—

(1)	As of March 28, 2008, no plan-based awards had vested. The market value of the unvested plan-based awards was calculated using our parent’s closing stock price on March 28, 2008.

(2)	As further discussed above under “— Executive Compensation Philosophy”, General Zinni received a guaranteed 100% payout under the EIP plan and was the only NEO granted RSUs in fiscal year 2008. As of March 28, 2008, no vesting had occurred on RSU awards received by General Zinni.

Fiscal 2009 Restricted Stock Unit Grants

During the first six months of fiscal year 2009, 186,800 performance-based RSUs were granted to certain key employees. These performance-based awards are tied to our financial performance, specifically fiscal year 2011 EBITDA (earnings before interest, taxes, depreciation and amortization), and cliff vest upon achievement of this target. In addition to employee grants, 22,425 service-based RSUs were granted to our parent’s board members. These awards vest within one year of grant, but include a post-vesting restriction of six months after the applicable director’s board service ends.

As of October 3, 2008, 100,000 RSUs have been awarded to William L. Ballhaus, who became our President and Chief Executive Officer on May 19, 2008. These awards are in addition to the RSUs described in the preceding paragraph. Half of these awards are service-based and vest ratably over a three-year period on the anniversary of his employment commencement date. The remaining 50,000 RSUs are performance-based and are tied to our financial performance for fiscal year 2009. If the performance measures are achieved for fiscal year 2009, the awards will vest over a three-year service period, with one-third vesting each year on the anniversary of his employment commencement date.

Other Equity-Based Awards

The following table sets forth certain information with respect to Class B Interests that were owned by our NEOs and were outstanding at the end of the fiscal year ended March 28, 2008. Pursuant to the terms of the Operating Agreement governing DIV Holding, if our parent’s shares are publicly traded on or after February 11, 2010, Class B Interests may be redeemed from the holder of the Class B Interests, which we refer to as a “Class B Member,” at the end of any fiscal quarter for the parent’s stock or cash, at the discretion of Veritas Capital, on thirty days’ written notice, upon the later of February 11, 2010 or the date said Class B Member is no longer subject to reduction. Class B Interests remain subject to reduction until the earlier of the Class B Member’s fourth or fifth employment/directorship anniversary, depending upon the individual’s employment agreement, date of termination or a change in control of the parent.

The Class B Interests for fiscal year 2008 is reflected as follows:

						Book
				Class B	Book	Value of
		Class B		Interests	Value of	Unvested
	Class B	Interests	Class B	That Have	Class B	Class B
	Interests	Vested	Interests	Not Vested	Interests That	Interests
	Vested as of	During	Vested as of	as of	Vested in	as of
	March 30,	Fiscal	March 28,	March 28,	Fiscal	March 28,
	2007	Year 2008	2008	2008	Year 2008	2008
Name	(%)(2)	(%)(2)	(%)(2)	(%)(3)	($)(4)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)

Mr. Lanese	0.4070	0.0070	0.4140	1.2280	8,309	2,554,527
Gen. Zinni(1)	0.0140	0.0070	0.0210	0.0140	36,428	72,856
Mr. Schehr	0.0000	0.1000	0.1000	0.3000	317,528	952,584
Mr. Rosenkranz	0.0425	0.1300	0.1725	0.4775	407,034	1,577,688
Mr. Thorne	0.2550	0.1275	0.3825	0.2550	151,343	302,685

(1)	During fiscal year 2008, the original Class B Interests received by General Zinni as a director on our parent’s board were forfeited due to a technicality. Subsequently, a new grant was received by General Zinni from DIV Holding in order to restore him to his original position prior to the forfeiture. No further modifications were made during the fiscal year, and no other Class B Interests were granted to our NEOs.

(2)	Columns (b), (c) and (d) effectively roll forward the vesting for each of our NEOs. Percentages reflect vested and unvested Class B Interests, as described above under “— Other Equity-Based Awards”.

(3)	Percentages in column (e) reflect unvested Class B Interests, as described above under “— Other Equity-Based Awards”. Class B Interests vest ratably over the five-year period following the grant, except in the case of Mr. Lanese who received an additional four-year-vesting grant in July 2006 associated with his move from our parent’s board to become our CEO, and Mr. Schehr who received a four-year grant in 2006 associated with him joining our company. While Mr. Lanese’s previous grant as a director vested ratably, his additional grant received in July 2006, when he became CEO, vested based on his employment agreement. Mr. Schehr had no previous grants.

(4)	Columns (f) and (g) reflect the book value of the Class B Interests that vested during the fiscal year ended March 28, 2008 or that were unvested as of March 28, 2008. The related market value of the vested and unvested Class B Interests as of March 28, 2008 was $2,141,901 and $5,460,340, respectively, which would represent 129,341 and 329,730 common stock equivalents respectively based on our parent’s closing stock price on March 28, 2008. The market value of the Class B Interests was calculated using a market value model that includes the following variables: our parent’s stock price, the number of outstanding common shares, DIV Holding’s ownership percentage, remaining preference to DIV Holding Class A membership interest holders, and a discount for lack of marketability.

Employment Agreements

We have employment agreements with Messrs. Ballhaus Zinni, Rosenkranz, Schehr and Thorne. We previously had an employment agreement with Mr. Lanese. Mr. Lanese’s employment was terminated on May 19, 2008 by us, without cause. A description of the payments and benefits he received in connection with his termination is provided in “— Other Potential Post-Employment Payments” below.

The initial term of the employment agreements is three years for Mr. Ballhaus, four years for Mr. Schehr and five years for Messrs. Rosenkranz and Thorne. Following the initial term, each of their employment agreements will automatically renew for additional one-year periods, unless either we or the executive delivers written notice of intent not to renew. General Zinni’s employment agreement provides that his employment with us is “at will”.

The employment agreements established minimum salaries and annual incentive compensation targets for each of the covered NEOs. Applying current salary rates and target bonuses to the employment agreements, the fiscal 2009 base salary and target bonuses are as follows:

Covered NEO	Base salary	Target bonus

Mr. Ballhaus(1)	$650,000	$650,000
Gen. Zinni	$400,000	$0
Mr. Rosenkranz	$408,000	$244,000
Mr. Schehr	$355,000	$177,500
Mr. Thorne	$380,000	$228,000

(1)	Mr. Ballhaus’ employment agreement provides that his bonus shall be no less than $625,000 in fiscal 2009, provided he continues to be employed by us at the time of the bonus payment.

Pursuant to Mr. Ballhaus’ employment agreement, he has agreed that, during the term of the employment agreement and for a period of two years following the termination of the agreement, he will not employ or solicit for employment any of our current or former employees. Pursuant to Messrs. Rosenkranz, Schehr and Thorne’s employment agreements, each executive has agreed that, during the term of the employment agreement and for a period of one year following the termination of the agreement, he will not employ or solicit for employment any of our current or former employees. Furthermore, these executives may not disclose any confidential information to any person or entity, unless required by law. In addition, under the terms of those employment agreements, we have agreed to indemnify the executives against any claims or liabilities relating to the executives’ services to us, to the extent permitted by applicable law, and to pay for counsel for the executives’ defense.

The NEO’s employment agreements provide for payments in connection with certain terminations of employment. A description of the payments and benefits each executive receives upon termination of employment is provided below in “— Other Potential Post-Employment Payments”.

Other Potential Post-Employment Payments

The following section describes the payments and benefits that would be provided to our NEOs in connection with any termination of employment, including resignation, involuntary termination, death, retirement, disability or a change in control of us. However, the actual amounts that would be paid under each circumstance can only be determined at the actual time of termination of employment. The assumptions and methodologies that were used to calculate the amounts paid upon a termination of employment are set forth at the end of this section.

Payments Made Upon Involuntary Termination Without Cause or Voluntary Termination For Good Cause

In the event Mr. Ballhaus’ employment is terminated by us without cause or if he resigns for good cause, Mr. Ballhaus will receive his accrued base salary earned through the date of termination and any employee benefits that he is entitled to receive pursuant to our employee benefit plans, and a pro rated portion of his annual bonus based on our projected performance through the date of termination. In addition, after executing a waiver and release of claims, that is not revoked, Mr. Ballhaus will be entitled to a payment equal to two times the sum of his base salary plus the average of the annual bonus earned by Mr. Ballhaus for the fiscal year prior to the year of termination and his target annual bonus, or if the termination occurs during fiscal year 2009, his guaranteed bonus, payable in two equal installments.

In the event Messrs. Rosenkranz, Schehr and Thorne are terminated by us without cause or voluntarily terminate their employment for good cause, we would provide them with the following payments and benefits:

•	a payment equal to the pro rated portion of such executive’s incentive compensation that would be payable to such executive based on our projected performance through the termination date;

•	a payment equal to two times the sum of such executive’s then base salary plus target bonus, payable in two installments during the year following termination;
•	reimbursement for the cost of continued medical coverage for the same portion of such executive’s COBRA health insurance premium that we paid during such executive’s employment, until the earlier of either the last day of such executive’s COBRA health insurance benefits or the date on which the executive becomes covered under any other group health plan; and
•	the right to exercise any vested stock options or other rights based upon the appreciation in value of our parent’s stock (but excluding any rights in Class B Interests).

In the event General Zinni’s employment is terminated by us without cause prior to July 17, 2009, we will pay him a severance amount equal to the difference between $400,000 and the amount of wages earned by him through the date of his termination of employment.

Payments Made Upon Retirement, Death or Complete Disability

Pursuant to Mr. Ballhaus’ employment agreement, if his employment agreement is terminated by reason of retirement, death or complete disability, he will receive the following payments and benefits:

•	a payment of his accrued but unpaid base salary to the day of termination and any employee benefits that Mr. Ballhaus is entitled to receive pursuant to our employee benefit plans; and

•	upon Mr. Ballhaus or his heirs furnishing a waiver and release of claims, a pro rated portion of his bonus that would have been payable to him through the termination date.

Messrs. Rosenkranz, Schehr and Thorne’s employment agreements provide that, if their employment is terminated by reason of retirement, death or complete disability, they will receive the following payments and benefits:

•	a payment equal to the pro rated portion of such executive’s incentive compensation that would be payable to such executive based on our projected performance through the termination date; and

•	the right to exercise any vested stock options or other rights based upon the appreciation in value of our parent’s stock (but excluding any rights in Class B Interests).

Pursuant to General Zinni’s employment agreement, General Zinni is not entitled to receive any payments or benefits, other than accrued base salary and unused vacation earned through the date of termination, upon his retirement, death or complete disability.

Payments Made Upon Involuntary Termination for Cause, Voluntary Termination without Good Cause or a Change in Control

The NEOs are not entitled to any payments or benefits from us (other than accrued but unpaid compensation) in the event of an involuntary termination for cause, voluntary termination without good cause or a change in control of us.

Payments to Mr. Ballhaus at Expiration of Employment Term or at Our Election

If Mr. Ballhaus’ employment terminates due to the expiration of the term or at our election, Mr. Ballhaus will receive the following:

•	a payment equivalent to the sum of his base salary plus the average of his annual bonus earned for the fiscal year prior to the year of termination and his target annual bonus, payable in two equal installments;

•	a payment equal to his annual bonus, if any, that would have been paid during the 90 days following termination of employment if his employment had continued during such 90 days, payable when the annual bonus is paid to our other executives; and

•	full vesting of any RSUs that would have vested during the 90 days following termination of employment if his employment had continued during such 90 days.

Approximation of Other Potential Post-Employment Payments for Messrs. Rosenkranz, Schehr, Thorne and Zinni

The following section quantifies the potential payments and benefits that would have been paid to Messrs. Rosenkranz, Schehr, Thorne and Zinni upon a termination of their employment occurring on March 31, 2008. Mr. Ballhaus was not employed by us on March 31, 2008. Contractual amounts required to be paid to Mr. Ballhaus upon the termination of his employment in connection with various events are described above.

If Messrs. Rosenkranz, Schehr, and Thorne were terminated involuntarily without cause or voluntarily terminated for good cause, they would have received cash severance payments equal to $1,305,600, $1,065,000 and $1,216,000, respectively. General Zinni is only entitled to severance payments in the event he is terminated involuntarily without cause, in which case he would have received cash severance payments equal to approximately $177,884.

The cost to us of reimbursing Messrs. Rosenkranz, Schehr and Thorne for health insurance in the event of an involuntary termination without cause or voluntary termination for good cause would have been approximately $12,000 to $18,000 per executive as of such date.

In the event of retirement, death, or complete disability, Messrs. Rosenkranz, Schehr and Thorne would have received cash severance payments equal to $244,800, $177,500 and $228,000, respectively.

Methodologies and Assumptions Used for Calculating Other Potential Post-Employment Payments

The following assumptions and methodologies were used to calculate the post-employment payments and benefits described above.

Pro rated incentive compensation severance payments.  The pro rated incentive compensation severance amounts payable upon involuntary termination without cause, voluntary termination for good cause, retirement, death and complete disability reported above under “— Approximation of Other Potential Post-Employment Payments for Messrs. Rosenkranz, Schehr, Thorne and Zinni” assume that our projected performance was at target. Furthermore, such amounts assume executives are not entitled to their incentive compensation unless they are actively employed on the date of payout.

Value of reimbursement of health insurance.  The quantification of reimbursement of health insurance is based on the assumptions applied under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions.

Mr. Lanese’s Post-Employment Payments and Benefits

Mr. Lanese’s employment with us was terminated without cause on May 19, 2008. In connection with Mr. Lanese’s termination, we provided Mr. Lanese with the following payments and benefits:

•	accrued but unpaid base salary to the date of termination;
•	his earned bonus for fiscal year 2008, in the amount of $327,250;
•	a pro rated portion of his target bonus for fiscal year 2009, in the amount of $148,922;
•	a cash severance payment of $3,825,000, equal to two times the sum of Mr. Lanese’s base salary plus target bonus, payable in two equal lump sum payments, with the first payment made on the first payroll date that was six months following the termination, and the second payment being made on the first payroll date that is twelve months following the termination;
•	continued health benefits coverage until age 65, with his portion of the premium costs being the same as the amounts he paid during his employment, at a cost to us of approximately $27,000;
•	continued participation for the remainder of calendar year 2008 in the Executive Benefits Plan, with reimbursements not to exceed $15,000;
•	reimbursement for completion of the design and installation of a home security system for his residence, the cost of which was $11,614.

Selected Employment Agreement Definitions

The terms “cause”, “good cause”, “complete disability” and “retirement”, as used above, are defined in Messrs. Ballhaus, Rosenkranz, Schehr and Thorne’s employment agreements. The term “complete disability” is defined in General Zinni’s employment agreement. The definitions of these terms are as follows:

“Cause” means: (a) the willful and continued failure by the executive to substantially perform his duties with us (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a written demand for substantial performance is delivered to him by our parent’s board that identifies, in reasonable detail, the manner in which the board believes that executive has not substantially performed his duties in good faith; (b) the willful engaging by executive in conduct that causes material harm to us, monetarily or otherwise; (c) executive’s conviction of a felony arising from conduct during the term of his employment agreement; or (d) executive’s willful malfeasance or willful misconduct in connection with executive’s duties.

“Good cause” means any of the following actions taken by us or any subsidiary that employs the executive: (a) assignment of the executive to duties that are materially inconsistent with his status as a senior executive or which represent a substantial diminution of his duties or responsibilities in our company; (b) reduction in the executive’s base salary, except in connection with an across-the-board salary reduction for all executives; (c) a failure by us to pay any of executive’s compensation in accordance with our policy; (d) change of executive’s title; (e) failure to comply with our obligations pursuant to the executive’s employment agreement; or (f) failure of a successor to us to confirm in writing, within five business days of its succession, its obligation to assume and perform all obligations of the employment agreement.

“Complete disability” is defined as the inability of the executive to perform his duties under his employment agreement, because the executive has become permanently disabled within the meaning of any policy of disability income insurance covering our employees then in force. In the event we have no policy of disability income insurance covering our employees in force when executive becomes disabled, the term “complete disability” means the inability of the executive to perform his duties under his employment agreement by reason of any incapacity, physical or mental, which our parent’s, board, based upon medical advice or an opinion provided by a licensed physician acceptable to the board, determines to have incapacitated executive from satisfactorily performing all of executive’s usual services for us for a period of at least 120 days during any 12-month period (whether or not consecutive).

“Retirement” means the voluntary retirement of the executive from our company (1) at or after age 62 or (b) at any time after the combination of the executive’s age and service with us or any predecessor or subsidiary equals or exceeds 75 years.

Material Conditions to Receipt of Post-Employment Payments

The receipt of payments and benefits (other than accrued but unpaid compensation) to Messrs. Ballhaus, Rosenkranz, Schehr and Thorne upon a termination of employment is conditioned on the executive furnishing to us an executed copy of a waiver and release of claims.

Director Compensation

General

Our parent uses a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the parent’s board. In setting director compensation, the board considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required.

Board Retainer and Fees

Directors who are not affiliates of Veritas Capital or our officers or employees receive an annual retainer of $40,000, payable quarterly in advance, and a $2,000 fee for each meeting of the parent’s board they attend.

Committee Fees

The chairman of the Audit Committee receives a fee of $5,000, and each member receives a fee of $2,500, for attendance at each meeting of the Audit Committee.

The nonaffiliated members who chair the other committees receive a fee of $4,000, and each nonaffiliated member receives a fee of $2,000, for attendance at each committee meeting.

Members of the Executive Committee do not receive any additional retainer or fees.

Equity Award Program for Non-Employee Directors

Certain directors who are not affiliates of Veritas Capital have been granted Class B Interests. Under the terms of the operating agreement of DIV Holding, holders of Class B Interests are entitled to receive proportional shares of distributions made by DIV Holding, provided that the holders of Class A membership interests have received an 8% per annum internal rate of return on their invested capital. The Class B Interests are subject to either five-year or four-year vesting schedules, with any unvested interests reverting to the holders of Class A membership interests in the event any Class B Interests are forfeited or repurchased. Class B Interests are granted with no exercise price or expiration date. The equity-based compensation awarded to directors during the fiscal year ended March 28, 2008 is reflected in the Director Compensation Table below.

Director Compensation in Fiscal Year 2008

The following table sets forth certain information with respect to the compensation we paid and value of equity awards vested for our parent’s directors during the fiscal year ended March 28, 2008. In fiscal 2009, 22,425 service-based RSUs were granted to our parent’s directors. These awards, which are not included in the table below, vest within one year of grant, but include a post-vesting restriction of six months after the applicable director’s board service ends.

	Fees
	Earned or	Stock	All Other
	Paid in	(Equity)	Compen-
	Cash	Awards	sation	Total
Name	($)	($)(1)	($)	($)
Michael J. Bayer	64,000	22,227	—	86,227
Richard E. Hawley	36,000	8,309	—	44,309
Herbert J. Lanese(2)	—	8,309	—	8,309
Barry R. McCaffrey	36,000	8,309	—	44,309
Robert B. McKeon(3)	—	—	—	—
Ramzi M. Musallam(3)	—	—	—	—
Joseph W. Prueher	68,000	8,309	—	76,309
Charles S. Ream	75,000	8,309	—	83,309
Mark H. Ronald	50,000	28,527	—	78,527
Peter J. Schoomaker	20,000	—	—	20,000
Leighton W. Smith Jr.	48,500	8,309	—	56,809
William G. Tobin	50,000	8,309	—	58,309
Anthony C. Zinni(4)	12,000	—	75,000	87,000

(1)	The amounts reported in this column reflect the grant-date fair value of equity-based awards that vested in fiscal year 2008 pursuant to the Equity Award Program and in accordance with SFAS No. 123(R). Assumptions used in the calculation of these awards are discussed in Note 11 to our audited financial statements for the fiscal year ended March 28, 2008.

(2)	Mr. Lanese, our former President and Chief Executive Officer, did not receive any director retainer or fees during fiscal year 2008.

(3)	Messrs. McKeon and Musallam are principals of Veritas Capital. As Veritas Capital executives, they are not paid by us or our parent for their services as directors or members of committees of our parent’s board. We paid a total of $300,000 in management fees and $229,700 in expenses to Veritas Capital in the fiscal year ended March 28, 2008.

(4)	General Zinni, our Executive Vice President, served as a director of our parent until July 16, 2007, when he became an officer and employee of our company. Amounts shown in this table reflect only his compensation while an independent director. He did not receive any director retainer or fees for the period following July 16, 2007. He was also paid $75,000 in consulting fees while he was a director, for services unrelated to his service on the parent’s board.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended March 28, 2008, our parent’s Compensation Committee consisted of Robert B. McKeon, Ramzi S. Musallam, Charles S. Ream and William G. Tobin, none of whom was at any time during such fiscal year or at any other time an officer or employee of our parent or any of our subsidiaries. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our parent’s board or Compensation Committee. Messrs. McKeon and Musallam are partners in Veritas Capital. Pursuant to a Management Fee Agreement, we pay Veritas Capital an annual fee of $300,000 for various management services relating to our company. We reimburse Veritas for certain company-related expenses, including our parent’s initial public offering, legal expenses, travel expenses, meeting facilities and outside consulting services relating to our business. We reimbursed Veritas an aggregate amount of $229,700 for the fiscal year ended March 28, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

We are a direct wholly-owned subsidiary of our parent, DynCorp International Inc. The following table sets forth certain information, as of December 3, 2008, with respect to beneficial ownership of our parent’s common stock by each director of our parent and each NEO and by all NEOs and directors as a group, including any options to acquire such common stock exercisable within 60 days after December 3, 2008. The following table also sets forth certain information, as of December 3, 2008, regarding each person known to be a beneficial owner of more than 5% of our parent’s common stock. For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities.

	Amount
	of Beneficial	Percentage of Class A
Name and Address(1)	Ownership(2)	Common Stock(3)

DIV Holding LLC(4)	32,000,000	56.1%
Iridian Asset Management LLC(5)	7,023,751	12.3%
Elm Ridge Capital Management, LLC(6)	3,501,153	6.1
Royal Capital Management, LLC(7)	3,267,800	5.7
William L. Ballhaus(8)	—	—
Michael J. Bayer(9)(10)	—	—
Richard E. Hawley(9)(10)	3,000	*
Barry R. McCaffrey(9)(10)	—	—
Robert B. McKeon(4)	32,255,300	56.6%
Ramzi M. Musallam(4)	—	—
Joseph W. Prueher(9)(10)	3,000	*
Charles S. Ream(9)(10)	4,000	*
Mark H. Ronald(9)(10)	—	—
Robert B. Rosenkranz(9)	600	*
Curtis L. Schehr(9)	—	—
Peter J. Schoomaker(11)	—	—
Leighton W. Smith, Jr.(9)(10)	1,000	*
Michael J. Thorne(9)	2,000	*
William G. Tobin(9)(10)	1,000	*
Anthony C. Zinni(9)(12)	15,000	*
All named executive officers and directors as a group (16 Persons)	32,284,900	56.6%

*	Reflects less than 1% ownership interest.

(1)	Except as otherwise indicated, the address for each of the beneficial owners is 3190 Fairview Park Drive, Suite 700, Falls Church, VA 22042.

(2)	Except as otherwise indicated, all shares are owned directly.

(3)	Includes vested restricted stock units granted pursuant to the DynCorp International 2007 Omnibus Incentive Plan.

(4)	The address for the beneficial owner is 590 Madison Avenue, 41st floor, New York, NY 10022. 32,000,000 issued and outstanding shares of Class A common stock are held by DIV Holding. The Veritas Capital Fund II, L.P., a Delaware limited partnership of which Veritas Capital Management II, L.L.C. is the general partner, is the manager of DIV Holding and has the right to direct the voting of the shares owned by DIV Holding. Mr. McKeon, Chairman of our parent’s board, is the managing member of Veritas Capital Management II, L.L.C., and as such may be deemed a beneficial owner of the shares owned beneficially by Veritas Capital Management II, L.L.C. or voted under the direction of Veritas Capital Management II, L.L.C. Mr. McKeon disclaims this beneficial ownership, except to the extent of his pecuniary interest in The Veritas Capital Fund II, L.P. and DIV Holding. 255,300 shares of our Class A common stock are owned directly by Mr. McKeon.

(5)	The address for the beneficial owner is 276 Post Road West, Westport, CT 06880. Iridian Asset Management LLC has shared voting and dispositive power with The Governor and Company of the Bank of Ireland and BIAM Holdings, each of whose address is Head Office, Lower Baggot Street, Dublin 2, Ireland, and BancIreland (US) Holdings, Inc. and BIAM (US) Inc., each of whose address is Liberty Park, #15, 282 Route 101, Amherst, NH 03110. Information contained herein concerning Iridian Asset Management LLC and its affiliates are based solely on public filings made by them.

(6)	The address for the beneficial owner is 3 West Main Street, 3rd Floor, Irvington, NY 10533. Information contained herein concerning Elm Ridge Capital Management, LLC and its affiliates are based solely on public filings made by them.

(7)	The address for the beneficial owner is 623 Fifth Avenue, 24th Floor, New York, New York 10022. Information contained herein concerning Royal Capital Management, LLC and its affiliates are based solely on public filings made by them.

(8)	Excludes 100,000 restricted stock units granted to Mr. Ballhaus on September 3, 2008. One-sixth of these restricted stock units vests on each of May 19, 2009, May 19, 2010, and May 19, 2011, subject to Mr. Ballhaus’ continued employment. The remaining one half will be earned in accordance with Mr. Ballhaus’ achievement of performance targets for fiscal year 2009 established in accordance with the DynCorp International Executive Incentive Plan and, if earned, will vest proportionately on each of May 19, 2009, May 19, 2010, and May 19, 2011, subject to Mr. Ballhaus’ continued employment. Any portion not earned or vested will be forfeited.

(9)	The named individual owns beneficial interests in the parent through its ownership of Class B Interests in DIV Holding. The named individual owns less than 1.0% of the Class B Interests and, accordingly, has a beneficial interest in less than 1.0% of the outstanding shares of the Class A common stock of our parent. Any shares indicated in the table for the named individual consist solely of shares of Class A common stock owned directly by the named individual. For further information concerning the Class B Interests, see “Management — Compensation Discussion and Analysis — Elements of our Executive Compensation Program — Other Equity-Based Awards” and “Management — Executive Compensation — Other Equity-Based Awards.”

(10)	Excludes 1,700 restricted stock units granted to the named individual that vest on July 14, 2009.

(11)	Excludes 3,895 restricted stock units granted to General Schoomaker that vest on July 14, 2009.

(12)	Includes 15,000 vested restricted stock units granted to General Zinni.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Any material transaction involving our parent’s directors or nominees for director, our executive officers and their respective immediate family members, which we refer to as “related persons,” and our parent or an affiliate of our parent is reviewed and approved by our CEO, following consultation with the Chairman of the board of directors of our parent, who determines whether the transaction is in the best interests of our parent. In addition, related-person transactions involving directors and nominees are subsequently reviewed by the Corporate Governance and Nominating Committee of the board of directors of our parent.

Veritas Management Agreement

Robert B. McKeon, our managing member and a director of our parent, is a partner in and the President of Veritas Capital. Mr. Musallam, a director of our parent, also is a partner in Veritas Capital.

Under an agreement between our parent and Veritas Capital, established at the time DynCorp International was acquired by affiliates of Veritas Capital, our parent pays Veritas Capital an annual fee of $300,000 for various management services provided to our parent. The agreement is expected to remain in place so long as Veritas Capital controls a majority of our parent’s common stock. Our parent also reimbursed Veritas Capital for certain expenses related to our parent, including legal expenses, travel expenses, meeting facilities and outside consulting services relating to our parent’s business, in the aggregate amount of $229,700 for fiscal year 2008.

GLS Joint Venture

Global Linguist Solutions LLC is a joint venture in which we own a 51% interest. The remaining 49% interest is owned by McNeil Technologies Inc. McNeil Technologies Inc. is controlled by Veritas Capital, which controls the majority stockholder of our parent. As of October 3, 2008, GLS owed McNeil Technologies Inc. $1.8 million for amounts billed to GLS by McNeil Technologies Inc. for normal operating activity. For further information concerning this joint venture, see “Business — Our Segments — Logistics and Construction Management — Key LCM Contracts.”

Zinni Consulting Services

Anthony C. Zinni served on the board of directors of our parent until July 2007, when he resigned to become one of our full-time employees. While he was a director of our parent, he provided consulting services to our parent regarding commercial contracts and business opportunities in the Middle East, for which he was paid a monthly retainer of $25,000. The aggregate amount paid to General Zinni for consulting services while he was a director was $75,000.

DIV Holding

Special Class B Distribution

On May 9, 2006, our parent paid a special Class B distribution of $100.0 million to DIV Holding, the holder of our parent’s Class B common stock. DIV Holding distributed the special Class B distribution proceeds as follows: Veritas Capital received $86.0 million of the $100.0 million special Class B distribution; and Carlisle Ventures, Inc. received the balance of $14.0 million. The distribution was treated as a return of capital.

Registration Rights Agreement

Pursuant to a registration rights agreement between our parent and DIV Holding, DIV Holding may require our parent to effect the registration of any shares of our parent’s Class A common stock held by

DIV Holding on not more than five occasions upon demand. Under the terms of this agreement, our parent is required to pay all registration expenses in connection with any demand registration. In addition, if our parent proposes to register additional shares of Class A common stock, DIV Holding will be entitled, subject to certain exceptions, to notice of the registration and is entitled to include its shares of Class A common stock in that registration with all registration expenses paid by our parent.

Special Retention Plan

We adopted a special retention plan in connection with Veritas Capital’s acquisition of us on February 11, 2005 that gave certain members of our senior management the right to receive an incentive payment payable within 30 days after the six-month anniversary of the consummation of the acquisition, provided they remain continuously employed by us or any subsidiary, division or affiliated unit divested by us in the acquisition until six months following the closing of such transaction. Fifteen of the eligible employees received incentive payments pursuant to this plan. Nine of the eligible employees received aggregate payments equal to $525,000. The remaining six eligible employees received incentive payments based on a percentage of the acquisition purchase price. The total value of amounts paid to these six employees was $3.375 million. The retention payments paid to each of Messrs. Thorne and DiGesualdo on August 12, 2005, which were determined based on the formula discussed above, were $450,000.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following is a summary of the material provisions of the instruments evidencing our material indebtedness. This description does not purport to be complete and is qualified in its entirety by reference to the provisions of the instruments evidencing our material indebtedness.

Senior Secured Credit Facility

Concurrent with the closing of the issuance of the Old Notes, we entered into a new senior secured credit facility with various lenders and Wachovia Bank, National Association, as administrative agent. A portion of the proceeds of the senior secured credit facility were used to repay our prior senior secured credit facility with various lenders, Goldman Sachs Credit Partners L.P., as administrative agent, and Bank of America, N.A., as issuing bank, and to pay the transaction fees and expenses for the offering of the Old Notes. Upon repayment, our previous senior secured credit facility was terminated.

Structure

The senior secured credit facility consists of a senior secured revolving credit facility, or “revolving credit facility,” of $200,000,000, and a senior secured term loan facility, or “term loan facility,” of $200,000,000. A portion of the revolving credit facility is available for letters of credit and swingline loans.

The full amount of the term loan facility was drawn in a single drawing at the closing of the senior secured credit facility. Subject to customary conditions, including the absence of defaults under the senior secured credit facility, amounts available under the revolving credit facility may be borrowed, repaid and reborrowed, as applicable, until the maturity date thereof.

Subject to the satisfaction of certain conditions, we will have the ability on one or more occasions to incur additional senior secured term loans under the term loan facility or to increase commitments for additional senior secured revolving loans under our revolving credit facility, in an aggregate principal amount for all such additional senior secured term loans and increases in the revolving credit facility of up to $150,000,000. These additional extensions of credit would have the same guarantees as, be secured on a pari passu basis by the same collateral securing, and otherwise have substantially the same terms and conditions as our senior secured credit facility; provided, that any additional term loans will have pricing terms and amortization payments as agreed by the agent, the borrower and the lenders providing such loans. To the extent that the all-in yield (including any original issue discount) on any additional senior secured term loans exceeds the all-in yield on the initial term loan facility or any previous additional senior secured term loans, the interest rate and fees payable with respect to the initial term loan facility and such previous additional senior secured term loans would be increased to provide the lenders under such outstanding term loans with an all-in yield equivalent to that being provided to the lenders of the additional senior secured term loans then being incurred.

Maturity, Amortization and Prepayments

The term loan facility has a maturity date of August 15, 2012. The outstanding loans under the term loan facility will amortize in 12 consecutive installments in March, June, September and December of each year, beginning September 2009, in an amount equal to $5,625,000 for each of the first four installments, $15,000,000 for each of the next four installments and $13,500,000 for each of the last four installments, with the remaining unpaid principal balance being payable on the maturity date. Unless terminated earlier, the revolving credit facility will have a maturity of August 15, 2012.

The senior secured credit facility is subject to mandatory prepayments with, in general, (i) 100% of the net cash proceeds of certain asset sales, subject to certain reinvestment rights, (ii) 100% of the net cash proceeds of certain insurance and condemnation events, subject to certain reinvestment rights, (iii) 50% of the net cash proceeds of equity offerings, subject to certain exceptions, (iv) 100% of the net cash proceeds of debt issuances, other than debt issuances permitted under the senior secured credit facility, and (v) 50% of our excess cash flow, as defined in the senior secured credit facility, for each fiscal year in which our total leverage ratio as at the end of such fiscal year is equal to or greater than 2.0:1.0. Any such prepayments will be applied first to the term loan facility and thereafter to the revolving credit facility.

In addition, our senior secured credit facility is subject to mandatory prepayments by the amount, if any, by which the sum of the aggregate outstanding revolving loans, swingline loans, undrawn letters of credit and term loans under the senior secured credit facility at the end of any fiscal quarter exceeds 85% of the net book value at such date of our accounts receivable (other than (i) intercompany receivables and (ii) the net book value of our accounts receivable that are subject to liens securing certain letter of credit obligations). Any such prepayments will be applied first to loans under the revolving credit facility and thereafter to the term loan facility.

Interest

The loans under the senior secured credit facility bears interest, at our option, at a rate per annum equal to either: (i) the base rate (as defined in the senior secured credit facility), plus an applicable margin, or (ii) the LIBOR rate (as defined in the senior secured credit facility), plus an applicable margin. Any swingline loans will bear interest at the base rate, plus an applicable margin. The applicable margins with respect to the revolving credit facility and the term loan facility were initially 2.75% in the case of LIBOR rate loans and 1.75% in the case of base rate loans. The applicable margins for the revolving credit facility, swingline loans and term loan facility are subject to adjustment based on the achievement of certain leverage ratios. Automatically during the continuance of any payment event of default or bankruptcy event of default of the borrower or any guarantor, or, at the election of the required lenders (as defined in the senior secured credit facility) during the continuance of any other event of default (as defined in the senior secured credit facility), the senior secured credit facility loans will bear interest at the rate of 2.00% per annum in excess of the per annum rate (including the applicable margin) that would otherwise be in effect.

Guarantees and Security

The senior secured credit facility, and any obligations under any hedging agreements and cash management arrangements, in each case, entered into between any borrower or guarantor and any counterparty that is (or was at the effective date of such hedging agreement or cash management arrangement) a lender (or any affiliate thereof) under the senior secured credit facility are guaranteed by our parent and each of its existing and future direct and indirect domestic subsidiaries, other than us, subject to exceptions for certain subsidiaries. Subject to certain exceptions, we and each of the guarantors granted to the lenders under the senior secured credit facility and counterparties under the hedging agreements and cash management arrangements described above a first priority security interest in and lien on substantially all of our and our parent’s respective present and future property and assets to secure all of the obligations under the senior secured credit facility and such hedging agreements and cash management arrangements.

Fees

Certain customary fees are payable to the lenders and the agents under the senior secured credit facility, including, without limitation, a commitment fee based upon non-use of available funds under the revolving credit facility, letter of credit fees and issuer fronting fees. The commitment fee was initially 50 basis points on the unused portion of the commitment under the revolving credit facility, and the percentage for such fee will fluctuate based on certain leverage ratios.

Covenants

The senior secured credit facility contains various customary affirmative and negative covenants (subject to materiality thresholds, baskets and exceptions and qualifications), including, but not limited to, restrictions on our ability and the ability of our parent and its subsidiaries to (i) dispose of assets, (ii) incur additional indebtedness and guarantee obligations, (iii) pay certain restricted payments and dividends, (iv) create liens on assets or agree to restrictions on the creation of liens on assets, (v) make investments, loans or advances, (vi) restrict distributions to the borrower or guarantors from their subsidiaries, (vii) engage in mergers or consolidations or other fundamental changes, (viii) engage in certain transactions with affiliates, (ix) enter into sale and leaseback transactions, (x) repay subordinated indebtedness, (xi) make certain acquisitions, (xii) change our lines of business in which we or our subsidiaries are involved,

(xiii) change our fiscal year, accounting practices or organizational documents, (xiv) amend, modify or waive the terms of subordinated indebtedness in certain respects and (xv) permit our parent to engage in activities other than those related to its status as a holding company of our stock. In addition, under the senior secured credit facility, our parent and its subsidiaries are required to comply with certain financial ratios and tests, including a minimum interest coverage ratio, a maximum total leverage ratio and maximum capital expenditures.

Events of Default

The senior secured credit facility contains customary events of default (subject to exceptions, materiality thresholds and grace periods), including, without limitation: (i) nonpayment of principal or interest; (ii) failure to perform or observe covenants; (iii) inaccuracy or breaches of representations and warranties; (iv) cross-defaults with certain other indebtedness; (v) certain bankruptcy related events; (vi) impairment of security interests in collateral; (vii) in the event any provision in the loan documents ceases to be valid and binding, including without limitation guarantee provisions; (viii) certain ERISA matters; (ix) certain change of control events; (x) monetary judgment defaults; (xi) the occurrence of a change of control and (xii) debarment or suspension from contracting with the U.S. government.

Outstanding Senior Subordinated Notes

On February 11, 2005, we completed an offering of $320.0 million in aggregate principal amount of Existing Notes (of which outstanding notes in an aggregate principal amount equal to approximately $28.0 million previously were redeemed and cancelled). Proceeds from the original issuance of the Existing Notes, net of fees, were approximately $310.0 million and were used to pay the consideration for, and fees and expenses relating to, the 2005 acquisition of our business. The Existing Notes were issued under the same indenture as the Old Notes, which is the same indenture under which the New Notes will be issued. For a description of certain terms of the indenture, see “Description of New Notes.”

DESCRIPTION OF NEW NOTES

DynCorp International LLC, which we refer to in this section as the “Company,” and DIV Capital Corporation, as joint and several obligors, will issue the New Notes under an indenture, dated as of February 1, 2005, among themselves, the Guarantors and the Bank of New York, as Trustee, which we refer to as the “Trustee.” We issued $125.0 million of the Old Notes in a transaction not requiring registration under the Securities Act as an addition or “add on” to our existing 9.50% Senior Subordinated Notes due 2013, which we had issued in February 2005 in the aggregate principal amount of $320,000,000 and which we refer to in this prospectus as the “Existing Notes”. The remaining $90,000 of Old Notes are Existing Notes. DIV Capital Corporation is a wholly owned subsidiary of the Company with nominal assets which conducts no operations. The terms of the New Notes are identical in all material respects to the terms of the Old Notes and the Existing Notes, except that the transfer restrictions and registration rights relating to the Old Notes do not apply to either the Existing Notes or the New Notes. Following the completion of this offering, the Existing Notes, the Old Notes and the New Notes will all have been issued under the Indenture. The New Notes will be treated as a single class with the Existing Notes and any Old Notes that remain outstanding after the completion of the exchange offer. The New Notes will have the same CUSIP number as the Existing Notes upon the completion of the exchange offer.

The following description is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture nor does it restate the indenture in its entirety. We urge you to read the indenture because it defines your rights. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the “TIA”. A copy of the indenture is filed as an exhibit to the registration statement of which the prospectus is a part and is are available as set forth below under “— Additional Information”.

Each of the Company and DIV Capital Corporation are in this section referred to as an “Issuer” and together as the “Issuers.” References to the “Notes” in this section of the prospectus refers to the “Existing Notes, the “Old Notes” and the “New Notes.” Certain defined terms used in the description of the New Notes but not defined below under the subheading “— Certain Definitions” have the meanings assigned to them in the indenture.

Brief Description of the Notes and the Subsidiary Guarantees

The New Notes

The New Notes offered hereby:

•	will be general unsecured obligations of the Issuers;

•	will be subordinated in right of payment to all existing and future Senior Debt of the Issuers, including borrowings under the Credit Agreement;

•	will be structurally subordinated to any existing and future indebtedness and liabilities of the Company’s foreign subsidiaries;

•	will be pari passu in right of payment to any existing and future senior subordinated Indebtedness (including the Existing Notes) of the Issuers;

•	will be senior in right of payment to any future subordinated Indebtedness of the Issuers; and

•	will be unconditionally guaranteed by the Guarantors.

As of October 3, 2008, the Issuers and the Guarantors had total Senior Debt of approximately $200.0 million. As indicated above and as discussed in detail below under the caption “— Subordination”, payments on the Notes and under the guarantees will be subordinated to the payment of Senior Debt. The indenture permits us and the Guarantors to incur additional Senior Debt, subject to the covenants described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “— Certain Covenants — Liens”.

The Subsidiary Guarantees

The New Notes offered hereby will be guaranteed by all of the Company’s Domestic Subsidiaries. The Guarantors, as primary obligors jointly and severally and unconditionally guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuers under the indenture and the New Notes, whether for payment of principal of or interest on or Special Interest in respect of the New Notes, expenses, indemnification or otherwise, on the terms set forth in the indenture.

Each guarantee of the New Notes offered hereby:

•	will be a general unsecured obligation of the Guarantor;

•	will be subordinated in right of payment to all existing and future Senior Debt of that Guarantor, including guarantees of Indebtedness under the Credit Agreement;

•	will be pari passu in right of payment with any existing and future senior subordinated Indebtedness (including the Existing Notes) of that Guarantor; and

•	will be senior in right of payment to any future Indebted of that Guarantor that is expressly subordinated to the New Notes.

None of the Company’s existing and future Foreign Subsidiaries will guarantee the New Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As a result, the New Notes will be effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our Foreign Subsidiaries and, if any, other non-guarantor Subsidiaries. Our non-guarantor Subsidiaries represented 15.5% and 13.1% of our revenue for the fiscal year ended March 28, 2008 and the six months ended October 3, 2008 respectively, and held 4.5% and 4.9% of our total assets as of March 28, 2008 and October 3, 2008, respectively. See “Risk Factors — Risks Relating to the Notes — Not all of our subsidiaries will guarantee the notes. The New Notes will be structurally subordinated to indebtedness and other liabilities of our non-guarantor subsidiaries”.

As of the date of the issuance of the New Notes, all of our Domestic Subsidiaries will be, “Restricted Subsidiaries”. However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries”. Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the New Notes.

Principal, Maturity and Interest

The Issuers will issued up to $125 million in aggregate principal amount of New Notes in this offering in exchange for all of the outstanding Old Notes. The Issuers will issue New Notes in denominations of $2,000 and integral multiples of $1,000. The New Notes will mature on February 15, 2013. Interest on the New Notes accrues at the rate of 9.50% per annum and will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2009. Interest on overdue principal and interest and Special Interest, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the New Notes. The Issuers will make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Interest on the New Notes will accrue from August 15, 2008. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of Notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Special Interest, if any, on that holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee currently acts as paying agent and registrar for the notes. The Issuers may change the paying agent or registrar without prior notice to the holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes or similar government charges due on transfer or exchange. The Issuers will not be required to transfer or exchange any note selected for redemption. Also, the Issuers will not be required to transfer or exchange any note (1) for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed or (2) between a record date and the next succeeding interest payment date.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Subsidiary Guarantees

The Notes are guaranteed by each of the Company’s current and future Domestic Subsidiaries. These Subsidiary Guarantees will be joint and several obligations of the Guarantors. Each Subsidiary Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors — Risks Relating to the Notes — Federal and state laws permit courts to void guarantees under certain circumstances”.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition complies with the “Asset Sale” provisions of the indenture;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4) upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge.”

See “— Repurchase at the Option of Holders — Asset Sales”, “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries”, “— Legal Defeasances and Covenant Defeasance” and “— Satisfaction and Discharge”.

Subordination

The payment of principal, interest and premium and Special Interest, if any, on the Notes will be subordinated to the prior payment in full of all existing and future Senior Debt of the Issuers.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation governing the applicable Senior Debt) before the holders of Notes will be entitled to receive any payment with respect to the Notes (except that holders of Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts, if any, as described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”), in the event of any distribution to creditors of the Company:

(1) in a liquidation or dissolution of the Company or DIV Capital;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company, DIV Capital or their respective property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of the Company’s or DIV Capital’s assets and liabilities.

In addition, the Issuers may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) if:

(1) a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of any Designated Senior Debt.

Notwithstanding the foregoing, the Issuers may make payment on the Notes if the Issuers and the trustee receive written notice approving such payment from the holders of any Designated Senior Debt with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

Payments on the Notes may and will be resumed at the first to occur of the following:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of any other default, upon the earlier of (a) the date on which such default is cured or waived, (b) 179 days after the date on which the applicable Payment Blockage Notice is received, or (c) the date the Trustee receives notice from a representative of the Designated Senior Debt, rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium and Special Interest, if any, on the Notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the holder, as the case may be, will deliver the amounts in trust to the Representatives of Senior Debt.

The Issuers must promptly notify the Representatives of Senior Debt if payment on the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company or DIV Capital, holders of Notes may recover less ratably than creditors of the Company or DIV Capital who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, holders of Notes may recover less ratably than trade creditors of the Company or DIV Capital. Payments under each Guarantee will be subordinated to the prior payment in full of all Senior Debt of such Guarantor. See “Risk Factors — Risks Relating to the Notes — Your right to receive payments on the New Notes is subordinated to our existing and future senior indebtedness, and the existing and future senior indebtedness of our subsidiary guarantors, including the senior secured credit facility”.

Optional Redemption

On or after February 15, 2009, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Special Interest, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on February 15 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage

2009	104.750%
2010	102.375%
2011 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

If less than all of the Notes are to be redeemed, the procedures described below under “— Selection and Notice” will apply.

At any time prior to February 15, 2009, the Issuers may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of the holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraph, the notes will not be redeemable at the Issuers’ option prior to February 15, 2009. The Company is not prohibited by the terms of the indenture, however, from acquiring the notes by means other than a redemption, whether pursuant to an issuer tender offer, in open market transactions or otherwise, assuming such acquisition does not otherwise violate the terms of the indenture.

Mandatory Redemption

The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Special Interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes properly tendered, and not withdrawn, the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in denominations of $2,000 and integral multiples of $1,000. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. A Change in Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control are applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “— Optional Redemption”, unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

If a Change of Control Offer is made, there can be no assurance that the Issuers will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by holders seeking to accept the Change of Control Offer. The failure of the Issuers to make or consummate the Change of Control Offer or pay the Change of Control Payment when due would result in an Event of Default under the indenture which would, in turn, constitute a default under the Credit Agreement.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) Cash Equivalents;

(b) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

(c) Replacement Assets;

(d) any securities, Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 180 days of the Asset Sale, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(e) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant; and

(f) any Designated Noncash Consideration received by the Company or any Restricted Subsidiary thereof in such Asset Sale having a Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (f) that is at that time outstanding, not to exceed $2.5 million at the time of receipt of such Designated Noncash Consideration, with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $5.0 million, within ten days thereof, the Company will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Special Interest, if any, to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s outstanding Senior Debt currently prohibit the Company from purchasing any Notes, and also provide that certain change of control or asset sale events with respect to the Company would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of Notes.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

No Notes of $2,000 or less can be redeemed in part.  Notices of purchase or redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be purchased or redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be purchased or redeemed in part only, the notice of purchase or redemption that relates to that note will state the portion of the principal amount of that note that is to be purchased or redeemed. A new note in principal amount equal to the unpurchased or unredeemed portion of the Old Note will be issued in the name of the holder of Notes upon cancellation of the Old Note. Notes called for purchase or redemption become due on the date fixed for purchase or redemption. On and after the purchase or redemption date, interest ceases to accrue on Notes or portions of Notes purchased or called for redemption.

Certain Covenants

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except (i) a payment of interest or principal at the Stated Maturity thereof or (ii) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) and (8) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate Qualified Proceeds received by the Company since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any); plus

(d) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation; plus

(e) 50% of any dividends received by the Company or a Restricted Subsidiary of the Company that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

The preceding provisions will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (3)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Subsidiary Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries, and any dividend payment or other distribution by the Company or a Restricted Subsidiary to a direct or indirect parent holding company of the Company utilized for the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of such direct or indirect parent holding company held by any current or former officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries or, in each case to the extent applicable, their respective estates, spouses, former spouses or family members, in each case, pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement or benefit plan of any kind; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any calendar year period (with unused amounts in any immediately preceding calendar year being carried over to the succeeding calendar year subject to a maximum carry-over amount of $2.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests of the Company and, to the extent contributed to the Company as common equity capital, Equity Interests of any of the Company’s direct or indirect parent entities, in each case to members of management, directors or consultants of the Company, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the date of the indenture, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(b) of the preceding paragraph, plus

(b) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the date of the indenture less

(c) the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (5);

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(7) so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) Permitted Payments to Parent;

(9) so long as no Default has occurred and is continuing or would be caused thereby, upon the occurrence of a Change of Control and within 60 days after completion of the offer to repurchase Notes pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Change of Control” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Company that is contractually subordinated to the Notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Change of Control, at a purchase price not greater than 101% of the outstanding principal amount thereof (plus accrued and unpaid interest); provided that, prior to such repayment or repurchase, the Company shall have made the Change of Control Offer with respect to the Notes as required by the indenture, and the Company shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Change of Control Offer;

(10) so long as no Default has occurred and is continuing or would be caused thereby, within 60 days after the completion of an Asset Sale Offer pursuant to the covenant described under the caption “— Repurchase at the Option of the Holders — Asset Sales” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Company that is contractually subordinated to the Notes or any Subsidiary Guarantee that is required to be repurchased or redeemed pursuant to the terms thereof as a result of such Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest) with any Excess Proceeds that remain after consummation of an Asset Sale Offer; provided that, prior to such repayment or repurchase, the Company shall have made the Asset Sale Offer with respect to the Notes as required by the indenture, and the Company shall have repurchased all Notes validly tendered for payment and not withdrawn in connection with such Asset Sale Offer;

(11) payment of fees and reimbursement of other expenses to the Permitted Holders in connection with the Acquisition; and

(12) so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $15.0 million since the date of the indenture.

The amount of all Restricted Payments (other than cash) is the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant is determined by the Board of Directors of the Company whose resolution with respect thereto is delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Issuers and the Guarantors may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock or preferred stock, if the Fixed Charge

Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant does not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by the Company (and the Guarantee thereof by the Guarantors) of Indebtedness under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $420.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(2) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by the Issuers and the Guarantors of Indebtedness represented by the Notes and the related Subsidiary Guarantees issued on the date of the indenture and the New Notes and the related Subsidiary Guarantees issued in exchange therefor pursuant to the registration rights agreement related thereto dated as of February 11, 2005;

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5), (12) or (14) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company, DIV Capital or any Guarantor is the obligor on such Indebtedness and the payee is not the Company, DIV Capital or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company or DIV Capital, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(b) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

(9) the guarantee by the Issuers or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, completion and surety bonds, completion guarantees and similar obligations in the ordinary course of business;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(12) the incurrence by the Company or a Restricted Subsidiary of Indebtedness arising from agreements of the Company or such Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the sale or other disposition of any business, assets or Capital Stock of the Company or any Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided that (A) the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, whether or not cash, actually received by the Company and its Restricted Subsidiaries in connection with such disposition and (B) such Indebtedness is not reflected in the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (B));

(13) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;

(14) the incurrence by any Foreign Subsidiary of the Company of Indebtedness, in an amount not to exceed $5.0 million at any time outstanding; and

(15) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $15.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (15) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company (in its sole discretion) is permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes were first issued and authenticated under the indenture were initially deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock or preferred stock is not deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock for purposes of this covenant; provided, that in each such case, the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this covenant is not deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date is:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

No Layering of Debt

The Issuers will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Debt of the Issuers and senior in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in right of payment to such Guarantor’s Subsidiary Guarantee. No such Indebtedness is considered to be senior by virtue of being secured on a first or junior priority basis. For purposes of the foregoing, no Indebtedness is deemed to be contractually subordinated in right of payment or junior in respect to any other Indebtedness of the Company or a Guarantor solely by virtue of being unsecured or by virtue of the fact that the holders of secured indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; provided, that if such Indebtedness is by its terms expressly subordinated to the Notes or any Subsidiary Guarantee, the Lien securing such Indebtedness shall be subordinate and junior to the Lien securing the Notes and the

Subsidiary Guarantees with the same relative priority as such subordinate or junior Indebtedness shall have with respect to the Notes and Subsidiary Guarantees.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries or, with respect to any other interest or participation in, or measured by, its profits, pay any indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions do not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2) the indenture, the Notes and the Subsidiary Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) customary limitations on the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, lease agreements, licenses and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12) provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any Capital Stock of a Person other than on a pro rata basis; and

(13) restrictions in other Indebtedness incurred in compliance with the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those contained in the existing agreements referenced in clauses (1) and (2) above.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly:  (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; provided that, in the case such Person is not a corporation, a co-obligor of the Notes is a corporation;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction, no Default or Event of Default exists; and

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period;

(a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or

(b) would have a Fixed Charge Coverage Ratio that is greater than the Fixed Charge Coverage Ratio of the Company immediately prior to such transaction.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant does not apply to:

(1) a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million (other than transactions with Affiliates in connection with joint venture, joint bidding, joint marketing or other similar arrangements for the provision of services in a Permitted Business), an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items are not deemed to be Affiliate Transactions and, therefore, are not subject to the provisions of the prior paragraph:

(1) any consulting or employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of the Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(6) Restricted Payments that do not violate the provisions of the indenture described above under the caption “— Restricted Payments”;

(7) payment of Subordinated Management Fees;

(8) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(9) Permitted Payments to Parent; and

(10) transactions with a joint venture engaged in a Permitted Business; provided that all the outstanding ownership interests of such joint venture are owned only by the Company, its Restricted Subsidiaries and Persons that are not Affiliates of the Company.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption “— Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Restricted Payments”. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Limitation on the Conduct of Business of DIV Capital

In addition to the other restrictions set forth in the indenture, the indenture provides that DIV Capital may not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that DIV Capital may be a co-obligor with respect to Indebtedness if the Company is an obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Restricted Subsidiaries other than DIV Capital.

The Company will not sell or otherwise dispose of any shares of Capital Stock of DIV Capital and will not permit DIV Capital, directly or indirectly, to issue or sell or otherwise dispose of any shares of its Capital Stock.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the holders of Notes or cause the trustee to furnish to the holders of Notes, within the time periods specified in the SEC’s rules and regulations (together with extensions granted by the SEC):

(1) all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if the Company were required to file such reports; and

(2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company is required to file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

If the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. The Company will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company and the Guarantors agree that, for so long as any Notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, or Special Interest, if any, with respect to, the Notes, whether or not prohibited by the subordination provisions of the indenture;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes, whether or not prohibited by the subordination provisions of the indenture;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “— Repurchase at the Option of Holders — Change of Control”, “— Repurchase at the Option of Holders — Asset Sales” or “— Certain Covenants — Merger, Consolidation or Sale of Assets”;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary (or the payment of which is guaranteed by the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15.0 million or more;

(6) failure by the Company, any Significant Subsidiary that is a Restricted Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15.0 million (net of any amounts covered by insurance or pursuant to which the Company is indemnified to the extent that the third party under such agreement honors its obligations thereunder), which judgments are not paid, discharged or stayed for a period of 60 days and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree that is not promptly stayed;

(7) except as permitted by the indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; and

(8) certain events of bankruptcy or insolvency described in the indenture with respect to either Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to either Issuer, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided that so long as any Indebtedness permitted to be incurred pursuant to the Credit Facilities is outstanding, such acceleration will not be effective until the earlier of (1) the acceleration of such Indebtedness under the Credit Facilities or (2) five business days after receipt by the Company of written notice of such acceleration. If any Designated Senior Debt is outstanding, the Issuers may only pay amounts due on the Notes if otherwise permitted by the provisions under the caption “— Subordination” above.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium or Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of Notes unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the Notes unless:

(1) such holder has previously given the trustee notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security reasonably satisfactory to it or indemnity against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) holders of a majority in aggregate principal amount of the then outstanding Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the trustee may, on behalf of the holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium or Special Interest, if any, on, or the principal of, the Notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, manager, incorporator (or Person forming any limited liability company), stockholder, agent or member of the Issuers or any Guarantor, as such, has any liability for any obligations of the Issuers or the Guarantors under the Notes, the indenture, the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a note and a Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time, at the option of their respective Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of their obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees (“Legal Defeasance”), except for:

(1) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Special Interest, if any, on, such Notes when such payments are due from the trust referred to below;

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “— Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Special Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7) the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the Notes or the Subsidiary Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the Notes or the Subsidiary Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting holder):

(1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “— Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Special Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium or Special Interest, if any, on, the Notes;

(7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”);

(8) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the Notes requires the consent of the holders of at least 75% in aggregate principal amount of Notes then outstanding.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the Notes or the Subsidiary Guarantees:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition, to or in place of, certificated notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to holders of Notes and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to conform the text of the indenture, the Subsidiary Guarantees or the Notes to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees or the notes;

(7) to provide for the issuance of additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Subsidiary Guarantee with respect to the notes; or

(9) to comply with the rules of any applicable securities depository.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if the consent approves the substance of the proposed amendment, waiver or consent.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable U.S. government securities, or a combination of cash in U.S. dollars and non-callable U.S. government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Special Interest, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor is a party or by which the Issuers or any Guarantor is bound;

(3) the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions specified in the indenture. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture relating to the New Notes offered hereby without charge by writing to 8445 Freeport Parkway, Suite 400, Irving, Texas 75063, Attention: Chief Financial Officer.

Governing Law

The indenture, the notes and the guarantees are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means the transactions contemplated by the Purchase Agreement dated as of December 12, 2004 among Computer Sciences Corporation and DynCorp and the Veritas Capital Fund II, L.P. and DI Acquisition Corp., including the borrowings under the Credit Agreement and the offering of the notes issued on the date of the indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note at February 15, 2009, (such redemption price being set forth in the table appearing above under the caption “— Optional Redemption”) plus (ii) all required interest payments due on the note through February 15, 2009 (excluding accrued but unpaid interest to the applicable redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the note, if greater.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries (other than directors’ qualifying Equity Interests or Equity Interests required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4) the licensing of intellectual property or other general intangibles to third persons on customary terms as determined by the Board of Directors in good faith and the ordinary course of business;

(5) the sale or disposition of any property or equipment that has become damaged, worn-out or obsolete, in the ordinary course of business;

(6) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property for use in a Permitted Business;

(7) the sale or other disposition of cash or Cash Equivalents;

(8) a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants — Restricted Payments” or a Permitted Investment; and

(9) the sale, lease, sub-lease, license, sub-license, consignment, conveyance or other disposition of equipment, inventory or other assets in the ordinary course of business, including leases with a duration of no greater than 24 months with respect to facilities that are temporarily not in use or pending their disposition, or accounts receivable in connection with the compromise, settlement or collection thereof.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of the sole member or of the managing member thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than 360 days from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better at the time of acquisition;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having at the time of acquisition one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Service and, in each case, maturing within nine months after the date of acquisition;

(6) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Services or Moody’s Investors Service, Inc.;

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition; and

(8) local currencies held by the Company or any of its Restricted Subsidiaries, from time to time in the ordinary course of business and consistent with past practice.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Principal or a Related Party of a Principal, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares;

(4) after an initial public offering of the Company or any direct or indirect parent of the Company, the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the first day on which the Company ceases to own 100% of the outstanding Equity Interests of DIV Capital.

“Change of Control Offer, “Change of Control Payment” and “Change of Control Payment Date” have the respective meanings assigned to such terms in the indenture governing the notes.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) Subordinated Management Fees, to the extent such Subordinated Management Fees were deducted in computing such Consolidated Net Income; plus

(6) nonrecurring charges or expenses made or incurred in connection with any restructuring, to the extent deducted in computing such Consolidated Net Income, provided that the aggregate amount of such charges or expenses may not exceed $5.0 million in any twelve-month period; plus

(7) nonrecurring, non-cash charges that were deducted in computing such Consolidated Net, Income; minus

(8) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the cumulative effect of a change in accounting principles will be excluded;

(4) notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries;

(5) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to directors, officers or employees of the Company and its Restricted Subsidiaries will be excluded; and

(6) transaction costs and restructuring charges incurred in connection with the Acquisition, in an aggregate amount not to exceed $10,000,000, will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of the indenture, by and among the Company, DI Finance Sub LLC, DI Acquisition Corp., the other guarantors party thereto, the lenders party thereto, Goldman Sachs Credit Partners L.P., as Administrative Agent, Collateral Agent, Joint Lead Arranger and Joint Book Runner and Bear, Stearns & Co. Inc. as Joint Lead Arranger and Joint Book Runner and Bear Stearns Corporate Lending Inc., including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings or letters of credit thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or a trustee providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), substituted or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officers’ certificate, setting for the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital

Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Exchange Offer” has the meaning set forth for such term in the registration rights agreement.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, whether paid or accrued; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of:

(1) DTS Aviation Services LLC, DynCorp Aerospace Operations LLC, DynCorp International Services LLC, Dyn Marine Services LLC, Worldwide Recruiting and Staffing Services LLC (f/k/a DynCorp International of Nigeria LLC), Dyn Marine Services of Virginia LLC, Services International LLC, Worldwide Humanitarian Services LLC, Global Linguist Solutions LLC; and

(2) any other Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Subsidiary Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designated for the purpose of fixing, hedging or swapping interest rate risk;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) (other than letters of credit issued in respect of trade payables entered into in the ordinary course);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations, if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale (without giving effect to the $1,000,000 threshold provided in the definition thereof); or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including cash escrows in connection with purchase price adjustments, reserves or indemnities (until released).

“New Notes” means the notes issued in the Exchange Offer pursuant to the registration rights agreement.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which (a) the explicit terms provide that there is no recourse against any assets of the Company or any of its Restricted Subsidiaries or (b) the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means DynCorp International Inc., a Delaware corporation, and DIV Holdings LLC, a Delaware limited liability company.

“Permitted Business” means any business engaged in by the Company or any of its Restricted Subsidiaries on the date of the indenture and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales;”

(5) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of a Person or the good faith settlement of delinquent obligations of a Person, or

(b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9) repurchases of the notes;

(10) any Investment of the Company or any of its Restricted Subsidiaries existing on the date of the indenture;

(11) guarantees otherwise permitted by the terms of the indenture;

(12) receivables owing to the Company or any Restricted Subsidiary, prepaid expenses, and deposits, if created, acquired or entered into in the ordinary course of business;

(13) payroll, business-related travel, and similar advances to cover matters that are expected at the time of such advances to be ultimately treated as expenses for accounting purposes and that are made in the ordinary course of business;

(14) Investments in joint ventures engaged in a Permitted Business having an aggregate value (measured on the date such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the date of the indenture not to exceed $20.0 million; and

(15) Other Investments in any Person other than an Affiliate of the Company having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $5.0 million.

“Permitted Junior Securities” means:

(1) Equity Interests in the Company or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

“Permitted Liens” means:

(1) Liens on assets of the Company or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2) Liens in favor of the Company or the Guarantors;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to and were not incurred in connection with or in the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the notes (or the Subsidiary Guarantees);

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the Indebtedness being refinanced arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(13) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to indebtedness and other obligations that do not exceed $5.0 million at any one time outstanding;

(14) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(15) Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, or casualty — liability insurance or self insurance including Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(16) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made in conformity with GAAP;

(17) Liens securing Hedging Obligations incurred pursuant to clause (8) of the definition of “Permitted Debt;”

(18) any extension, renewal or replacement, in whole or in part, of any Lien described in clauses (3), (4), (6), (7) or (20) of the definition of “Permitted Liens”; provided that any such extension, renewal or replacement is no more restrictive in any material respect that the Lien so extended, renewed or replaced and does not extend to any additional property or assets, in conformity with GAAP;

(19) any interest or title of a lessor under any operating lease; and

(20) Liens securing Indebtedness incurred pursuant to clause (14) of the definition of “Permitted Debt.”

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $750,000 per annum; and

(2) for so long as the Company is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to the Company and its Subsidiaries (“Tax Payments”) and to pay franchise or similar taxes and fees of Parent required to maintain Parent’s corporate existence. The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that the Company would owe if the Company were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of the Company and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that the Parent actually owes to the appropriate taxing authority. Any Tax Payments received from the Company shall be paid over to the appropriate taxing authority within 60 days of the Parent’s receipt of such Tax Payments or refunded to the Company.

“Permitted Refinancing Indebtedness” means (A) any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock and intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the

Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and (B) any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, replace, defease or discharge other Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries (other than Indebtedness or Disqualified Stock held by the Company or any of its Restricted Subsidiaries including intercompany Indebtedness); provided that:

(1) the liquidation or face value of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, or the liquidation or face value of the Disqualified Stock, as applicable, so renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest or dividends thereon and the amount of any reasonably determined premium incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) such Permitted Refinancing Indebtedness has a final redemption date equal to or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness or Disqualified Stock being; and

(4) such Disqualified Stock is issued either by the Company or by the Restricted Subsidiary who is the issuer of the Indebtedness or Disqualified Stock being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means Veritas Capital Management II, LLC or any Affiliate thereof.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Proceeds” means any of the following or any combination of the following:

(1) Cash Equivalents;

(2) the Fair Market Value of assets that are used or useful in the Permitted Business; and

(3) the Fair Market Value of the Capital Stock of any Person engaged primarily in a Permitted Business if, in connection with the receipt by the Company or any of its Restricted Subsidiaries of

such Capital Stock, such Person becomes a Restricted Subsidiary or such Person is merged or consolidated into the Company or any Restricted Subsidiary.

“Related Party” means:

(1) any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Replacement Assets” means (1) assets that will be used or useful in a Permitted Business, (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary or (3) a Permitted Investment under clause (15) of the definition of Permitted Investment that is otherwise permitted under the Indenture.

“Representatives” means the trustee, agent or representatives, if any, for any Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Senior Debt” means:

(1) all Indebtedness of the Issuers or any Guarantor outstanding under Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or any Guarantor, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) and all Hedging Obligations with respect thereto whether outstanding on the date of the indenture or incurred thereafter;

(2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any intercompany Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the indenture; or

(5) Indebtedness which is classified as non-recourse in accordance with GAAP or any unsecured claim arising in respect thereof by reason of the application of section 1111(b)(1) of the Bankruptcy Code.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” means all special interest then owing pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Management Fees” means management fees not in excess of $300,000 per annum, provided that such management fee may increase by an amount equal to $300,000 per annum upon the consummation of each acquisition by the Company or any of its Restricted Subsidiaries of all of the Capital Stock of any Person or all or substantially all of the assets or any business unit or division of any Person, in each case, engaged primarily in a Permitted Business and such Person becomes a Restricted Subsidiary or such assets, business unit or division are acquired by a Restricted Subsidiary subject to a maximum aggregate amount of management fees of $2,000,000 in any twelve-month period, which in the event of a bankruptcy of the Company shall be subordinated to the prior payment in full, in cash, of all Obligations due in respect of the notes (including interest after the commencement of any bankruptcy proceeding at the rate specified in the notes) and payment of which shall be suspended during the continuance of a payment default in respect of the notes.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to February 15, 2009; provided, however, that if the period from the redemption date to February 15, 2009, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by the covenant described above under the caption “— Certain Covenants — Transactions with Affiliates”, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of the material United States federal income tax considerations relating to the exchange of Old Notes for New Notes and the ownership and disposition of the New Notes by an initial beneficial owner of the Old Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax considerations described below. We have not obtained and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the United States federal tax considerations resulting from the exchange of Old Notes for New Notes or from holding or disposing of the New Notes. Reference to “Notes” in this section of the prospectus refers to both the “Old Notes” and the “New Notes.”

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates, or persons who hold the Notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction) that may be subject to special rules. This discussion is limited to holders who purchased the Old Notes for cash at the initial offering at the original offering price and who hold the Old Notes, and will hold the New Notes, as capital assets. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE EXCHANGE OF OLD NOTES FOR NEW NOTES AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN TAX LAWS OR ANY TAX TREATY.

U.S. Holders

As used herein, the term “U.S. holder” means a beneficial owner of a Note that is for United States federal income tax purposes:

(1) a citizen or resident of the United States;

(2) a corporation or an entity treated as a corporation for federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

(3) an estate, the income of which is subject to United States federal income taxation regardless of its source; or

(4) a trust that either is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (or other entity treated as a partnership) holds a Note, the United States federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding a Note, you should consult your tax advisor.

As used herein, the term “non-U.S. holder” means a beneficial owner of a Note that is not a U.S. holder or a partnership.

Payments of Interest

Interest on a New Note will generally be includible in your gross income as ordinary interest income in accordance with your usual method of accounting for tax purposes.

Exchange Pursuant to Exercise of Registration Rights

The exchange of an Old Note for a New Note will not be a taxable event to you, and you will not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing. Moreover, your holding period for the New Note received in the exchange will include the holding period for the Old Note exchanged therefor, and such U.S. holder’s adjusted tax basis in the New Note will be the same as your adjusted tax basis in the Old Note exchanged therefor, determined immediately before the exchange.

Optional Redemption

The Notes may be redeemed prior to their stated maturity at the option of the issuers or at the option of the holders under certain circumstances. We do not believe that either the issuers’ or the holders’ ability to redeem or cause the redemption of the Notes prior to the stated maturity thereof would affect the yield of the Notes for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the disposition of a Note by sale, exchange or redemption (other than an exchange pursuant to this exchange offer), you will generally recognize gain or loss equal to the difference between (i) the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest) and (ii) your adjusted federal income tax basis in the Note. Your adjusted federal income tax basis in a Note generally will equal the cost of the Note.

Any gain or loss you recognize on a disposition of a Note will generally constitute capital gain or loss and will be long-term capital gain or loss if you have held the New Note and the Old Note for which it was exchanged for longer than one year. Non-corporate taxpayers are generally subject to a maximum regular federal income tax rate of 15% on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to cash payments in respect of the Notes. This withholding applies only if you (i) fail to furnish your social security number or other taxpayer identification number, or “TIN,” within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding. The backup withholding tax rate equals the fourth lowest rate of tax applicable under section 1(c) of the Code. That rate is currently 28%. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your United States federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and certain financial institutions. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Non-U.S. Holders

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment of principal or interest on the Notes provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on the Notes is pursuant to a loan agreement entered into in the ordinary course of business; and

•	you have fulfilled the statement requirements set forth in section 871(h) or section 881(c) of the Code, as discussed below.

The statement requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a Note held on your behalf by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. You should consult your tax advisor regarding possible additional reporting requirements.

If you cannot satisfy the requirements described above, payments of principal and interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that payments on the Note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States, (and if a tax treaty applies, that interest is attributable to a permanent establishment or fixed base maintained in the United States) as discussed below.

The 30% U.S. federal withholding tax will generally not apply to any gain that you realize on the sale, exchange or other disposition of the Notes.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on Notes beneficially owned by you at the time of your death, provided that (1) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock (within the meaning of the Code and the Treasury Regulations) and (2) interest on those Notes would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business and, if a tax treaty applies, is attributable to a permanent establishment in the United States, you will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In that case, you would not be subject to the 30% U.S. federal withholding tax. See “U.S. Holders” above. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on Notes will be included in earnings and profits if so effectively connected.

Any gain realized on the sale, exchange, or redemption of Notes generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with the conduct of a trade or business in the United States by you and, if a tax treaty applies, is attributable to a permanent establishment in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	you are subject to tax under tax laws applicable to certain U.S. expatriates.

Information Reporting and Backup Withholding

In general, you will not be subject to information reporting and backup withholding with respect to payments that we make to you provided that we do not have actual knowledge that you are a U.S. person and we have received from you the statement described above under “U.S. Federal Withholding Tax.”

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an, exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

A broker-dealer that is the holder of Old Notes that were acquired for the account of that broker-dealer as a result of market-making or other trading activities, other than Old Notes acquired directly from the issuers or any of their affiliates, may exchange those Old Notes for New Notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-marking or other trading activities, must deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. The issuers have agreed that they will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the period may be suspended for a period if the issuers’ and our parent’s board of directors or managers, as applicable, determine, upon the advice of counsel, that the amended or supplemented prospectus would require disclosure of confidential information or interfere with any of our financing, acquisition, reorganization or other material transactions. All broker-dealers effecting transactions in the New Notes may be required to deliver a prospectus.

The issuers will not receive any proceeds from any sale of New Notes by broker-dealers or any other holder of New Notes. New Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of New Notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The issuers have agreed to pay all expenses incident to the exchange offer and to their performance of, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the New Notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Whether the New Notes offered hereby will be the binding obligations of the issuers will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

The financial statements included in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s March 31, 2007 adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”). Such financial statements have been included in reliance upon the report of such firm given on the authority of such firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to our offering of the New Notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the registration statement. The registration statement and exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC (http://www.sec.gov), including us. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the registration statement otherwise filed with the SEC.

You should rely only upon the information provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

DynCorp International LLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Member of DynCorp International LLC
Falls Church, Virginia

We have audited the accompanying consolidated balance sheets of DynCorp International LLC, a wholly owned subsidiary of DynCorp International Inc., and subsidiaries (the “Company”) as of March 28, 2008 and March 30, 2007, and the related consolidated statements of income, member’s equity, and cash flows for the fiscal years ended March 28, 2008, March 30, 2007, and March 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 28, 2008 and March 30, 2007, and the results of their operations and their cash flows for the fiscal years ended March 28, 2008, March 30, 2007, and March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3, effective March 31, 2007 the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.”

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of March 28, 2008, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 10, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ Deloitte & Touche LLP
Fort Worth, Texas
June 10, 2008

(December 18, 2008, as to the effects of the change in reportable segments described in Notes 2 and 12)

DYNCORP INTERNATIONAL LLC

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended
	March 28,	March 30,	March 31,
(Dollars in thousands, except per share data)	2008	2007	2006

Revenue	$2,139,761	$2,082,274	$1,966,993
Cost of services	(1,859,666)	(1,817,707)	(1,722,089)
Selling, general and administrative expenses	(117,919)	(107,681)	(97,520)
Depreciation and amortization expense	(42,173)	(43,401)	(46,147)

Operating income	120,003	113,485	101,237
Interest expense	(55,374)	(58,412)	(56,686)
Loss on early extinguishment of debt	—	(3,484)	—
Earnings from affiliates	4,758	2,913	—
Interest income	3,062	1,789	461
Other income, net	199	—	—

Income before income taxes	72,648	56,291	45,012
Provision for income taxes	(27,999)	(20,549)	(16,627)

Income before minority interest	44,649	35,742	28,385

Minority interest	3,306	—	—

Net income	$47,955	$35,742	$28,385

See notes to consolidated financial statements.

DYNCORP INTERNATIONAL LLC

CONSOLIDATED BALANCE SHEETS

	March 28,	March 30,
(Amounts in thousands, except share data)	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$85,379	$102,455
Restricted cash	11,308	20,224
Accounts receivable, net of allowances of $268 and $3,428	513,312	461,950
Prepaid expenses and other current assets	109,027	69,487
Deferred income taxes	17,341	12,864

Total current assets	736,367	666,980
Property and equipment, net	15,442	12,646
Goodwill	420,180	420,180
Tradename	18,318	18,318
Other intangibles, net	176,146	214,364
Deferred income taxes	18,168	13,459
Other assets, net	18,088	16,954

Total assets	$1,402,709	$1,362,901

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,096	$37,850
Accounts payable	148,787	127,282
Accrued payroll and employee costs	85,186	88,929
Other accrued liabilities	129,240	116,308
Income taxes payable	8,245	13,682

Total current liabilities	374,554	384,051
Long-term debt, less current portion	590,066	593,144
Other long-term liabilities	13,804	6,032
Commitments and contingencies
Members’ equity:
Members’ units, 100 outstanding	$321,414	$316,633
Retained earnings	109,785	63,205
Accumulated other comprehensive loss	(6,914)	(164)

Total members’ equity	424,285	379,674

Total liabilities and members’ equity	$1,402,709	$1,362,901

See notes to consolidated financial statements.

DYNCORP INTERNATIONAL LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	March 28,	March 30,	March 31,
(Dollars in thousands)	2008	2007	2006

Cash flows from operating activities
Net income	$47,955	$35,742	$28,385
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	43,492	45,251	47,020
Loss on early extinguishment of debt	—	2,657	—
Excess tax benefits from equity-based compensation	(686)	(495)	—
Amortization of deferred loan costs	3,015	3,744	2,878
(Recovery) provision for losses on accounts receivable	(923)	(2,500)	4,204
Earnings from affiliates	(4,758)	(2,913)	(214)
Deferred income taxes	(1,017)	(14,010)	(9,407)
Equity-based compensation	4,599	2,353	2,417
Minority interest	(3,306)	—	—
Changes in assets and liabilities:
Restricted cash	8,916	(20,224)	—
Accounts receivable	(49,675)	(19,255)	(21,885)
Prepaid expenses and other current assets	(36,123)	(25,165)	(17,485)
Accounts payable and accrued liabilities	31,679	82,427	10,828
Income taxes payable	(3,458)	5,921	8,370
Distributions from affiliates	2,651	—	—

Net cash provided by operating activities	42,361	93,533	55,111

Cash flows from investing activities
Purchase of property and equipment	(6,081)	(7,037)	(2,271)
Purchase of computer software	(1,657)	(2,280)	(3,909)
Other assets	(3,568)	1,722	(51)

Net cash used by investing activities	(11,306)	(7,595)	(6,231)

Cash flows from financing activities
Payments on long-term debt	(37,832)	(30,556)	(3,449)
Premium paid on redemption of senior subordinated notes	—	(2,657)	—
Payment of deferred financing costs	—	(640)	—
Borrowings under other financing arrangements	7,423	18,770	—
Net transfers from parent company	—	17,943	—
Payments under other financing arrangements	(18,408)	(7,411)	—
Excess tax benefits from equity-based compensation	686	495	—
Payments under revolving credit facilities	—	—	(35,000)
Payment of initial public offering costs	—	—	(1,940)
Payment of debt issuance costs	—	—	(909)
Purchase of interest rate cap	—	—	(483)

Net cash provided by (used by) financing activities	(48,131)	(4,056)	(41,781)

Net (decrease) increase in cash and cash equivalents	(17,076)	81,882	7,099
Cash and cash equivalents, beginning of year	102,455	20,573	13,474

Cash and cash equivalents, end of year	$85,379	$102,455	$20,573

Income taxes paid (net of refunds)	$36,740	$26,183	$19,025
Interest paid	$53,065	$49,090	$57,464
Non-cash investing activities	$—	$—	$1,194

See notes to consolidated financial statements.

DYNCORP INTERNATIONAL LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

		(Accumulated
		Deficit)	Accumulated
	Member’s	Retained	Other
(Dollars and shares in thousands)	Units	Earnings	Comprehensive	Total

Balance at April 1, 2005	$224,808	$(922)	$22	$223,908

Comprehensive income:
Net income		28,385	—	28,385
Change in fair value of interest rate cap		—	20	20
Foreign currency translation		—	(260)	(260)

Comprehensive income		28,385	(240)	28,145

Working capital adjustment	71,689			71,689

Equity-based compensation	2,417		—	2,417

Balance at March 31, 2006	298,914	27,463	(218)	326,159

Comprehensive income:
Net income		35,742	—	35,742
Change in fair value of interest rate cap		—	(16)	(16)
Foreign currency translation		—	70	70

Comprehensive income		35,742	54	35,796

Contribution from parent	14,871	—	—	14,871
Tax benefit associated with equity-based compensation	495	—	—	495
Equity-based compensation	2,353	—	—	2,353

Balance at March 30, 2007	316,633	63,205	(164)	379,674

Comprehensive income:
Net income		47,955		47,955
Interest Rate Cap			276	276
Interest Rate Swap		—	(7,174)	(7,174)
Currency translation Adjustment		—	148	148

Comprehensive income (loss)		47,955	(6,750)	41,205

Adjustment for the adoption of FIN No. 48		(1,375)		(1,375)
Tax benefit associated with equity-based compensation	686	—	—	686
Equity-based compensation	4,095	—	—	4,095

Balance at March 28, 2008	$321,414	$109,785	$(6,914)	$424,285

See notes to consolidated financial statements.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Fiscal Years Ended March 28, 2008, March 30, 2007 and March 31, 2006

Note 1 —	Significant Accounting Policies and Accounting Developments

DynCorp International LLC through its subsidiaries (together, the “Company”), provides defense and technical services and government outsourced solutions primarily to U.S. government agencies throughout the U.S. and internationally. Key offerings include aviation services, such as maintenance and related support, as well as base maintenance/operations and personal and physical security services. Primary customers include the U.S. Departments of Defense (“DoD”) and U.S. Department of State (“DoS”), but also include other government agencies, foreign governments and commercial customers. DynCorp International Inc., our direct parent (the “Parent”), has no operations independent of our Company, DynCorp International LLC.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Generally, investments in which the Company owns a 20% to 50% ownership interest are accounted for by the equity method. These investments are in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies and is not the primary beneficiary as defined in Financial Accounting Standards Board (the “FASB”) Interpretation No. 46R (Revised 2003), “Consolidation of Variable Interest Entities” (“FIN 46R”). The Company has no investments in business entities of less than 20%.

The following table sets forth the Company’s ownership in joint ventures and companies that are not consolidated into the Company’s financial statements as of March 28, 2008, and are accounted for by the equity method. For all of the entities listed below, the Company has the right to elect half of the board of directors or other management body. Economic rights are indicated by the ownership percentages listed below.

DynEgypt LLC	50.0%
Dyn Puerto Rico Corporation	49.9%
Contingency Response Services LLC	45.0%
Babcock DynCorp Limited	44.0%
Partnership for Temporary Housing LLC	40.0%
DCP Contingency Services LLC	40.0%

The Company has a 51% ownership interest in Global Linguist Solutions LLC (“GLS”), the right to elect half of the Board of Directors of such entity, and is the primary beneficiary as defined in FIN No. 46R. Therefore, GLS is consolidated into the Company’s financial statements for the year ended March 28, 2008.

During the fiscal year ended March 28, 2008, the Company acquired the remaining 50% of DynCorp-Hiberna Ltd. from the joint venture partner for approximately $400,000, net of cash acquired and changed the name to DCH Limited. The assets, liabilities, and results of operations of the entity acquired were not material to the Company’s consolidated financial position or results of operations, thus pro-forma information is not presented. In addition, during our fiscal 2008 third quarter, Global Nation Building LLC, a consolidated subsidiary, was dissolved due to inactivity. There was no material impact to our financial statements from the termination of the entity.

Revenue Recognition and Cost Estimation on Long-Term Contracts

General — Revenue is recognized when persuasive evidence of an arrangement exists, services or products have been provided to the client, the sales price is fixed or determinable, and collectability is reasonably assured.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is predominantly a services provider and only includes products or systems when necessary for the execution of the service arrangement and as such, systems, equipment or materials are not generally separable from services. Each arrangement is unique and revenue recognition is evaluated on a contract by contract basis. The Company applies the appropriate guidance consistently to similar contracts.

The evaluation of the separation and allocation of an arrangement fee to each deliverable within a multiple-deliverable arrangement is dependent upon the guidance applicable to the specific arrangement.

The Company expenses pre-contract costs as incurred for an anticipated contract until the contract is awarded. Throughout the life of the contract, indirect costs, including general and administrative costs, are expensed as incurred and are based on Defense Contract Audit Agency (“DCAA”) approved indirect rates.

When revenue recognition is deferred relative to the timing of cost incurred, costs that are direct and incremental to a specific transaction are deferred and charged to expense in proportion to the revenue recognized.

Management regularly reviews project profitability and underlying estimates. Revisions to the estimates are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. When estimates of total costs to be incurred on a contract exceed estimates of total revenue to be earned, a provision for the entire loss on the contract is recorded to cost of sales in the period the loss is determined. Loss provisions are first offset against costs that are included in inventoried assets, with any remaining amount reflected in liabilities.

Major factors the Company considers in determining total estimated revenue and cost include the basic contract price, contract options, change orders (modifications of the original contract), back charges and claims, and contract provisions for penalties, award fees and performance incentives. All of these factors and other special contract provisions are evaluated throughout the life of the Company’s contracts when estimating total contract revenue under the percentage-of-completion or proportional methods of accounting.

Federal Government Contracts — For all non-construction and non-software United States federal government contracts or contract elements, the Company applies the guidance in the AICPA Accounting and Auditing Guide, Federal Government Contractors (“AAG-FGC”). The Company applies the combination and segmentation guidance in the AAG-FGC in analyzing the deliverables contained in the applicable contract to determine appropriate profit centers. Revenue is recognized by profit center using the percentage-of-completion method or completed contract method.

Projects under the Company’s U.S. federal government contracts typically have different pricing mechanisms that influence how revenue is earned and recognized. These pricing mechanisms are classified as cost plus fixed-fee, fixed-price, cost plus award fee, time-and-materials (including Unit-Price/level-of-effort contracts), or Indefinite Delivery, Indefinite Quantity (“IDIQ”). The exact timing and quantity of delivery for IDIQ profit centers are not known at the time of contract award, but they can contain any type of pricing mechanism.

Revenue on projects with a fixed-price or fixed-fee is generally recognized ratably over the contract period measured by either output or input methods appropriate to the services or products provided. For example, “output measures” can include period of service, such as for aircraft fleet maintenance; and units delivered or produced, such as aircraft for which modification has been completed. “Input measures” can include a cost-to-cost method, such as for procurement-related services.

Revenue on time and materials projects is recognized at contractual billing rates for applicable units of measure (e.g. labor hours incurred or units delivered).

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The completed contract method is sometimes used when reliable estimates cannot be supported for percentage-of-completion method recognition or for short duration projects when the results of operations would not vary materially from those resulting from use of the percentage-of-completion method. Until complete, project costs are maintained in work in progress, a component of inventory.

Contract costs on U.S. federal government contracts, including indirect costs, are subject to audit and adjustment by negotiations between the Company and government representatives. Substantially all of the Company’s indirect contract costs have been agreed upon through 2004. Contract revenue on U.S. federal government contracts have been recorded in amounts that are expected to be realized upon final settlement.

Award fees are recognized based on the guidance in the AAG-FGC. Award fees are excluded from estimated total contract revenue until a historical basis has been established for their receipt or the award criteria have been met including the completion of the award fee period at which time the award amount is included in the percentage-of-completion estimation.

Construction Contracts or Contract Elements — For all construction contracts or contract elements, the Company applies the combination and segmentation guidance found in Statement of Position (“SOP”) 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts” in analyzing the deliverables contained in the contract to determine appropriate profit centers. Revenue is recognized by profit center using the percentage-of-completion method.

Software Contracts or Contract Elements — It is the Company’s policy to review any arrangement containing software or software deliverables against the criteria contained in SOP 97-2, “Software Revenue Recognition”, and related technical practice aids. In addition, Emerging Issues Task Force (“EITF”) 03-5, “Applicability of AICPA Statement of Position 97-2 to Non-Software Deliverables in an Arrangement Containing More-Than-Incidental Software” is also applied to determine if any non-software deliverables are outside of the scope of SOP 97-2 when the software is more than incidental to the products or services as a whole. Under the provisions of SOP 97-2 software deliverables are separated and contract value is allocated based on Vendor Specific Objective Evidence (“VSOE”). The Company has never sold software on a separate, standalone basis. As a result, software arrangements are typically accounted for as one unit of accounting and are recognized over the service period, including the period of post-contract customer support. All software arrangements requiring significant production, modification, or customization of the software were accounted for under SOP 81-1.

Other Contracts or Contract Elements — The Company’s contracts with non-U.S. federal government customers are predominantly multiple-element. Multiple-element arrangements involve multiple obligations in various combinations to perform services, deliver equipment or materials, grant licenses or other rights, or take certain actions. The Company evaluates all deliverables in an arrangement to determine whether they represent separate units of accounting per the provisions of EITF 00-21, “Revenue Arrangements with Multiple Deliverables” and arrangement consideration is allocated among the separate units of accounting based on their relative fair values. Fair values are established by evaluating VSOE or third-party evidence if available. Due to the customized nature of the Company’s arrangements, VSOE and third-party evidence is generally not available resulting in applicable arrangements being accounted for as one unit of accounting.

The Company applies the guidance in U.S. Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition in Financial Statements” (“SAB No. 104”), and other transaction-specific accounting literature to deliverables related to non-U.S. federal government services, equipment and materials. The timing of revenue recognition for a given unit of accounting will depend on the nature of the deliverable(s) and whether revenue recognition criteria have been met. The same pricing mechanisms found in U.S. federal government contracts are found in other contracts.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cash and cash equivalents

For purposes of reporting cash and cash equivalents, the Company considers all investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted cash

Restricted cash represents cash restricted by a certain contract in which advance payments are not available for use except to pay specified costs and vendors for work performed on the specific contract.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management evaluates these estimates and assumptions on an ongoing basis, including but not limited to, those relating to allowances for doubtful accounts, fair value and impairment of intangible assets and goodwill, income taxes, profitability on contracts, anticipated contract modifications, contingencies and litigation. Actual results could differ from those estimates.

Allowance for Doubtful Accounts

The Company establishes an allowance for doubtful accounts against specific billed receivables based upon the latest information available to determine whether invoices are ultimately collectible. Such information includes the historical trends of write-offs and recovery of previously written-off accounts, the financial strength of the respective customer and projected economic and market conditions. The evaluation of these factors involves subjective judgments and changes in these factors may cause an increase to the Company’s estimated allowance for doubtful accounts, which could significantly impact the Company’s consolidated financial statements by incurring bad debt expense. Given that the Company primarily serves the U.S. government, management believes the risk to be relatively low that changes in its allowance for doubtful accounts would have a material impact on our financial results.

Property and Equipment

The cost of property and equipment, less applicable residual values, is depreciated using the straight-line method. Depreciation commences when the specific asset is complete, installed and ready for normal use. Depreciation related to equipment purchased for specific contracts is typically included within Cost of Services as this depreciation is directly attributable to project costs. The Company’s depreciation and amortization policies are as follows:

Computer and related equipment	3 to 5 years
Furniture and other equipment	2 to 10 years
Leasehold improvements	Shorter of lease term or useful life

Impairment of Long-Lived Assets, including Amortized Intangibles

Fair values of customer-related intangibles and internally developed technology were determined based on estimates and judgments regarding expectations for the estimated future after-tax cash flows from those assets over their lives, including the probability of expected future contract renewals and sales, less a cost-of-capital charge, all of which was discounted to present value.

The Company evaluates the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances indicate a potential impairment. The carrying value of long-lived assets including customer-related intangibles and internally

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

developed technology, is considered impaired when the anticipated undiscounted cash flows from such asset is separately identifiable and is less than its carrying value. In that case, a loss is recognized based on the amount by which the carrying value exceeds the fair value. Fair value is determined primarily using the estimated cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

During the fiscal year ended March 30, 2007, the Company recognized an impairment of approximately $0.6 million associated with a customer-related intangible due to the loss of a contract in Saudi Arabia. For the fiscal year ended March 28, 2008, management believes there have been no other events or circumstances that would indicate an impairment of long-lived assets.

Indefinite Lived Assets

Indefinite-lived assets, including goodwill and tradename, are not amortized but are subject to an annual impairment test. The first step of the impairment test, used to identify potential impairment, compares the fair value of each of the Company’s reporting units with its carrying amount, including indefinite-lived assets. If the fair value of a reporting unit exceeds its carrying amount, indefinite-lived assets of the reporting unit are not considered impaired, and the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the impairment test shall be performed to measure the amount of the impairment loss, if any. The Company performs the annual test for impairment as of the end of February of each fiscal year. Based on the results of these tests, no impairment losses were identified for the fiscal years ended March 28, 2008 and March 30, 2007.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes” (“SFAS 109”) and Financial Interpretation No. 48 “Accounting for Uncertainty in Income Taxes” an Interpretation of FASB No. 109 (“FIN No. 48”). Under this approach, deferred income taxes represent the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FIN No. 48, which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS 109. FIN No. 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN No. 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The impact on our consolidated financial condition and results of operations of adopting FIN No. 48 in the first quarter of fiscal 2008 is presented in Note 3.

Equity-Based Compensation Expense

The Company has adopted the provisions of, and accounted for equity-based compensation in accordance with FASB No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”). Under the fair value recognition provisions, equity-based compensation expense is measured at the grant date based on the fair value of the award and is recognized ratably over the requisite service period adjusted for forfeitures. See Note 10 for further discussion on equity-based compensation.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Values of Financial Instruments

Fair values of financial instruments are estimated by the Company using available market information and other valuation methods. Values are based on available market quotes or estimates using a discounted cash flow approach based on the interest rates currently available for similar instruments. The fair values of financial instruments for which estimated fair value amounts are not specifically presented are estimated to approximate the related recorded values. As discussed in further detail below, the Company plans to adopt. SFAS No. 157 during our first quarter of fiscal 2009. Although we do not anticipate that the adoption of SFAS No. 157 will materially impact the Company’s financial condition, results of operations, or cash flow, the Company will be required to provide additional disclosures as part of its financial statements.

SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Currency Translation

The assets and liabilities of the Company’s subsidiaries, that are outside the United States (U.S.) and that have a functional currency that is not the U.S. dollar, are translated into U.S. dollars at the rates of exchange in effect at the balance sheet dates. Income and expense items, for these subsidiaries, are translated at the average exchange rates prevailing during the period. Gains and losses resulting from currency transactions and the remeasurement of the financial statements of U.S. functional currency foreign subsidiaries are recognized currently in income and those resulting from translation of financial statements are included in accumulated other comprehensive income.

Reporting Segments

The Company’s operations are aligned into three divisions, each of which constitutes a reporting segment: International Security Services (“ISS”), Logistics and Construction Management (“LCM”) and Maintenance and Technical Support Services (“MTSS”). See further discussion in Note 12.

Accounting Developments

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Except for the delay for nonfinancial assets and liabilities, SFAS 157 is effective for fiscal years beginning after December 15, 2007, and interim periods within such years. The Company will adopt the provisions of SFAS No. 157 as of March 29, 2008 as required with respect to its financial assets and liabilities only. We do not expect the adoption of SFAS No. 157 to have a material impact on our consolidated financial condition and results of operations.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of SFAS No. 159 to have a material impact on our consolidated financial condition and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We are currently assessing the impact of the statement.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations.” This statement replaces FASB Statement No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We are currently assessing the impact of the statement.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We are currently assessing the impact of this statement.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2 —	Goodwill and other Intangible Assets

The changes in the carrying amount of goodwill for the fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006 are as follows:

(Amounts in thousands)	ISS	LCM	MTSS	Total

Balance — March 31, 2006	$300,094	$39,935	$80,151	$420,180
Additions Adjustments	—	—	—	—

Balance — March 30, 2007	$300,094	$39,935	$80,151	$420,180
Additions Adjustments	—	—	—	—

Balance — March 28, 2008	$300,094	$39,935	$80,151	$420,180

The following tables provide information about changes relating to intangible assets for the fiscal years ended March 28, 2008 and March 30, 2007:

	March 28, 2008
	Weighted
	Average
	Useful Life	Gross	Accumulated
(Amounts in thousands, except years)	(Years)	Carrying Value	Amortization	Net

Finite-lived intangible assets:
Customer-related intangible assets	8.5	$290,716	$(119,997)	$170,719
Other	4.2	10,887	(5,460)	5,427

		$301,603	$(125,457)	$176,146

Indefinite-lived intangible assets — Tradename		$18,318	$—	$18,318

	March 30, 2007
	Weighted
	Average
	Useful Life	Gross	Accumulated
(Amounts in thousands, except years)	(Years)	Carrying Value	Amortization	Net

Finite-lived intangible assets:
Customer-related intangible assets	8.5	$290,381	$(82,233)	$208,148
Other	4.2	12,599	(6,383)	6,216

		$302,980	$(88,616)	$214,364

Indefinite-lived intangible assets — Tradename		$18,318	$—	$18,318

Amortization expense for customer-related and other intangibles was $40.2 million, $41.9 million and $41.7 million for the fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006, respectively.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following schedule outlines an estimate of future amortization based upon the finite-lived intangible assets owned at March 28, 2008:

Amortization
(Dollars in thousands)	Expense

Estimate for fiscal year 2009	$37,458
Estimate for fiscal year 2010	37,141
Estimate for fiscal year 2011	32,879
Estimate for fiscal year 2012	22,310
Estimate for fiscal year 2013	18,710
Thereafter	27,648

Note 3 —	Income Taxes

The provision for income taxes consists of the following:

	Fiscal Year Ended
(Dollars in thousands)	March 28, 2008	March 30, 2007	March 31, 2006

Current portion:
Federal	$22,203	$28,295	$22,849
State	2,338	1,629	1,448
Foreign	4,475	4,635	1,618

	29,016	34,559	25,915

Deferred portion:
Federal	(1,026)	(12,635)	(8,797)
State	22	(348)	(338)
Foreign	(13)	(1,027)	(153)

	(1,017)	(14,010)	(9,288)

Provision for income taxes	$27,999	$20,549	$16,627

Temporary differences, which give rise to deferred tax assets and liabilities, were as follows:

(Dollars in thousands)	March 28, 2008	March 30, 2007

Deferred tax assets related to:
Worker’s compensation accrual	$9,481	$7,169
Accrued vacation	7,086	6,383
Bad debt allowance	3,435	6,350
Completion bonus allowance	5,761	4,458
Accrued severance	1,027	1,991
Foreign tax credit carryforwards	—	1,725
Accrued executive incentives	1,526	1,561
Depreciable assets	885	1,222
Warranty reserve	458	1,041
Legal reserve	7,180	884
Accrued health costs	750	768
Leasehold improvements	448	352
Interest rate swap	4,223	—
Other accrued liabilities and reserves	2,008	1,160

Total deferred tax assets	44,268	35,064

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(Dollars in thousands)	March 28, 2008	March 30, 2007

Deferred tax liabilities related to:
Prepaid insurance	(1,096)	(5,122)
Customer intangibles	(7,196)	(3,157)
Deferred revenue	(467)	(462)

Total deferred tax liabilities	(8,759)	(8,741)

Deferred tax assets, net	$35,509	$26,323

Deferred tax assets and liabilities are reported as:

(Dollars in thousands)	March 28, 2008	March 30, 2007

Current deferred tax assets	$17,341	$12,864
Non-current deferred tax assets	18,168	13,459

Deferred tax assets, net	$35,509	$26,323

A reconciliation of the statutory federal income tax rate to the Company’s effective rate is provided below:

	Fiscal Year Ended
	March 28, 2008	March 30, 2007	March 31, 2006

Statutory rate	35.0%	35.0%	35.0%
State income tax, less effect of federal deduction	2.0%	1.2%	1.4%
Minority interest	1.5%	0.0%	0.0%
Other	0.0%	0.3%	1.3%
Valuation allowance	0.0%	0.0%	(0.8)%

Effective tax rate	38.5%	36.5%	36.9%

Uncertain Tax Positions

The Company adopted the provisions of FIN No. 48 on March 31, 2007. As a result of the implementation of FIN No. 48, the Company recorded a $5.9 million increase in the liability for unrecognized tax benefits, which is offset by a net reduction of the deferred tax liability of $4.5 million, resulting in a decrease to the March 31, 2007, retained earnings balance of $1.4 million. The amount of unrecognized tax benefits at March 28, 2008 was $2.7 million, of which $1.2 million would impact the Company’s effective tax rate if recognized. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

Balance at March 31, 2007	$5,881
Additions for tax positions related to current year	1,619
Additions for tax positions taken in prior years
Reductions for tax positions of prior years	—
Settlements	(317)
Lapse of statute of limitations	(4,415)

Balance at March 28, 2008	$2,714

It is expected that the amount of unrecognized tax benefits will change in the next twelve months; however, the Company does not expect the change to have a significant impact on the results of operations or the financial position of the Company.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in income tax expense in our Consolidated Statements of Income, which is consistent with the recognition of these items in prior reporting periods. The Company had recorded a liability of approximately $0.5 million and $0.6 million for the payment of interest and penalties for the years ended March 30, 2007 and March 28, 2008, respectively. For the year ended March 28, 2008, the Company recognized an increase of approximately $0.1 million in interest and penalty expense.

The Company and its subsidiaries file income tax returns in U.S. federal and state jurisdictions and in various foreign jurisdictions and are currently under audit by the Internal Revenue Service for fiscal years 2005 through 2007. In addition, the statute of limitations is open for U.S. federal and state income tax examinations for the Company’s fiscal year 2005 forward and, with few exceptions, foreign income tax examinations for the calendar year 2004 forward.

Note 4 —	Accounts Receivable

Accounts Receivable, net consisted of the following:

(Dollars in thousands)	March 28, 2008	March 30, 2007

Billed, net	$193,337	$227,942
Unbilled	319,975	232,543
Other receivables	—	1,465

Total	$513,312	$461,950

Unbilled receivables at March 28, 2008 and March 30, 2007 include $52.8 million and $38.3 million, respectively, related to costs incurred on projects for which the Company has been requested by the customer to begin work under a new contract or extend work under an existing contract, and for which formal contracts or contract modifications have not been executed at the end of the respective periods. The balance of unbilled receivables consists of costs and fees billable immediately on contract completion or other specified events, the majority of which is expected to be billed and collected within one year. During the fiscal year, amounts formerly classified as other receivables were reclassified to prepaid expenses and other current assets.

Note 5 —	401(k) Savings Plans

Effective March 1, 2006, the Company established the DynCorp International Savings Plan (the “Plan”). The Plan is a participant-directed defined contribution 401(k) plan for the benefit of employees meeting certain eligibility requirements. The Plan is intended to qualify under Section 401(a) of the U.S. Internal Revenue Code (the “Code”), and is subject to the provisions of the Employee Retirement Income Security Act of 1974. Under the Plan, participants may contribute from 1% to 50% of their earnings on a pre-tax basis, limited to certain annual maximums set by the Code. Company matching contributions are also made in an amount equal to 100% of the first 2% of employee contributions and 50% of the next 6%, and are invested in various funds at the discretion of the participant. The Company incurred savings plan expense of approximately $10.7 million, $9.5 million and $8.3 million for the fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006, respectively.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6 —	Long-Term Debt

Long-term debt consisted of the following:

(Dollars in thousands)	March 28, 2008	March 30, 2007

Term loans	$301,130	$338,962
9.5% Senior subordinated notes	292,032	292,032

	593,162	630,994
Less current portion of long-term debt	(3,096)	(37,850)

Total long-term debt	$590,066	$593,144

Future maturities of long-term debt for each of the fiscal years subsequent to March 28, 2008 were as follows:

(Dollars in thousands)

2009	$3,096
2010	3,096
2011	294,938
2012	—
2013	292,032
Thereafter	—

Total long-term debt (including current portion)	$593,162

Senior Secured Credit Facility

Our Senior Secured Credit Facility is comprised of senior secured term loans (“Term Loans”) of up to $345.0 million, and a senior secured revolving credit facility (“Revolving Facility”) of up to $120.0 million. The Term Loans are due in quarterly payments of $0.7 million through April 1, 2010, and $73.4 million thereafter, with final payment due February 11, 2011. Borrowings under the Senior Secured Credit Facility are secured by substantially all the assets of the Company and the capital stock of its subsidiaries. The Senior Secured Credit Facility also provides for a commitment guarantee of a maximum of $60.0 million, as amended, for letters of credit. The Senior Secured Credit Facility requires letter of credit fees up to 2.5%, payable quarterly in arrears on the amount available for drawing under all letters of credit. The fee was 2.0% at March 28, 2008.

Borrowings under our Term Loans bear interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”), plus an applicable margin determined by reference to the leverage ratio, as set forth in the debt agreement. The applicable margin for LIBOR as of March 28, 2008 was 2.0%, yielding an effective rate under our Term Loans of 4.6%.

Borrowings under the Revolving Facility bear interest at a rate per annum equal to the Alternate Base Rate (“ABR”) plus an applicable margin determined by reference to the leverage ratio, as set forth in the debt agreement. The applicable margin for ABR as of March 28, 2008 was 1.0%. As of March 28, 2008 and March 30, 2007 we had no outstanding borrowings under our Revolving Facility.

The Company is required, under certain circumstances as defined in the Senior Secured Credit Facility, to use a percentage of excess cash generated from operations to reduce the outstanding principal of the term loans in the following year. Under this provision, we used excess cash flow from fiscal 2007 to make additional principal payments of approximately $34.7 million which was paid in the first quarter of fiscal 2008 and is reflected in current portion of long-term debt as of March 30, 2007. The fiscal 2008 calculation does not result in a payment and therefore will not be a payment in the first quarter of fiscal 2009.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During the fiscal year ended March 28, 2008, in order to mitigate interest rate risk related to term loans, the Company entered into interest rate hedge agreements with notional amounts totaling $275 million. The fair value of the interest rate swap agreements was a liability of $11.6 million at March 28, 2008. Unrealized net loss from the changes in fair value of the interest rate swap agreements of $7.2 million, net of tax, for the fiscal year ended March 28, 2008 is included in other comprehensive income (loss). There was no material impact on earnings due to hedge ineffectiveness for the fiscal year ended March 28, 2008.

At March 28, 2008, availability under the revolving credit line for additional borrowings was approximately $96.7 million (which gives effect to approximately $23.3 million of outstanding letters of credit, which reduced the Company’s availability by that amount). The Senior Secured Credit Facility requires an unused line fee equal to 0.5% per annum, payable quarterly in arrears, of the unused portion of the revolving credit facility.

The Senior Secured Credit Facility contains various financial covenants, including minimum levels of earnings before interest, taxes, depreciation and amortization (“EBITDA”), minimum interest and fixed charge coverage ratios, and maximum capital expenditures and total leverage ratio. Non-financial covenants restrict the ability of the Company and its subsidiaries to dispose of assets; incur additional indebtedness, prepay other indebtedness or amend certain debt instruments; pay dividends; create liens on assets; enter into sale and leaseback transactions; make investments, loans or advances; issue certain equity instruments; make acquisitions; engage in mergers or consolidations or engage in certain transactions with affiliates; and otherwise restrict certain corporate activities. The Company was in compliance with its various financial and non-financial covenants at March 28, 2008.

The carrying amount of the Company’s borrowings under the Senior Secured Credit Facility approximates fair value based on the variable interest rate of this debt.

9.5% Senior Subordinated Notes

In February 2005, the Company completed an offering of $320.0 million in aggregate principal amount of its 9.5% senior subordinated notes due 2013. Proceeds from the original issuance of the senior subordinated notes, net of fees, were $310.0 million and were used to pay the consideration for, and fees and expenses relating to our 2005 formation as an independent company from Computer Science Corporation. Interest on the senior subordinated notes is due semi-annually. The senior subordinated notes are general unsecured obligations of the Company’s subsidiary, DynCorp International LLC, and certain guarantor subsidiaries of DynCorp International LLC.

Prior to February 15, 2009, the Company may redeem the senior subordinated notes, in whole or in part, at a price equal to 100% of the principal amount of the senior subordinated notes plus a defined make-whole premium, plus accrued interest to the redemption date. After February 15, 2009, the Company can redeem the senior subordinated notes, in whole or in part, at defined redemption prices, plus accrued interest to the redemption date. The holders of the senior subordinated notes may require the Company to repurchase the senior subordinated notes at defined prices in the event of certain asset sales or change-of-control events.

On June 9, 2006, in connection with the Parent’s Equity Offering, the Company redeemed approximately $28.0 million of the $320.0 million aggregate principal amount of the senior subordinated notes. The Company also paid $0.8 million in accrued interest through the redemption date and a prepayment penalty of $2.7 million and recognized a $0.8 million loss related to the write-off of a portion of the previously capitalized loan cost for the senior subordinated notes.

The fair value of the senior subordinated notes is based on their quoted market value. As of March 28, 2008, the quoted market value of the senior subordinated notes was 104% of stated value.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7 —	Commitments and Contingencies

Commitments

The Company has non-cancelable operating leases for the use of real estate and certain property and equipment. All lease payments are based on the lapse of time but include, in some cases, payments for insurance, maintenance and property taxes. While some operating leases have favorable terms, none have purchase options. Certain leases on real estate property are subject to annual escalations for increases in base rents, utilities and property taxes. Lease rental expense was $54.9 million, $50.3 million and $54.2 million for the fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006, respectively.

Minimum fixed rentals required for the next five years and thereafter under operating leases in effect at March 28, 2008, are as follows (dollars in thousands):

Fiscal Year	Real Estate	Equipment	Services

2009	$14,129	$3,614	$4,623
2010	7,959	796	—
2011	7,436	415	—
2012	7,448	339	—
2013	7,328	162	—
Thereafter	20,941	—	—

	$65,241	$5,326	$4,623

The Company has no significant long-term purchase agreements with service providers.

Contingencies

Litigation — The Company and its subsidiaries and affiliates are involved in various lawsuits and claims that have arisen in the normal course of business. In most cases, the Company has denied, or believes it has a basis to deny any liability. Related to these matters, the Company has recorded a reserve of approximately $19.9 million. While it is not possible to predict with certainty the outcome of litigation and other matters discussed below, it is the opinion of the Company’s management, that liabilities in excess of those recorded, if any, arising from such matters would not have a material adverse effect on the results of operations, consolidated financial condition or liquidity of the Company over the long term.

On May 14, 2008 a jury in the Eastern District of Virginia found against the Company in a discrimination case brought by a former subcontractor, World Wide Network Services (“WWNS”), on two State Department contracts. The Company is currently in the process of appealing this ruling and will continue to work with internal and external counsel in seeking an appropriate resolution.

On April 24, 2007, March 14, 2007, December 29, 2006 and December 4, 2006, four lawsuits were served, seeking unspecified monetary damages against DynCorp International LLC and several of its former affiliates in the U.S. District Court for the Southern District of Florida, concerning the spraying of narcotic plant crops along the Colombian border adjacent to Ecuador. Three of the lawsuits, filed on behalf of the Providences of Esmeraldas, Sucumbíos, and Carchi in Ecuador, allege violations of Ecuadorian law, international law, and the statutes and common law of Florida, including negligence, trespass, and nuisance. The fourth lawsuit, filed on behalf of citizens of the Ecuadorian provinces of Esmeraldas and Sucumbíos, alleges personal injury, various counts of negligence, trespass, battery, assault, intentional infliction of emotional distress, violations of the Alien Tort Claims Act, and various violations of international law. The four lawsuits were consolidated, and based on the Company’s motion granted by the court, the case was subsequently transferred to the U.S. District Court for the District of Columbia. On March 26, 2008, a First Amended Consolidated Complaint was filed that identified 3266 individual plaintiffs. The amended complaint does not demand any specific monetary damages, however a court decision against the Company

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

could have a material adverse effect on its results of operations and financial condition. The aerial spraying operations were and continue to be managed by the Company under a DoS contract in cooperation with the Colombian government. The DoS contract provides indemnification to the Company against third-party liabilities arising out of the contract, subject to available funding.

On May 29, 2003, Gloria Longest, a former accounting manager for the Company, filed suit against DynCorp International LLC and a subsidiary of Computer Sciences Corporation under the False Claims Act and the Florida Whistleblower Statute, alleging that the defendants submitted false claims to the U.S. government under the International Narcotics & Law Enforcement Affairs contract with the DoS. The action, titled U.S. ex rel. Longest v. DynCorp and DynCorp International LLC, was filed in the U.S. District Court for the Middle District of Florida under seal. The case was unsealed in 2005, and the Company learned of its existence on August 15, 2005 when it was served with the complaint. After conducting an investigation of the allegations made by the plaintiff, the U.S. government did not join the action. The complaint does not demand any specific monetary damages; however, a court ruling against the Company in this lawsuit could have a material adverse effect on its operating performance. On May 30, 2008, the parties reached an agreement in principle to resolve the litigation, subject to negotiation of a settlement agreement and release containing mutually acceptable terms and conditions. The settlement also requires the approval of the U.S. Department of Justice. The Company’s contribution to the settlement is reflected in the Company’s financial statements for the fiscal year ended March 28, 2008 and is not considered by us to be material to our results of operations. On June 6, 2008, the Court entered an order staying the case for sixty days pending finalization of the written settlement agreement.

A lawsuit filed on September 11, 2001, and amended on March 24, 2008, seeking unspecified damages on behalf of twenty-six residents of the Sucumbíos Province in Ecuador, was brought against the Company and several of its former affiliates in the U.S. District Court for the District of Columbia. The action alleges violations of the laws of nations and United States treaties, negligence, emotion distress, nuisance, battery, trespass, strict liability, and medical monitoring arising from the spraying of herbicides near the Ecuador-Colombia border in connection with the performance of the DoS, International Narcotics and Law Enforcement contract for the eradication of narcotic plant crops in Colombia. The terms of the DoS contract provide that the DoS will indemnify DynCorp International LLC against third-party liabilities arising out of the contract, subject to available funding. The Company is also entitled to indemnification by Computer Sciences Corporation in connection with this lawsuit, subject to certain limitations. Additionally, any damage award would have to be apportioned between the other defendants and the Company.

U.S. Government Investigations — We also are occasionally the subject of investigations by various agencies of the U.S. government. Such investigations, whether related to our U.S. government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, or could lead to suspension or debarment from future U.S. government contracting.

On January 30, 2007, the Special Inspector General for Iraq Reconstruction, or SIGIR, issued a report on one of our task orders concerning the Iraqi Police Training Program (the “Training Program”). Among other items, the report raises questions about our work to establish a residential camp in Baghdad to house training personnel. Specifically, the SIGIR report recommends that DoS seek reimbursement from us of $4.2 million paid by the DoS for work that the SIGIR maintains was not contractually authorized. In addition, the SIGIR report recommends that the DoS request the DCAA to review two of our invoices totaling $19.1 million. On June 28, 2007, we received a letter from the DoS contracting officer requesting our repayment of approximately $4.0 million for work performed under this task order, which the letter claims was unauthorized. We responded to the DoS contracting officer in letters dated July 7, 2007 and September 4, 2007, explaining that the work for which we were paid by DoS was appropriately performed and denying DoS’ request for repayment of approximately $4.0 million. By letter dated April 30, 2008, the

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DoS contracting officer responded to our July 7, 2007 and September 4, 2007 correspondence by taking exception to the explanation set forth in our letters and reasserting the DoS’ request for a refund of approximately $4.0 million. On May 8, 2008, we replied to the DoS letter dated April 30, 2008 and provided additional support for our position.

U.S. Government Audits — Our contracts are regularly audited by the DCAA and other government agencies. These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed. In addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

The Defense Contract Management Agency (“DCMA”) formally notified the Company of non-compliance with Cost Accounting Standard 403, Allocation of Home Office Expenses to Segments, on April 11, 2007. The Company issued a response to the DCMA on April 26, 2007 with a proposed solution to resolve the non-compliance, which related to the allocation of corporate general and administrative costs between the Company’s divisions. On August 13, 2007 DCMA notified the Company that additional information would be necessary to justify the proposed solution. The Company issued a response on September 17, 2007 and the matter is pending resolution. In management’s opinion and based on facts currently known, the above described matters will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

Credit Risk — The primary financial instruments that potentially subject the Company to concentrations of credit risk are accounts receivable. Departments and agencies of the U.S. federal government account for all but minor portions of the Company’s customer base, minimizing credit risk. Furthermore, the Company continuously reviews all accounts receivable and records provisions for doubtful accounts as needed.

Risk Management Liabilities and Reserves — The Company is insured for domestic worker’s compensation liabilities and a significant portion of its employee medical costs. However, the Company bears risk for a portion of claims pursuant to the terms of the applicable insurance contracts. The Company accounts for these programs based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses for which claims have not been reported. These loss estimates rely on actuarial observations of ultimate loss experience for similar historical events. The Company limits its risk by purchasing stop-loss insurance policies for significant claims incurred for both domestic worker’s compensation liabilities and medical costs. The Company’s exposure under the stop-loss policies for domestic worker’s compensation and medical costs is limited based on fixed dollar amounts. For domestic worker’s compensation and employer’s liability under state and federal law, the fixed-dollar amount of stop-loss coverage is $1.0 million per occurrence. For medical costs, the fixed dollar amount of stop-loss coverage is from $0.25 million to $0.75 million per covered participant for the fiscal plan year.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 —	Valuation and Qualifying Accounts

For the Fiscal Years Ended March 28, 2008, March 30, 2007 and March 31, 2006

		Charged/(Credited)	Deductions
	Beginning	to Costs and	from	End of
(Dollars in thousands)	of Period	Expense	Reserve(1)	Period

Allowance for doubtful accounts:
April 2, 2005 — March 31, 2006	$4,500	4,203	(224)	$8,479
April 1, 2006 — March 30, 2007	$8,479	(2,500)	(2,551)	$3,428
March 31, 2007 — March 28, 2008	$3,428	(923)	(2,237)	$268

(1)	Deductions from reserve represent accounts written off, net of recoveries.

Note 9 —	Interest Rate Derivatives

At March 28, 2008, our derivative instruments consisted of three interest rate swap agreements, designated as cash flow hedges, that effectively fix the interest rate on the applicable notional amounts of our variable rate debt as follows (dollars in thousands):

		Fixed	Variable
	Notional	Interest	Interest Rate
Date Entered	Amount	Rate Paid*	Received	Expiration Date

April 2007	$168,620	4.975%	3-month LIBOR	May 2010
April 2007	$31,380	4.975%	3-month LIBOR	May 2010
September 2007	$75,000	4.910%	3-month LIBOR	September 2008

*	plus applicable margin (2% at March 28, 2008)

Gains and losses recorded in Other Comprehensive Income are expected to be reclassified into earnings as the quarterly swap settlements occur. At March 28, 2008, approximately $5.8M of the $11.6M Swap liability is considered a short term liability.

The fair value of the interest rate swap agreements was a liability of $11.6 million at March 28, 2008. Unrealized net loss from the changes in fair value of the interest rate swap agreements of $7.2 million, net of tax, for the fiscal year ended March 28, 2008 is included in other comprehensive income (loss). Net proceeds received on the interest rate swap agreements were not material to the financial statements as of March 28, 2008 and have been included in our cash flows from operating activities. There was no material impact on earnings due to hedge ineffectiveness for the fiscal years ended March 28, 2008 and March 30, 2007.

Note 10 —	Equity-Based Compensation

Class B Equity

The Company’s Class B equity-based compensation is accounted for under SFAS No. 123(R), “Share-Based Payment”. Under this method, the Company recorded equity-based compensation expense of $4.1 million, $2.4 million and $2.4 million for the fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006, respectively.

During the fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006, certain members of management and outside directors were granted an ownership interest through a plan that granted

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Class B interests in DIV Holding LLC, the majority holder of the Parent’s stock. DIV Holding LLC conducts no operations and was established for the purpose of holding equity in the Parent. At March 28, 2008, March 30, 2007 and March 31, 2006, the aggregate individual grants represented approximately 6.2%, 6.3% and 6.4% of the ownership in DIV Holding LLC, respectively. On a fully vested basis, these ownership percentages represent an approximate aggregate ownership in the Parent of 3.5%. The Class B interests are subject to either four-year or five-year graded vesting schedules with an unvested interest reverting to the holders of Class A interests in the event they are forfeited or repurchased. Class B interests are granted with no exercise price or expiration date. Pursuant to the terms of the operating agreement governing DIV Holding LLC, the holders of Class B interest are entitled to receive their respective ownership proportional interest of all distributions made by DIV Holding LLC provided the holders of the Class A interests have received an 8% per annum internal rate of return on their invested capital. Additionally, DIV Holding’s operating agreement limits Class B interests to 7.5% in the aggregate.

Pursuant to the terms of the operating agreement governing DIV Holding LLC, if the Parent’s shares are publicly traded on or after February 11, 2010, Class B interests may be redeemed at the end of any fiscal quarter for the Parent’s stock or cash at the discretion of Veritas Capital on thirty days written notice upon the later of June 30, 2010 or the date said Class B member is no longer subject to reduction. Class B members remain subject to reduction until the earlier of such Class B member’s fourth or fifth employment/directorship anniversary, depending upon the terms of such member’s employment agreement, date of termination, or change in control of the Company.

The grant date fair value of the interest at March 28, 2008 was $13.2 million. The Company performed a fair value analysis of the Class B interests granted prior to the initial public offering. The Company used the discounted cash flow technique to arrive at a fair value of the interest of $7.6 million at March 31, 2006. The Company uses a market value model that includes the following variables: the Parent’s stock price, outstanding common shares, DIV Holding LLC ownership percentage, remaining preference to Class A holders, and a discount for lack of marketability. The discount for lack of marketability for each grant was estimated on the date of grant using the Black-Scholes-Merton put-call parity relationship computation with the following weighted average assumptions for periods as indicated below:

	March 28,	March 30,	March 31,
	2008	2007	2006

Risk-free interest rate	4.10%	4.75%	4.00%
Expected volatility	47%	45%	40%
Expected lives (for Black-Scholes model input)	2.4 years	4.5 years	5.0 years
Annual rate of quarterly dividends	0%	0%	0%

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Since these Class B interests are redeemed through currently outstanding stock of the Parent held by DIV Holding LLC or cash, no potential dilutive effect exists in relation to these interests. DIV Holding LLC held 32 million shares of the Parent’s 57 million outstanding shares of stock at March 28, 2008. Class B activity for fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006 is summarized in the table below (dollars in thousands):

	% Interest	Grant Date
	in DIV Holding	Fair Value

Fiscal Year 2006 Grants	6.44%	$7,641
Fiscal Year 2006 Forfeitures	(0.04)%	(53)

Balance March 31, 2006	6.40%	7,588
Fiscal Year 2007 Grants	3.26%	9,703
Fiscal Year 2007 Forfeitures	(3.32)%	(4,007)

Balance March 30, 2007	6.34%	$13,284
Fiscal Year 2008 Grants	0.02%	109
Fiscal Year 2008 Forfeitures	(0.12)%	(145)

Balance March 28, 2008	6.24%	$13,248

March 31, 2006 Vested	1.17%	$1,383
Fiscal Year 2007 Vesting	0.88%	1,414

March 30, 2007 Vested	2.05%	$2,797
Fiscal Year 2008 Vesting	0.77%	1,844

March 28, 2008 Vested	2.82%	$4,641

March 31, 2006 Nonvested	5.23%	$6,205
March 30, 2007 Nonvested	4.30%	$10,486
March 28, 2008 Nonvested	3.42%	$8,607

Assuming each grant of Class B equity outstanding as of March 28, 2008 fully vests, the Company will recognize additional non-cash compensation expense as follows (in thousands):

Fiscal year ended April 3, 2009	$2,421
Fiscal year ended April 2, 2010	1,291
Fiscal year ended April 1, 2011 and thereafter	672

Total	$4,384

2007 Omnibus Equity Incentive Plan

In August 2007, the Parent’s shareholders approved the adoption of the Parent’s 2007 Omnibus Equity Incentive Plan (“2007 Plan”). Under the 2007 Plan, there are 2,250,000 of the Parent’s authorized shares of Class A common stock reserved for issuance. The 2007 Plan provides for the grant of stock options, stock appreciation rights, restricted stock and other share-based awards and provides that the Parent’s Compensation Committee, which administers the 2007 Plan, may also make awards of performance shares, performance units or performance cash incentives subject to the satisfaction of specified performance criteria to be established by the Parent’s Compensation Committee prior to the applicable grant date. Employees of the Company or its subsidiaries and non-employee members of the Parent’s Board are eligible to be selected to participate in the 2007 Plan at the discretion of the Compensation Committee.

In December 2007, the Parent’s Compensation Committee approved the grant of Restricted Stock Units (“RSUs”) to certain key employees (“Participants”) of the Company. The grants were made pursuant to the terms and conditions of the 2007 Plan and are subject to award agreements between the Company and each Participant. Participants vest in RSUs ratably over the corresponding service term, generally one to three years. The RSUs have assigned value equivalent to the Parent’s common stock and may be settled

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in cash or shares of the Parent’s common stock at the discretion of the Parent’s Compensation Committee. The estimated fair value of the RSUs was approximately $3.2 million, net of estimated forfeitures, based on the closing market price of the Parent’s stock on the grant date.

A summary of RSU activity during fiscal 2008 under the 2007 Plan is as follows:

	Outstanding	Weighted Average
	Restricted	Grant Date
	Stock Units	Fair Value

Outstanding, March 30, 2007	—	$—
Units granted	161,550	21.48
Units cancelled	(1,950)	21.19
Units vested	—	—

Outstanding, March 28, 2008	159,600	$21.49

In accordance with SFAS No. 123(R) and Company policy, the Company recognizes compensation expense related to the RSUs on a graded vesting schedule over the requisite service period, net of estimated forfeitures.

The RSUs have been determined to be liability awards; therefore, the fair value of the RSUs will be remeasured at each financial reporting date as long as they remain liability awards. The estimated fair value of the RSUs was approximately $2.3 million, net of estimated forfeitures, based on the closing market price of the Parent Company’s stock on March 28, 2008. Compensation expense related to RSUs was approximately $0.5 million for the fiscal year ended March 28, 2008. No RSUs have vested as of March 28, 2008.

Assuming the RSUs outstanding, net of estimated forfeiture, as of March 28, 2008 fully vest, the Company will recognize the related compensation expense as follows based on the value of these liability awards as of March 28, 2008 (in thousands):

Fiscal year ended April 3, 2009	$1,313
Fiscal year ended April 2, 2010	299
Fiscal year ended April 1, 2011 and thereafter	222

Total	$1,834

Note 11 —	Composition of Certain Financial Statement Captions

The following tables present financial information of certain consolidated balance sheet captions (dollars in thousands).

Prepaid expense and other current assets — Prepaid expense and other current assets were:

	March 28,	March 30,
	2008	2007

Prepaid expenses	$43,205	$38,182
Inventories	8,463	9,836
Work-in-process	45,245	21,469
Minority interest	3,306	—
Other current assets	8,808	—

	$109,027	$69,487

Prepaid expenses include prepaid insurance, prepaid vendor deposits, and prepaid rent, none of which individually exceed 5% of current assets. For the fiscal year ended March 28, 2008, the minority interest resulted in a net debit balance due to the net loss in GLS. McNeil Technologies, our 49% joint

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

venture partner, has guaranteed to fund their portion of the losses; therefore, the minority interest in the GLS loss resulted in an increase to net income.

Property and equipment, net — Property and equipment, net were:

	March 28,	March 30,
	2008	2007

Computers and other equipment	$11,813	$7,960
Leasehold improvements	4,649	4,437
Office furniture and fixtures	5,272	3,331

Gross property and equipment	21,734	15,728
Less accumulated depreciation	(6,292)	(3,082)

Property and equipment, net	$15,442	$12,646

Other assets, net — Other assets, net were:

	March 28,	March 30,
	2008	2007

Deferred financing costs, net	$11,350	$14,365
Deferred offering costs	24	126
Investment in affiliates	6,287	2,195
Other	427	268

	$18,088	$16,954

Deferred financing cost is amortized through interest expense. Amortization related to deferred financing costs was $3.0 million, $2.8 million and $2.9 million for the fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006, respectively.

Accrued payroll and employee costs — Accrued payroll and employee costs were:

	March 28,	March 30,
	2008	2007

Wages, compensation and other benefits	$57,940	$64,410
Accrued vacation	24,760	22,290
Accrued contributions to employee benefit plans	2,486	2,229

	$85,186	$88,929

Other accrued liabilities — Accrued liabilities were:

	March 28,	March 30,
	2008	2007

Deferred revenue	$53,083	$53,749
Insurance expense	36,260	43,870
Interest expense	9,885	10,398
Contract losses	134	1,297
Legal matters	19,851	2,443
Short-term swap liability	5,783	—
Other	4,244	4,551

	$129,240	$116,308

Deferred revenue is primarily due to payments in excess of services provided for certain contracts in addition to payments received for services that must be deferred for accounting purposes.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 —	Segment and Geographic Information

The Company’s operations are aligned into three divisions, each of which constitutes a reporting segment: ISS, LCM and MTSS. ISS primarily provides outsourced technical services to government agencies, and commercial customers worldwide. LCM primarily provides construction and logistics services to the U.S. government and some foreign customers. MTSS primarily offers aviation services, including maintenance and modifications, training, aftermarket logistics support, avionics upgrades, field installations, and aircraft operations and training. All reporting segments provide services domestically and in foreign countries under contracts with the U.S. government and some foreign customers. The segments also operate principally within a regulatory environment subject to governmental contracting and accounting requirements, including Federal Acquisition Regulations, Cost Accounting Standards and audits by various U.S. federal agencies.

Each reporting segment provides different services and involves different strategies and risks. Each reporting segment has a President, who reports directly to the Company’s Chief Executive Officer. For decision-making purposes, the Company’s Chief Executive Officer uses financial information generated and reported at the reporting segment level. The Company evaluates segment performance and allocates resources based on factors such as each segment’s operating income, working capital requirements and backlog to name a few. The accounting policies of the reporting segments are the same as those described in the summary of significant accounting policies.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the financial information of the reportable segments reconciled to the amounts reported in the consolidated financial statements (dollars in thousands).

	Fiscal Year Ended
	March 28,	March 30,	March 31,
	2008	2007	2006

Revenue
International Security Services	$1,097,083	$1,086,481	$1,039,650
Logistics and Construction Management	285,317	266,050	218,711
Maintenance and Technical Support Services	757,361	729,743	708,632

Total reportable segments	$2,139,761	$2,082,274	$1,966,993

Operating Income
International Security Services	$89,588	$89,130	$91,816
Logistics and Construction Management	10,854	$13,227	6,080
Maintenance and Technical Support Services	19,561	11,128	3,341

Total reportable segments	$120,003	$113,485	$101,237

Depreciation and amortization
International Security Services	$27,017	$26,248	$29,475
Logistics and Construction Management	3,307	3,540	3,005
Maintenance and Technical Support Services	11,849	13,613	13,667

Total reportable segments	$42,173	$43,401	$46,147

Assets
International Security Services	$725,775	$709,044	$733,836
Logistics and Construction Management	199,088	187,750	142,950
Maintenance and Technical Support Services	336,721	308,533	299,109

Total reportable segments	1,261,584	1,205,327	1,175,896
Corporate activities(1)	141,125	157,574	63,194

	$1,402,709	$1,362,901	$1,239,089

(1)	Assets primarily include cash, deferred income taxes, and deferred debt issuance cost.

Geographic Information — Revenue by geography is determined based on the location of services provided.

	Fiscal Year Ended
	March 28,		March 30,		March 31,
	2008		2007		2006

United States	$718,787	34%	$668,875	32%	$703,117	36%
Middle East	1,120,910	52%	955,811	46%	952,496	48%
Other Americas	194,767	9%	220,176	11%	194,429	10%
Europe	46,242	2%	59,780	3%	41,410	2%
Other	59,055	3%	177,632	8%	75,541	4%

Total	$2,139,761	100%	$2,082,274	100%	$1,966,993	100%

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue from the U.S. government accounted for approximately 95%, 97% and 97% of total revenue in fiscal years 2008, 2007 and 2006, respectively. At March 28, 2008, March, 30, 2007 and March 31, 2006 accounts receivable due from the U.S. government represented 98%, 98% and 97% of total accounts receivable, respectively.

Note 13 —	Quarterly Financial Data (Unaudited)

In the opinion of the Company, the following unaudited quarterly information includes all adjustments, consisting of normal recurring adjustments, necessary to fairly present the Company’s consolidated results of operations for such periods (amounts in thousands, except per share data):

	Fiscal Year 2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$548,673	$495,109	$523,071	$572,908
Operating Income	$32,202	$33,947	$30,825	$23,029
Net income	$12,258	$13,953	$11,960	$9,784

	Fiscal Year 2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$537,684	$474,721	$517,539	$552,330
Operating Income	$28,808	$9,524	$32,254	$42,899
Net income (loss)	$(617)	$(2,880)	$11,594	$18,926

Note 14 —	Related Parties

Management Fee

The Company pays Veritas Capital an annual management fee of $0.3 million plus expenses to provide the Company with general business management, financial, strategic and consulting services. The Company recorded $0.5 million, $0.7 million and $0.3 million in fees for the fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006, respectively.

Joint Ventures

The Company is a partner in the joint venture GLS with McNeil Technologies. The Parent’s controlling shareholder is the majority owner of McNeil Technologies. The minority interest related to this joint venture is disclosed on the face of the consolidated statement of income. The balance sheet amount is included in the prepaid expenses and other current assets line item and is further disclosed in Note 11. As of March 28, 2008, GLS owes McNeil $2.5 million for amounts billed to GLS by McNeil for normal operating activity.

Amounts due from our other unconsolidated joint ventures totaled $2.1 million and $0.3 million as of March 28, 2008 and March 30, 2007 respectively.

Note 15 —	Consolidating Financial Statements of Subsidiary Guarantors

As of March 28, 2008, the Company had outstanding $292.0 million aggregate principal amount of 9.5% senior subordinated notes due 2013. These senior subordinated notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis by the following subsidiaries of the Company: DTS Aviation Services LLC, DynCorp Aerospace Operations LLC, DynCorp International

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Services LLC, Dyn Marine Services LLC, DynCorp International of Nigeria LLC, Dyn Marine Services of Virginia LLC, Services International LLC and Worldwide Humanitarian Services LLC.

The following supplemental consolidating financial statements present:

1. Consolidating balance sheets as of March 28, 2008 and March 30, 2007 and the related consolidating statements of operations, statements of cash flows for the fiscal years ended March 28, 2008, March 30, 2007 and March 31, 2006.

2. DynCorp International LLC (the “Parent”), the combined Subsidiary Guarantors and the combined Subsidiary Non-Guarantors account for their investments in subsidiaries using the equity method of accounting; therefore, the Parent column reflects the equity income (loss) of its Subsidiary Guarantors and Subsidiary Non-Guarantors, which are also separately reflected in the stand-alone Subsidiary Guarantors and Subsidiary Non-Guarantors column. Additionally, the Subsidiary Guarantors column reflects the equity income (loss) of its Subsidiary Non-Guarantors, which are also separately reflected in the stand-alone Subsidiary Non-Guarantors column.

3. Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Condensed Consolidating Balance Sheet Information
March 28, 2008

		Subsidiary	Subsidiary
(Dollars in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$79,484	$3,835	$2,060	$—	$85,379
Restricted cash	—	11,308	—	—	11,308
Accounts receivable, net	481,810	30,804	698	—	513,312
Prepaid expenses and other current assets	85,822	40,503	43	—	126,368

Total current assets	647,116	86,450	2,801	—	736,367
Property and equipment, net	11,087	4,049	306	—	15,442
Goodwill	398,559	21,621	—	—	420,180
Tradename	18,318	—	—	—	18,318
Other intangibles, net	162,261	13,885			176,146
Investment in subsidiaries	39,880	739	—	(40,619)	—
Other assets, net	36,236	20	—	—	36,256
Intercompany receivables	—	—	59,466	(59,466)	—

Total assets	$1,313,457	$126,764	$62,573	$(100,085)	$1,402,709

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,096	$—	$—	$—	$3,096
Accounts payable	132,146	16,533	108		148,787
Accrued payroll and employee costs	43,102	13,612	28,472	—	85,186
Other accrued liabilities	64,538	40,028	24,674	—	129,240
Income taxes payable	5,485	2,789	(29)		8,245

Total current liabilities	248,367	72,962	53,225	—	374,554
Long-term debt, less current portion	590,066	—	—	—	509,066
Other long-term liabilities	9,510	4,282	12	—	13,804
Intercompany payables	41,229	18,034	203	(59,466)	—
Member’s equity	424,285	31,486	9,133	(40,619)	424,285

Total liabilities and member’s equity	$1,313,457	$126,764	$62,573	$(100,085)	$1,402,709

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Condensed Consolidating Balance Sheet Information
March 30, 2007

		Subsidiary	Subsidiary
(Dollars in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$95,458	$5,212	$1,785	$—	$102,455
Restricted cash	—	20,224	—	—	20,224
Accounts receivable, net	425,847	35,979	124	—	461,950
Prepaid expenses and other current assets	55,404	26,883	64	—	82,351

Total current assets	576,709	88,298	1,973	—	666,980
Property and equipment, net	8,592	3,496	558	—	12,646
Goodwill	398,559	21,621	—	—	420,180
Tradename	18,318	—	—	—	18,318
Other intangibles, net	200,479	13,885			214,364
Investment in subsidiaries	30,410	529	—	(30,939)	—
Other assets, net	29,863	550	—	—	30,413
Intercompany receivables	—	—	56,326	(56,326)	—

Total assets	$1,262,930	$128,379	$58,857	$(87,265)	$1,362,901

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Current portion of long-term debt	$37,850	$—	$—	$—	$37,850
Accounts payable	118,806	8,466	10		127,282
Accrued payroll and employee costs	53,971	9,072	25,886	—	88,929
Other accrued liabilities	39,873	47,755	28,680	—	116,308
Income taxes payable	11,997	1,571	114		13,682

Total current liabilities	262,497	66,864	54,690	—	384,051
Long-term debt, less current portion	593,144	—	—	—	593,144
Other long-term liabilities	2,412	3,620	—	—	6,032
Intercompany payables	25,203	31,123	—	(56,326)	—
Member’s equity	379,674	26,772	4,167	(30,939)	379,674

Total liabilities and member’s equity	$1,262,930	$128,379	$58,857	$(87,265)	$1,362,901

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Condensed Consolidating Statement of Operations Information
For the Fiscal Year Ended March 28, 2008

		Subsidiary	Subsidiary
(Dollars in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Revenue	$1,878,060	$261,701	$331,030	$(331,030)	$2,139,761
Cost of services	(1,622,541)	(242,736)	(325,419)	331,030	(1,859,666)
Selling, general and administrative expenses	(106,741)	(11,158)	(20)	—	(117,919)
Depreciation and amortization expense	(41,834)	—	(339)	—	(42,173)

Operating income	106,944	7,807	5,252	—	120,003
Interest expense	(55,374)	—	—	—	(55,374)
Earnings from affiliates	4,758	—	—	—	4,758
Loss on early extinguishment of debt	—	—	—	—
Equity in income of subsidiaries	9,680	211	—	(9,891)	—
Interest income	2,992	70			3,062
Other, net	485	(289)	3	—	199

Income before income taxes	69,485	7,799	5,255	(9,891)	72,648
Provision for income taxes	(24,836)	(2,872)	(291)	—	(27,999)
Minority interest	3,306	—	—	—	3,306

Net income	$47,955	$4,927	$4,964	$(9,891)	$47,955

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Condensed Consolidating Statement of Operations Information
For the Fiscal Year Ended March 30, 2007

		Subsidiary	Subsidiary
(Dollars in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Revenue	$1,843,917	$238,357	$299,285	$(299,285)	$2,082,274
Cost of services	(1,610,396)	(211,673)	(294,923)	299,285	(1,817,707)
Selling, general and administrative expenses	(98,727)	(8,866)	(88)	—	(107,681)
Depreciation and amortization expense	(43,324)	—	(77)	—	(43,401)

Operating income	91,470	17,818	4,197	—	113,485
Interest expense	(58,412)	—	—	—	(58,412)
Net earnings from affiliates	2,913	—	—	—	2,913
Loss on early extinguishment of debt	(3,484)	—	—	—	(3,484)
Equity in income of subsidiaries	20,758	313	—	(21,071)	—
Interest income	1,741	47	1		1,789

Income before income taxes	54,986	18,178	4,198	(21,071)	56,291
Provision for income taxes	(19,244)	(1,111)	(194)	—	(20,549)

Net income	$35,742	$17,067	$4,004	$(21,071)	$35,742

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Condensed Consolidating Statement of Operations Information
For the Fiscal Year Ended March 31, 2006

		Subsidiary	Subsidiary
(Dollars in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Revenue	$1,731,796	$235,197	$205,428	$(205,428)	$1,966,993
Cost of services	(1,500,303)	(222,196)	(205,018)	205,428	(1,722,089)
Selling, general and administrative expenses	(91,522)	(5,997)	(1)	—	(97,520)
Depreciation and amortization expense	(46,061)	—	(86)	—	(46,147)

Operating income	93,910	7,004	323	—	101,237
Interest (expense) income	(56,703)	16	1	—	(56,686)
Equity in income of subsidiaries	6,764	210	—	(6,974)	—
Interest income	461	—	—	—	461

Income before income taxes	44,432	7,230	324	(6,974)	45,012
Provision for income taxes	(16,047)	(459)	(121)	—	(16,627)

Net income	$28,385	$6,771	$203	$(6,974)	$28,385

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Condensed Consolidating Statement of Cash Flow Information
For the Fiscal Year Ended March 28, 2008

		Subsidiary	Subsidiary
(Dollars in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$27,437	$11,712	$3,212	$—	$42,361

Cash flows from investing activities:
Purchase of property and equipment	(7,738)	—	—	—	(7,738)
Other investing cash flows	(3,568)	—	—	—	(3,568)

Net cash used in investing activities	(11,306)	—	—	—	(11,306)
Cash flows from financing activities:
Net transfers from (to) Parent	16,026	(13,089)	(2,937)	—	—
Payments on long term debt	(37,832)	—	—	—	(37,832)
Other financing activities	(10,299)	—	—	—	(10,299)

Net cash used in financing activities	(32,105)	(13,089)	(2,937)	—	(48,131)
Net decrease in cash and cash equivalents	(15,974)	(1,377)	275	—	(17,076)
Cash and cash equivalents, beginning of period	95,458	5,212	1,785	—	102,455

	$79,484	$3,835	$2,060	$—	$85,379

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Condensed Consolidating Statement of Cash Flow Information
For the Fiscal Year Ended March 30, 2007

		Subsidiary	Subsidiary
(Dollars in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$52,552	$7,188	$33,793	$—	$93,533

Cash flows from investing activities:
Purchase of property and equipment	(5,908)	(916)	(213)	—	(7,037)
Other investing cash flows	(558)	—	—	—	(558)

Net cash used in investing activities	(6,466)	(916)	(213)	—	(7,595)
Cash flows from financing activities:
Net transfers from (to) Parent	45,861	(11,809)	(34,052)	—	—
Net transfers from Successor Parent	17,943	—	—	—	17,943
Payments on credit facility	(30,556)	—	—	—	(30,556)
Other financing activities	8,557	—	—	—	8,557

Net cash used in financing activities	41,805	(11,809)	(34,052)	—	(4,056)
Net increase in cash and cash equivalents	87,891	(5,537)	(472)	—	81,882
Cash and cash equivalents, beginning of period	7,567	10,749	2,257	—	20,573

	$95,458	$5,212	$1,785	$—	$102,455

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Condensed Consolidating Statement of Cash Flow Information
For the Period Ended March 31, 2006

		Subsidiary	Subsidiary
(Dollars in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$18,189	$22,304	$14,618	—	$55,111

Cash flows from investing activities:
Purchase of property and equipment	(1,711)	(483)	(77)	—	(2,271)
Other investing cash flows	(3,960)	—	—	—	(3,960)

Net cash used in investing activities	(5,671)	(483)	(77)	—	(6,231)
Cash flows from financing activities:
Net transfers from (to) Parent	26,299	(12,495)	(13,804)	—	—
Payments on credit facility	(35,000)	—	—	—	(35,000)
Other financing activities	(6,781)	—	—	—	(6,781)

Net cash used in financing activities	(15,482)	(12,495)	(13,804)	—	(41,781)
Net increase in cash and cash equivalents	(2,964)	9,326	737	—	7,099
Cash and cash equivalents, beginning of period	10,531	1,423	1,520	—	13,474

Cash and cash equivalents, end of period	$7,567	$10,749	$2,257	$—	$20,573

DYNCORP INTERNATIONAL LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 16 —	Subsequent Events (Unaudited)

Reporting Segment change

As announced on April 1, 2008, we will change from reporting financial results on two segments — GS and MTSS — to reporting three segments, beginning with our first fiscal 2009 quarter. This will be accomplished by splitting GS into two distinct reporting segments.

The three segments are as follows:

International Security Services (“ISS”) segment, which will consist of the Law Enforcement and Security (“LES”) business unit, the Specialty Aviation and Counter Drug (“SACD”) business unit, and Global Linguist Solutions (“GLS”).

Logistics and Construction Management (“LCM”) segment, and it will be comprised of what are now the Contingency and Logistics Operations (“CLO”) business unit and the Operations, Maintenance, and Construction Management (“OMCM”) business unit. This segment will also be responsible for winning and performing new work on our LOGCAP IV contract.

Maintenance and Technical Support Services (“MTSS”) segment, will add DynMarine Services, which was previously reported under GS.

As supplementary information to better illustrate the impact of the segment change, the following table has been included. The below table illustrates the new reportable segments for revenue reconciled to the amounts reported in the consolidated financial statements.

	Fiscal Year Ended
	March 28,	March 30,	March 31,
(Dollars in thousands)	2008	2007	2006

Revenue
International Security Services	$1,097,083	$1,086,481	$1,039,650
Logistics and Construction Management	285,317	266,050	218,711
Maintenance and Technical Support Services	757,361	729,743	708,632

Total reportable segments	$2,139,761	$2,082,274	$1,966,993

Other Events

In April 2008, after extended protest and review, the U.S. Army Sustainment Command selected DynCorp International, along with KBR Inc. and Flour Corporation as the providers of logistics support to the U.S. Army under the LOGCAP IV contract. The LOGCAP IV contract is potentially valued at $50 billion with a term of up to 10 years and a maximum potential annual value to DynCorp International of $5 billion in gross revenue per year. Under this contract, the Company will compete with two other providers in supporting U.S. forces worldwide with immediate focus on those deployed in the Middle East.

LOGCAP IV is the Army component of the Department of Defense’s efforts to award contracts with U.S. companies for a broad range of logistics and support to U.S. and allied forces during combat, peacekeeping, humanitarian, and training operations. These services include facilities, supplies, maintenance, and transportation. The LOGCAP objective is to use civilian contractors to perform selected services in a theater of operations to augment Army forces and release military units for other missions or to fill shortfalls.

On May 13, 2008, we filed a Form 8-K announcing the appointment of William L. Ballhaus as President and Chief Executive Officer, effective May 19, 2008. He succeeds Herb Lanese, who will retire from his chief executive duties but will continue to serve on the Company’s board of directors. The Company estimates the related severance and other termination costs for Mr. Lanese will be approximately $4.3 million.

* * * *

DYNCORP INTERNATIONAL LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	October 3,	September 28,
(Amounts in thousands)	2008	2007

Revenue	$779,151	$495,109
Cost of services	(696,519)	(425,633)
Selling, general and administrative expenses	(25,994)	(24,928)
Depreciation and amortization expense	(10,005)	(10,601)

Operating income	46,633	33,947
Interest expense	(14,905)	(13,705)
Loss on early extinguishment of debt	(4,443)	—
Earnings from affiliates	1,523	1,176
Interest income	677	430
Other income, net	960	—

Income before income taxes	30,445	21,848
Provision for income taxes	(9,131)	(7,895)

Income before minority interest	21,314	13,953
Minority interest	(8,443)	—

Net income	$12,871	$13,953

See notes to condensed consolidated financial statements.

DYNCORP INTERNATIONAL LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Six Months Ended
	October 3,	September 28,
(Amounts in thousands)	2008	2007

Revenue	$1,495,945	$1,043,782
Cost of services	(1,334,908)	(905,721)
Selling, general and administrative expenses	(53,845)	(51,463)
Depreciation and amortization expense	(20,565)	(20,991)

Operating income	86,627	65,607
Interest expense	(29,120)	(28,195)
Loss on early extinguishment of debt	(4,443)	—
Earnings from affiliates	2,640	2,067
Interest income	1,021	1,680
Other income, net	1,665	—

Income before income taxes	58,390	41,159
Provision for income taxes	(18,447)	(14,948)

Income before minority interest	39,943	26,211
Minority interest	(9,092)	—

Net income	$30,851	$26,211

See notes to condensed consolidated financial statements.

DYNCORP INTERNATIONAL LLC

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	October 3,	March 28,
(Amounts in thousands)	2008	2008

ASSETS
Current assets:
Cash and cash equivalents	$132,779	$85,379
Restricted cash	20,550	11,308
Accounts receivable, net of allowances of $592 and $268, respectively	577,589	513,312
Prepaid expenses and other current assets	132,720	109,027
Deferred income taxes	28,254	17,341

Total current assets	891,892	736,367
Property and equipment, net	17,866	15,442
Goodwill	420,180	420,180
Tradename	18,318	18,318
Other intangibles, net	160,226	176,146
Deferred income taxes	11,367	18,168
Other assets, net	28,868	18,088

Total assets	$1,548,717	$1,402,709

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Current portion of long-term debt	$—	$3,096
Accounts payable	158,436	148,787
Accrued payroll and employee costs	135,305	85,186
Other accrued liabilities	141,084	129,240
Income taxes payable	11,443	8,245

Total current liabilities	446,268	374,554
Long-term debt, less current portion	615,835	590,066
Other long-term liabilities	14,125	13,804
Commitments and contingencies
Minority interest	5,786	—
Member’s equity:
Member’s units, 100 outstanding	329,801	321,414
Retained earnings	140,636	109,785
Accumulated other comprehensive loss	(3,734)	(6,914)

Total member’s equity	466,703	424,285

Total liabilities and member’s equity	$1,548,717	$1,402,709

See notes to condensed consolidated financial statements.

DYNCORP INTERNATIONAL LLC

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	October 3,	September 28,
(Amounts in thousands)	2008	2007

Cash flows from operating activities
Net income	$30,851	$26,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,087	21,632
Amortization of deferred loan costs	1,723	1,507
(Recovery) for losses on accounts receivable	(173)	(1,066)
Earnings from affiliates	(1,255)	(511)
Deferred income taxes	(4,112)	(1,957)
Equity-based compensation	1,225	2,263
Minority interest	9,092	—
Loss on early extinguishment of debt	4,443	—
Other	(304)	116
Changes in assets and liabilities:
Restricted cash (see Note 1)	7,326	2,597
Accounts receivable	(64,104)	6,062
Prepaid expenses and other current assets	(26,070)	(9,227)
Accounts payable and accrued liabilities	54,096	7,671
Income taxes payable	4,128	(5,388)

Net cash provided by operating activities	37,953	49,910

Cash flows from investing activities
Purchase of property and equipment	(2,303)	(2,114)
Purchase of computer software	(1,212)	(1,264)
Change in cash restricted as collateral on letters of credit (see Note 1)	(16,568)	—
Other assets	365	158

Net cash used in investing activities	(19,718)	(3,220)

Cash flows from financing activities
Borrowings under debt agreements (see Note 5)	323,751	—
Repayments on debt agreements (see Note 5)	(301,129)	(36,285)
Net borrowings (payments) under other financing arrangements	16,158	(2,860)
Payments of deferred financing cost	(9,645)	—
Other net financing activities	30	62

Net cash provided by (used in) financing activities	29,165	(39,083)

Net increase in cash and cash equivalents	47,400	7,607
Cash and cash equivalents, beginning of period	85,379	102,455

Cash and cash equivalents, end of period	$132,779	$110,062

Income taxes paid (net of refunds)	$18,965	$21,297
Interest paid	$30,054	$27,234
Non-cash purchase of property, equipment and computer software	$2,458	—
Non-cash sale of DIFZ including related financing (see Note 8)	$8,264	$—

See notes to condensed consolidated financial statements.

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation and Accounting Policies

Basis of Presentation

DynCorp International LLC, through its subsidiaries, is a leading provider of specialized mission-critical professional and support services outsourced by the U.S. military, non-military U.S. governmental agencies and foreign governments. Our specific global expertise is in law enforcement training and support, security services, base and logistics operations, construction management, aviation services and operations and linguist services. We also provide logistics support for all our services. References herein to “DynCorp International”, the “Company”, “we”, “our”, or “us” refer to DynCorp International Inc. and its subsidiaries unless otherwise stated or indicated by the context. DynCorp International Inc., our direct parent (the “Parent”), has no operations independent of our Company, DynCorp International LLC.

The condensed consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. These condensed consolidated financial statements have been prepared by the Company, without audit, pursuant to accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that all disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the related notes thereto included in the Company’s 2008 Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on June 10, 2008.

The Company reports its results on a 52/53-week fiscal year with the fiscal year ending on the Friday closest to March 31 of such year (April 3, 2009 for fiscal year 2009 which is a 53-week fiscal year). The six-month fiscal period ended October 3, 2008 was a 27-week period from March 29, 2008 to October 3, 2008. The six-month fiscal period ended September 28, 2007 was a 26-week period from March 31, 2007 to September 28, 2007.

In the opinion of management, all adjustments necessary to fairly present the Company’s financial position at October 3, 2008 and March 28, 2008, the results of operations for the three and six months ended October 3, 2008 and September 28, 2007, and cash flows for the six months ended October 3, 2008 and September 28, 2007, have been included and are of a normal and recurring nature. The results of operations for the three and six months ended October 3, 2008 are not necessarily indicative of the results to be expected for the full fiscal year or for any future periods. The Company uses estimates and assumptions required for preparation of the financial statements. The estimates are primarily based on historical experience and business knowledge and are revised as circumstances change. However, actual results could differ from the estimates.

For purposes of comparability, certain prior year, specifically our segment report structure as further discussed in Note 14, amounts have been reclassified to conform to the current year presentation. Such reclassifications have no impact on previously reported net income.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its domestic and foreign subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. Generally, investments in which the Company owns a 20% to 50% ownership interest are accounted for by the equity method. These investments are in business entities in which the Company does not have control, but has the ability to exercise significant influence over operating and financial policies and is not the

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

primary beneficiary as defined in Financial Accounting Standards Board (the “FASB”) Interpretation No. 46R (Revised 2003), “Consolidation of Variable Interest Entities” (“FIN No. 46R”). The Company has no investments in business entities of less than 20%.

The following table sets forth the Company’s ownership in joint ventures and companies that are not consolidated into the Company’s financial statements as of October 3, 2008, and are accounted for by the equity method. Economic rights are indicated by the ownership percentages listed below.

DynEgypt LLC	50.0%
Dyn Puerto Rico Corporation	49.9%
Contingency Response Services LLC	45.0%
Babcock DynCorp Limited	44.0%
Partnership for Temporary Housing LLC	40.0%
DCP Contingency Services LLC	40.0%

On July 31, 2008, the Company sold 50% of its ownership interest in its previously wholly owned subsidiary, DynCorp International Free Zone LLC (“DIFZ”), for approximately $8.2 million. DIFZ was previously a wholly owned subsidiary and therefore consolidated into the Company’s financial statements. No gain has been recognized on the sale as of October 3, 2008 as the Company completely financed the transaction by issuing three notes receivable to the purchaser. As a result, the sale was accounted for as a capital transaction reflected in member’s units. Repayment of the notes to the Company is to be made through a single cash payment of $500,000 with the remainder to be repaid through the purchaser’s portion of DIFZ quarterly dividends. The sale price is contingent upon a revaluation based on actual DIFZ results through January 31, 2009, with any adjustments to the purchase price to be reflected by an increase or decrease in the notes. Additionally, the interest component of the three notes receivable held by the Company will also increase member’s units due to the structure of this transaction and will not impact the Company’s consolidated statements of income. After the transaction, it was determined that the Company was the primary beneficiary as defined in FIN No. 46R.

The following table sets forth the Company’s ownership in joint ventures that are consolidated into the Company’s financial statements as of October 3, 2008. For the entities list below, the Company is the primary beneficiary as defined in FIN No. 46R.

Global Linguist Solutions LLC	51.0%
DynCorp International Free Zone LLC	50.0%

Minority Interest

We record the impact of our joint venture partners’ interests in consolidated joint ventures as minority interest. Minority interest is presented on the face of the income statement as an increase or reduction in arriving at net income. The presentation of minority interest on the balance sheet is typically located in a mezzanine account between liabilities and equity. As of March 28, 2008, the minority interest balance related to Global Linguist Solutions LLC (“GLS”) was recorded as an asset within prepaid expenses and other current assets, due to cumulative losses incurred. As of October 3, 2008, all minority interest, including minority interest related to DIFZ, were recorded as mezzanine equity.

Restricted Cash

Restricted cash represents cash restricted by certain contracts in which advance payments are not available for use except to pay specified costs and vendors for work performed on the specific contract and cash restricted as collateral as required by our letters of credit. Changes in restricted cash related to our

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contracts are included as operating activities whereas changes in restricted cash for funds invested as collateral are included as investing activities in the consolidated statements of cash flows.

The following table reconciles our restricted cash to the cash flow statement:

	As of
	March 28,	October 3,	Cash provided by/
(Amounts in thousands)	2008	2008	(used in)

Type of restricted cash
Contract related	$11,308	$3,982	$7,326
Required as collateral	—	16,568	(16,568)

Total	$11,308	$20,550	$(9,242)

Accounting Policies

There have been no material changes to our significant accounting policies as detailed in Note 1 of our 2008 Annual Report on Form 10-K filed with the SEC on June 10, 2008.

Accounting Developments

Pronouncements Implemented

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value under GAAP and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements; however, it does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities only. The adoption of SFAS No. 157 did not have a material impact on our consolidated financial condition and results of operations. See Note 12 for the applicable fair value disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. It provides entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS No. 159 did not impact our consolidated financial condition and results of operations as we did not elect to apply the fair value option to items that have previously been measured at historical cost.

Pronouncements Not Yet Implemented

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS No. 141R”). This statement replaces FASB Statement No. 141, “Business Combinations” (“SFAS No. 141”). This statement retains the fundamental requirements in SFAS No. 141 that the

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions. SFAS No. 141R amends SFAS No. 109, “Accounting for Income Taxes” such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS No. 141R would also apply the provisions of SFAS No. 141R.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, which is an amendment of Accounting Research Bulletin No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. We are currently assessing the impact of the statement.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). SFAS No. 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. The provisions of SFAS No. 161 are effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We do not expect the provisions of SFAS No. 161 to have a material impact on our consolidated financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP. SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. We do not expect the provisions of SFAS No. 162 to have a material impact on our consolidated financial statements.

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 2 — Composition of Certain Financial Statement Captions

The following tables present financial information of certain consolidated balance sheet captions.

Prepaid expense and other current assets — Prepaid expense and other current assets were:

	October 3,	March 28,
(Amounts in thousands)	2008	2008

Prepaid expenses	$63,657	$43,205
Inventories	9,254	8,463
Work-in-process	38,485	45,245
Minority interest	—	3,306
Joint venture receivables	12,844	2,076
Other current assets	8,480	6,732

	$132,720	$109,027

Prepaid expenses include prepaid insurance, prepaid vendor deposits, and prepaid rent, none of which individually exceed 5% of current assets. As of March 28, 2008, the minority interest resulted in a net debit balance due to the accumulated net loss in GLS.

Accrued payroll and employee costs — Accrued payroll and employee costs were:

	October 3,	March 28,
(Amounts in thousands)	2008	2008

Wages, compensation and other benefits	$107,340	$57,940
Accrued vacation	24,958	24,760
Accrued contributions to employee benefit plans	3,007	2,486

	$135,305	$85,186

Other accrued liabilities — Accrued liabilities were:

	October 3,	March 28,
(Amounts in thousands)	2008	2008

Deferred revenue	$36,459	$53,083
Accrued insurance	30,220	36,260
Accrued interest	5,964	9,885
Contract losses	18,966	134
Legal matters	20,491	19,851
Short-term swap liability	2,382	5,783
Other notes payable	16,533	374
Other	10,069	3,870

	$141,084	$129,240

Deferred revenue is primarily due to payments in excess of services provided for certain contracts in addition to payments received for services that must be deferred as a result of multiple element arrangements being recorded as a single unit of accounting.

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 3 — Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the six months ended October 3, 2008 are as follows:

(Amounts in thousands)	ISS(1)	LCM	MTSS	Total

Balance as of March 28, 2008	$340,029	$—	$80,151	$420,180
Transfer between reporting segments(2)	(39,935)	39,935	—	—

Balance as of October 3, 2008	$300,094	$39,935	$80,151	$420,180

(1)	Balance as of March 28, 2008 represents the goodwill balance of the Government Services (“GS”) segment. International Security Services (“ISS”) and Logistics and Construction Management (“LCM”) did not exist as reportable segments at that date. On April 1, 2008, the Company announced it would change from reporting financial results of two segments, GS and Maintenance and Technical Support Services (“MTSS”), to reporting three segments, beginning with the first fiscal quarter of 2009. This was accomplished by splitting GS into two distinct reporting segments, ISS and LCM.

(2)	Transfer between reporting segments as described further in Note 14, is the result of a reorganization of the Company’s reporting structure within its segments and a contemporaneous independent fair value analysis of the reporting units within the Company’s reporting segments, in the manner required by SFAS 142.

The following tables provide information about changes relating to intangible assets:

	October 3, 2008
	Weighted
	Average	Gross
	Useful Life	Carrying	Accumulated
(Amounts in thousands, except years)	(Years)	Value	Amortization	Net

Finite-lived intangible assets:
Customer-related intangible assets	8.5	$290,716	$(137,842)	$152,874
Other	5.2	14,557	(7,205)	7,352

		$305,273	$(145,047)	$160,226

Indefinite-lived intangible assets — Tradename		$18,318	$—	$18,318

	March 28, 2008
	Weighted
	Average	Gross
	Useful Life	Carrying	Accumulated
(Amounts in thousands, except years)	(Years)	Value	Amortization	Net

Finite-lived intangible assets:
Customer-related intangible assets	8.5	$290,716	$(119,997)	$170,719
Other	4.2	10,887	(5,460)	5,427

		$301,603	$(125,457)	$176,146

Indefinite-lived intangible assets — Tradename		$18,318	$—	$18,318

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Amortization expense for customer-related and other intangibles was $9.5 million and $10.0 million for the three months ended October 3, 2008 and September 28, 2007, respectively, and $19.6 million and $20.0 million for the six months ended October 3, 2008 and September 28, 2007, respectively.

The following schedule outlines an estimate of future amortization based upon the finite-lived intangible assets owned at October 3, 2008:

Amortization
(Amounts in thousands)	Expense

Six month period ended April 3, 2009	$18,973
Estimate for fiscal year 2010	37,466
Estimate for fiscal year 2011	33,173
Estimate for fiscal year 2012	22,587
Estimate for fiscal year 2013	19,010
Thereafter	29,017

Note 4 — Accounts Receivable

Accounts Receivable, net consisted of the following:

	October 3,	March 28,
(Amounts in thousands)	2008	2008

Billed	$214,816	$193,337
Unbilled	362,773	319,975

Total	$577,589	$513,312

Unbilled receivables at October 3, 2008 and March 28, 2008 include $37.0 million and $52.8 million, respectively, related to costs incurred on projects for which the Company has been requested by the customer to begin work under a new contract or extend work under an existing contract, and for which formal contracts or contract modifications have not been executed at the end of the fiscal period. These amounts include $5.2 million related to contract claims at October 3, 2008 and March 28, 2008. The balance of unbilled receivables consists of costs and fees billable on contract completion or other specified events, substantially all of which is expected to be billed and collected within one year.

Note 5 — Long-Term Debt

Long-term debt consisted of the following:

	October 3,	March 28,
(Amounts in thousands)	2008	2008

Term loans	$200,000	$301,130
9.5% Senior subordinated notes(1)	415,835	292,032

	615,835	593,162
Less current portion of long-term debt	—	(3,096)

Total long-term debt	$615,835	$590,066

(1)	Senior subordinated notes are net of a $1.2 million unamortized discount as of October 3, 2008. There was no unamortized discount as of March 28, 2008.

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Future maturities of long-term debt for the six months ending April 3, 2009 and each of the fiscal years subsequent to April 3, 2009 were as follows:

(Amounts in thousands)

Six months ending April 3, 2009	$—
2010	16,875
2011	50,625
2012	55,000
2013	493,335
Thereafter	—

Total long-term debt (including current portion)	$615,835

Senior Secured Credit Facility

On July 28, 2008, the Company entered into a senior secured credit facility (the “Credit Facility”) consisting of a revolving credit facility of $200.0 million (including a letter of credit sub facility of $125.0 million) (the “Revolving Facility”) and a senior secured term loan facility of $200.0 million (the “Term Loan Facility”). The maturity date of the Revolving Facility and the Term Loan Facility is August 15, 2012. Quarterly principal payments will begin on September 22, 2009 and end on the maturity date of August 15, 2012. This first $5.6 million scheduled Term Loan Facility payment on September 22, 2009, is considered long term since the Company has the intent and ability to make a revolver borrowing equal to or greater than this first quarterly payment in order to maintain hedge accounting on the full $200.0 million through May 22, 2010, as disclosed in Note 10. The Credit Facility is subject to various financial covenants, including a total leverage ratio, an interest coverage ratio, maximum capital expenditures and certain limitations based upon eligible accounts receivable. Borrowings under the Credit Facility are guaranteed by the Parent and each of our subsidiaries, subject to limited exceptions, and are secured by substantially all of our and our Parent’s assets.

On July 28, 2008, the Company borrowed $200.0 million under the Term Loan Facility at the applicable 3-month LIBOR (“London Interbank Offered Rate”) plus the applicable margin then in effect to refinance certain existing indebtedness and pay certain transaction costs related to the Credit Facility and the offering of additional senior subordinated notes, as described below. The applicable margin for LIBOR as of October 3, 2008 was 2.75% per annum, resulting in an effective interest rate under the Term Loan Facility of 5.96% per annum. This rate is fully hedged through the Company’s swap agreements as disclosed in Note 10.

Borrowings under the Revolving Facility bear interest at a rate per annum equal to either the Alternate Base Rate plus an applicable margin determined by reference to the leverage ratio, as set forth in the Credit Facility (“Applicable Margin”) or LIBOR plus the Applicable Margin. As of both October 3, 2008 and March 28, 2008, the Company had no outstanding borrowings under the Revolving Facility.

Our available borrowing capacity under the Revolving Facility totaled $187.6 million at October 3, 2008, which gives effect to $12.4 million of outstanding letters of credit under the letter of credit sub facility. With respect to each letter of credit, a quarterly commission in an amount equal to the face amount of such letter of credit multiplied by the Applicable Margin and a nominal fronting fee are required to be paid. The combined rate as of October 3, 2008 was 2.875%.

As of October 3, 2008, the Company also had $15.7 million of letters of credit outstanding that were not part of the Revolving Facility. These letters of credit are collateralized by $16.6 million of restricted cash, which is recorded as such in the Company’s consolidated balance sheet as of October 3, 2008.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company is required, under certain circumstances as defined in the Credit Facility, to use a percentage of excess cash generated from operations to reduce the outstanding principal of the Term Loan Facility in the year after the excess cash flow is generated. As of October 3, 2008, the Company cannot reasonably predict if excess cash flows will exist at fiscal year end.

On July 28, 2008, upon entering in to the Credit Facility, the Company’s pre-existing Senior Secured Credit Facility was extinguished. Deferred financing fees totaling $4.4 million were expensed in the current reporting period. Deferred financing fees associated with the Credit Facility totaling $5.0 million were recorded in other assets on the Company’s consolidated balance sheet.

9.5% Senior Subordinated Notes

In February 2005, the Company completed an offering of $320.0 million in aggregate principal amount of its 9.5% senior subordinated notes due 2013. Interest is payable semi-annually on February 15 and August 15 of each year. Proceeds from the original issuance of the senior subordinated notes, net of fees, were $310.0 million and were used to pay the consideration for, and fees and expenses relating to our 2005 formation as an independent company from Computer Science Corporation. The senior subordinated notes are general unsecured obligations of the Company and certain of its guarantor subsidiaries.

In July 2008, the Company completed an offering in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended, of $125.0 million in aggregate principal amount of additional 9.5% senior subordinated notes under the same indenture as the senior subordinated notes issued in February 2005. Net proceeds from the additional offering of senior subordinated notes were used to refinance the then existing Senior Secured Credit Facility, to pay related fees and expenses and for general corporate purposes. The additional senior subordinated notes mature on February 15, 2013. The additional senior subordinated notes were issued at approximately a 1.0% discount totaling $1.2 million. Deferred financing fees associated with this offering totaled $4.6 million.

Prior to February 15, 2009, the Company may redeem the senior subordinated notes, in whole or in part, at a price equal to 100% of the principal amount of the senior subordinated notes plus a defined make-whole premium, plus accrued interest to the redemption date. After February 15, 2009, the Company can redeem the senior subordinated notes, in whole or in part, at defined redemption prices, plus accrued interest to the redemption date. The holders of the senior subordinated notes may require the Company to repurchase the senior subordinated notes at defined prices in the event of certain specified triggering events, including but not limited to certain asset sales, change-of-control events, and debt covenant violations.

The fair value of the senior subordinated notes is based on their quoted market value. As of October 3, 2008, the quoted market value of the senior subordinated notes was 99% of stated value.

Note 6 — Commitments and Contingencies

Commitments

The Company has operating leases for the use of real estate and certain property and equipment, which are either non-cancelable, cancelable only by the payment of penalties or cancelable upon one month’s notice. All lease payments are based on the lapse of time but include, in some cases, payments for insurance, maintenance and property taxes. There are no purchase options on operating leases at favorable terms, but most leases have one or more renewal options. Certain leases on real estate are subject to annual escalations for increases in base rents, utilities and property taxes. Lease rental expense amounted to $10.1 million and $9.6 million for the three months ended October 3, 2008 and September 28, 2007, respectively, and $23.8 million and $25.5 million for the six months ended October 3, 2008 and September 28, 2007, respectively.

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Contingencies

General Legal Matters

The Company and its subsidiaries and affiliates are involved in various lawsuits and claims that have arisen in the normal course of business. In most cases, the Company has denied, or believes it has a basis to deny any liability. Related to these matters, the Company has recorded a reserve of approximately $20.5 million for pending litigation and claims. While it is not possible to predict with certainty the outcome of litigation and other matters discussed below, it is the opinion of the Company’s management that recorded reserves are sufficient to cover known matters based on information available as of this Quarterly Report.

Pending Litigation and Claims

On May 14, 2008 a jury in the Eastern District of Virginia found against the Company in a case brought by a former subcontractor, Worldwide Network Services (“WWNS”), on two State Department contracts, in which WWNS alleged racial discrimination, tortious interference and certain other claims. The jury awarded WWNS approximately $15.7 million in compensatory and punitive damages and awarded the Company approximately $200,000 on a counterclaim. In addition to the jury award, the court awarded WWNS approximately $3.0 million in connection with certain contract claims. On September 22, 2008, WWNS was awarded approximately $1.8 million in attorneys’ fees. The Company has filed a notice of appeal with respect to this matter. As of October 3, 2008, the Company believes it has adequate reserves recorded for this matter.

On April 24, 2007, March 14, 2007, December 29, 2006 and December 4, 2006, four lawsuits were served, seeking unspecified monetary damages against the Company and several of its former affiliates in the U.S. District Court for the Southern District of Florida, concerning the spraying of narcotic plant crops along the Colombian border adjacent to Ecuador. Three of the lawsuits, filed on behalf of the Providences of Esmeraldas, Sucumbíos, and Carchi in Ecuador, allege violations of Ecuadorian law, international law, and the statutes and common law of Florida, including negligence, trespass, and nuisance. The fourth lawsuit, filed on behalf of citizens of the Ecuadorian provinces of Esmeraldas and Sucumbíos, alleges personal injury, various counts of negligence, trespass, battery, assault, intentional infliction of emotional distress, violations of the Alien Tort Claims Act, and various violations of international law. The four lawsuits were consolidated, and based on the Company’s motion granted by the court, the case was subsequently transferred to the U.S. District Court for the District of Columbia. On March 26, 2008, a First Amended Consolidated Complaint was filed that identified 3,266 individual plaintiffs. The amended complaint does not demand any specific monetary damages, however, a court decision against the Company, although believed by the Company to be remote, could have a material adverse effect on its results of operations and financial condition. The aerial spraying operations were and continue to be managed by the Company under a Department of State (“DoS”) contract in cooperation with the Colombian government. The DoS contract provides indemnification to the Company against third-party liabilities arising out of the contract, subject to available funding.

A lawsuit filed on September 11, 2001, and amended on March 24, 2008, seeking unspecified damages on behalf of twenty-six residents of the Sucumbíos Province in Ecuador, was brought against the Company and several of its former affiliates in the U.S. District Court for the District of Columbia. The action alleges violations of the laws of nations and United States treaties, negligence, emotional distress, nuisance, battery, trespass, strict liability, and medical monitoring arising from the spraying of herbicides near the Ecuador-Colombia border in connection with the performance of the DoS, International Narcotics and Law Enforcement contract for the eradication of narcotic plant crops in Colombia. The terms of the DoS contract provide that the DoS will indemnify the Company against third-party liabilities arising out of the contract, subject to available funding. The Company is also entitled to indemnification by Computer

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sciences Corporation in connection with this lawsuit, subject to certain limitations. Additionally, any damage award would have to be apportioned between the other defendants and the Company. The Company believes that the likelihood of an unfavorable judgment in this matter is remote and that, even if that were to occur, the judgment is unlikely to result in a material adverse effect on the results of operations or financial condition of the Company as a result of the third party indemnification and apportionment of damages described above.

On May 29, 2003, Gloria Longest, a former accounting manager for the Company, filed suit against the Company and a subsidiary of Computer Sciences Corporation under the False Claims Act and the Florida Whistleblower Statute, alleging that the defendants submitted false claims to the U.S. government under the International Narcotics & Law Enforcement contract with the DoS. The U.S. Department of Justice approved the terms of the confidential settlement between the parties and the court entered an order of dismissal on September 26, 2008. The terms of the settlement did not have a material adverse effect on the Company’s results of operations or financial condition.

U.S. Government Investigations

We also are occasionally the subject of investigations by various agencies of the U.S. government. Such investigations, whether related to our U.S. government contracts or conducted for other reasons, could result in administrative, civil or criminal liabilities, including repayments, fines or penalties being imposed upon us, or could lead to suspension or debarment from future U.S. government contracting.

On January 30, 2007, the Special Inspector General for Iraq Reconstruction (“SIGIR”) issued a report on one of our task orders concerning the Iraqi Police Training Program. Among other items, the report raises questions about our work to establish a residential camp in Baghdad to house training personnel. Specifically, the SIGIR report recommends that DoS seek reimbursement from us of $4.2 million paid by the DoS for work that the SIGIR maintains was not contractually authorized. In addition, the SIGIR report recommends that the DoS request the Defense Contract Audit Agency (“DCAA”) to review two of our invoices totaling $19.1 million. On June 28, 2007, we received a letter from the DoS contracting officer requesting our repayment of approximately $4.0 million for work performed under this task order, which the letter claims was unauthorized. We responded to the DoS contracting officer in letters dated July 7, 2007 and September 4, 2007, explaining that the work for which we were paid by DoS was appropriately performed and denying DoS’ request for repayment of approximately $4.0 million. By letter dated April 30, 2008, the DoS contracting officer responded to our July 7, 2007 and September 4, 2007 correspondence by taking exception to the explanation set forth in our letters and reasserting the DoS’ request for a refund of approximately $4.0 million. On May 8, 2008, we replied to the DoS letter dated April 30, 2008 and provided additional support for our position.

On September 17, 2008, the U.S. Department of State Office of Inspector General (“OIG”) served us with a records subpoena for the production of documents relating to our Civilian Police Program in Iraq. Among other items, the subpoena seeks documents relating to our business dealings with a former subcontractor, Corporate Bank. We are cooperating with the OIG’s investigation and, based on information currently known to management, do not believe this matter will have a material adverse effect on our operating performance.

U.S. Government Audits

Our contracts are regularly audited by the DCAA and other government agencies. These agencies review our contract performance, cost structure and compliance with applicable laws, regulations and standards. The DCAA also reviews the adequacy of, and our compliance with, our internal control systems and policies, including our purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed. In

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

addition, government contract payments received by us for allowable direct and indirect costs are subject to adjustment after audit by government auditors and repayment to the government if the payments exceed allowable costs as defined in the government contracts.

The Defense Contract Management Agency (“DCMA”) formally notified the Company of non-compliance with Cost Accounting Standard 403, Allocation of Home Office Expenses to Segments, on April 11, 2007. The Company issued a response to the DCMA on April 26, 2007 with a proposed solution to resolve the non-compliance, which related to the allocation of corporate general and administrative costs between the Company’s divisions. On August 13, 2007, the DCMA notified the Company that additional information would be necessary to justify the proposed solution. The Company issued responses on September 17, 2007 and April 28, 2008 and the matter is pending resolution. In management’s opinion and based on facts currently known, the above-described matters will not have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

Contract Matters

During the first fiscal quarter we terminated for cause a contract to build the Akwa Ibom International Airport for the State of Akwa Ibom in Nigeria. Consequently, we terminated certain subcontracts and purchase orders the customer advised us it did not want to assume. Based on our experience with this particular Nigerian state government customer, we believe it likely the customer will challenge our termination of the contract for cause and initiate legal action against us. Our termination of certain subcontracts not assumed by the customer, including our actions to recover against advance payment and performance guarantees established by the subcontractors for our benefit, is being challenged in certain instances.

Note 7 — Income Taxes

The provision for income taxes consists of the following:

	Three Months Ended
	October 3,	September 28,
(Amounts in thousands)	2008	2007

Current portion:
Federal	$11,024	$9,256
State	842	568
Foreign	1,271	1,464

	13,137	11,288

Deferred portion:
Federal	(3,874)	(3,236)
State	(130)	(189)
Foreign	(2)	32

	(4,006)	(3,393)

Provision for income taxes	$9,131	$7,895

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended
	October 3,	September 28,
(Amounts in thousands)	2008	2007

Current portion:
Federal	$20,610	$15,145
State	1,650	902
Foreign	3,811	2,071

	26,071	18,118

Deferred portion:
Federal	(7,370)	(3,052)
State	(246)	(182)
Foreign	(8)	64

	(7,624)	(3,170)

Provision for income taxes	$18,447	$14,948

Deferred tax assets and liabilities are reported as:

	October 3,	March 28,
(Amounts in thousands)	2008	2008

Current deferred tax assets	$28,254	$17,341
Non-current deferred tax assets	11,367	18,168

Deferred tax assets, net	$39,621	$35,509

As of October 3, 2008 and March 28, 2008, we have $4.0 million and $2.7 million, respectively, of total unrecognized tax benefits. The amount of unrecognized tax benefits that, if recognized, would affect the effective tax rate was $1.4 million and $1.2 million for October 3, 2008 and March 28, 2008, respectively.

It is reasonably possible that in the next 12 months the gross amount of unrecognized tax benefits will decrease by $1.0 million due to settlements with taxing authorities. However, the Company does not expect any material changes to its effective tax rate as a result of such settlements.

The Company recognizes interest accrued related to uncertain tax positions in interest expense and penalties in income tax expense in its unaudited Condensed Consolidated Statements of Income, which is consistent with the recognition of these items in prior periods. The Company has recorded a liability of approximately $0.8 million and $0.6 million for the payment of interest and penalties for the periods ended October 3, 2008 and March 28, 2008, respectively.

The Company and its subsidiaries file income tax returns in U.S. federal and state jurisdictions and in various foreign jurisdictions. The Company currently is under audit by the Internal Revenue Service for fiscal years 2005 through 2007. In addition, the statute of limitations is open for federal and state examinations for the Company’s fiscal year 2005 forward and, with few exceptions, foreign income tax examinations for the calendar year 2004 forward.

For the three and six months ended October 3, 2008, the Company’s effective tax rate was 30.0% and 31.6%, respectively, as compared to 36.1% and 36.3% for the respective three and six months ended September 28, 2007. The reduction in the effective tax rate was primarily due to the impact of GLS and

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DIFZ, which are consolidated joint ventures for financial reporting purposes but are unconsolidated entities for U.S. income tax purposes.

Note 8 — Member’s Equity

Member’s Equity — The following table presents the changes to member’s equity during the six months ended October 3, 2008:

			Accumulated
			Other	Total
	Member’s	Retained	Comprehensive	Member’s
(Amounts in thousands)	Units	Earnings	(Loss) Income	Equity

Balance at March 28, 2008	$321,414	$109,785	$(6,914)	$424,285
Comprehensive income:
Net income	—	30,851	—	30,851
Interest rate swap, net of tax $2.1 million			3,619	3,619
Currency translation adjustment, net of tax	—	—	(439)	(439)

Comprehensive income	—	30,851	3,180	34,031
Equity-based compensation	93	—	—	93
Tax benefit associated with equity-based compensation	30	—	—	30
Sale of non-controlling interest of DIFZ	8,190	—	—	8,190
DIFZ financing, net of tax	74	—	—	74

Balance at October 3, 2008	$329,801	$140,636	$(3,734)	$466,703

As described in Note 1, on July 31, 2008, the Company sold 50% of its ownership interest in DIFZ for approximately $8.2 million. No gain has been recognized on the sale as of October 3, 2008, as the Company completely financed the transaction by issuing three notes receivable to the purchaser. As a result, the sale was accounted for as a capital transaction reflected in member’s units. Additionally, the interest component of the three notes receivable held by the Company is also reflected in member’s units, shown above as “DIFZ financing”, and will not impact the Company’s consolidated statements of income.

Note 9 — Equity-Based Compensation

As of October 3, 2008, the Company had provided equity-based compensation through the grant of Class B interests in DIV Holding LLC, the majority holder of our Parent’s common stock and the grant of Restricted Stock Units (“RSUs”) under our Parent’s 2007 Omnibus Incentive Plan (the “2007 Plan”). All of the Company’s equity-based compensation is accounted for under SFAS No. 123(R), “Share-Based Payment”. Under this method, the Company recorded equity-based compensation expense of $1.4 million and $1.1 million for the three months ended October 3, 2008 and September 28, 2007, respectively, and $1.2 million and $2.3 million for the six months ended October 3, 2008 and September 28, 2007, respectively.

Class B Interests

During the first fiscal quarter of 2009, the Company’s former CEO, Herbert J. Lanese, was terminated without cause in accordance with the conditions of his employment agreement, which resulted in the forfeiture of his unvested Class B interests in DIV Holding LLC granted to him as an employee of the Company. Mr. Lanese was subsequently issued additional Class B interests for his continued service on the

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Board. In addition, his separation resulted in severance liabilities of approximately $4.1 million recorded in the first fiscal quarter of 2009, which will be paid in installments over the twelve months following the date of his termination.

A summary of Class B interest activity during the second quarter of fiscal year 2009 is as follows:

	% Interest in	Grant Date
(Dollar amounts in thousands)	DIV Holding	Fair Value

Balance March 28, 2008	6.24%	$13,248
First Quarter Fiscal Year 2009 Grants	0.20%	867
First Quarter Fiscal Year 2009 Forfeitures	(1.20)%	(2,530)

Balance July 4, 2008	5.24%	$11,585

Second Quarter Fiscal Year 2009 Grants	0.00%	—
Second Quarter Fiscal Year 2009 Forfeitures	0.00%	—

Balance October 3, 2008	5.24%	$11,585

March 28, 2008 Vested	2.82%	$4,641
First Quarter Fiscal Year 2009 Vesting	0.12%	520

July 4, 2008 Vested	2.94%	5,161
Second Quarter Fiscal Year 2009 Vesting	0.05%	73

October 3, 2008 Vested	2.99%	$5,234

March 28, 2008 Nonvested	3.42%	$8,607
October 3, 2008 Nonvested	2.25%	$6,351

Assuming each grant outstanding, net of estimated forfeitures, as of October 3, 2008 fully vests, the Company will recognize the related non-cash compensation expense as follows (amounts in thousands):

Six month period ended April 3, 2009	$910
Fiscal year ended April 2, 2010	1,102
Fiscal year ended April 1, 2011 and thereafter	616

Total	$2,628

Restricted Stock Units

During the first six months of fiscal year 2009, our Parent awarded service-based and performance-based RSUs to certain key employees (“Participants”). The grants were made pursuant to the terms and conditions of our Parent’s 2007 Plan and are subject to award agreements between the Parent and each Participant.

During the first six months of fiscal year 2009, 186,800 performance-based RSUs were granted to certain key employees. These performance-based awards, which we are currently accruing at 100%, are tied to the Company’s financial performance, specifically fiscal year 2011 EBITDA (earnings before interest, taxes, depreciation and amortization), and cliff vest upon achievement of this target. In addition to employee grants, 22,425 service-based RSUs were granted to our Parent’s Board members. These awards vest within one year of grant, but include a post-vesting restriction of six months after the applicable directors’ Board service ends. The RSUs have assigned value equivalent to our Parent’s common stock and may be settled in cash or shares of our Parent’s common stock at the discretion of the Compensation Committee of the Board.

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of October 3, 2008, 100,000 RSUs have been awarded to our current CEO. Half of these awards are service-based and vest ratably over a three year period on the anniversary of the CEO’s employment commencement date. The remaining 50,000 RSUs are performance-based and are tied to specific performance goals for fiscal year 2009. If the performance measures are achieved for fiscal year 2009, the awards will cliff vest over a three-year service period with one third vesting each year on the anniversary of the CEO’s employment commencement date. We are currently accruing for these performance awards at 100%.

The RSUs have been determined to be liability awards; therefore, the fair value of the RSUs are re-measured at each financial reporting date as long as they remain liability awards. The estimated fair value of all RSUs was approximately $7.4 million, net of estimated forfeitures, based on the closing market price of our Parent’s stock on the grant date of each respective award, and was approximately $7.0 million, net of estimated forfeitures, based on the closing market price of our Parent’s stock on October 3, 2008. No RSU awards have vested as of October 3, 2008.

A summary of RSU activity during the six months ended October 3, 2008 is as follows:

		Weighted
		Average
	Outstanding	Grant
	Restricted	Date
	Stock Units	Fair Value

Outstanding, March 28, 2008	159,600	$21.49
Units granted	309,225	15.42
Units cancelled	(7,650)	14.60
Units vested	—	—

Outstanding, October 3, 2008	461,175	$17.54

Assuming each grant outstanding as of October 3, 2008, net of estimated forfeitures, fully vests (assuming 100% for performance-based awards), the Company will recognize the related equity-based compensation expense as follows based on the value of these liability awards as of October 3, 2008 (amounts in thousands):

Six month period ended April 3, 2009	$1,477
Fiscal year ended April 2, 2010	2,175
Fiscal year ended April 1, 2011 and thereafter	1,739

Total	$5,391

Note 10 — Interest Rate Derivatives

At October 3, 2008, the Company’s derivative instruments consisted of two interest rate swap agreements, designated as cash flow hedges, that effectively fix the interest rate on the applicable notional amounts of the Company’s variable rate debt as follows (dollar amounts in thousands):

		Fixed	Variable
	Notional	Interest	Interest Rate
Date Entered	Amount	Rate Paid(1)	Received	Expiration Date

April 2007	$168,620	4.975%	3-month LIBOR	May 2010
April 2007	$31,380	4.975%	3-month LIBOR	May 2010

(1)	Plus applicable margin (2% at October 3, 2008).

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the interest rate swap agreements was a liability of $5.7 million at October 3, 2008, of which $3.3 million was considered long term. Unrealized net loss from the changes in fair value of the interest rate swap agreements of $3.6 million, net of tax, for the six months ended October 3, 2008 is included in other comprehensive income (loss). There was no material impact on earnings due to hedge ineffectiveness for the three and six months ended October 3, 2008.

Note 11 — Consolidating Financial Statements of Subsidiary Guarantors

As of October 3, 2008, the Company had outstanding $415.8 million aggregate principal amount of 9.5% senior subordinated notes due 2013, net of a $1.2 million unamortized discount. These senior subordinated notes are fully and unconditionally guaranteed, jointly and severally, on a senior subordinated unsecured basis by the following subsidiaries of the Company: DTS Aviation Services LLC, DynCorp Aerospace Operations LLC, DynCorp International Services LLC, Dyn Marine Services LLC, Dyn Marine Services of Virginia LLC, Global Linguist Solutions LLC, Services International LLC, Worldwide Humanitarian Services LLC and Worldwide Recruiting and Staffing Services LLC.

The following supplemental consolidating financial statements present:

1. Unaudited condensed consolidating balance sheets as of October 3, 2008 and March 28, 2008 and the related unaudited condensed consolidating statements of operations for the three and six months ended October 3, 2008 and September 28, 2007, and the statements of cash flows for the six months ended October 3, 2008 and September 28, 2007.

2. The Parent, the combined subsidiary guarantors and the combined subsidiary non-guarantors account for their investments in subsidiaries using the equity method of accounting; therefore, the Parent column reflects the equity income (loss) of its subsidiary guarantors and subsidiary non-guarantors, which are also separately reflected in the stand-alone subsidiary guarantors and subsidiary non-guarantors column. Additionally, the subsidiary guarantors column reflects the equity income (loss) of its subsidiary non-guarantors, which are also separately reflected in the stand-alone subsidiary non-guarantors column.

3. Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Unaudited Condensed Consolidating Statements of Operations Information
For the Three Months Ended October 3, 2008

		Subsidiary	Subsidiary
(Amounts in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Revenue	$520,815	$258,336	$98,780	$(98,780)	$779,151
Cost of services	(471,107)	(231,331)	(92,861)	98,780	(696,519)
Selling, general and administrative expenses	(19,053)	(6,750)	(191)	—	(25,994)
Depreciation and amortization expense	(9,989)	—	(16)	—	(10,005)

Operating income	20,666	20,255	5,712	—	46,633
Interest expense	(14,905)	—	—	—	(14,905)
Loss on extinguishment of debt	(4,443)	—	—	—	(4,443)
Earnings from affiliates	1,523	—	—	—	1,523
Equity in income of subsidiaries, net of tax	15,311	(44)	—	(15,267)	—
Interest income	672	—	5	—	677
Other, net	804	46	110	—	960

Income before income taxes	19,628	20,257	5,827	(15,267)	30,445
Provision for income taxes	(6,757)	(912)	(1,462)	—	(9,131)
Minority interest	—	(7,813)	(630)	—	(8,443)

Net income	$12,871	$11,532	$3,735	$(15,267)	$12,871

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Unaudited Condensed Consolidating Statements of Operations Information
For the Three Months Ended September 28, 2007

		Subsidiary	Subsidiary
(Amounts in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Revenue	$425,433	$69,676	$82,138	$(82,138)	$495,109
Cost of services	(363,696)	(64,071)	(80,004)	82,138	(425,633)
Selling, general and administrative expenses	(21,733)	(2,703)	(492)	—	(24,928)
Depreciation and amortization expense	(10,381)	—	(220)	—	(10,601)

Operating income	29,623	2,902	1,422	—	33,947
Interest expense	(13,705)	—	—	—	(13,705)
Earnings from affiliates	1,176	—	—	—	1,176
Equity in income of subsidiaries, net of tax	2,963	(101)	—	(2,862)	—
Interest income	417	13	—	—	430
Other, net	—	—	—	—	—

Income before income taxes	20,474	2,814	1,422	(2,862)	21,848
Provision for income taxes	(6,521)	(1,284)	(90)	—	(7,895)
Minority interest	—	—	—	—	—

Net income	$13,953	$1,530	$1,332	$(2,862)	$13,953

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Unaudited Condensed Consolidating Statements of Operations Information
For the Six Months Ended October 3, 2008

		Subsidiary	Subsidiary
(Amounts in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Revenue	$1,063,773	$432,172	$195,468	$(195,468)	$1,495,945
Cost of services	(945,659)	(397,450)	(187,267)	195,468	(1,334,908)
Selling, general and administrative expenses	(41,180)	(12,249)	(416)	—	(53,845)
Depreciation and amortization expense	(20,514)	—	(51)	—	(20,565)

Operating income	56,420	22,473	7,734	—	86,627
Interest expense	(29,120)	—	—	—	(29,120)
Loss on extinguishment of debt	(4,443)	—	—	—	(4,443)
Earnings from affiliates	2,640	—	—	—	2,640
Equity in income of subsidiaries, net of tax	18,000	(150)	—	(17,850)	—
Interest income	1,003	5	13	—	1,021
Other, net	1,404	156	105	—	1,665

Income before income taxes	45,904	22,484	7,852	(17,850)	58,390
Provision for income taxes	(15,053)	(1,110)	(2,284)	—	(18,447)
Minority interest	—	(8,462)	(630)	—	(9,092)

Net income	$30,851	$12,912	$4,938	$(17,850)	$30,851

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Unaudited Condensed Consolidating Statements of Operations Information
For the Six Months Ended September 28, 2007

		Subsidiary	Subsidiary
(Amounts in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Revenue	$907,190	$136,592	$164,694	$(164,694)	$1,043,782
Cost of services	(783,363)	(126,063)	(160,989)	164,694	(905,721)
Selling, general and administrative expenses	(45,085)	(5,463)	(915)	—	(51,463)
Depreciation and amortization expense	(20,746)	—	(245)	—	(20,991)

Operating income	57,996	5,066	2,545	—	65,607
Interest expense	(28,195)	—	—	—	(28,195)
Earnings from affiliates	2,067	—	—	—	2,067
Equity in income of subsidiaries, net of tax	6,162	11	—	(6,173)	—
Interest income	1,660	20	—	—	1,680
Other, net	—	—	—	—	—

Income before income taxes	39,690	5,097	2,545	(6,173)	41,159
Provision for income taxes	(13,479)	(1,291)	(178)	—	(14,948)
Minority interest	—	—	—	—	—

Net income	$26,211	$3,806	$2,367	$(6,173)	$26,211

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Unaudited Condensed Consolidating Balance Sheet Information
October 3, 2008

		Subsidiary	Subsidiary
(Amounts in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$124,424	$4,273	$4,082	$—	$132,779
Restricted cash	20,550	—	—	—	20,550
Accounts receivable, net	351,417	180,689	45,483	—	577,589
Prepaid expenses and other current assets	151,425	8,264	1,285	—	160,974

Total current assets	647,816	193,226	50,850	—	891,892
Property and equipment, net	13,861	3,721	284	—	17,866
Goodwill	398,559	21,621	—	—	420,180
Tradename	18,318	—	—	—	18,318
Other intangibles, net	146,341	13,885	—	—	160,226
Investment in subsidiaries	55,689	588	—	(56,277)	—
Other assets, net	40,137	98	—	—	40,235
Intercompany receivables	82,940	—	24,161	(107,101)	—

Total assets	$1,403,661	$233,139	$75,295	$(163,378)	$1,548,717

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$—	$—	$—
Accounts payable	93,470	64,272	694	—	158,436
Accrued payroll and employee costs	60,377	50,855	24,073	—	135,305
Other accrued liabilities	101,008	7,432	32,644	—	141,084
Income taxes payable	10,570	—	873	—	11,443

Total current liabilities	265,425	122,559	58,284	—	446,268
Long-term debt, less current portion	615,835	—	—	—	615,835
Other long-term liabilities	11,637	2,441	47	—	14,125
Intercompany payables	38,275	66,603	2,223	(107,101)	—
Minority interest	5,786	—	—	—	5,786
Member’s equity	466,703	41,536	14,741	(56,277)	466,703

Total liabilities and member’s equity	$1,403,661	$233,139	$75,295	$(163,378)	$1,548,717

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Unaudited Condensed Consolidating Balance Sheet Information
March 28, 2008

		Subsidiary	Subsidiary
(Amounts in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

ASSETS
Current assets:
Cash and cash equivalents	$79,484	$3,835	$2,060	$—	$85,379
Restricted cash	—	11,308	—	—	11,308
Accounts receivable, net	481,810	30,804	698	—	513,312
Prepaid expenses and other current assets	85,822	40,503	43	—	126,368

Total current assets	647,116	86,450	2,801	—	736,367
Property and equipment, net	11,087	4,049	306	—	15,442
Goodwill	398,559	21,621	—	—	420,180
Tradename	18,318	—	—	—	18,318
Other intangibles, net	162,261	13,885	—	—	176,146
Investment in subsidiaries	39,880	739	—	(40,619)	—
Other assets, net	36,236	20	—	—	36,256
Intercompany receivables	—	—	59,466	(59,466)	—

Total assets	$1,313,457	$126,764	$62,573	$(100,085)	$1,402,709

LIABILITIES AND MEMBER’S EQUITY
Current liabilities:
Current portion of long-term debt	$3,096	$—	$—	$—	$3,096
Accounts payable	132,146	16,533	108	—	148,787
Accrued payroll and employee costs	43,102	13,612	28,472	—	85,186
Other accrued liabilities	64,538	40,028	24,674	—	129,240
Income taxes payable	5,485	2,789	(29)		8,245

Total current liabilities	248,367	72,962	53,225	—	374,554
Long-term debt, less current portion	590,066	—	—	—	590,066
Other long-term liabilities	9,510	4,282	12	—	13,804
Intercompany payables	41,229	18,034	203	(59,466)	—
Member’s equity	424,285	31,486	9,133	(40,619)	424,285

Total liabilities and member’s equity	$1,313,457	$126,764	$62,573	$(100,085)	$1,402,709

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Unaudited Condensed Consolidating Statement of Cash Flow Information
For the Six Months Ended October 3, 2008

		Subsidiary	Subsidiary
(Amounts in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$121,387	$(48,131)	$(35,303)	$—	$37,953

Cash flows from investing activities:
Purchase of property and equipment	(2,303)	—	—	—	(2,303)
Other investing cash flows	(17,415)	—	—	—	(17,415)

Net cash used in investing activities	(19,718)	—	—	—	(19,718)
Cash flows from financing activities:
Net transfers from (to) Parent	(85,894)	48,569	37,325	—	—
Net borrowings on credit facilities	22,622	—	—	—	22,622
Other financing activities	6,543	—	—	—	6,543

Net cash used in financing activities	(56,729)	48,569	37,325	—	29,165
Net decrease in cash and cash equivalents	44,940	438	2,022	—	47,400
Cash and cash equivalents, beginning of period	79,484	3,835	2,060	—	85,379

Cash and cash equivalents, end of period	$124,424	$4,273	$4,082	$—	$132,779

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DynCorp International LLC and Subsidiaries

Unaudited Condensed Consolidating Statement of Cash Flow Information
For the Six Months Ended September 28, 2007

		Subsidiary	Subsidiary
(Amounts in thousands)	Parent	Guarantor	Non-Guarantors	Eliminations	Consolidated

Net cash provided by operating activities	$63,319	$(6,409)	$(7,000)	$—	$49,910

Cash flows from investing activities:
Purchase of property and equipment	(2,114)	—	—	—	(2,114)
Other investing cash flows	(1,106)	—	—	—	(1,106)

Net cash used in investing activities	(3,220)	—	—	—	(3,220)
Cash flows from financing activities:
Net transfers from (to) Parent	(10,527)	3,018	7,509	—	—
Payments on long term debt	(36,285)	—	—	—	(36,285)
Other financing activities	(2,798)	—	—	—	(2,798)

Net cash used in financing activities	(49,610)	3,018	7,509	—	(39,083)
Net decrease in cash and cash equivalents	10,489	(3,391)	509	—	7,607
Cash and cash equivalents, beginning of period	95,458	5,212	1,785	—	102,455

Cash and cash equivalents, end of period	$105,947	$1,821	$2,294	$—	$110,062

Note 12 — Fair Value of Financial Assets and Liabilities

Effective March 29, 2008, the Company adopted SFAS No. 157. In February 2008, the FASB issued FASB Staff Position No. 157-2, “Effective Date of FASB Statement No. 157”, which provides a one year deferral of the effective date of SFAS No. 157 for non-financial assets and non-financial liabilities, except those that are recognized or disclosed in the financial statements at fair value at least annually. Therefore, the Company has adopted the provisions of SFAS No. 157 with respect to its financial assets and liabilities only. Although the adoption of SFAS No. 157 did not materially impact the Company’s financial condition, results of operations, or cash flow, the Company is required to provide additional disclosures as part of its financial statements.

SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of October 3, 2008, the Company held certain assets and had incurred certain liabilities that are required to be measured at fair value on a recurring basis. These included cash equivalents (including restricted cash) and interest rate derivatives. Cash equivalents consist of petty cash, cash in-bank and short-term, highly liquid, income-producing investments with original maturities of 90 days or less. The Company’s interest rate derivatives, as further described in Note 10, consist of interest rate swap contracts. The fair values of the interest rate swap contracts are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. Therefore, the Company has categorized these interest rate swap contracts as Level 2. The Company has consistently applied these valuation techniques in all periods presented.

The Company’s assets and liabilities measured at fair value on a recurring basis subject to the disclosure requirements of SFAS 157 at October 3, 2008, were as follows:

Fair Value Measurements at Reporting Date Using

	Book value of
	financial	Quoted Prices in
	assets/(liabilities)	Active Markets	Significant Other	Significant
	as of October 3,	for Identical	Observable Inputs	Unobservable
(Amounts in thousands)	2008	Assets (Level 1)	(Level 2)	Inputs (Level 3)

Assets
Cash equivalents(1)	$153,329	$153,329	$—	$—

Total assets measured at fair value	$153,329	$153,329	$—	$—

Liabilities
Interest rate derivatives	$5,729	$—	$5,729	$—

Total liabilities measured at fair value	$5,729	$—	$5,729	$—

(1)	Includes cash and cash equivalents and restricted cash.

Note 13 — Joint Ventures and Related Parties

Amounts due from the Company’s unconsolidated joint ventures totaled $12.8 million and $2.1 million as of October 3, 2008 and March 28, 2008, respectively. These receivables are a result of items purchased and services rendered by the Company on behalf of the Company’s unconsolidated joint ventures. The Company has assessed these receivables as having minimal collection risk based on the historic experience with these joint ventures and the Company’s inherent influence through its ownership interest. The change in these receivables from March 28, 2008 to October 3, 2008 resulted in a use of operating cash for the six months ended October 3, 2008 of $10.7 million. The related revenue associated with the Company’s unconsolidated joint ventures totaled $11.4 million and $14.1 million for the three and six months ended October 3, 2008, respectively, and $2.1 million and $2.1 million for the three and six months ended September 28, 2007, respectively.

As discussed in Note 1, the Company sold half of its previously wholly owned subsidiary, DIFZ, on July 31, 2008 to Palm Trading Investment Corp. (“Palm”). DIFZ provides leased contract employees, back office staff and outsourced payroll and human resource support services through its approximately 4,100 employees. Currently, all DIFZ revenue and costs are eliminated through the Company’s consolidation process.

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of the DIFZ sale, the Company currently holds three notes receivable from Palm for the purchase price which totaled $8.2 million. As of October 3, 2008, the loan balance outstanding with Palm was $8.4 million, including accrued interest of $0.2 million. As indicated in Note 8, accrued interest is recorded in APIC.

Note 14—Segment Information

On April 1, 2008, the Company announced it would change from reporting financial results on two segments, GS and MTSS, to reporting three segments, beginning with the first fiscal quarter of 2009. This was accomplished by splitting GS into two distinct reporting segments.

The three segments are as follows:

International Security Services, or ISS, segment, which consists of the Law Enforcement and Security, or LES, business unit, the Specialty Aviation and Counter Drug , or SACD, business unit, and Global Linguist Solutions, or GLS.

Logistics and Construction Management, or LCM, segment, and is comprised of the Contingency and Logistics Operations, or CLO, business unit and the Operations, Maintenance, and Construction Management, or OMCM, business unit. This segment is also responsible for winning and performing new work on our LOGCAP IV contract.

Maintenance and Technical Support Services, or MTSS, segment consists of its original components in addition to DynMarine Services and DynAustralia, both of which were previously reported under the GS segment.

The following is a summary of the financial information of the reportable segments reconciled to the amounts reported in the condensed consolidated financial statements. All prior periods presented have been recast to reflect the new segment reporting.

	Three Months Ended
	October 3,	September 28,
(Amounts in thousands)	2008	2007

Revenue
International Security Services	$472,335	$270,847
Logistics and Construction Management	85,466	47,623
Maintenance and Technical Support Services	222,730	176,794
Other/elimination	(1,380)	(155)

Total revenue	$779,151	$495,109

Operating Income
International Security Services	$49,949	$32,975
Logistics and Construction Management	(23,057)	(2,728)
Maintenance and Technical Support Services	19,741	3,700

Total operating income	$46,633	$33,947

Depreciation and amortization
International Security Services	$6,448	$7,061
Logistics and Construction Management	682	652
Maintenance and Technical Support Services	2,875	2,888

Total depreciation and amortization	$10,005	$10,601

DYNCORP INTERNATIONAL LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended
	October 3,	September 28,
(Amounts in thousands)	2008	2007

Revenue
International Security Services	$877,709	$559,412
Logistics and Construction Management	178,928	110,751
Maintenance and Technical Support Services	441,607	373,619
Other/elimination	(2,299)	—

Total revenue	$1,495,945	$1,043,782

Operating Income
International Security Services	$75,378	$57,134
Logistics and Construction Management	(16,987)	(431)
Maintenance and Technical Support Services	28,236	8,904

Total operating income	$86,627	$65,607

Depreciation and amortization
International Security Services	$13,118	$13,624
Logistics and Construction Management	1,461	1,300
Maintenance and Technical Support Services	5,986	6,067

Total depreciation and amortization	$20,565	$20,991

	As of
	October 3,	March 28,
(Amounts in thousands)	2008	2008

Assets
International Security Services	$786,316	$725,775
Logistics and Construction Management	208,515	199,088
Maintenance and Technical Support Services	312,192	336,721
Corporate/other(1)	241,694	141,125

Total assets	$1,548,717	$1,402,709

(1)	Assets primarily include cash, deferred income taxes, and deferred debt issuance cost.

PROSPECTUS DATED          ,

$125,090,000

DynCorp International LLC
DIV Capital Corporation
Offer to Exchange

9.500% Senior Subordinated Notes due 2011, Series B
for any and all outstanding
9.500% Senior Subordinated Notes due 2011, Series A

PROSPECTUS

The issuers have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or the issuers’ solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

Until          , 2009 (90 days from the date of this prospectus), all dealers effecting transactions in the securities offered hereby, whether or not participating in this exchange offer, may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Indemnification Under the Delaware Limited Liability Company Act

DynCorp International LLC, a co-issuer of the New Notes, and DynCorp Aerospace Operations LLC, Global Linguist Solutions LLC, Services International LLC, Worldwide Humanitarian Services LLC and Worldwide Recruiting and Staffing Services LLC, each a guarantor of the New Notes, are limited liability companies organized under the laws of the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act, or the Delaware Act, provides that a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification Under the Operating Agreements of DynCorp International LLC and Certain Guarantors

The operating agreement of DynCorp International LLC provides that, to the fullest extent permitted by applicable law, a covered person (defined as any member of the board, a member, any affiliate of a member of the board or a member, any officer, director, shareholder, partner, member, employee, representative or agent of a member of the board or a member, or their respective affiliates, or any employee of DynCorp International LLC or its affiliates) will be entitled to indemnification from the company, as defined in the agreement, as applicable for any loss, damage or claim incurred by the covered person by reason of any act or omission performed or omitted by the covered person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on the covered person by the operating agreement; provided, however, that any indemnity will be provided out of and to the extent of company assets only, and no covered person will have any personal liability on account thereof.

The operating agreements of DynCorp Aerospace Operations LLC, Global Linguist Solutions LLC, Services International LLC, Worldwide Recruiting and Staffing Services LLC and Worldwide Humanitarian Services LLC each provide that to the fullest extent permitted by applicable law, a covered person (defined as a manager, member, any affiliate of the manager or a member, any officers, directors, shareholders, partners, members, employees, representatives or agents of the manager or a member, or their respective affiliates, or any employee of those companies or their affiliates) will be entitled to indemnification from the company, as defined in the agreement, as applicable for any loss, damage or claim incurred by the covered person by reason of any act or omission performed or omitted by the covered person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on the covered person by the operating agreement; provided, however, that any indemnity will be provided out of and to the extent of company assets only, and no covered person will have any personal liability on account thereof.

Indemnification Under the Delaware General Corporation Law

DIV Capital Corporation, the co-issuer of the New Notes, is a corporation incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

(1) for any breach of the director’s duty of loyalty to the corporation or its stockholders,

(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

(3) for unlawful payments of dividends or unlawful stock purchases or redemptions, or

(4) for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under the By-Laws of DIV Capital Corporation

The by-laws of DIV Capital Corporation provide that, to the fullest extent permitted by applicable law, it shall indemnify, and advance Expenses (as hereinafter defined) to, each and every person who is or was a director, officer, employee, agent or fiduciary of such company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of such company and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative (a “Proceeding”). “Expenses” shall include all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

Indemnification under the Virginia Limited Liability Company Act

DynCorp International Services LLC and Dyn Marine Services of Virginia LLC, guarantors of the New Notes, are limited liability companies organized under the Limited Liability Company Act of the Commonwealth of Virginia (the “Virginia L.L.C. Law”). Section 13.1-1009 of the Virginia L.L.C. Law empowers a Virginia limited liability company to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, member, employee or agent of such company, or is or was serving at the request of such company as a director, officer, member, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the company’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was unlawful. A Virginia limited liability company may indemnify officers and directors against expenses (including attorneys’ fees) in an action by or in the right of the company under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the company. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the company must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Indemnification Under the Operating Agreements of DynCorp International Services LLC and Dyn Marine Services of Virginia LLC

The Operating Agreements of DynCorp International Services LLC and Dyn Marine Services of Virginia LLC provide that, to the fullest extent permitted by applicable law, a covered person (defined as a manager, member, any affiliate of the manager or a member, any officers, directors, shareholders, partners, members, employees, representatives or agents of the manager or a member, or their respective affiliates, or any employee of DynCorp International Services LLC or Dyn Marine Services LLC or their affiliates) will be entitled to indemnification from the company, as defined in the agreement, as applicable for any loss, damage or claim incurred by the covered person by reason of any act or omission performed or omitted by the covered person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on the covered person by the operating agreement; provided, however, that any indemnity will be provided out of and to the extent of company assets only, and no covered person will have any personal liability on account thereof.

Indemnification under the California Corporations Code

Dyn Marine Services LLC, a guarantor of the New Notes, is a limited liability corporation organized under the laws of the state of California. Section 17003 of the California Corporations Code allows a limited liability company to indemnify or hold harmless any person, subject to any limitations contained in the articles of organization and to compliance with the Corporations Code and any other applicable laws. Except for a breach of the fiduciary duties a manager owes to the limited liability company and to its members (which are those of a partner to a partnership and to the partners of the partnership), the articles of organization or written operating agreement of a limited liability company may provide for indemnification of any person, including, without limitation, any manager, member, officer, employee, or agent of the limited liability company, against judgments, settlements, penalties, fines, or expenses of any kind incurred as a result of acting in that capacity. A limited liability company has the power to purchase and maintain insurance on behalf of any manager, member, officer, employee, or agent of the limited liability company against any liability asserted against or incurred by the person in that capacity or arising out of the person’s status as a manager, member, officer, employee, or agent of the limited liability company.

Indemnification Under the Operating Agreement of Dyn Marine Services LLC

The Operating Agreement of Dyn Marine Services LLC provides that, to the fullest extent permitted by law, the manager, a member, any affiliate of the manager or member, any officers, directors, shareholders, partners, members, employees, representatives or agents of the manager or a member, or their respective affiliates, or any employee or agent of such company or its affiliates is entitled to indemnification from the company for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on such person by the operating agreement of Dyn Marine Services LLC; provided, however, that any indemnity shall be provided out of and to the extent of company assets only, and no covered person will have any personal liability on account thereof.

Indemnification under the Nevada Revised Statutes

DTS Aviation Services LLC, a guarantor of the New Notes, is a limited liability corporation organized under the laws of the state of Nevada. Section 86.421 of the Nevada Revised Statutes, or NRS, permits a limited liability company to indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the limited liability company), by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company. As with corporations, indemnification may include attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified. A limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the limited liability company to procure a judgment in its favor by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the limited liability company or for amounts paid in settlement to the limited liability company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be entitled to indemnification, the person to be indemnified must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the limited liability company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 86.431 of the NRS also provides that to the extent a manager, member, employee or agent of a limited liability has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the limited liability company against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense.

Section 86.441 of the NRS permits a limited liability company, in its articles of organization, operating agreement or other agreement, to provide for the payment of expenses incurred by members or managers in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

Section 86.461 of the NRS permits a limited liability to purchase and maintain insurance or make other financial arrangements on behalf of the limited liability company’s managers, members employees or agents, or any persons serving in certain capacities at the request of the limited liability company, for any liability and expenses incurred by them in their capacities as managers, members, employees or agents or arising out of their status as such, whether or not the limited liability company has the authority to indemnify him, her or them against such liability and expenses.

Indemnification Under the Operating Agreement of DTS Aviation Services LLC

The Operating Agreement of DTS Aviation Services LLC provides that, to the fullest extent permitted by law, the manager, a member, any affiliate of the manager or member, any officers, directors, shareholders, partners, members, employees, representatives or agents of the manager or a member, or their respective affiliates, or any employee or agent of such company or its affiliates is entitled to indemnification from the company for any loss, damage or claim incurred by such person by reason of any act or omission performed or omitted by such person in good faith on behalf of the company and in a manner reasonably believed to be within the scope of authority conferred on such person by the operating agreement of DTS Aviation Services LLC; provided, however, that any indemnity shall be provided out of and to the extent of company assets only, and no covered person will have any personal liability on account thereof.

Item 21.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description

3.1		Certificate of Formation of DynCorp International LLC	(A)
3.2		Amended and Restated Operating Agreement of DynCorp International LLC	(A)
3.3		Certificate of Incorporation of DIV Capital Corporation	(A)
3.4		Bylaws of DIV Capital Corporation	(A)
3.5		Certificate of Formation of DTS Aviation Services LLC	(A)
3.6		Limited Liability Company Operating Agreement of DTS Aviation Services LLC	(A)
3.7		Certificate of Formation of DynCorp Aerospace Operations LLC	(A)
3.8		Limited Liability Company Agreement of DynCorp Aerospace Operations LLC	(A)
3.9		Articles of Organization of DynCorp International Services LLC	(A)
3.10		Limited Liability Company Agreement of DynCorp International Services LLC	(A)
3.11		Articles of Organization — Conversion of Dyn Marine Services LLC	(A)
3.12		Limited Liability Company Agreement of Dyn Marine Services LLC	(A)
3.13		Articles of Organization Dyn Marine Services of Virginia LLC	(A)
3.14		Limited Liability Company Agreement of Dyn Marine Services of Virginia LLC	(A)
3.15		Certificate of Formation of Services International LLC	(A)
3.16		Limited Liability Company Agreement of Services International LLC	(A)
3.17		Certificate of Formation of Worldwide Humanitarian Services LLC	(A)
3.18		Amended and Restated Limited Liability Company Agreement of Worldwide Humanitarian Services LLC	(A)
3.19		Certificate of Formation of Worldwide Recruiting and Staffing Services LLC	(F)
3.20		Second Amended and Restated Limited Liability Company Agreement of Worldwide Recruiting and Staffing Services LLC	(F)
3	.21*	Certificate of Formation of Global Linguist Solutions LLC
3	.22*	Amended and Restated Operating Agreement for Global Linguist Solutions LLC
4.1		Indenture dated February 11, 2005 by and among DynCorp International Inc., DIV Capital Corporation, the Guarantors and The Bank of New York, as trustee	(A)
4.2		Supplemental Indenture dated May 6, 2005 among DynCorp International of Nigeria LLC, DynCorp International LLC, DIV Capital Corporation, the Guarantors and The Bank of New York, as Trustee	(A)
4.3		Supplemental Indenture dated July 14, 2008 among DynCorp International LLC, DIV Capital Corporation, the Guarantors and The Bank of New York Mellon, as trustee	(M)
4.4		Guarantee (included in Exhibit 4.1)
4.5		Form of 9.500% Senior Subordinated Notes due 2013 (included in Exhibit 4.1)	(A)
5	.1*	Opinion of Schulte Roth & Zabel LLP
10.1		Purchase Agreement, dated as of December 12, 2004, by and among Computer Sciences Corporation, Predecessor DynCorp, Veritas and DI Acquisition	(A)
10.2		First Amendment to Purchase Agreement, dated as of February 11, 2005, by and between Computer Sciences Corporation, Predecessor DynCorp, Veritas and DI Acquisition	(A)
10.3		Settlement and Amendment Agreement, dated October 27, 2005, by and among Computer Sciences Corporation, DynCorp, CSC Applied Technology, LLC, The Veritas Capital Fund II, L.P., DynCorp International Inc., and DynCorp International LLC	(B)
10	.4+	Employment Agreement effective as of April 12, 2006 between DynCorp International LLC and Michael J. Thorne	(C)
10	.5+	Employment Agreement effective as of April 12, 2006 between DynCorp International LLC and Natale S. DiGesualdo	(C)
10	.6+	Employment Agreement effective as of May 19, 2008 between DynCorp International LLC and William L. Ballhaus	(G)

Exhibit
Number		Description

10	.7+	Employment Agreement effective as of April 12, 2006 between DynCorp International LLC and Robert B. Rosenkranz	(F)
10	.8+	Employment Agreement effective as of July 17, 2006 between DynCorp International LLC and Herbert J. Lanese	(D)
10.9		Consulting Agreement effective as of September 1, 2006 between DynCorp International LLC and General Anthony C. Zinni	(H)
10	.10+	The DynCorp International LLC Executive Incentive Plan	(E)
10	.11+	Employment Agreement effective as of October 24, 2006, between DynCorp International LLC and Curtis L. Schehr	(I)
10	.12+*	Employment Agreement effective as of June 23, 2008 between DynCorp International LLC and Anthony C. Zinni
10.13		DynCorp International Inc. 2007 Omnibus Incentive Plan	(J)
10.14		Credit Agreement, dated July 28, 2008 by and among DynCorp International Inc. and DynCorp International LLC, as borrower, the lenders referred to therein, and Wachovia Bank National Association	(L)
10.15		Collateral Agreement dated as of July 28, 2008 by and among DynCorp International Inc. and DynCorp International LLC, as borrower, and certain of their respective subsidiaries as guarantors in favor of Wachovia Bank, National Association, as administrative agent	(L)
10.16		Guarantee Agreement dated as of July 28, 2008 by DynCorp International Inc, as guarantor, in favor of Wachovia Bank, National Association, as administrative agent	(L)
10.17		Subsidiary Guaranty Agreement dated as of July 28, 2008 by and among certain domestic subsidiaries of DynCorp International Inc., as subsidiary guarantors, in favor of Wachovia Bank, National Association, as administrative agent	(L)
10.18		Purchase Agreement, dated July 14, 2008, among DynCorp International LLC, DIV Capital Corporation, the guarantors named therein and Wachovia Capital Markets, LLC and Goldman & Sachs & Co., as representative of the several purchasers named therein	(K)
12	.1*	Statement re: computation of ratios
21	.1*	List of subsidiaries of DynCorp International LLC
23	.1*	Consent of Deloitte & Touche LLP
23	.2*	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
23	.3*	Consent of Value Incorporated
24.1		Power of Attorney (included on Signature Page of initial filing)
25	.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon, as Trustee
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Notice of Guaranteed Delivery for Outstanding 9.500% Senior Subordinated Notes due 2013, Series A, in exchange for 9.500% Senior Subordinated Notes due 2013, Series B

*		Filed herewith.
+		Management contracts or compensatory plans or arrangements.
(A)	—	Previously filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005.
(B)	—	Previously filed as an exhibit to Amendment No. 2 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on October 28, 2005.
(C)	—	Previously filed as an exhibit to Form 8-K filed with the SEC on April 17, 2006.
(D)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 8-K filed with the SEC on July 19, 2006.
(E)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 8-K filed with the SEC on February 27, 2007.
(F)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 10-K filed with the SEC on June 20, 2007.
(G)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 8-K filed with the SEC on May 13, 2008.
(H)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 8-K filed with the SEC on September 18, 2006.
(I)	—	Previously filed as an exhibit to Form 10-K filed with the SEC on June 10, 2008.
(J)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 10-K filed with the SEC on June 10, 2008.
(K)	—	Previously filed as an exhibit to Form 8-K filed with the SEC on July 17, 2008.
(L)	—	Previously filed as an exhibit to Form 8-K filed with the SEC on August 1, 2008.
(M)	—	Previously filed as an exhibit to Form 10-Q filed with the SEC on August 12, 2008.

Item 22.	Undertakings.

The undersigned Registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrants hereby undertake that:

(1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by then is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, DynCorp International LLC has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 18th day of December, 2008.

Dyncorp International LLC

By: /s/ William L. Ballhaus
Name:     William L. Ballhaus
Title: Chief Executive Officer
 (principal executive officer)

Date: December 18, 2008

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Curtis L. Schehr and Robert A. Krause (with full power to act alone) as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William L. Ballhaus William L. Ballhaus	Chief Executive Officer (principal executive officer)	December 18, 2008

/s/ Michael J. Thorne Michael J. Thorne	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	December 18, 2008

/s/ Robert B. McKeon Robert B. McKeon	Sole Manager	December 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, DIV Capital Corporation has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 18th day of December, 2008.

DIV Capital Corporation

By: /s/ William L. Ballhaus
Name:     William L. Ballhaus

Title:	President and Chief Executive Officer
(principal executive officer)

Date: December 18, 2008

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Curtis L. Schehr and Robert A. Krause (with full power to act alone) as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William L. Ballhaus William L. Ballhaus	President and Chief Executive Officer (principal executive officer)	December 18, 2008

/s/ Michael J. Thorne Michael J. Thorne	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	December 18, 2008

/s/ Robert B. McKeon Robert B. McKeon	Sole Director	December 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Worth, State of Texas, on the 18th day of December, 2008.

DTS Aviation Services LLC
DynCorp AeroSpace Operations LLC

By: /s/ Natale S. DiGesualdo
Name:     Natale S. DiGesualdo

Title:	President
(principal executive officer)

Date: December 18, 2008

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Curtis L. Schehr and Robert A. Krause (with full power to act alone) as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Natale S. DiGesualdo Natale S. DiGesualdo	President (principal executive officer)	December 18, 2008

/s/ Michael J. Thorne Michael J. Thorne	Senior Vice President, and Chief Financial Officer (principal financial and accounting officer)	December 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 18th day of December, 2008.

DynCorp International Services LLC
Dyn Marine Services LLC
Dyn Marine Services of Virginia LLC
Services International LLC
Worldwide Humanitarian Services LLC

By:	/s/ Robert B. Rosenkranz
Name:     Robert B. Rosenkranz

Title:	President
(principal executive officer)

Date: December 18, 2008

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Curtis L. Schehr and Robert A. Krause (with full power to act alone) as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert B. Rosenkranz Robert B. Rosenkranz	President (principal executive officer)	December 18, 2008

/s/ Robert A. Krause Robert A. Krause	Vice President and Treasurer (principal financial and accounting officer)	December 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 18th day of December, 2008.

Worldwide Recruiting and Staffing Services LLC

By:	/s/ William L. Ballhaus
Name:     William L. Ballhaus

Title:	President
(principal executive officer)

Date: December 18, 2008

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Curtis L. Schehr and Robert A. Krause (with full power to act alone) as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William L. Ballhaus William L. Ballhaus	President (principal executive officer)	December 18, 2008

/s/ Michael J. Thorne Michael J. Thorne	Senior Vice President, and Chief Financial Officer (principal financial and accounting officer)	December 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on the 18th day of December, 2008.

Global Linguist Solutions LLC

By:	/s/ James A. Marks
Name:     James A. Marks

Title:	President
(principal executive officer)

Date: December 18, 2008

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Curtis L. Schehr and Robert A. Krause (with full power to act alone) as the true and lawful attorney-in-fact and agent for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in, and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James A. Marks James A. Marks	President (principal executive officer)	December 18, 2008

/s/ Michael J. Thorne Michael J. Thorne	Treasurer (principal financial and accounting officer)	December 18, 2008

/s/ Barry R. McCaffrey Barry R. McCaffrey	Manager	December 18, 2008

/s/ Robert B. Rosenkranz Robert B. Rosenkranz	Manager	December 18, 2008

/s/ Peter J. Schoomaker Peter J. Schoomaker	Manager	December 18, 2008

/s/ Anthony C. Zinni Anthony C. Zinni	Manager	December 18, 2008

EXHIBIT INDEX

Exhibit
Number		Description

3.1		Certificate of Formation of DynCorp International LLC	(A)
3.2		Amended and Restated Operating Agreement of DynCorp International LLC	(A)
3.3		Certificate of Incorporation of DIV Capital Corporation	(A)
3.4		Bylaws of DIV Capital Corporation	(A)
3.5		Certificate of Formation of DTS Aviation Services LLC	(A)
3.6		Limited Liability Company Operating Agreement of DTS Aviation Services LLC	(A)
3.7		Certificate of Formation of DynCorp Aerospace Operations LLC	(A)
3.8		Limited Liability Company Agreement of DynCorp Aerospace Operations LLC	(A)
3.9		Articles of Organization of DynCorp International Services LLC	(A)
3.10		Limited Liability Company Agreement of DynCorp International Services LLC	(A)
3.11		Articles of Organization — Conversion of Dyn Marine Services LLC	(A)
3.12		Limited Liability Company Agreement of Dyn Marine Services LLC	(A)
3.13		Articles of Organization Dyn Marine Services of Virginia LLC	(A)
3.14		Limited Liability Company Agreement of Dyn Marine Services of Virginia LLC	(A)
3.15		Certificate of Formation of Services International LLC	(A)
3.16		Limited Liability Company Agreement of Services International LLC	(A)
3.17		Certificate of Formation of Worldwide Humanitarian Services LLC	(A)
3.18		Amended and Restated Limited Liability Company Agreement of Worldwide Humanitarian Services LLC	(A)
3.19		Certificate of Formation of Worldwide Recruiting and Staffing Services LLC	(F)
3.20		Second Amended and Restated Limited Liability Company Agreement of Worldwide Recruiting and Staffing Services LLC	(F)
3	.21*	Certificate of Formation of Global Linguist Solutions LLC
3	.22*	Amended and Restated Operating Agreement for Global Linguist Solutions LLC
4.1		Indenture dated February 11, 2005 by and among DynCorp International Inc., DIV Capital Corporation, the Guarantors and The Bank of New York, as trustee	(A)
4.2		Supplemental Indenture dated May 6, 2005 among DynCorp International of Nigeria LLC, DynCorp International LLC, DIV Capital Corporation, the Guarantors and The Bank of New York, as Trustee	(A)
4.3		Supplemental Indenture dated July 14, 2008 among DynCorp International LLC, DIV Capital Corporation, the Guarantors and The Bank of New York Mellon, as trustee	(M)
4.4		Guarantee (included in Exhibit 4.1)	(A)
4.5		Form of 9.500% Senior Subordinated Notes due 2013 (included in Exhibit 4.1)	(A)
5	.1*	Opinion of Schulte Roth & Zabel LLP
10.1		Purchase Agreement, dated as of December 12, 2004, by and among Computer Sciences Corporation, Predecessor DynCorp, Veritas and DI Acquisition	(A)
10.2		First Amendment to Purchase Agreement, dated as of February 11, 2005, by and between Computer Sciences Corporation, Predecessor DynCorp, Veritas and DI Acquisition	(A)
10.3		Settlement and Amendment Agreement, dated October 27, 2005, by and among Computer Sciences Corporation, DynCorp, CSC Applied Technology, LLC, The Veritas Capital Fund II, L.P., DynCorp International Inc., and DynCorp International LLC	(B)
10	.4+	Employment Agreement effective as of April 12, 2006 between DynCorp International LLC and Michael J. Thorne	(C)
10	.5+	Employment Agreement effective as of April 12, 2006 between DynCorp International LLC and Natale S. DiGesualdo	(C)
10	.6+	Employment Agreement effective as of May 19, 2008 between DynCorp International LLC and William L. Ballhaus	(G)

Exhibit
Number		Description

10	.7+	Employment Agreement effective as of April 12, 2006 between DynCorp International LLC and Robert B. Rosenkranz	(F)
10	.8+	Employment Agreement effective as of July 17, 2006 between DynCorp International LLC and Herbert J. Lanese	(D)
10.9		Consulting Agreement effective as of September 1, 2006 between DynCorp International LLC and General Anthony C. Zinni	(H)
10	.10+	The DynCorp International LLC Executive Incentive Plan	(E)
10	.11+	Employment Agreement effective as of October 24, 2006, between DynCorp International LLC and Curtis L. Schehr	(I)
10	.12+*	Employment Agreement effective as of June 23, 2008 between DynCorp International LLC and Anthony C. Zinni
10.13		DynCorp International Inc. 2007 Omnibus Incentive Plan	(J)
10.14		Credit Agreement, dated July 28, 2008 by and among DynCorp International Inc. and DynCorp International LLC, as borrower, the lenders referred to therein, and Wachovia Bank National Association	(L)

10.15		Collateral Agreement dated as of July 28, 2008 by and among DynCorp International Inc. and DynCorp International LLC, as borrower, and certain of their respective subsidiaries as guarantors in favor of Wachovia Bank, National Association, as administrative agent.	(L)
10.16		Guarantee Agreement dated as of July 28, 2008 by DynCorp International Inc, as guarantor, in favor of Wachovia Bank, National Association, as administrative agent.	(L)
10.17		Subsidiary Guaranty Agreement dated as of July 28, 2008 by and among certain domestic subsidiaries of DynCorp International Inc., as subsidiary guarantors, in favor of Wachovia Bank, National Association, as administrative agent	(L)
10.18		Purchase Agreement, dated July 14, 2008, among DynCorp International LLC, DIV Capital Corporation, the Guarantors named therein and Wachovia Capital Markets, LLC and Goldman & Sachs & Co., as representative of the several purchasers named therein	(K)
12	.1*	Statement re: computation of ratios
21	.1*	List of subsidiaries of DynCorp International LLC
23	.1*	Consent of Deloitte & Touche LLP
23	.2*	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
23	.3*	Consent of Value Incorporated
24.1		Power of Attorney (included on Signature Page of initial filing)
25	.1*	Statement of Eligibility and Qualification on Form T-1 of The Bank of New York Mellon, as Trustee
99	.1*	Form of Letter of Transmittal
99	.2*	Form of Notice of Guaranteed Delivery for Outstanding 9.500% Senior Subordinated Notes due 2013, Series A, in exchange for 9.500% Senior Subordinated Notes due 2012, Series B

*		Filed herewith.
+		Management contracts or compensatory plans or arrangements.
(A)	—	Previously filed as an exhibit to Amendment No. 1 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on September 27, 2005.
(B)	—	Previously filed as an exhibit to Amendment No. 2 to Registration Statement on Form S-4/A (Reg. No. 333-127343) filed with the SEC on October 28, 2005.
(C)	—	Previously filed as an exhibit to Form 8-K filed with the SEC on April 17, 2006.
(D)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 8-K filed with the SEC on July 19, 2006.
(E)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 8-K filed with the SEC on February 27, 2007.
(F)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 10-K filed with the SEC on June 20, 2007.
(G)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 8-K filed with the SEC on May 13, 2008.
(H)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 8-K filed with the SEC on September 18, 2006.
(I)	—	Previously filed as an exhibit to Form 10-K filed with the SEC on June 10, 2008.
(J)	—	Previously filed as an exhibit to DynCorp International Inc.’s Form 10-K filed with the SEC on June 10, 2008.
(K)	—	Previously filed as an exhibit to Form 8-K filed with the SEC on July 17, 2008.
(L)	—	Previously filed as an exhibit to Form 8-K filed with the SEC on August 1, 2008.
(M)	—	Previously filed as an exhibit to Form 10-Q filed with the SEC on August 12, 2008.